As filed with the Securities and Exchange Commission on September 25, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Toys “R” Us, Inc.

(Exact name of registrant issuer as specified in its charter)

Delaware	5945	22-3260693
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way

Wayne, New Jersey 07470

(973)-617-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Schwartz, Esq.

Executive Vice President and General Counsel

Toys “R” Us. Inc.

One Geoffrey Way

Wayne, New Jersey 07470

(973)-617-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael D. Nathan, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Approximate date of commencement of proposed offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company).	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issues Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
10.375% Senior Notes due 2017	$450,000,000	100%	$450,000,000	$51,570

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2012

PROSPECTUS

Toys “R” Us, Inc.

Offer to Exchange (the “Exchange Offer”)

$450,000,000 principal amount of its 10.375% Senior Notes due 2017 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for any and all of its outstanding 10.375% Senior Notes due 2017 (the “outstanding notes”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2012, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute taxable events for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market. All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 20 for a discussion of certain risks that you should consider before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (1) 90 days after the exchange offer registration statement is declared effective by the SEC and (2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Any holder of outstanding notes who is our affiliate, or does not acquire exchange notes in the ordinary course of its business, or tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes, cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC no-action letter, Morgan Stanley & Co. Inc., SEC no-action letter and Shearman & Sterling, SEC no-action letter or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

INDUSTRY AND MARKET DATA

Information included in this prospectus about the toy and juvenile products industry and ranking and brand awareness, including our general expectations concerning this industry, the size of certain markets and our position and the position of our competitors within these markets, are based on estimates prepared using data from various sources and on assumptions made by us. While we believe our internal estimates and industry data are reliable and generally indicative of the toy and juvenile products industry and market, neither such data nor these estimates have been verified by any independent source. Our estimates, in particular as they relate to our general expectations concerning this industry and market, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus and in the documents we file with the SEC. Due to the lack of information from third-party sources that consistently define the markets in which we operate, in providing industry and market information, the Company has made certain assumptions that it believes are reasonable but may not be consistently applied by others in the industry. Accordingly, potential purchasers of the exchange notes should not place undue reliance on the market and industry data included in this prospectus.

TRADEMARKS

This prospectus contains some of our trademarks, trade names and service marks. Each one of these trademarks, trade names or service marks is either (i) our registered trademark, (ii) a trademark for which we have a pending application, (iii) a trade name or service mark for which we claim common law rights or (iv) a registered trademark or application for registration which we have been licensed by a third party to use. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such disclosures are intended to be covered by the safe harbors created thereby. These forward-looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales or earnings per share for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.

These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, economic factors and consumer spending patterns, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and

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related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under “Risk Factors” in this prospectus and in our reports and documents filed with the SEC. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonable buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this prospectus. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the SEC’s rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

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PROSPECTUS SUMMARY

This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the sections entitled “Risk Factors” and the historical financial and other data and related notes included elsewhere in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” in this prospectus.

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to the “Company,” “we,” “us,” “our” and “Toys “R” Us” are to Toys “R” Us, Inc. and its subsidiaries. References to “TRU” and the “Issuer” are to Toys “R” Us, Inc. only and not to any of its subsidiaries. The fiscal years of the Company end on the Saturday nearest to January 31. Unless otherwise stated, in this prospectus, references to “fiscal year 2011” or “fiscal 2011” refer to the fiscal year ended January 28, 2012 (consisting of 52 weeks); “fiscal year 2010” or “fiscal 2010” refer to the fiscal year ended January 29, 2011 (consisting of 52 weeks); “fiscal year 2009” or “fiscal 2009” refer to the fiscal year ended January 30, 2010 (consisting of 52 weeks) and references to “fiscal year 2008” or “fiscal 2008” refer to the fiscal year ended January 31, 2009 (consisting of 52 weeks). References to the “outstanding notes” are to the $450 million aggregate principal amount of 10.375% Senior Notes due 2017 issued in a private offering by Toys “R” Us, Inc. on August 1, 2012. References to the “exchange notes” are to the 10.375% Senior Notes due 2017 registered under the Securities Act hereby. References to the “2017 Notes” are to the indebtedness represented by all such notes collectively. References to our “juvenile” products include baby products.

We refer to Adjusted EBITDA in this prospectus summary and elsewhere in this prospectus. For the definition of Adjusted EBITDA, an explanation of why we present it and a description of the limitations of this non-GAAP measure, as well as a reconciliation to net earnings, see “Prospectus Summary—Summary Historical Financial and Other Data.”

Our Company

We are the leading global specialty retailer of toys and juvenile products as measured by net sales. Toys “R” Us is recognized as the toy and juvenile authority. Our brand names are highly recognized in North America, Europe and Asia, and our expertise in the toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. We believe we offer the most comprehensive year-round selection of toys and juvenile products among omnichannel retailers, including a broad assortment of private label and exclusive merchandise unique to our stores.

As of July 28, 2012, we operated 1,520 stores and licensed an additional 151 stores. These stores are located in 36 countries and jurisdictions around the world under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. During the fiscal 2011 holiday season, we operated 208 Express store locations. As of July 28, 2012, we operated 118 Express stores including 46 stores with a cumulative lease term of at least two years which have been included in our store count. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as other Internet sites we operate in our international markets. For fiscal 2011, we generated Net sales of $13.9 billion, Net earnings of $149 million and Adjusted EBITDA of $1.1 billion.

Our History

Our Company was founded in Washington D.C. in 1948 when Charles Lazarus opened a baby furniture store, Children’s Bargain Town. The Toys “R” Us name made its debut in 1957. In 1978, we completed an initial public offering of our common stock. When Charles Lazarus retired as our Chief Executive Officer in 1994, the Company operated or licensed over 1,000 stores in 17 countries and jurisdictions. In 1996, we established the Babies “R” Us brand, further solidifying our reputation as a leading consumer destination for children and their families.

On July 21, 2005, we were acquired by an investment group led by entities advised by or affiliated with Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P. and Vornado Realty Trust. We refer to this collective ownership group as our “Sponsors.” Upon the completion of this acquisition, we became a private company.

Progress Since Our 2005 Acquisition

Strengthening our management team was our top priority following the 2005 acquisition. The rebuilding effort began with the hiring of Gerald L. Storch, our Chairman and Chief Executive Officer, who joined the Company in February 2006 from Target Corporation, where he had most recently been Vice Chairman. He assembled the Company’s leadership team, recruiting seasoned executives with significant retail experience.

Our new management team has made significant improvements to the business, producing strong results to date and laying the foundation for continued improvement. Over the past seven years, we achieved the following:

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Streamlined the organizational structure of the Company. We harnessed the collective strength of the Toys “R” Us and Babies “R” Us brands by combining their respective corporate, merchandising and field operation functions.

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Developed and launched our juvenile integration strategy. We designed and implemented a new integrated store format that combines the Toys “R” Us and Babies “R” Us brands and merchandise offerings under one roof, providing a “one stop shopping” environment for our guests. We call this format a side-by-side store. This format may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, side-by-side stores may also be constructed in a new location and market. As of July 28, 2012, we have converted 267 existing stores into a side-by-side store format. In addition, we have opened 85 side-by-side stores (49 of which were relocations of existing stores).

Our integrated format concepts have become powerful vehicles for remodeling and updating our existing store base, generating significant improvements in store-level net sales and profitability. For example, in the first 12 months after conversion, the aggregate store sales for the 105 domestic and 94 international side-by-side stores converted between fiscal years 2006 and 2010, increased on a weighted average basis (based on net sales) by 18% and 10%, respectively, as compared to the 12 month period prior to commencement of construction for the conversion. The aggregate store sales increases described above are reduced by our estimate of net sales that were transferred from existing stores (generally Babies “R” Us standalone stores) in the vicinity to the newly converted stores.

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Established our omnichannel strategy. We established our omnichannel strategy, which allows us to leverage the benefits of a retail store presence and e-commerce presence. We sell merchandise through the Internet on our Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com websites, as well as other Internet sites we operate in our international markets. Through our business initiatives and acquisitions, we have expanded our e-commerce business from $405 million in net sales in fiscal 2006 to $1.0 billion in net sales in fiscal 2011.

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Improved the shopping experience for our guests. We developed and implemented store standards focused on store cleanliness, store signage and customer service, and we enhanced our merchandise selection. In the United States, from 2005 to 2011, our guest service scores increased by 14%.

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Focused on optimizing our store portfolio. Excluding Express stores, as of July 28, 2012, we have opened 245 Company operated stores (including 99 stores operated in China and Southeast Asia, 90 of which were acquired in 2011), closed 138 Company operated stores and converted or relocated 311 Company operated stores to our side-by-side store format since the end of fiscal 2005. In fiscal 2011, 98% of our operated stores were store-level EBITDA positive.

Our Competitive Strengths

We believe that the following key competitive strengths differentiate our business:

We are the leading specialty retailer of toys and juvenile products. We have brand names that are highly recognized in North America, Europe and Asia and strong relationships with our guests and vendors. We also believe our focus on quality of products, service and safety is a competitive strength.

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Highly recognized brand names. In the United States, Toys “R” Us and Babies “R” Us are highly recognized brand names. For the second consecutive year, Toys “R” Us has been named to Interbrand’s “Top 50 Most Valuable U.S. Retail Brands” which is based on Interbrand’s valuation of a brand and consideration of such factors as commitment, protection, clarity, responsiveness, authenticity, relevance, understanding, consistency, presence and differentiation. According to The NPD Group/Consumer Tracking Service, Toys “R” Us had an 18.8% and a 15.5% aggregated market share of the brick and mortar (including Babies “R” Us standalone stores) and on-line toy market in the United States in the fourth quarter of 2011 and calendar year 2011, respectively. Our aggregated market share in the toy market as described above has increased over the past two years by a total of 0.9 percentage points for the fourth quarter and a total of 0.7 percentage points for the calendar year.

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Long-lasting relationships with our guests. Our product assortment allows us to capture new customers during pregnancy, helping them prepare for the arrival of their newborn, and then as new parents and consumers of our products. We continue to build on these relationships as these children mature and eventually become parents themselves. Additionally, our loyalty programs, including baby registry, birthday club and Rewards “R” Us programs, all offer on-line functionality which deepens our relationship with our guests and complements the in-store experience. In fiscal 2011, approximately 55% of our net sales were to customers who are members of our loyalty programs.

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Strong relationships with vendors. Given our market leadership position, we have been able to develop strategic partnerships with many of our vendors and provide them with a year-round platform for their brand and testing of products.

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Broad and deep product assortment. Our broad and deep product assortment, which we believe offers our guests the most comprehensive year-round selection of toys and juvenile products among omnichannel retailers, enables us to command a reputation as the shopping destination for toys and juvenile products.

We have a global footprint and omnichannel distribution capabilities. We have a global presence and reach children and their families in 36 countries and jurisdictions around the world.

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Global footprint. We are one of the few hardline specialty retailers with a global footprint, based on a review of other hardline specialty retailers, with 40% of our consolidated net sales and 42% of our total operating earnings, excluding unallocated corporate selling, general & administrative expenses, generated outside the United States in fiscal 2011. We believe that operating as a global and geographically diverse company enhances our ability to identify trends, test new products and achieve stability of our business by exposing us to growth opportunities in different markets and across a broad customer base.

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Multiple retail store formats. We operate a variety of store formats, which enable us to reach our customers in many different ways. In our Domestic segment, our big box formats include standalone Toys “R” Us stores, standalone Babies “R” Us stores and side-by-side stores which combine our Toys “R” Us and Babies “R” Us merchandise offerings under one roof, as well as our flagship store locations (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue and the Babies “R” Us store in Union Square – all in New York City). In addition to these formats, we operate smaller Express store locations in malls, outlets and strip centers, some of which are open on a temporary basis during the holiday season. As of July 28, 2012, we operated 77 Domestic Express stores, including 36 stores with a cumulative lease term of at least two years which have been included in our Domestic segment store count. In our International segment, we have a similar variety of store concepts; however, they are typically smaller in size relative to the United States. As of July 28, 2012, we operated 41 International Express stores, including 10 stores with a cumulative lease term of at least two years which have been included in our International segment store count.

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Leading on-line position. We also sell merchandise through our Internet sites Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as other Internet sites we operate in our international markets. During the majority of the 2011 holiday season, the Toysrus.com website was in the top 20 retail shopping and classified websites in the United States based on traffic as measured by Experian Hitwise. For fiscals 2011, 2010 and 2009, our e-commerce business generated net sales of $1.0 billion, $782 million and $602 million, respectively.

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Differentiated real estate strategy with attractive underlying portfolio. As of July 28, 2012, approximately 41% of our store base was either owned or subject to long-term ground leases. The significant ownership level of our real estate, as well as the ongoing effective management of our leases, provides substantial flexibility to execute our juvenile integration strategy in a capital-efficient manner.

We have significant experience in managing the seasonal nature of our business. From warehousing and distribution, to hiring and training a seasonal workforce and promotional planning, we have invested in the technology and infrastructure to handle the increased demand during the holiday season in a cost effective manner.

We have an experienced management team. Our senior management team has an average of approximately 20 years of retail experience across a broad range of disciplines in the specialty retail industry, including merchandising, finance and real estate.

Our Growth Strategy

We intend to strengthen our position in the marketplace, increase revenues and grow profits primarily through the following initiatives:

Continue juvenile integration strategy across the existing store base. Converting or relocating our standalone Toys “R” Us and Babies “R” Us stores into our side-by-side format has generated significant improvements in our comparable store net sales and store-level profitability. We believe, based on our review of the markets where our non-integrated stores are located, we have the potential to convert or relocate another 30% to 40% of our big box stores globally into our side-by-side format over the next decade. We expect to convert or relocate 37 stores to our side-by-side format in fiscal 2012 (of which 21 have been converted and/or relocated as of July 28, 2012) for an estimated cost of approximately $83 million.

Leverage and grow our global e-commerce business. Our omnichannel strategy allows us to leverage the benefits of a retail store presence and e-commerce presence. This includes the continued integration of our Internet capabilities with our stores, and the expansion of our “Buy Online, Pick Up In Store” program, our “Return Anywhere” policy and our “Ship From Store” capabilities. We currently have websites in 12 countries. In addition to our existing e-commerce presence in the United States, Australia, Austria, Canada, France, Germany, Japan and the United Kingdom, in fiscal 2011, we expanded our global reach through the introduction of websites in the Netherlands, Portugal, Spain and Switzerland. In fiscal 2012, we plan to have an e-commerce presence in China. In addition, we still have the opportunity to expand our e-commerce presence into other international markets.

Global store growth. We believe we have the potential to grow the number of stores in our store portfolio. We believe this opportunity exists in new international markets, particularly those in the emerging economies which are seeing overall GDP growth and rising incomes, as well as in the United States and our existing international markets. In fiscal 2011, we acquired a 70% ownership interest in Toys (Labuan) Holding Limited (“Labuan”) from Li & Fung Retailing Limited (“Li & Fung”), which as of July 28, 2012, operated 99 Toys “R” Us retail stores (90 of which were acquired in 2011) in Brunei, China, Hong Kong, Malaysia, Singapore, Taiwan and Thailand. Labuan has also sublicensed to a third party the right to operate stores in the Philippines and Macau. Additionally, in fiscal 2011, we established wholly-owned business operations in Poland where we opened our first store in the capital city of Warsaw.

Leverage and grow our private label penetration, branded exclusive products and sourcing capabilities. We expect to grow and leverage our private label penetration and branded exclusive products to provide greater differentiation from our retail competition, both in stores and on-line. In fiscal 2010, we opened our China sourcing office in Shenzhen, China which has grown to a team of nearly 150 employees. This team has allowed us to develop deeper ties to the manufacturing base in China and the region, rationalize the number of vendors we purchase from, leverage our global buying power and enhance our abilities to develop new products, ensure product quality and timely delivery to stores in all of our markets. We believe we are already seeing a meaningful benefit to our gross margin rate from these strategies and expect further benefit in the future.

Execute strategies to expand our operating profit margin. We will continue to focus on expanding our gross margins primarily through optimizing pricing, increasing our private label penetration and increasing our use of direct sourcing, space utilization and labor management, as well as continuously strengthening vendor relationships and entering into profitable merchandising agreements. In addition, we will also continue to optimize our cost structure and enhance efficiencies throughout the organization to manage our selling, general and administrative expenditures.

Corporate Structure

The following diagram sets forth our simplified corporate structure indicating subsidiaries with material indebtedness and subsidiaries that were unrestricted on the issue date of the outstanding notes.

The exchange notes are not guaranteed by any of TRU’s subsidiaries. Accordingly, claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of TRU’s subsidiaries, including trade creditors. All obligations of TRU’s subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or our creditors, including the holders of the exchange notes.

As of July 28, 2012, after giving effect to the offering of the outstanding notes and our use of the net proceeds therefrom, we would have had approximately $5.5 billion of indebtedness, of which approximately $872 million would have been senior debt of TRU and of which approximately $4.0 billion and $655 million would have been debt of our restricted subsidiaries and unrestricted subsidiaries, respectively, all of such subsidiary debt to which the exchange notes are structurally subordinated. In addition, our subsidiaries would have been able to incur up to an additional approximately $1.4 billion of indebtedness under various outstanding credit facilities. See “Risk Factors,” “Description of Other Indebtedness” and “Description of Notes.”

The Sponsors

The Company is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P. and Vornado Realty Trust, along with a fourth investor, GB Holdings I, LLC, an affiliate of Gordon Brothers, a consulting firm that is independent from and unaffiliated with the Sponsors and management of the Company.

Bain Capital Partners, LLC (“Bain Capital”)

Established in 1984, Bain Capital is one of the world’s leading private investment firms. Headquartered in Boston, Bain Capital has offices in Boston, New York, Chicago, Palo Alto, London, Luxembourg, Munich, Hong Kong, Shanghai, Tokyo and Mumbai. Bain Capital has a proven track record of enhancing companies’ financial strength and strategic positions through its people-intensive and value-added investment approach combined with close partnerships with management teams.

Kohlberg Kravis Roberts & Co., L.P. (“KKR”)

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $61.5 billion in assets under management as of June 30, 2012. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platform. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR).

Vornado Realty Trust (“Vornado”)

Vornado is a fully integrated real estate investment trust and a member of the S&P 500. Its common shares are traded on the New York Stock Exchange under the symbol VNO. Vornado is one of the largest owners and managers of real estate in the United States with a portfolio over 100 million square feet in its major platforms. Vornado owns 30 office properties aggregating approximately 19.4 million square feet located in Manhattan and 76 office properties containing approximately 20.0 million square feet and seven residential properties containing 2,424 units in the Washington, D.C. metropolitan area, 46 retail properties aggregating approximately 2.2 million square feet in Manhattan, a 32.5% interest in the Company, 32.4% of the common stock of Alexander’s, Inc., the Hotel Pennsylvania in Manhattan and interests in other real estate assets and marketable securities.

Risk Factors

You should carefully consider all of the information included in this prospectus and, in particular, the information under “Risk Factors” beginning on page 20 of this prospectus prior to making an investment decision with respect to the exchange notes.

We were organized in the State of Delaware in October 1993. Our principal corporate offices are located at One Geoffrey Way, Wayne, New Jersey 07470 and our telephone number is (973) 617-3500.

The Exchange Offer

On August 1, 2012, Toys “R” Us, Inc. issued $450 million aggregate principal amount of 10.375% Senior Notes due 2017 in a private offering.

General	In connection with the private placement of the outstanding notes, the Issuer entered into a registration rights agreement pursuant to which we agreed, under certain circumstances, to use our reasonable efforts to consummate the exchange offer within 365 days following the closing date of the original issuance of the outstanding notes. Subject to the terms and conditions set forth in this prospectus, you are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights under the registration rights agreement; and

•	the additional interest provisions of the registration rights agreement are not applicable.

The Exchange Offer	We are offering to exchange $450 million aggregate principal amount of 10.375% Senior Notes due 2017 which have been registered under the Securities Act for any and all of our existing 10.375% Senior Notes due 2017.

You may only exchange outstanding notes in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000. We will not accept any tender of outstanding notes that would result in the issuance of less than $2,000 principal amount of exchange notes to a participating holder. The aggregate principal amount of exchange notes issued to each participating holder for all outstanding notes validly tendered (and not validly withdrawn) will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess thereof. This rounded amount will be the principal amount of exchange notes you will receive, and no additional cash will be paid in lieu of any principal amount of exchange notes not received as a result of rounding down.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•

tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes, cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2012 (the 20th business day following the date of this prospectus), unless extended by us. We currently do not intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with your outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact your registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf.

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuer will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except the Issuer and any future guarantors will not have any further obligation to you to provide for the exchange and, subject to limited exceptions, registration of untendered outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the related indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer does not currently anticipate that it will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Toys “R” Us, Inc.

Securities offered	$450,000,000 aggregate principal amount of 10.375% Senior Notes due 2017.

Maturity date	August 15, 2017

Interest	February 15 and August 15, commencing February 15, 2013. Interest began accruing on August 1, 2012.

Ranking	The exchange notes are our senior unsecured obligations and:

•	will rank equally in right of payment to all existing and future senior indebtedness of the Issuer;

•	will rank senior in right of payment to any future subordinated indebtedness of the Issuer;

•	will be structurally subordinated to all existing and future indebtedness and liabilities of the Issuer’s subsidiaries; and

•	will be effectively subordinated to any obligations secured by liens, to the extent of the value of the assets of the Issuer subject to those liens.

As of July 28, 2012, after giving effect to the offering of the outstanding notes and our use of the net proceeds therefrom, we would have had approximately $5.5 billion of indebtedness, of which approximately $872 million would have been senior debt of TRU and of which approximately $4.0 billion and $655 million would have been debt of our restricted subsidiaries and unrestricted subsidiaries, respectively, all of such subsidiary debt to which the exchange notes are structurally subordinated. In addition, our subsidiaries would have been able to incur up to an additional approximately $1.4 billion of indebtedness under various outstanding credit facilities.

Use of Proceeds	The Issuer will not receive any cash proceeds from the issuance of the exchange notes, as described in more detail in “Use of Proceeds” in this prospectus.

Optional redemption

The exchange notes may be redeemed, in whole or in part, at any time prior to February 15, 2015 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, to the date of redemption. The exchange notes will be redeemable, in whole or in part, at any time on or after February 15, 2015 at the applicable redemption prices specified under “Description of Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 40% of the Notes before February 15, 2015 with the net cash proceeds from certain equity offerings. For more details, see “Description of Notes — Optional Redemption.”

Change of Control	If we experience specific kinds of changes of control, we must offer to repurchase all of the exchange notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. For more details, see “Description of Notes — Change of Control.”

Certain Covenants	The indenture governing the exchange notes, among other things, limits our ability and our restricted subsidiaries’ ability to:

•	incur indebtedness;

•	pay dividends or make other distributions;

•	make other restricted payments and certain investments;

•	create liens;

•	sell assets;

•	incur restrictions on the ability of a subsidiary to pay dividends or make other payments;

•	enter into certain transactions with our affiliates; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to a number of important qualifications and limitations and are not applicable to any of our subsidiaries that are designated as “unrestricted subsidiaries.” All of our subsidiaries other than Toys “R” Us Properties (UK) Limited (“UK Propco”), which owns or leases substantially all of our stores in the United Kingdom and leases them to our U.K. operating company, and our joint venture for Asia (other than Japan) (the “Asia Joint Venture”) were restricted subsidiaries on the issue date. Our UK Propco and Asia Joint Venture were unrestricted subsidiaries as of the issue date of the outstanding notes. In accordance with the indenture, for so long as the 2017 Notes are outstanding, the Company will include a presentation of total debt, property, plant and equipment, net, and Adjusted EBITDA of UK Propco, which owns or leases substantially all of our stores in the United Kingdom and leases them to our U.K. operating company, for so long as it is an Unrestricted Subsidiary that constitutes a Significant Subsidiary, each as defined in the indenture. As of July 28, 2012, UK Propco has $641 million in total debt and $195 million of plant, property and equipment, net. For the fiscal year ended 2011 and the twenty-six weeks ended July 28, 2012, UK

Propco Adjusted EBITDA was $53 million and $28 million, respectively, of our consolidated Adjusted EBITDA. For a reconciliation of Adjusted EBITDA of UK Propco to operating earnings attributable to UK Propco, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Supplemental Disclosure of Unrestricted Subsidiary Information as Required under the Indenture of the 2017 Notes.” Subject to the terms of the indenture governing the exchange notes, we may designate any of our restricted subsidiaries as unrestricted subsidiaries, and we may designate additional unrestricted subsidiaries as restricted subsidiaries. In addition, certain covenants will be suspended at any time the exchange notes are rated investment grade. See “Description of Notes.”

Voting	The exchange notes will be treated along with the outstanding notes as a single class for voting purposes.

Absence of Public Market for the Exchange Notes	The exchange notes will be freely transferable but will also be new securities for which there will not initially be an actively trading market. Accordingly, we cannot assure you as to the future liquidity of any market for the exchange notes. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to make a market in the exchange notes and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Risk Factors

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the heading “Risk Factors.”

Summary Historical Financial and Other Data

Set forth below is summary historical financial and other data of the Company at the dates and for the periods indicated. We derived the summary historical statement of operations and statement of cash flows data for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010, and balance sheet data as of January 28, 2012 and January 29, 2011 from our historical audited consolidated financial statements included elsewhere in this prospectus. We derived the summary historical balance sheet data as of January 30, 2010 presented in this table from our consolidated financial statements not included in this prospectus.

We derived the summary condensed consolidated financial data for the twenty-six week periods ended July 28, 2012 and July 30, 2011 is derived from our unaudited condensed consolidated interim financial statements, included elsewhere in this prospectus. Our unaudited condensed consolidated interim financial statements were prepared on a basis consistent with our audited consolidated financial statements. In management’s opinion, the unaudited condensed consolidated interim financial statements include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of those statements.

Our historical results are not necessarily indicative of future operating results and our interim results for the twenty-six weeks ended July 28, 2012 are not projections for the results to be expected for the fiscal year ended February 2, 2013.

The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to the information presented under “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and condensed consolidated interim financial statements and the related notes thereto included elsewhere in this prospectus.

	Fiscal Years Ended(1)			26 Weeks Ended
(In millions, except number of stores and share data)	January 30, 2010	January 29, 2011	January 28, 2012	July 30, 2011	July 28, 2012
Statement of Operations Data:
Net sales	$13,568	$13,864	$13,909	$5,284	$5,164
Cost of sales	8,790	8,939	8,939	3,281	3,149

Gross margin	4,778	4,925	4,970	2,003	2,015

Selling, general and administrative expenses	3,730	3,942	4,029	1,782	1,785
Depreciation and amortization	376	388	403	200	200
Other income, net	(112)	(51)	(44)	(20)	(23)

Total operating expenses	3,994	4,279	4,388	1,962	1,962

Operating earnings	784	646	582	41	53
Interest expense	(447)	(521)	(442)	(240)	(215)
Interest income	7	7	10	4	8

Earnings (loss) before income taxes	344	132	150	(195)	(154)
Income tax expense (benefit)	40	(35)	(1)	(94)	(58)

Net earnings (loss)(2)	304	167	151	(101)	(96)

Less: Net (loss) earnings attributable to noncontrolling interest	(8)	(1)	2	—	—

Net earnings (loss) attributable to Toys “R” Us, Inc(2).	$312	$168	$149	$(101)	$(96)

	Fiscal Years Ended(1)			26 Weeks Ended
(In millions, except number of stores and share data)	January 30, 2010	January 29, 2011	January 28, 2012	July 30, 2011	July 28, 2012
Share Data:
Earnings (loss) per common share attributable to common shareholders (3):
Basic	$6.37	$3.43	$2.98	$(2.06)	$(2.16)
Diluted	6.33	3.36	2.91	$(2.06)	$(2.16)
Weighted average shares used in computing per share amounts:
Basic	48,962,152	48,941,118	48,979,571	48,966,304	49,035,255
Diluted	49,304,963	49,981,504	50,149,212	48,966,304	49,035,255
Statement of Cash Flows:
Net cash provided by (used in)
Operating activities	$1,014	$220	$319	$(714)	$(346)
Investing activities	(37)	(281)	(454)	(127)	(123)
Financing activities	(626)	(53)	(185)	161	309
Balance Sheet Data (end of period):
Working capital	$619	$534	$708	$1,143	$373
Property and equipment, net	4,084	4,061	4,052	4,081	3,951
Total assets	8,577	8,832	8,842	8,642	8,654
Total debt (4)	5,196	5,288	5,170	5,534	5,478
Other Financial and Operating Data:
Number of stores—Domestic (at period end)	849	868	876	874	874
Number of stores—International—operated (at period end) (5)	514	524	626	525	646
Total operated stores (at period end) (5)	1,363	1,392	1,502	1,399	1,520
Number of stores—International—Licensed (at period end)	203	220	151	230	151
Adjusted EBITDA (6)	$1,141	$1,118	$1,054	$269	$267
Capital expenditures	$192	$325	$380	$141	$126
Ratio of earnings to fixed charges (7)	1.50	1.17	1.22		— (8)

(1)	Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. All fiscal years presented are based on a 52-week period.
(2)	Refer to the Adjusted EBITDA table within this section for certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance.
(3)	For fiscal 2011, earnings per share was computed using Net earnings attributable to common shareholders of $146 million and for the twenty-six weeks ended July 28, 2012, loss per share was computed using Net loss attributable to common shareholders of $106 million, which has been adjusted for the changes in the carrying amount of the redeemable Noncontrolling interest using the two-class method. This application of the guidance did not have an impact on prior period earnings (loss) per share. Refer to Note 1 to the consolidated financial statements and our condensed consolidated interim financial statements included elsewhere in the prospectus entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.
(4)

Includes current portion of long-term debt and short-term borrowings. See Note 2 to our consolidated financial statements and our condensed consolidated interim financial statements included elsewhere in this prospectus entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for further information.

(5)	As a result of the Labuan acquisition, on October 31, 2011, 90 of our licensed stores became part of our operated locations upon acquisition. As of January 28, 2012 and July 28, 2012, International operated stores include 92 and 99 Labuan stores, respectively.
(6)	Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, gain on sale of properties, gift card breakage accounting change and the other charges specified below, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s GAAP financial data. We understand that these investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.

In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use these non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.

Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

Reconciliation of Net earnings (loss) attributable to Toys “R” Us, Inc. to EBITDA and Adjusted EBITDA is as follows:

	Fiscal Years Ended			26 Weeks Ended
(In millions)	January 30, 2010	January 29, 2011	January 28, 2012	July 30, 2011	July 28, 2012
Net earnings (loss) attributable to Toys “R” Us, Inc.	$312	$168	$149	$(101)	$(96)
Add:
Income tax expense (benefit)	40	(35)	(1)	(94)	(58)
Interest expense, net	440	514	432	236	207
Depreciation and amortization	376	388	403	200	200

EBITDA	1,168	1,035	983	241	253
Adjustments:
Litigation expense (a)	—	23	8	2	—
Sponsors management and advisory fees (b)	15	20	20	10	11
Prior period lease accounting (c)	—	16	—	—	—
Impairment on long-lived assets (d)	7	11	6	2	2
Compensation expense (e)	—	6	1	2	2
Transfer taxes (f)	—	6	—	—	(1)
Restructuring (g)	5	3	3	1	1
Gain on sale of properties (h)	(6)	(10)	(3)	(1)	(4)
Net (loss) earnings attributable to noncontrolling interest (i)	(8)	(1)	2	—	—
Gain on settlement of litigation (j)	(51)	—	—	—	—
Loss on liquidation of TRU (HK) Limited (k)	—	—	1	—	—
Certain legal and accounting transaction costs	—	—	6	4	—
Acquisition costs (l)	—	—	4	—	—
Property damage write-offs and repairs (m)	—	—	11	5	—
Severance (n)	5	4	7	—	—
Store closure costs (n)	6	5	5	3	3

Adjusted EBITDA	$1,141	$1,118	$1,054	$269	$267

(a)	Represents litigation expenses recorded for certain legal matters.
(b)	Represents fees expensed to the Sponsors in accordance with the advisory agreement. The advisory fee paid to the Sponsors increases 5% per year during the ten-year term of the agreement with the exception of fiscal 2009.
(c)	Represents a non-cash cumulative correction of prior period straight-line lease accounting.
(d)	Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.
(e)	Represents the incremental compensation expense related to existing liability awards and repurchase of awards by the Company upon termination.
(f)	Represents state and city property transfer taxes recognized in fiscal 2010 related to the merger transaction in fiscal 2005.
(g)	Restructuring and other charges consist primarily of costs incurred from the Company’s 2003 and 2005 restructuring initiatives. The additional charges are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.
(h)	During fiscals 2009, 2010 and 2011, we sold idle properties which resulted in net gains of approximately $6 million, $10 million and $3 million, respectively.

During each of the twenty-six weeks ended July 30, 2011 and July 28, 2012, we sold idle properties and certain assets which resulted in net gains of $1 million and $4 million, respectively.

(i)	Represents a noncontrolling interest in Labuan for fiscal 2011 and Toys-Japan for prior fiscal years.
(j)	Represents a $51 million gain recorded in Other income, net related to the litigation settlement with Amazon.com (“Amazon”) in fiscal 2009.

(k)	In fiscal 2011, in conjunction with the completion of the liquidation of TRU (HK) Limited, our wholly-owned subsidiary, we recognized a $1 million loss.
(l)	Represents costs incurred in conjunction with the acquisition of 70% ownership in Labuan from Li & Fung.
(m)	Represents the write-off of damaged assets and repairs from an earthquake and resulting tsunami that hit the Northeast coast of Japan, a store fire in Australia and other property losses which occurred domestically.
(n)	Commencing in fiscal 2011, we have revised our definition of Adjusted EBITDA to add back certain officers’ severance and store closures costs and have therefore revised our prior years’ Adjusted EBITDA calculations to add back such expenses.

(7)	For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations before noncontrolling interest and income taxes, (ii) interest expense, including the portion of rents representative of an interest factor and (iii) amortization of debt issuance costs. Fixed charges consist of interest expense, amortization of debt issuance costs and the portions of rents representative of an interest factor. Refer to the calculation included elsewhere in the exhibits to the registration statement of which this prospectus forms a part.

(8)	The portion of rents representative of an interest factor for the twenty-six weeks ended July 28, 2012, was derived from the minimum annual rental commitments as of January 28, 2012, as there has not been a material change in lease commitments since the end of fiscal year 2011. For the twenty-six weeks ended July 28, 2012, the ratio of earnings to fixed charges was less than 1:1. The Company would have needed to generate additional earnings of $154 million to achieve a coverage ratio of 1:1 for the twenty-six weeks ended July 28, 2012.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before deciding whether to tender your outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, financial condition, cash flows or results of operations could be materially and adversely affected. In that case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose some or all of your investment.

Risks Related to the Exchange Offer

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that an active trading market will develop for the exchange notes.

The exchange notes will be freely transferable but will also be new securities for which there will not initially be an actively trading market. Accordingly, we cannot assure you as to the future liquidity of any market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or on any automated dealer quotation system in the United States. Although we have been informed by the initial purchasers that they currently intend to make a market for the exchange notes, they are not obliged to do so and any market making may be discontinued at any time without notice.

The liquidity of, and trading market for the exchange notes may also be adversely affected by, among other things:

•	changes in the overall market for securities similar to the exchange notes;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates.

Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading market for the exchange notes.

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Relating to the Company’s Business

Our business is highly seasonal, and our financial performance depends on the results of the fourth quarter of each fiscal year and, as a result, our operating results could be materially adversely affected if we achieve less than satisfactory sales prior to or during the holiday season.

Our business is highly seasonal. During fiscals 2011, 2010 and 2009 approximately 43%, respectively, of our total Net sales were generated in the fourth quarter. We typically incur net losses in each of the first three quarters of the year, with a substantial portion of our earnings generated in the fourth quarter. As a result, we depend significantly upon the fourth quarter holiday selling season. If we achieve less than satisfactory sales, operating earnings or cash flows from operating activities during the fourth quarter, we may not be able to compensate sufficiently for the lower sales, operating earnings or cash flows from operating activities during the first three quarters of the fiscal year. Our results in any given period may be affected by dates on which important holidays fall and the shopping patterns relating to those holidays. Additionally, the concentrated nature of our seasonal sales means that our operating results could be materially adversely affected by natural disasters and labor strikes, work stoppages, terrorist acts or disruptive global political events, prior to or during the holiday season, as described below.

Our industry is highly competitive and competitive conditions may adversely affect our revenues and overall profitability.

The retail industry is highly and increasingly competitive and our results of operations are sensitive to, and may be adversely affected by, competitive pricing, promotional pressures, competitor credit programs, additional competitor store openings and other factors. As a specialty retailer that primarily focuses on toys and juvenile products we compete with discount and mass merchandisers, such as Wal-Mart and Target, national and regional chains and department stores, as well as local retailers in the market areas we serve. We also compete with national and local discount stores, department stores, consumer electronics retailers, supermarkets and warehouse clubs, as well as Internet and catalog businesses. We may be vulnerable to the special competitive pressures from the growing e-commerce activity in the market, both as they may impact our own e-commerce business, and as they may impact the operating results and investment values of our existing physical stores. Competition is principally based on product variety, price, quality, availability, advertising and promotion, convenience or store location, safety and customer support and service. We believe that some of our competitors in the toy market and juvenile products market, as well as in the other markets in which we compete, have a larger market share than our market share. In addition, some of our competitors have greater financial resources, lower merchandise acquisition costs and lower operating expenses than we do.

Much of the merchandise we sell is also available from various retailers at competitive prices. Discount and mass merchandisers use aggressive pricing policies and enlarged toy-selling areas during the holiday season to increase sales and build traffic for other store departments. Our business is vulnerable to shifts in demand and pricing, as well as consumer preferences. Competition in the video game market has increased in recent years as mass merchandisers have expanded their offerings in this market, and as alternative sales and distribution channels (such as Internet retailers and electronic distribution of software) have grown in importance.

The baby registry market is highly competitive, with competition based on convenience, quality and selection of merchandise offerings and functionality. Our baby registry primarily competes with the baby registries of mass merchandisers and other specialty format and regional retailers. Some of our competitors have been aggressively advertising and marketing their baby registries through national television and magazine campaigns. These trends present consumers with more choices for their baby registry needs, and as a result, increase competition for our baby registry.

If we fail to compete successfully, we could face lower sales and may decide or be compelled to offer greater discounts to our customers, which could result in decreased profitability.

Our sales may be adversely affected by changes in economic factors and changes in consumer spending patterns.

Many economic and other factors outside our control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels, inflation and deflation, as well as the availability of consumer credit, affect consumer spending habits. A significant deterioration in the global financial markets and economic environment, recessions or an uncertain economic outlook adversely affects consumer spending habits and results in lower levels of economic activity. The domestic and international political situation, including the economic health of various political jurisdictions, also affects economic conditions and consumer confidence. In addition, changing economic and regulatory conditions and increasing consumer credit delinquencies may cause banks to re-evaluate their lending practices and terms which could have an adverse effect on our credit card program and consequently, an adverse effect on our sales. Any of these events and factors could cause consumers to curtail spending and could have a negative impact on our financial performance and position in future fiscal periods.

Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could have a significant negative effect on our business.

We have significant liquidity and capital requirements. Among other things, the seasonality of our businesses requires us to purchase merchandise well in advance of the fourth quarter holiday selling season. We depend on our ability to generate cash flows from operating activities, as well as on borrowings under our revolving credit facilities and our credit lines, to finance the carrying costs of this inventory and to pay for capital expenditures and operating expenses. As of July 28, 2012, we had $116 million in outstanding borrowings under the Toys-Japan unsecured credit lines and outstanding borrowings of $14 million due on demand on our Labuan uncommitted line of credit. We had no outstanding borrowings under the ABL Facility, the European ABL or the Toys-Japan uncommitted lines of credit due on demand. For fiscal 2011, peak borrowings under our various credit lines were $1.1 billion as we purchased merchandise for the fourth quarter holiday selling season. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could have a significant negative effect on our business. In addition, any adverse change to our credit ratings or our business could negatively impact our ability to refinance our debt on satisfactory terms and could have the effect of increasing our financing costs. While we believe we currently have adequate sources of funds to provide for our ongoing operations and capital requirements for the next 12 months, any inability on our part to have future access to financing, when needed, would have a negative effect on our business.

A loss of, or reduction in, trade credit from our vendors could reduce our liquidity, increase our working capital needs and/or limit our ability to purchase products.

Trade credit from our vendors is an important source of financing for the acquisition of the inventory we sell in our stores. Accordingly, the loss of, or reduction in, trade credit could have a significant adverse impact on our inventory levels and operating cash flow and negatively impact our liquidity. Our vendors may seek credit insurance to protect against non-payment of amounts due to them. If credit insurance is not available to vendors at reasonable terms or at all, vendors may demand accelerated payment of amounts due to them or require advance payments or letters of credit before goods are shipped to us. Any adverse changes in our trade credit for these or other reasons could increase the costs to us of financing our inventory or negatively impact our ability to deliver products to our customers, which could in turn negatively affect our financial performance.

We may not retain or attract customers if we fail to successfully implement our strategic initiatives, which could result in lower sales and a failure to realize the benefit of the expenditures incurred for these initiatives.

We continue to implement a series of customer-oriented strategic programs designed to differentiate and strengthen our core merchandise content and service levels and to expand and enhance our merchandise offerings. We seek to improve the effectiveness of our marketing and advertising programs for our “R” Us stores and e-commerce business. The success of these and other initiatives will depend on various factors, including the implementation of our growth strategy, the appeal of our store formats, our ability to offer new products to customers, our financial condition, our ability to respond to changing consumer preferences and competitive and economic conditions. We continuously endeavor to minimize our operating expenses, without adversely affecting the profitability of the business. If we fail to implement successfully some or all of our strategic initiatives, we may be unable to retain or attract customers, which could result in lower sales and a failure to realize the benefit of the expenditures incurred for these initiatives.

If we cannot implement our juvenile integration strategy or open new stores, our future growth will be adversely affected.

Our growth is dependent on both increases in sales in existing stores and the ability to successfully implement our juvenile integration strategy and open profitable new stores. Increases in sales in existing stores are dependent on factors such as competition, merchandise selection, store operations and other factors discussed in these “Risk Factors.” Our ability to successfully implement our juvenile integration strategy in a timely and cost effective manner or open new stores and expand into additional market areas depends in part on the following factors, which are in part beyond our control:

•	the availability of sufficient funds for the expansion;

•	the availability of attractive store locations and the ability to accurately assess the demographic or retail environment and customer demand at a given location;

•	the ability to negotiate favorable lease terms and obtain the necessary permits and zoning approvals;

•	the absence of occupancy delays;

•	the ability to construct, furnish and supply a store in a timely and cost effective manner;

•	the ability to hire and train new personnel, especially store managers, in a cost effective manner;

•	costs of integration, which may be higher than anticipated; and

•	general economic conditions.

Delays or failures in successfully implementing our juvenile integration strategy and opening new stores, or achieving lower than expected sales in integrated or new stores, or drawing a greater than expected proportion of sales in integrated or new stores from existing stores, could materially adversely affect our growth and/or profitability. In addition, we may not be able to anticipate all of the challenges imposed by the expansion of our operations and, as a result, may not meet our targets for integrating, opening new stores or relocating stores or expanding profitably.

Some of our new stores may be located in areas where we have little or no meaningful experience. Those markets may have different market conditions, consumer preferences and discretionary spending patterns than our existing markets, which may cause our new stores to be less successful than stores in our existing markets. Other new stores may be located in areas where we have existing stores. Although we have experience in these markets, increasing the number of locations may result in unanticipated over-saturation of markets and temporarily or permanently divert customers and sales from our existing stores, thereby adversely affecting our overall financial performance.

Our sales may be adversely affected if we fail to respond to changes in consumer preferences in a timely manner.

Our financial performance depends on our ability to identify, originate and define product trends, as well as to anticipate, gauge and react to changing consumer preferences in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. Our business fluctuates according to changes in consumer preferences dictated in part by fashion trends, perceived value and season. These fluctuations affect the merchandise in stock since purchase orders are written well in advance of the holiday season and, at times, before fashion trends and high-demand brands are evidenced by consumer purchases. If we overestimate the market for our products, we may be faced with significant excess inventories, which could result in increased expenses and reduced margins associated with having to liquidate obsolete inventory at lower prices. Conversely, if we underestimate the market for our products, we will miss opportunities for increased sales and profits, which would place us at a competitive disadvantage.

Sales of video games and video game systems tend to be cyclical, which may result in fluctuations in our results of operations, and may be adversely affected if products are sold through alternative channels.

Sales of video games and video game systems, which have accounted for 8%, 9% and 11% of our annual net sales for fiscals 2011, 2010 and 2009, respectively, have been impacted by a shift to sales in channels other than traditional retail stores, including direct on-line distribution to customers. Furthermore, sales are cyclical in nature in response to the introduction and maturation of new technology. Following the introduction of new video game systems, sales of these systems and related software and accessories generally increase due to initial demand, while sales of older systems and related products generally decrease. There has not been a new video game system introduced in the past several years, which has negatively affected our sales of video games and video game systems in recent periods. Moreover, competition within the video game market has increased in recent years and, due to the large size of this product category, fluctuations in this market could have a material adverse impact on our sales and profits trends. Additionally, if video game system manufacturers fail to develop new hardware systems, or if new video products continue to be sold in channels other than traditional retail stores, our sales of video game products could continue to decline, which would negatively impact our financial performance.

The success and expansion of our e-commerce business depends on our ability to provide quality service to our Internet customers and if we are not able to provide such services, our future growth will be adversely affected.

Our Internet operations are subject to a number of risks and uncertainties which are beyond our control, including the following:

•	changes in consumer willingness to purchase goods via the Internet;

•	increases in software filters that may inhibit our ability to market our products through e-mail messages to our customers and increases in consumer privacy concerns relating to the Internet;

•	changes in technology;

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changes in applicable federal and state regulation, such as the Federal Trade Commission Act, the Children’s Online Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act and similar types of international laws;

•	breaches of Internet security;

•	failure of our Internet service providers to perform their services properly and in a timely and efficient manner;

•	failures in our Internet infrastructure or the failure of systems or third parties, such as telephone or electric power service, resulting in website downtime or other problems;

•	failure by us to process on-line customer orders properly and on time, which may negatively impact future on-line and in-store purchases by such customers; and

•	failure by our service provider to provide warehousing and fulfillment services, which may negatively impact future on-line and in store purchases by customers.

If we are not able to provide satisfactory service to our Internet customers, our future growth will be adversely affected. Further, we may be vulnerable to the special competitive pressures from the growing e-commerce activity in our market, both as they may impact our own e-commerce business, and as they may impact the operating results and investment values of our existing physical stores.

We depend on key vendors to supply the merchandise that we sell to our customers and our vendors’ failure to supply quality merchandise in a timely manner may damage our reputation and brands and harm our business.

Our performance depends, in part, on our ability to purchase our merchandise in sufficient quantities at competitive prices. We purchase our merchandise from numerous international and domestic manufacturers and importers. We have no contractual assurances of continued supply, pricing or access to new products, and any vendor could change the terms upon which they sell to us or discontinue selling to us at any time. We may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. Better than expected sales demand may also lead to customer backorders and lower in-stock positions of our merchandise.

In fiscal 2011, we had approximately 3,900 active vendor relationships through which we procure the merchandise that we offer to our customers. For fiscal 2011, our top 20 vendors worldwide, based on our purchase volume in U.S. dollars, represented approximately 42% of the total products we purchased. An inability to acquire suitable merchandise on acceptable terms or the loss of one or more key vendors could have a negative effect on our business and operating results and could cause us to miss products that we feel are important to our assortment. We may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and/or more expensive than those from existing vendors.

In addition, our vendors are subject to various risks, including raw material costs, inflation, labor disputes, union organizing activities, financial liquidity, product merchantability, inclement weather, natural disasters and general economic and political conditions that could limit our vendors’ ability to provide us with quality merchandise on a timely basis and at prices and payment terms that are commercially acceptable. For these or other reasons, one or more of our vendors might not adhere to our quality control standards, and we might not identify the deficiency before merchandise ships to our stores or customers. In addition, our vendors may have difficulty adjusting to our changing demands and growing business. Our vendors’ failure to manufacture or import quality merchandise in a timely and effective manner could damage our reputation and brands, and could lead to an increase in customer litigation against us and an increase in our routine and non-routine litigation costs. Further, any merchandise that does not meet our quality standards could become subject to a recall, which could damage our reputation and brands and harm our business.

If our vendors fail to provide promotional support consistent with past levels, our sales, earnings and cash flow could be adversely affected.

Our vendors typically provide us with promotional support for the sale of their products in our store and on our website. We also receive allowances for volume-related purchases. As part of this support, we receive allowances, payments and credits from the vendors which reduce our cost of goods sold, supports the promotion and merchandising of the products we sell and drives sales at our stores and on our website. We cannot provide assurance that vendors will continue to provide this support consistent with past levels. If our vendors fail to do so, our sales, earnings and cash flow could be adversely affected.

The decrease of birth rates in countries where we operate could negatively affect our business.

Most of our end-customers are newborns and children and, as a result, our revenues are dependent on the birth rates in countries where we operate. In recent years, many countries have experienced a sharp drop in birth rates as their population ages and education and income levels increase. A continued and significant decline in the number of newborns and children in these countries could have a material adverse effect on our operating results.

If current store locations become unattractive, and attractive new locations are not available for a reasonable price, our ability to implement our growth strategy will be adversely affected.

The success of any store depends in substantial part on its location. There can be no assurance that current locations will continue to be attractive as demographic patterns change. Neighborhood or economic conditions where stores are located could decline in the future, resulting in potentially reduced sales in these locations. If we cannot obtain desirable locations at reasonable prices, our ability to implement our growth strategy will be adversely affected.

We have substantial obligations under long-term leases that could adversely affect our financial condition and prevent us from fulfilling our obligations.

As of July 28, 2012, we leased 1,217 of our properties from third parties pursuant to long-term space and ground leases. Total rent expense, net of sublease income, was $588 million, $570 million and $519 million for fiscals 2011, 2010 and 2009, respectively, and is expected to be approximately $637 million for fiscal 2012. Many of our leases provide for scheduled increases in rent. The substantial obligations under our leases could further exacerbate the risks described below under “—Risks Relating to Our Substantial Indebtedness — Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations or refinance our maturing debt, limit our ability to react to changes in the economy or our industries, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our various debt instruments.”

If we are unable to renew or replace our current store leases or if we are unable to enter into leases for additional stores on favorable terms, or if one or more of our current leases are terminated prior to expiration of their stated term and we cannot find suitable alternate locations, our growth and profitability could be negatively impacted.

As of July 28, 2012, we had a ground leasehold interest in approximately 16% and store leasehold interests in approximately 59% of our domestic and international store locations. Most of our current leases provide for our unilateral option to renew for several additional rental periods at specific rental rates. Our ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and our ability to negotiate favorable lease terms for additional store locations could depend on conditions in the real estate market, competition for desirable properties and our relationships with current and prospective landlords or may depend on other factors that are not within our control. Any or all of these factors and conditions could negatively impact our growth and profitability.

Our business, financial condition and results of operations are subject to risks arising from the international scope of our operations which could negatively impact our financial condition and results of operations.

We conduct a significant portion of our business outside the United States. For fiscals 2011, 2010 and 2009, approximately 40%, 38% and 39% of our Net sales, respectively, were generated outside the United States. In addition, as of January 28, 2012 and January 29, 2011, approximately 37% of our long-lived assets, respectively, were located outside of the United States. Weakened global economic conditions, particularly the weakened and unstable environment in Europe and of the Euro, could continue to affect us through lower sales due to reduced demand. All of our foreign operations are subject to risks inherent in conducting business abroad, including the challenges of different economic conditions in each of the countries, possible nationalization or expropriation, price and currency exchange controls, fluctuations in the relative values of currencies as described below, limited protection of intellectual property in certain jurisdictions, political instability and restrictive governmental actions.

In addition, the products we sell are sourced from a wide variety of international suppliers with China as a significant source. Political or financial instability, trade restrictions, labor unrest, transport capacity and costs, port security or other events that could slow port activities and affect foreign trade are beyond our control and could disrupt our supply of merchandise and/or adversely affect our results of operations. In addition, changes in the costs of procuring commodities used in our merchandise or the costs related to our supply chain, including labor, fuel, tariffs, and currency exchange rates could have an adverse effect on gross margin, expenses and results of operations.

Our business is subject to fluctuations in foreign currency exchange rates and such fluctuations may have a material adverse effect on our business, financial condition and results of operations.

Exchange rate fluctuations may affect the translated value of our earnings and cash flow associated with our international operations, as well as the translation of net asset or liability positions that are denominated in foreign currencies. In countries outside of the United States where we operate stores, we generate revenues and incur operating expenses and selling, general and administrative expenses denominated in local currencies. In many countries where we do not operate stores, our licensees pay royalties in U.S. dollars. However, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in exchange rates. In fiscal years 2011, 2010 and 2009, 40%, 38% and 39% of our Net sales, respectively, were completed in a currency other than the U.S. dollar, the majority of which were denominated in yen, Euros, Canadian dollars and pounds. In fiscal 2011, our reported operating earnings would have decreased or increased $38 million if all foreign currencies uniformly weakened or strengthened by 10% relative to the U.S. dollar.

We enter into foreign exchange agreements from time to time with financial institutions to reduce our exposure to fluctuations in currency exchange rates referred to as hedging activities. However, these hedging activities may not eliminate foreign currency risk entirely and involve costs and risks of their own. Although we hedge some exposures to changes in foreign currency exchange rates arising in the ordinary course of business, foreign currency fluctuations may have a material adverse effect on our business, financial condition and results of operations.

Because of our extensive international operations, we could be adversely affected by violations of the United States Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The United States Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. We cannot provide assurance that our internal control policies and procedures always will protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

International events could delay or prevent the delivery of products to our stores, which could negatively affect our sales and profitability.

A significant portion of products we sell are manufactured outside of the United States, primarily in Asia. As a result, any event causing a disruption of imports, including labor strikes, work stoppages, boycotts, safety issues on materials, the imposition of trade restrictions in the form of tariffs, embargoes or export controls, “anti-dumping” duties, port security or other events that could slow port activities, could increase the cost and reduce the supply of products available to us. In addition, port-labor issues, rail congestion and trucking shortages can have an impact on all direct importers. Although we attempt to anticipate and manage such situations, both our sales and profitability could be adversely impacted by any such developments in the future.

Our results may be adversely affected by fluctuations in raw material and energy costs.

Our results may be affected by the prices of the components and raw materials used in the manufacture of our toys and juvenile products. These prices may fluctuate based on a number of factors beyond our control, including: oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and government regulation. In addition, energy costs have fluctuated dramatically in the past. These fluctuations may result in an increase in our transportation costs for distribution, utility costs for our retail stores and overall costs to purchase products from our vendors.

We may not be able to adjust the prices of our products, especially in the short term, to recover these cost increases in raw materials and energy. A continual rise in raw material and energy costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could have a material adverse effect on our financial condition and results of operations.

A significant disruption to our distribution network or to the timely receipt of inventory could adversely impact sales or increase our transportation costs, which would decrease our profits.

We rely on our ability to replenish depleted inventory in our stores through deliveries to our distribution centers from vendors and then from the distribution centers or direct ship vendors to our stores by various means of transportation, including shipments by sea, rail, air and truck. Unexpected delays in those deliveries or increases in transportation costs (including from increased fuel costs) could significantly decrease our ability to make sales and earn profits. In addition, labor shortages or labor disagreements in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect our business.

Product safety issues, including product recalls, could harm our reputation, divert resources, reduce sales and increase costs.

The products we sell in our stores are subject to regulation by the federal Consumer Product Safety Commission and similar state and international regulatory authorities. As a result, such products have been and could be in the future subject to recalls and other remedial actions. Product safety concerns may require us to voluntarily remove selected products from our stores. Such recalls and voluntary removal of products can result in, among other things, lost sales, diverted resources, potential harm to our reputation and increased customer service costs, which could have a material adverse effect on our business, financial condition and results of operations.

Our business exposes us to personal injury and product liability claims which could result in adverse publicity and harm to our brands and our results of operations.

We are from time to time subject to claims due to the injury of an individual in our stores or on our property. In addition, we have in the past been subject to product liability claims for the products that we sell. Subject to certain exceptions, our purchase orders generally require the manufacturer to indemnify us against any product liability claims; however, if the manufacturer does not have insurance or becomes insolvent, there is a risk we would not be indemnified. Any personal injury or product liability claim made against us, whether or not it has merit, could be time consuming and costly to defend, resulting in adverse publicity, or damage to our reputation, and have an adverse effect on our results of operations.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit our ability to operate our business.

We are involved in private actions, investigations and various other legal proceedings by employees, suppliers, competitors, shareholders, government agencies or others. The results of such litigation, investigations and other legal proceedings are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and divert significant resources. If any of these legal proceedings were to be determined adversely to us, we could be exposed to monetary damages or limits on our ability to operate our business, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to certain regulatory and legal requirements. If we fail to comply with regulatory or legal requirements, our business and results of operations may be adversely affected.

We are subject to numerous regulatory and legal requirements. Our policies, procedures and internal controls are designed to comply with all applicable laws and regulations, including those imposed by the Federal Trade Commission, the Sarbanes-Oxley Act of 2002 and the SEC. In addition, our business activities require us to comply with complex regulatory and legal issues on a local, national and worldwide basis (including, in some cases, more stringent local labor law or regulations). Future legislative and regulatory actions relating to credit cards could also have an adverse impact on our credit card program and our sales. Failure to comply with such laws and regulations could adversely affect our operations, involve significant expense and divert management’s attention and resources from other matters, which in turn could harm our business and results of operations.

Our business operations could be disrupted if our information technology systems fail to perform adequately or we are unable to protect the integrity and security of our customers’ information.

We depend largely upon our information technology systems in the conduct of all aspects of our operations. If our information technology systems fail to perform as anticipated, we could experience difficulties in virtually any area of our operations, including but not limited to replenishing inventories or in delivering our products to store locations in response to consumer demands. Any of these or other systems-related problems could, in turn, adversely affect our sales and profitability.

Additionally, a compromise of our security systems (or a design flaw in our system environment) could result in unauthorized access to certain personal information about our customers (including credit card information) which could adversely affect our reputation with our customers and others, as well as our operations, and could result in litigation against us or the imposition of penalties. In addition, a security breach could require that we expend significant additional resources related to our information security systems.

Natural disasters, inclement weather, pandemic outbreaks, terrorist acts or disruptive global political events could cause permanent or temporary distribution center or store closures, impair our ability to purchase, receive or replenish inventory, or decrease customer traffic, all of which could result in lost sales and otherwise adversely affect our financial performance.

The occurrence of one or more natural disasters, such as hurricanes, fires, floods, earthquakes, tornadoes and volcano eruptions, or inclement weather such as frequent or unusually heavy snow, ice or rain storms, or extended periods of unseasonable temperatures, or the occurrence of pandemic outbreaks, labor strikes, work stoppages, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could adversely affect our operations and financial performance. To the extent these events impact one or more of our key vendors or result in the closure of one or more of our distribution centers or a significant number of stores, our operations and financial performance could be materially adversely affected through an inability to make deliveries to our stores and through lost sales. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, delays in opening new stores, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas vendor, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These events also can have indirect consequences such as increases in the costs of insurance if they result in significant loss of property or other insurable damage.

Our results of operations could suffer if we lose key management or are unable to attract and retain experienced senior management for our business.

Our future success depends to a significant degree on the skills, experience and efforts of our senior management team. The loss of services of any of these individuals, or the inability by us to attract and retain qualified individuals for key management positions, could harm our business and financial performance.

We may experience fluctuations in our tax obligations and effective tax rate, which could materially and adversely affect our results of operations.

We are subject to taxes in the United States and numerous international jurisdictions. We record tax expense based on current tax payments and our estimates of future tax payments, which include reserves for estimates of probable settlements of international and domestic tax audits. At any one time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. As a result, we expect that throughout the year there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated. Further, our effective tax rate in a given financial statement period may be materially impacted by changes in tax laws, changes in the mix and level of earnings by taxing jurisdiction, changes to existing accounting rules or regulations, or by changes to our ownership or capital structures. Fluctuations in our tax obligations and effective tax rate could materially and adversely affect our results of operations.

Changes to accounting rules or regulations may adversely affect our results of operations.

Changes to existing accounting rules or regulations may impact our future results of operations or cause the perception that we are more highly leveraged. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, the SEC is currently considering whether issuers in the United States should be required to prepare financial statements in accordance with International Financial Reporting Standards (“IFRS”) instead of GAAP. IFRS is a comprehensive set of accounting standards promulgated by the International Accounting Standards Board (“IASB”). The SEC has indicated that it will decide in 2012 whether IFRS will be required for issuers in the United States. Additionally, the Financial Accounting Standards Board (“FASB”) is considering various changes to GAAP, some of which may be significant, as part of a joint effort with the IASB to converge accounting standards. For instance, the FASB and IASB have issued an exposure draft that would require us to record lease obligations on our balance sheet and make other changes to our financial statements. These and other future changes to accounting rules or regulations may materially adversely affect our reported results of operations and financial position.

Our total assets include goodwill and substantial amounts of property and equipment. Changes to estimates or projections related to such assets, or operating results that are lower than our current estimates at certain store locations, may cause us to incur impairment charges that could adversely affect our results of operations.

Our total assets include substantial amounts of property, equipment and goodwill. We make certain estimates and projections in connection with impairment analyses for these assets, in accordance with FASB Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant and Equipment” (“ASC 360”), and ASC Topic 350, “Intangibles—Goodwill and Other” (“ASC 350”). We also review the carrying value of these assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable in accordance with ASC 360 or ASC 350. We will record an impairment loss when the carrying value of the underlying asset, asset group or reporting unit exceeds its fair value. These calculations require us to make a number of estimates and projections of future results. If these estimates or projections change, we may be required to record additional impairment charges on certain of these assets. If these impairment charges are significant, our results of operations would be adversely affected.

We may from time to time pursue acquisitions, which could have an adverse impact on our business, as could the integration of the businesses following acquisition.

We may from time to time acquire complementary companies or businesses. Acquisitions may result in unanticipated costs, delays or other operational or financial problems related to integrating the acquired company and business with our Company, which may result in the diversion of our capital and our management’s attention from other business issues and opportunities. We may not be able to successfully integrate operations that we acquire, including their personnel, technology, financial systems, distribution and general business operations and procedures. We cannot provide assurance that any acquisition we make will be successful and our operating results may be adversely impacted by the integration of a new business and its financial results.

The Sponsors control us and may have conflicts of interest with us.

Investment funds or groups advised by or affiliated with the Sponsors currently control us through their ownership of approximately 98% of our voting common stock. As a result, the Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders. In addition, the Sponsors may have an interest in pursuing dispositions, acquisitions, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to us as a company or to holders of the exchange notes.

The Sponsors may direct us to make significant changes to our business operations and strategy, including with respect to, among other things, store openings and closings, new product and service offerings, sales of real estate and other assets, employee headcount levels and initiatives to reduce costs and expenses. We cannot provide assurance that our future business operations will remain broadly in line with its existing operations or that significant real estate and other assets will not be sold.

The Sponsors are also in the business of making investments for their own accounts in companies, and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by the Sponsors continue to indirectly own a significant amount of the outstanding shares of our common stock, the Sponsors will continue to be able to strongly influence or effectively control our decisions.

Risks Relating to Our Substantial Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations or refinance our maturing debt, limit our ability to react to changes in the economy or our industries, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our various debt instruments.

We are, and we expect to continue to be, highly leveraged. As of July 28, 2012, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, our total indebtedness would have been approximately $5.5 billion, of which approximately $3.2 billion would have been secured indebtedness and approximately $1.0 billion of which matures in the next 12 months. In addition, our subsidiaries would have been able to incur up to an additional $1.4 billion of indebtedness under various outstanding credit facilities. Our substantial indebtedness could have significant consequences, including, among others, the following:

•	increasing our vulnerability to general economic and industry conditions;

•

requiring a substantial portion of cash flows from operating activities to be dedicated to the payment of principal and interest on our indebtedness, and as a result, reducing our ability to use our cash flows to fund our operations and capital expenditures, capitalize on future business opportunities, expand our business and execute our strategy;

•

increasing the difficulty for us to make scheduled payments on our outstanding debt and other obligations, as our business may not be able to generate sufficient cash flows from operating activities to meet our debt service obligations;

•	exposing us to the risk of increased interest expense due to changes in borrowing spreads and short-term interest rates;

•	causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and general, corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and reacting to competitive pressure, and placing us at a competitive disadvantage compared to our competitors who are less leveraged.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the indenture that governs the exchange notes, our credit agreements and the documents governing our other indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. In addition to these exceptions, our subsidiaries will be able to incur additional indebtedness under our various outstanding credit facilities. If new debt is added to our currently anticipated debt levels, the related risks that we now face could intensify. See “Description of Other Indebtedness” and “Description of Notes.”

We may not be able to generate sufficient cash to service all of our indebtedness and/or our other obligations and may not be able to refinance our indebtedness on favorable terms. If we are unable to do so, we may be forced to take other actions to satisfy our obligations under the exchange notes and/or our other obligations, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, our lenders’ financial stability, which are subject to prevailing global economic and market conditions and to certain financial, business and other factors beyond our control. Even if we were able to refinance or obtain additional financing, the costs of new indebtedness could be substantially higher than the costs of our existing indebtedness.

As of July 28, 2012, after giving effect to the offering of the outstanding notes and the application of the net proceeds therefrom, we and our subsidiaries would have had approximately $5.5 billion of outstanding debt, approximately $1.0 billion of which matures within the next 12 months. On June 25, 2012, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Tranche 2 is available in amounts of up to ¥12.0 billion ($153 million at July 28, 2012), expiring on June 27, 2014, and bears an interest rate of TIBOR plus 0.80% per annum. Refer to Note 2 to the condensed consolidated interim financial statements and the consolidated audited financial statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” and “Description of Other Indebtedness” for more information regarding our debt. The remaining debt due within 12 months primarily consists of the following:

•	French real estate credit facility, €61 million due February 2013 ($75 million at July 28, 2012);

•	Spanish real estate credit facility, €127 million due February 2013 ($156 million at July 28, 2012); and

•	U.K. real estate senior and junior credit facilities, £408 million due April 2013 ($641 million at July 28, 2012).

The obligor under the U.K. real estate senior and junior lien credit facilities will be an unrestricted subsidiary for purposes of the exchange notes offered hereby. See “Prospectus Summary—The Exchange Notes”

and “Description of Notes.” We have commenced discussions related to these facilities with various lenders and advisors and are considering various refinancing options, including whether to use of in-country liquidity and refinancings through amend and extend transactions, or debt issued by our European subsidiary, TRU-Europe. The use of any such refinancing option is dependent upon the availability of commercially reasonable terms and whether such refinancing options would be a commercially reasonable use of TRU’s available liquidity. There can be no assurances that we will repay, refinance or amend and extend such real estate credit facilities or whether the terms of any new debt or amendments or extensions will be on favorable terms, including as a result of the current economic climate. Further, if we fail to repay, extend or amend any or all of these facilities, there could be a material adverse effect on our business, financial condition and results of operations as well as our liquidity.

If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due. Additionally, in the event of such liquidity problems, we may become unable to meet our obligations under the exchange notes.

Claims of noteholders are structurally subordinated to claims of creditors of TRU’s subsidiaries.

The exchange notes are not guaranteed by any of TRU’s subsidiaries. Accordingly, claims of holders of the exchange notes are structurally subordinated to the claims of creditors of TRU’s subsidiaries, including trade creditors. All obligations of TRU’s subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or our creditors, including the holders of the exchange notes.

As of July 28, 2012, after giving effect to the offering of the outstanding notes and our use of the net proceeds therefrom, we would have had approximately $5.5 billion of indebtedness, of which approximately $872 million would have been senior debt of TRU and of which $4.0 billion would have been debt of our restricted subsidiaries and approximately $655 million of which would have been debt of our unrestricted subsidiaries, all of such subsidiary debt to which the exchange notes are structurally subordinated. In addition, our subsidiaries would have been able to incur up to an additional $1.4 billion of indebtedness under various outstanding credit facilities.

TRU is the sole obligor of the exchange notes and its direct and indirect subsidiaries do not guarantee its obligations under the exchange notes and do not have any obligation with respect to the exchange notes.

TRU is a holding company and conducts operations through its subsidiaries. Consequently, it will be dependent on loans, dividends and other payments from its subsidiaries, to make payments of principal and interest on the Notes. However, TRU’s subsidiaries are separate and distinct legal entities, many of which have incurred or guaranteed substantial indebtedness and they will have no obligation, contingent or otherwise, to pay the amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. You will not have any direct claim on the cash flows or assets of our direct and indirect subsidiaries.

The ability of TRU’s subsidiaries to pay dividends and make other payments to us will depend on their cash flows and earnings, which, in turn, will be affected by all of the factors discussed in “—Risks Relating to the Company’s Business” above. The ability of TRU’s direct and indirect subsidiaries to pay dividends and make distributions to us may be restricted by, among other things, applicable laws and regulations and by the terms of their debt and other agreements. If we are unable to obtain funds from TRU’s direct and indirect subsidiaries as a result of restrictions under their debt or other agreements, applicable laws and regulations or otherwise, we may not be able to pay cash interest or principal on the notes when due. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict the ability of TRU and certain of its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and place restrictions on the ability of certain of our subsidiaries to provide funds to us through dividends, loans or advances. We cannot assure you that the agreements governing the current and future indebtedness of TRU’s direct and indirect subsidiaries will permit such subsidiaries to provide us with sufficient dividends, distributions or loans to pay interest or principal on the notes when due.

The exchange notes will be unsecured and effectively subordinated to TRU’s future secured indebtedness.

The exchange notes are general unsecured obligations ranking effectively junior in right of payment to all of TRU’s future secured indebtedness. While TRU does not currently have any existing secured indebtedness, the indenture governing the exchange notes permit TRU to incur secured indebtedness in the future. In the event that TRU is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the exchange notes are entitled to be paid in full from TRU’s assets securing such indebtedness before any payment may be made with respect to the exchange notes. Holders of the exchange notes participate ratably with all holders of TRU’s unsecured indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all of TRU’s other general creditors, based upon the respective amounts owed to each holder or creditor, in TRU’s remaining assets.

Our debt agreements contain covenants that limit our flexibility in operating our business.

The agreements, including the indenture, governing our indebtedness contain various covenants that limit our ability to engage in specified types of transactions, and may adversely affect our ability to operate our business. Among other things, these covenants limit our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	transfer money between us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

A breach of any of these covenants could result in default under one or more of our debt agreements, which could prompt the lenders to declare all amounts outstanding under one or more of the debt agreements to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the debt agreements accelerate the repayment of borrowings, we cannot ensure that we will have sufficient assets and funds to repay the borrowings under our debt agreements or meet our obligations under the exchange notes or our other indebtedness.

Certain of our subsidiaries will be unrestricted subsidiaries and will not be subject to the covenants contained in the indenture that govern the exchange notes.

UK Propco and Asia Joint Venture are designated as unrestricted subsidiaries under the indenture governing the exchange notes. In accordance with the indenture, for so long as the 2017 Notes are outstanding, the Company is required to include a presentation of total debt, property, plant and equipment, net, and Adjusted EBITDA of UK Propco, which owns or leases substantially all of our stores in the United Kingdom and leases them to our U.K. operating company, for so long as it is an Unrestricted Subsidiary that constitutes a Significant Subsidiary, each as defined in the indenture.

As of July 28, 2012, UK Propco has $641 million in total debt and $195 million in property, plant and equipment, net. For the fiscal year ended 2011, UK Propco Adjusted EBITDA was $53 million of our consolidated Adjusted EBITDA, which was calculated as operating earnings of $49 million, plus depreciation and amortization expense of $4 million, with no further adjustments. For the twenty-six weeks ended July 28, 2012, UK Propco Adjusted EBITDA was $28 million of our consolidated Adjusted EBITDA, which was calculated as operating earnings of $26 million, plus depreciation and amortization expense of $2 million, with no further adjustments. The indenture under which the exchange notes were issued permits these subsidiaries to incur additional indebtedness without any limitation. In addition, we may re-designate any unrestricted subsidiary as a restricted subsidiary subject to the conditions set forth in the indenture governing the exchange notes. Depending on the amount of indebtedness of such unrestricted subsidiaries at the time of such designation, any such re-designation could have effect of reducing the amount of indebtedness which we would be permitted to incur under the indenture governing the exchange notes.

Risks Relating to the Exchange Notes

Federal and state statutes may allow courts, under specific circumstances, to void the exchange notes, subordinate claims in respect of the exchange notes and/or require holders of the exchange notes to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the exchange notes could be voided, or claims in respect of the exchange notes could be subordinated to our other debt, if the issuance of the exchange notes was found to have been made for less than their reasonable equivalent value at the time we incurred the indebtedness evidenced by the exchange notes:

•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our or their ability to pay such debts as they mature.

A court might also void the issuance of the exchange notes, without regard to the above factors if the court found that we issued the exchange notes with actual intent to hinder, delay or defraud our or their respective creditors.

A court would likely find that we did not receive reasonably equivalent value or fair consideration for the exchange notes, respectively, if we or did not substantially benefit directly or indirectly from the issuance of the exchange notes. If a court were to void the issuance of the exchange notes, you would no longer have a claim against us, as applicable. Sufficient funds to repay the exchange notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from us.

In addition, any payment by us pursuant to the exchange notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outside party more than such creditors would have received in a distribution under the Bankruptcy Code.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets;

•

the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the incurrence of indebtedness represented by the exchange notes and the application of the proceeds therefrom, we will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not incur debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the exchange notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of the exchange notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the exchange notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

We may not be able to finance a change of control offer required by the indenture governing the exchange notes.

Upon a change of control, as defined under the indenture governing the exchange notes, you will have the right to require us to offer to purchase all of the exchange notes then outstanding at a price equal to 101% of the principal amount of the exchange notes, plus accrued interest. Our subsidiaries’ credit facilities also provide, and future credit agreements or other agreements relating to indebtedness to which the Issuer or its subsidiaries become a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a change of control under the indenture governing the exchange notes). In addition, certain indebtedness would also likely require certain of our subsidiaries to make an offer to repurchase such indebtedness under certain change of control events with respect to the Issuer (including a change of control under the indenture). If we fail to make such an offer, this would also constitute a default under the terms of such indebtedness. If we experience a change of control that triggers a default under existing indebtedness of the Issuer or its subsidiaries, we could seek a waiver of such default or seek to refinance such Indebtedness. In the event we do not obtain such a waiver or refinance the applicable indebtedness, such default could result in amounts outstanding under our indebtedness being declared due and payable. In order to obtain sufficient funds to pay the purchase price of the outstanding exchange notes and other indebtedness, we expect that we would have to refinance the exchange notes and other indebtedness. We cannot assure you that we would be able to refinance the exchange notes and other indebtedness on reasonable terms, if at all. Our failure to offer to purchase all outstanding exchange notes or other applicable indebtedness or to purchase all validly tendered exchange notes or other applicable indebtedness would be an event of default under the indenture or instruments governing our subsidiaries’ other indebtedness, as applicable. Further, the indenture governing the exchange notes may not afford you protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting us that may adversely affect you, if such transaction is not the type of transaction included within the indenture’s definition of change of control. A transaction involving our management will result in a change of control only if it is the type of transaction specified in such definition. In addition, while certain transactions affecting us may constitute a change of control under the indenture, only the Company will be required to make a change of control offer. See “Description of Notes— Repurchase at the Option of Holders—Change of Control.”

From and during the time when the exchange notes are rated “investment grade”, we will not be subject to most of the covenants in the indenture governing the exchange notes.

At any time when the exchange notes are rated “investment grade” by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., we will not be subject to most of the covenants contained in the indenture governing the exchange notes (a “Covenant Suspension”). This may permit the taking of actions that would be detrimental to the interests of the holders of the exchange notes and that would otherwise have been prohibited by those covenants, including the covenants that limit our ability to incur additional indebtedness and pay dividends or make other distributions. In addition, if the exchange notes are no longer rated investment grade and a Covenant Suspension no longer applies any actions taken during a Covenant Suspension will not be an Event of Default under the Indenture.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, our capitalization, as adjusted for the offering of the outstanding notes as described under “Capitalization,” will not change due to the issuance of the exchange notes.

CAPITALIZATION

The following table sets forth the Company’s cash and cash equivalents and capitalization as of July 28, 2012 on an actual basis and on an as-adjusted basis to give effect to the offering of the outstanding notes (after deducting estimated discounts, commissions and offering expenses) and the application of the net proceeds as if they had occurred on such date. Other than the 2017 Notes, our 7.375% Senior Notes due fiscal 2018 and our 8.750% debentures due fiscal 2021, all of our indebtedness are obligations of certain of our subsidiaries.

You should read this table in conjunction with “Prospectus Summary—Summary Historical Financial and Other Data,” “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” “Description of Other Indebtedness” and the Company’s consolidated financial statements along with the condensed consolidated interim financial statements and the related notes thereto included elsewhere in this prospectus.

	As of July 28, 2012
	Actual	As Adjusted
	(amounts in millions)
Cash and cash equivalents	$531	$533

Short-term borrowings:
Labuan uncommitted lines of credit	14	14

Long-term debt:
French real estate credit facility, due fiscal 2012	75	75
Spanish real estate credit facility, due fiscal 2012	156	156
U.K. real estate senior credit facility, due fiscal 2013 (1)	546	546
U.K. real estate junior credit facility, due fiscal 2013 (1)	95	95
7.875% senior notes, due fiscal 2013 (2)(3)	399	—
Toys-Japan unsecured credit lines, expire fiscals 2013-2014 (4)	116	116
ABL Facility (5)(6)	—	—
Toys-Japan 1.85%-2.85% loans due fiscals 2013-2016	154	154
European and Australian asset-based revolving credit facility, expires fiscal 2016	—	—
Secured term loan facility, due fiscal 2016 (5)	680	680
7.375% senior secured notes, due fiscal 2016 (5)	363	363
10.750% senior notes, due fiscal 2017 (7)	932	932
8.500% senior secured notes, due fiscal 2017 (8)	717	717
Incremental secured term loan facility, due fiscal 2018 (5)	393	393
Second incremental secured term loan facility, due fiscal 2018 (5)(9)	221	221
7.375% senior notes, due fiscal 2018 (2)	404	404
8.750% debentures, due fiscal 2021 (10)	22	22
Finance obligations associated with capital projects	153	153
10.375% Senior Notes due fiscal 2017 (2)	—	446
Capital lease obligations	38	38

Total	5,464	5,511
Less current portion (11)	985	985

Total long-term debt (12)	4,479	4,526
Total stockholders’ equity	343	324	(13)
Total capitalization	$5,821	$5,849

(1)

We have an off-balance sheet arrangement as a result of the February 2006 credit agreement between Toys “R” Us Properties (UK) Limited (“UK Propco”) and Vanwall Finance PLC (“Vanwall”), a special purpose entity established with the limited purpose of issuing notes, and entering into the credit agreement with UK Propco. On February 9, 2006, Vanwall issued £355.8 million of multiple classes of commercial mortgage backed floating rate notes (the “Floating Rate Notes”) to third party investors, which are publicly traded on the Irish Stock Exchange Limited. The proceeds from the Floating Rate Notes issued by Vanwall were used to fund the senior U.K. real estate facility to UK Propco. In fiscal 2010, we acquired from an unaffiliated party $17 million of face value debt securities of Vanwall for approximately $9 million. During fiscal 2011, we acquired from unaffiliated parties $36 million face value debt securities of Vanwall for approximately $26 million. This debt matures on April 7, 2013. These debt securities are included in Other assets within the consolidated balance sheets and are classified as held-to-maturity debt and are reported at amortized cost.
(2)	Represents obligations of TRU.
(3)	On August 1, 2012, we completed the offering of $450 million aggregate principal amount of the outstanding notes. The net proceeds were primarily used to redeem on August 31, 2012 the $400 million outstanding principal amount of our 7.875% senior notes due fiscal 2013 (the “2013 Notes”), plus fees. As a result of this refinancing, the 2013 Notes are classified as long-term as of July 28, 2012.
(4)	Toys “R” Us-Japan, Ltd. (“Toys-Japan”) currently has an agreement with a syndicate of financial institutions, which includes two unsecured loan commitment lines of credit (“Tranche 1” and “Tranche 2”). On June 25, 2012, Toys-Japan amended the terms under Tranche 1 and entered into an agreement to refinance Tranche 2 of its committed lines of credit. Represents obligations of Toys-Japan.
(5)	Represents obligations of Toys-Delaware.
(6)	The maximum size of the ABL facility is $1.85 billion.
(7)	Represents obligations of TRU Propco I and its subsidiaries.
(8)	Represents obligations of TRU Propco II.
(9)	On April 10, 2012, Toys-Delaware and certain of its subsidiaries issued a new tranche of term loans in an aggregate principal amount of $225 million (“Second Incremental Secured Term Loan”). Pursuant to the terms of the agreement, Toys-Delaware is required to make quarterly principal payments equal to 0.25% ($2.25 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of Long-term debt on our condensed consolidated balance sheet as of July 28, 2012.
(10)	Represents obligations of TRU and Toys–Delaware.
(11)	Current portion of Long-term debt as of July 28, 2012 is primarily comprised of $546 million of U.K. real estate senior credit facility due April 7, 2013; $156 million of our Spanish real estate credit facility due February 1, 2013; $95 million of our U.K. real estate junior credit facility due April 7, 2013; and $75 million of our French real estate credit facility due February 1, 2013.
(12)	We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 of our consolidated financial statements entitled “Derivative instruments and hedging activities” for further details.
(13)	Reflects the write-off of deferred financing fees, previous original issue discount and fair value adjustments of approximately $1 million, along with a make-whole premium of approximately $18 million relating to the redemption of the 2013 Notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Set forth below is selected historical financial and other data of the Company at the dates and for the periods indicated. We derived the summary historical statement of operations and statement of cash flows data for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010, and balance sheet data as of January 28, 2012 and January 29, 2011 from our historical audited consolidated financial statements included elsewhere in this prospectus. We derived the summary historical statement of operations and statement of cash flows data for the fiscal years ended January 31, 2009 and February 2, 2008 and the balance sheet data as of January 30, 2010, January 31, 2009 and February 2, 2008 presented in this table from our consolidated financial statements not included in this prospectus.

We derived the summary condensed consolidated financial data for the twenty-six week periods ended July 28, 2012 and July 30, 2011 from our unaudited condensed consolidated interim financial statements, included elsewhere in this prospectus. Our unaudited condensed consolidated interim financial statements were prepared on a basis consistent with our audited consolidated financial statements. In management’s opinion, the unaudited condensed consolidated interim financial statements include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of those statements.

Our historical results are not necessarily indicative of future operating results and our interim results for the twenty-six weeks ended July 28, 2012 are not projections for the results to be expected for the fiscal year ended February 2, 2013.

The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to the information presented under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and condensed consolidated interim financial statements and the related notes thereto appearing elsewhere in this prospectus.

	Fiscal Years Ended(1)							26 Weeks Ended
(In millions, except number of stores and share data)	February 2, 2008	January 31, 2009		January 30, 2010		January 29, 2011	January 28, 2012	July 30, 2011	July 28, 2012
Statement of Operations Data:
Net sales	$13,794	$13,724		$13,568		$13,864	$13,909	$5,284	$5,164
Cost of sales	8,987	8,976		8,790		8,939	8,939	3,281	3,149

Gross margin	4,807	4,748		4,778		4,925	4,970	2,003	2,015

Selling, general and administrative expenses(2)	3,801 (3)	3,856	(3)	3,730		3,942 (4)	4,029	1,782	1,785
Depreciation and amortization	394	399		376		388	403	200	200
Other income, net(5)	(84)	(128	)(6)	(112	)(7)	(51)	(44)	(20)	(23)

Total operating expenses	4,111	4,127		3,994		4,279	4,388	1,962	1,962
Operating earnings	696	621		784		646	582	41	53
Interest expense	(503)	(419)		(447)		(521)	(442)	(240)	(215)
Interest income	27	16		7		7	10	4	8

Earnings (loss) before income taxes	220	218		344		132	150	(195)	(154)
Income tax expense (benefit)	65	7		40		(35)	(1)	(94)	(58)

Net earnings (loss)	155	211		304		167	151	(101)	(96)

Less: Net earnings (loss) attributable to noncontrolling interest	2	(7)		(8)		(1)	2	—	—

Net earnings (loss) attributable to Toys “R” Us, Inc.	$153	$218		$312		$168	$149	$(101)	$(96)

Share Data:
Earnings (loss) per common share attributable to common shareholders(8):
Basic	$3.13	$4.45		$6.37		$3.43	$2.98	$(2.06)	$(2.16)
Diluted	3.11	4.43		6.33		3.36	2.91	$(2.06)	$(2.16)
Weighted average shares used in computing per share amounts:
Basic	48,829,385	48,936,391		48,962,152		48,941,118	48,979,571	48,966,304	49,035,255
Diluted	49,186,860	49,226,421		49,304,963		49,981,504	50,149,212	48,966,304	49,035,255

	Fiscal Years Ended(1)					26 Weeks Ended
(In millions, except number of stores and share data)	February 2, 2008	January 31, 2009	January 30, 2010	January 29, 2011	January 28, 2012	July 30, 2011	July 28, 2012
Statement of Cash Flows:
Net cash provided by (used in)
Operating activities	$527	$525	$1,014	$220	$319	$(714)	$(346)
Investing activities	(416)	(259)	(37)	(281)	(454)	(127)	(123)
Financing activities	(152)	(223)	(626)	(53)	(185)	161	309

Balance Sheet Data (end of period):
Working capital	$685	$617	$619	$534	$708	$1,143	$373
Property and equipment, net	4,385	4,187	4,084	4,061	4,052	4,081	3,951
Total assets	8,952	8,411	8,577	8,832	8,842	8,642	8,654
Total debt (9)	5,874	5,545	5,196	5,288	5,170	5,534	5,478
Total stockholders’ (deficit) equity	(235)	(152)	117	343	503	321	343

Other Financial and Operating Data:
Number of stores—Domestic (at period end) (10)	845	846	849	868	876	874	874
Number of stores—International—operated (at period end) (10)	504	504	514	524	626	525	646
Total operated stores (at period end) (10)	1,349	1,350	1,363	1,392	1,502	1,399	1,520
Number of stores—International—Licensed (at period end)	211	209	203	220	151	230	151
Capital expenditures	$326	$395	$192	$325	$380	$141	$126
Ratio of earnings to fixed charges (11)	1.34	1.35	1.50	1.17	1.22		—	(12)

(1)	Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. All fiscal years presented are based on a 52-week period.
(2)	Includes the impact of restructuring and other charges.
(3)	Includes a contract termination payment of $19 million related to the pre-tax settlement between Toys-Japan and McDonald’s Japan in fiscal 2008. A $5 million pre-tax reserve had previously been established in fiscal 2007.
(4)	Includes a pre-tax reserve of $23 million for certain legal matters, a $16 million pre-tax non-cash cumulative correction of prior period straight-line lease accounting. Includes a $6 million pre-tax incremental compensation expense related to the repurchase obligations of awards by the Company upon termination. Includes $6 million in pre-tax state and city property transfer taxes recognized in fiscal 2010 related to the merger transaction in fiscal 2005.
(5)	Includes $17 million, $78 million, $20 million, $20 million and $22 million of pre-tax gift card breakage income in fiscals 2007, 2008, 2009, 2010 and 2011, respectively.

Includes $8 million and $9 million of pre-tax gift card breakage income for the twenty-six weeks ended July 30, 2011 and July 28, 2012, respectively.

Includes the pre-tax impact of net gains on sales of properties of $33 million, $5 million, $6 million, $10 million and $3 million in fiscals 2007, 2008, 2009, 2010 and 2011, respectively.

Includes the pre-tax impact of net gains on sales of properties of $1 million and $4 million for each of the twenty-six weeks ended July 30, 2011 and July 28, 2012.

Includes pre-tax impairment losses on long-lived assets of $13 million, $33 million, $7 million, $11 million and $6 million in fiscals 2007, 2008, 2009, 2010 and 2011, respectively.

Includes pre-tax impairment losses on long-lived assets of $2 million for each of the twenty-six weeks ended July 30, 2011 and July 28, 2012.

(6)	Includes a $39 million pre-tax gain related to the substantial liquidation of the operations of TRU (HK) Limited, our wholly-owned subsidiary.
(7)	Includes a $51 million pre-tax gain related to the litigation settlement with Amazon.
(8)	For fiscal 2011, earnings per share was computed using Net earnings attributable to common shareholders of $146 million and for the twenty-six weeks ended July 28, 2012, loss per share was computed using Net loss attributable to common shareholders of $106 million, which has been adjusted for the changes in the carrying amount of the redeemable Noncontrolling interest using the two-class method. This application of the guidance did not have an impact on prior period earnings (loss) per share. Refer to Note 1 to the consolidated financial statements and our condensed consolidated interim financial statements included elsewhere in the prospectus, entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.
(9)	Includes current portion of long-term debt and short-term borrowings. See Note 2 to our consolidated financial statements and our condensed consolidated interim financial statements included elsewhere in this prospectus entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for further information.
(10)	During the fiscal 2011 holiday season, we operated 208 Express store locations (consisting of 141 Express stores in our Domestic segment and 67 Express stores in our International segment). As of July 28, 2012, we operated 118 Express stores, including 46 stores with a cumulative lease term of at least two years which have been included in our store count.

As a result of the Labuan acquisition, on October 31, 2011, 90 of our licensed stores became part of our operated locations upon acquisition. As of January 28, 2012 and July 28, 2012, International operated stores includes 92 and 99 Labuan stores, respectively.

(11)	For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations before noncontrolling interest and income taxes, (ii) interest expense, including the portion of rents representative of an interest factor and (iii) amortization of debt issuance costs. Fixed charges consist of interest expense, amortization of debt issuance costs and the portions of rents representative of an interest factor. Refer to the calculation included elsewhere in the exhibits to the registration statement of which this prospectus forms a part.
(12)	The portion of rents representative of an interest factor for the twenty-six weeks ended July 28, 2012, was derived from the minimum annual rental commitments as of January 28, 2012, as there has not been a material change in lease commitments since the end of fiscal year 2011. For the twenty-six weeks ended July 28, 2012, the ratio of earnings to fixed charges was less than 1:1. The Company would have needed to generate additional earnings of $154 million to achieve a coverage ratio of 1:1 for the twenty-six weeks ended July 28, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of our Financial Condition and Results of Operations (“MD&A”) with “Selected Historical Financial and Other Data” and the historical financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited, to those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read “Disclosure Regarding Forward-Looking Statements” and “Risk Factors.”

Our MD&A includes the following sections:

•	Executive Overview provides an overview of our business.

•

Results of Operations provides an analysis of our financial performance and of our consolidated and segment results of operations for the twenty-six weeks ended July 28, 2012 compared to the twenty-six weeks ended July 30, 2011, fiscal 2011 compared to fiscal 2010 and fiscal 2010 compared to fiscal 2009.

•	Liquidity and Capital Resources provides an overview of our financial, capital expenditures, cash flows and contractual obligations.

•	Critical Accounting Policies provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.

•

Recently Adopted Accounting Pronouncements provides a brief description of significant accounting standards which were adopted during the twenty-six weeks ended July 28, 2012 and fiscal 2011. See Note 19 to our consolidated financial statements and Note 11 to our condensed consolidated financial statements included elsewhere in this prospectus entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for accounting standards which we have not yet been required to implement and may be applicable to our future operations.

Executive Overview

Our Business

We are the leading global specialty retailer of toys and juvenile products as measured by Net sales. Toys “R” Us is recognized as the toy and juvenile authority. Our brand names are highly recognized in North America, Europe and Asia, and our expertise in the toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. We believe we offer the most comprehensive year-round selection of toys and juvenile products among omnichannel retailers, including a broad assortment of private label and exclusive merchandise unique to our stores.

As of July 28, 2012, we operated 1,520 stores and licensed an additional 151 stores. These stores are located in 36 countries and jurisdictions around the world under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Express stores, smaller format stores primarily open on a short-term basis during the holiday season. During the fiscal 2011 holiday season, we operated 208 Express store locations. As of July 28, 2012, we operated 118 Express stores including 46 stores with a cumulative lease term of at least two years which have been included in our store count. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as other Internet sites we operate in our international markets. For fiscal 2011, we generated Net sales of $13.9 billion, Net earnings of $149 million and Adjusted EBITDA of $1.1 billion and for the twenty-six weeks ended July 28, 2012, we generated Net sales of $5.2 billion, Net loss of $96 million and Adjusted EBITDA of $267 million. For the definition of Adjusted EBITDA, an explanation of why we present it and a description of the limitations of this non-GAAP measure, as well as a reconciliation to Net earnings, see “Prospectus Summary—Summary Historical Financial and Other Data.”

We have developed a juvenile integration strategy which includes a new store format with an integrated “one-stop shopping” environment for our guests by combining the Toys “R” Us and Babies “R” Us merchandise offerings under one roof. We call this format a side-by-side (“SBS”) store. SBS stores are a combination of Toys “R” Us stores and Babies “R” Us stores, and may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, SBS stores may also be constructed in a new location and market.

The integration of juvenile merchandise with toy and entertainment offerings has allowed us to create a “one-stop shopping” experience for our guests, and enabled us to obtain the sales and operating benefits associated with combining product lines under one roof. Our product assortment allows us to capture new parents as customers during pregnancy, helping them prepare for the arrival of their newborn. We then become a resource for infant products such as baby formula, diapers and solid foods, as well as baby clothing and learning aids. We believe this opportunity to establish first contact with new parents enables us to develop long-lasting customer relationships with them as their children grow and they transition to becoming consumers of our toy products. We continue to build on these relationships as these children mature and eventually become parents themselves. Additionally, juvenile merchandise such as baby formula, diapers and infant clothing provide us with a mitigant to the inherent seasonality in the toy business.

In connection with our juvenile integration strategy, we continue to increase the number of SBS stores both domestically and internationally. As of July 28, 2012, we have converted 267 existing stores into a SBS store format. In addition, we have opened 85 SBS stores (49 of which were relocations of existing stores). We expect that our integrated store format will continue to be a significant driver of our revenue and profit growth going forward.

In addition to our SBS store format, we continue to enhance our juvenile integration strategy with our Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats which devote additional square footage to our juvenile products within our traditional Toys “R” Us stores. Since implementing these integrated store formats, we have augmented 97 existing Toys “R” Us stores with these layouts.

We leverage our e-commerce business by integrating our Internet capabilities with our stores. The “Buy Online, Pick Up In Store” program is available within all stores in the United States and the United Kingdom, with the exception of Express stores. It offers customers the ability to browse and shop from the comfort of their own homes, while giving them the flexibility to pick up their purchases in-store. Our websites allow guests to determine if an item is in-stock at a particular store, as well as allow them to return items purchased on-line at our stores. We expect to expand these capabilities to other foreign markets in the near future. Additionally, our loyalty programs, including baby registry, birthday club and Rewards “R” Us programs, all offer on-line functionality which deepens our relationship with our guests and complements the in-store experience.

To provide additional support for our growing e-commerce business, we opened a distribution center in McCarran, Nevada in fiscal 2011, dedicated to the fulfillment of on-line orders. Additionally in fiscal 2011, we began the “Ship from Store” program, which leverages inventory from the majority of our Domestic stores to improve the speed with which customers receive their items, as well as provide an additional option to fulfill on-line orders. Internationally, we have an existing on-line presence in Australia, Austria, Canada, France, Germany, Japan, the Netherlands, Portugal, Spain, Switzerland and the United Kingdom. In addition, during fiscal 2012 we expect to have an on-line presence in China. We believe our global e-commerce platform provides the on-going potential to enter new international markets where we do not have any physical stores. For fiscals 2011, 2010 and 2009, our e-commerce business generated net sales of approximately $1.0 billion, $782 million and $602 million, respectively.

We believe that we may have the potential to grow the number of stores in our store portfolio. We believe this opportunity exists in new international markets, particularly those in the emerging economies which are seeing overall GDP growth and rising incomes, as well as in the United States and our existing international markets.

In line with our strategy to expand our global reach to new international markets, on October 31, 2011, we acquired a 70% ownership interest in Toys (Labuan) Holding Limited (“Labuan”) from Li & Fung Retailing Limited (“Li & Fung”). As of July 28, 2012, Labuan operated 99 Toys “R” Us retail stores (90 of which were acquired in 2011) in Brunei, China, Hong Kong, Malaysia, Singapore, Taiwan and Thailand. In our store count, these stores are considered part of our operated locations upon acquisition. Additionally, Labuan has sublicensed to a third party the right to operate stores in the Philippines and Macau. Refer to Note 17 to our consolidated financial statements entitled “ACQUISITIONS” for further details. Additionally, in the current fiscal year, we established wholly-owned business operations in Poland where we opened our first store in the capital city of Warsaw.

We will continue to focus on expanding our gross margins primarily through optimizing pricing, increasing our private label penetration and increasing our use of direct sourcing. We will also continue to optimize our cost structure and enhance efficiencies throughout the organization to manage our selling, general and administrative expenditures.

As of July 28, 2012, we operated all of the “R” Us branded retail stores in the United States and Puerto Rico and approximately 81% of the 797 “R” Us branded retail stores internationally (excluding temporary Express store locations). The balance of the “R” Us branded retail stores outside the United States are operated by licensees. Licensing fees did not have a material impact on our Net sales.

As of July 28, 2012, we operated 1,520 retail stores and licensed an additional 151 retail stores worldwide in the following formats:

Operated Stores

•

862 traditional toy stores, which typically range in size from 20,000 to 50,000 square feet and devote approximately 7,000 square feet to boutique areas for juvenile products (BRU Express and Juvenile Expansion formats devote approximately an additional 3,000 square feet and 1,000 square feet, respectively, for juvenile products);

•

352 SBS stores, which typically range in size from 30,000 to 70,000 square feet and devote approximately 20,000 to 40,000 square feet to traditional toy products and approximately 10,000 to 30,000 square feet to juvenile products;

•	257 juvenile stores, which typically range in size from 30,000 to 45,000 square feet and devote approximately 4,000 to 5,000 square feet to traditional toy products;

•	46 Express stores, which typically range in size from 2,000 to 7,000 square feet, each with a cumulative lease term of at least two years; and

•

3 flagship store locations (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue and the Babies “R” Us store in Union Square – all in New York City), which range in size from approximately 55,000 to 105,000 square feet.

Licensed Stores

•	151 “R” Us branded retail stores ranging in various sizes.

In addition to these stores, during the fiscal 2011 holiday selling season, we operated an additional 177 temporary Express stores globally in shopping malls, outlet malls and other shopping centers located in high traffic areas. As of July 28, 2012, 118 Express stores remained open. These locations typically range in size from approximately 2,000 to 7,000 square feet.

Our extensive experience in retail site selection has resulted in a portfolio of stores that includes attractive locations in many of our chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, we select a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores, visibility and parking capacity.

Our Business Segments

Our business has two reportable segments: Domestic and Toys “R” Us – International (“International”). See Note 11 to our consolidated financial statements entitled “SEGMENTS” for our segments’ financial results for fiscals 2011, 2010 and 2009 and Note 6 to our condensed consolidated interim financial statements entitled “SEGMENTS” for our segments’ financial results for the twenty-six weeks ended July 28, 2012 and July 30, 2011. The following is a brief description of our segments:

•

Domestic — Our Domestic segments sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 874 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Net sales in the twenty-six weeks ended July 28, 2012 were derived from 400 traditional toy stores (including 82 BRU Express and Juvenile Expansion formats), 242 juvenile stores, 193 SBS stores, 36 permanent Express stores and our three flagship stores in New York City. Additionally, we generated Net sales through our temporary Express store locations. Based on Net sales, we are the largest specialty retailer of toys in the United States and Puerto Rico. Domestic Net sales were $3.1 billion and $8.4 billion for the twenty-six weeks ended July 28, 2012 and fiscal 2011, respectively, which accounts for 60% of our consolidated Net sales.

•

International — Our International segment sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 646 operated and 151 licensed stores in 35 countries and jurisdictions and through the Internet. In addition to fees received from licensed stores, International Net sales in the twenty-six weeks ended July 28, 2012 were derived from 462 traditional toy stores (including 15 BRU Express formats), 159 SBS stores, 15 juvenile stores and 10 permanent Express stores. Additionally, we generated Net sales through our temporary Express store locations. Our operated stores are located in Australia, Austria, Canada, France, Germany, Japan, Poland, Portugal, Spain, Switzerland and the United Kingdom. Beginning in the fourth quarter of fiscal 2011, as a result of the acquisition of our interest in Labuan, we operate Toys “R” Us retail stores in Brunei, China, Hong Kong, Malaysia, Singapore, Taiwan and Thailand. International Net sales were $2 billion and $5.5 billion for the twenty-six weeks ended July 28, 2012 and fiscal 2011, respectively, which accounts for 40% of our consolidated Net sales.

In order to properly judge our business performance, it is necessary to be aware of the following challenges and risks:

•

Liquidity and capital requirements — Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could have a significant negative effect on our business.

•

Growth opportunities — If we cannot implement our juvenile integration strategy or open new stores, our future growth will be adversely affected. Additionally, the success and expansion of our e-commerce business depends on our ability to provide quality service to our Internet customers and if we are not able to provide such services, our future growth will be adversely affected.

•

Seasonality — Our business is highly seasonal with sales and earnings highest in the fourth quarter. During fiscals 2011, 2010 and 2009, approximately 43%, respectively, of the Net sales from our worldwide business and a substantial portion of our earnings were generated in the fourth quarter. Our results of operations depend significantly upon the fourth quarter holiday selling season.

•

Spending patterns and product migration — Many economic and other factors outside our control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels, inflation and deflation, as well as the availability of consumer credit, affect consumer spending habits.

•

Increased competition — Our businesses operate in a highly competitive retail market. We compete on the basis of product variety, price, quality, availability, advertising and promotion, convenience or store location, safety, customer support and service. We face strong competition from discount and mass merchandisers, national and regional chains and department stores, consumer electronics retailers, local retailers in the market areas we serve and Internet and catalog businesses. Price competition in our retailing business continued to be intense during the fiscal 2011 fourth quarter.

•

Video games and video game systems — Video games and video game systems represent a significant portion of our entertainment category. Video games and video game systems have accounted for 8%, 9% and 11% of our annual Net sales for fiscals 2011, 2010 and 2009, respectively. Due to the intensified competition as well as the maturation of new technology, sales of video games and video game systems will periodically experience volatility that may impact our financial performance. Our entertainment category, which includes video games and video game systems, had a gross margin rate between approximately 15% and 17% for the past three fiscal years.

Results of Operations

Financial Performance for the Twenty-Six Weeks Ended July 28, 2012

As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the twenty-six weeks ended July 28, 2012 compared to the twenty-six weeks ended July 30, 2011.

	26 Weeks Ended
($ In millions)	July 28, 2012	July 30, 2011
Net sales	$5,164	$5,284
Gross margin	2,015	2,003
Gross margin as a percentage of Net sales	39.0%	37.9%
Selling, general and administrative expenses	$1,785	$1,782
Selling, general and administrative expenses as a percentage of Net sales	34.6%	33.7%
Net loss	$(96)	$(101)

Net sales decreased by $120 million for the twenty-six weeks ended July 28, 2012, respectively, compared to the same period last year. Foreign currency translation decreased Net sales by $61 million for the twenty-six weeks ended July 28, 2012. Excluding the impact of foreign currency translation, the decline in Net sales was primarily due to a decrease in comparable store net sales. Partially offsetting the decrease in Net sales was an increase in net sales from new locations within our International segment, including stores acquired in the Labuan acquisition.

Gross margin, as a percentage of Net sales for the twenty-six weeks ended July 28, 2012 increased by 1.1 percentage points, compared to the same period last year primarily as a result of margin rate improvements in certain categories and improvements in sales mix away from lower margin products.

Selling, general and administrative expenses (“SG&A”) for the twenty-six weeks ended July 28, 2012 increased by $3 million, compared to the same period last year primarily as a result of an increase in rent expense. Foreign currency translation decreased SG&A by approximately $23 million for the twenty-six weeks ended July 28, 2012.

Net loss for the twenty-six weeks ended July 28, 2012 decreased by $5 million compared to the same period last year primarily as a result of a decrease in Interest expense, an increase in Gross margin dollars and an increase in Interest income. This was partially offset by a decrease in Income tax benefit.

Comparable Store Net Sales

In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.

Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and on-line, we can better gauge how the core store base and e-commerce businesses are performing since comparable store net sales excludes the impact of store openings and closings.

Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly, and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses the change in our comparable store net sales for the twenty-six weeks ended July 28, 2012 and July 30, 2011:

	26 Weeks Ended
	July 28, 2012 vs. 2011	July 30, 2011 vs. 2010
Domestic	(2.1)%	(2.1)%
International(1)	(4.8)%	(2.0)%

(1)	International comparable store net sales does not include stores acquired in the Labuan acquisition as they have not been included in our operations for at least 56 weeks (1 year and 4 weeks).

Percentage of Net Sales by Product Category

	26 Weeks Ended
Domestic:	July 28, 2012	July 30, 2011
Core Toy	11.2%	10.8%
Entertainment	7.4%	8.5%
Juvenile	49.1%	49.4%
Learning	15.9%	15.0%
Seasonal	14.9%	14.8%
Other (1)	1.5%	1.5%

Total	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

	26 Weeks Ended
International:	July 28, 2012	July 30, 2011
Core Toy	18.7%	18.3%
Entertainment	9.2%	10.0%
Juvenile	27.9%	28.1%
Learning	24.1%	22.2%
Seasonal	19.3%	20.4%
Other (1)	0.8%	1.0%

Total	100%	100%

(1)	Consists primarily of license fees from unaffiliated third parties and other non-product related revenues.

Store Count by Segment

	July 28, 2012	July 30, 2011	Change
Domestic (1)	874	874	—
International - Operated (2)(3)	646	525	121
International - Licensed (3)	151	230	(79)

Total(4)	1,671	1,629	42

(1)	Store count as of July 28, 2012 includes 193 SBS stores, 20 BRU Express stores and 62 Juvenile Expansions. Store count as of July 30, 2011 included 149 SBS stores, 14 BRU Express stores and 65 Juvenile Expansions.
(2)	Store count as of July 28, 2012 includes 159 SBS stores and 15 BRU Express stores. Store count as of July 30, 2011 included 131 SBS stores and eight BRU Express stores.
(3)	Operated store count as of July 28, 2012 includes 99 stores in China and Southeast Asia in conjunction with the acquisition of Labuan on October 31, 2011, 86 of which were previously licensed as of July 30, 2011. Refer to Note 9 to the condensed consolidated financial statements entitled “Acquisitions and Dispositions” for further details.
(4)	Express stores with a cumulative lease term of at least two years are included in our overall store count, while the remaining locations are excluded. As of July 28, 2012, there were 77 Domestic and 41 International Express stores open, 36 and 10 of which have been included in our overall store count within our Domestic and International segments, respectively. As of July 30, 2011, there were 76 Domestic and 15 International Express stores open, 25 of which were included in our overall store count within our Domestic segment, and none of which were included within our International segment.

Net Loss

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	Change
Toys “R” US—Consolidated	$(96)	$(101)	$5

Net loss decreased by $5 million to $96 million for the twenty-six weeks ended July 28, 2012, compared to $101 million for the same period last year. The decrease in Net loss was primarily due to a decrease in Interest expense of $25 million predominantly due to a reduction in expense related to our derivative instruments. Additionally contributing to the decrease in Net loss was an increase in Gross margin dollars of $12 million primarily related to margin rate improvements in certain categories and improvements in sales mix away from lower margin products, and an increase in Interest income of $4 million. Partially offsetting these amounts was a decrease in Income tax benefit of $36 million.

Net Sales

	26 Weeks Ended
					Percentage of Net Sales
($ In millions)	July 28, 2012	July 30, 2011	$ Change	% Change	July 28, 2012	July 30, 2011
Domestic	$3,122	$3,217	$(95)	(3.0)%	60.5%	60.9%
International	2,042	2,067	(25)	(1.2)%	39.5%	39.1%

Toys “R” US – Consolidated	$5,164	$5,284	$(120)	(2.3)%	100.0%	100.0%

Net sales decreased by $120 million or 2.3%, to $5,164 million for the twenty-six weeks ended July 28, 2012, compared to $5,284 million for the same period last year. Net sales for the twenty-six weeks ended July 28, 2012 included the impact of foreign currency translation, which decreased Net sales by approximately $61 million.

Excluding the impact of foreign currency translation, the decrease in Net sales for the twenty-six weeks ended July 28, 2012 was primarily due to a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by higher average transaction amounts and an increase in net sales from our Internet operations. Additionally offsetting the decrease in Net sales was an increase in net sales from new locations within our International segment, including stores acquired in the Labuan acquisition.

Domestic

Net sales for the Domestic segment decreased by $95 million or 3.0%, to $3,122 million for the twenty-six weeks ended July 28, 2012, compared to $3,217 million for the same period last year. The decrease in Net sales was primarily a result of a decrease in comparable store net sales of 2.1%.

The decrease in comparable store net sales resulted primarily from decreases in our entertainment and juvenile categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our juvenile category was primarily due to decreased sales of furniture and infant care products. Partially offsetting these decreases was an increase in our learning category primarily as a result of increased sales of construction toys.

International

Net sales for the International segment decreased by $25 million or 1.2%, to $2,042 million for the twenty-six weeks ended July 28, 2012, compared to $2,067 million for the same period last year. Excluding a

$61 million decrease in Net sales due to foreign currency translation, International Net sales increased primarily as a result of net sales from new locations. The increase in net sales from new locations was offset by a decrease in comparable store net sales of 4.8%.

The decrease in comparable store net sales resulted primarily from decreases in our seasonal, core toy and entertainment categories. The decrease in our seasonal category was primarily due to decreased sales of outdoor products. The decrease in our core toy category was primarily due to a decline in sales of action figures. The decrease in our entertainment category was primarily due to decreased sales of video game systems and software. Partially offsetting these decreases was an increase in our learning category primarily as a result of increased sales of construction toys.

Cost of Sales and Gross Margin

We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	26 Weeks Ended
				Percentage of Net Sales
($ In millions)	July 28, 2012	July 30, 2011	$ Change	July 28, 2012	July 30, 2011	Change
Domestic	$1,188	$1,183	$5	38.1%	36.8%	1.3%
International	827	820	7	40.5%	39.7%	0.8%

Toys “R” US - Consolidated	$2,015	$2,003	$12	39.0%	37.9%	1.1%

Gross margin increased by $12 million to $2,015 million for the twenty-six weeks ended July 28, 2012, compared to $2,003 million for the same period last year. Gross margin for the twenty-six weeks ended July 28, 2012 included a decrease in foreign currency translation of approximately $29 million.

Gross margin, as a percentage of Net sales, increased by 1.1 percentage points for the twenty-six weeks ended July 28, 2012 compared to the same period last year. Gross margin, as a percentage of Net sales, was primarily impacted by margin rate improvements in certain categories and improvements in sales mix away from lower margin products.

Domestic

Gross margin increased by $5 million to $1,188 million for the twenty-six weeks ended July 28, 2012, compared to $1,183 million for the same period last year. Gross margin, as a percentage of Net sales, increased by 1.3 percentage points for the twenty-six weeks ended July 28, 2012 compared to the same period last year.

The increase in Gross margin, as a percentage of Net sales, resulted primarily from improvements in margin rates, predominantly in our learning and seasonal categories. Additionally contributing to the increase were improvements in sales mix away from lower margin products, predominantly in our entertainment category.

International

Gross margin increased by $7 million to $827 million for the twenty-six weeks ended July 28, 2012, compared to $820 million for the same period last year. Foreign currency translation decreased Gross margin by approximately $29 million. Gross margin, as a percentage of Net sales, increased by 0.8 percentage points for the twenty-six weeks ended July 28, 2012 compared to the same period last year.

The increase in Gross margin, as a percentage of Net sales, resulted primarily from improvements in margin rates, predominantly in our entertainment and core toy categories.

Selling, General and Administrative Expenses

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	26 Weeks Ended
				Percentage of Net sales
($ In millions)	July 28, 2012	July 30, 2011	$ Change	July 28, 2012	July 30, 2011	Change
Toys “R” Us – Consolidated	$1,785	$1,782	$3	34.6%	33.7%	0.9%

SG&A increased by $3 million to $1,785 million for the twenty-six weeks ended July 28, 2012, compared to $1,782 million for the same period last year. Foreign currency translation decreased SG&A by approximately $23 million. As a percentage of Net sales, SG&A increased by 0.9 percentage points.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to an increase in rent expense of $24 million attributable to new and existing locations, including stores acquired in the Labuan acquisition.

Depreciation and Amortization

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	Change
Toys “R” Us – Consolidated	$200	$200	$—

Depreciation and amortization remained consistent for the twenty-six weeks ended July 28, 2012, compared to the same periods last year.

Other Income, Net

Other income, net includes the following:

•	gift card breakage income;

•	credit card program income;

•	net gains on sales of properties;

•	impairment on long-lived assets;

•	foreign exchange gains and losses; and

•	other operating income and expenses.

	26 Weeks Ended
($ In millions)	July 28, 2012	July 30, 2011	Change
Toys “R” Us – Consolidated	$23	$20	$3

Other income, net increased by $3 million to $23 million for the twenty-six weeks ended July 28, 2012, compared to $20 million for the same period last year. The increase was primarily due to an increase of approximately $3 million in net gains on sales of properties.

Interest Expense

	26 Weeks Ended
($ In millions)	July 28, 2012	July 30, 2011	Change
Toys “R” Us – Consolidated	$215	$240	$(25)

Interest expense decreased by $25 million for the twenty-six weeks ended July 28, 2012, compared to the same period last year. The decrease was primarily due to a reduction in expense related to our derivative instruments.

We expect Interest expense will increase in the future due to the issuance of the $450 million aggregate principal amount of the outstanding notes, and the repayment of the $400 million outstanding principal amount of our 7.875% senior notes due fiscal 2013 (the “2013 Notes”), which will include a make-whole payment of approximately $18 million in the third quarter of fiscal 2012.

Interest Income

	26 Weeks Ended
($ In millions)	July 28, 2012	July 30, 2011	Change
Toys “R” Us – Consolidated	$8	$4	$4

Interest income increased by $4 million to $8 million for the twenty-six weeks ended July 28, 2012, compared to $4 million for the same period last year. The increase was primarily due to the accretion of our Vanwall Finance PLC securities to face value, the majority of which were purchased in the third quarter of fiscal 2011.

Income Tax Benefit

The following table summarizes our income tax benefit and effective tax rates for the twenty-six weeks ended July 28, 2012 and July 30, 2011:

	26 Weeks Ended
($ In millions)	July 28, 2012	July 30, 2011
Loss before income taxes	$(154)	$(195)
Income tax benefit	58	94
Effective tax rate	(37.7)%	(48.2)%

The effective tax rates for the twenty-six weeks ended July 28, 2012 and July 30, 2011 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 41.3% for the twenty-six weeks ended July 28, 2012 compared to 48.4% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to an increase in the earnings that are permanently reinvested outside the United States, a decrease in taxable permanent adjustments and a change in the mix of earnings between jurisdictions.

For the twenty-six weeks ended July 28, 2012, our effective tax rate was impacted by a tax expense of $3 million related to adjustments to deferred taxes resulting from a change in statutory tax rate and approximately $1 million related to changes to our liability for uncertain tax positions. For the twenty-six weeks ended July 30, 2011, our effective tax rate was impacted by a tax expense of $3 million related to adjustments to deferred taxes resulting from a change in statutory tax rate. This was partially offset by a tax benefit of $2 million related to changes to our liability for uncertain tax positions and $1 million related to state income taxes.

Our expectation of our full year effective tax rate for fiscal 2012 (which includes our forecasted annualized effective tax rate, adjusted for full year discrete items) has not materially changed from our initial expectation disclosed below for the fiscal year ended January 28, 2012.

Financial Performance For Fiscals 2011, 2010 and 2009

As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for fiscals 2011, 2010 and 2009:

	Fiscal Years Ended
($ In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Net sales	$13,909	$13,864	$13,568
Gross margin	4,970	4,925	4,778
Gross margin as a percentage of Net sales	35.7%	35.5%	35.2%
Selling, general and administrative expenses	$4,029	$3,942	$3,730
Selling, general and administrative expenses as a percentage of Net sales	29.0%	28.4%	27.5%
Net earnings attributable to Toys “R” Us, Inc.	$149	$168	$312

Net sales increased by $45 million in fiscal 2011 compared to fiscal 2010 as a result of foreign currency translation which increased Net sales by approximately $293 million. Excluding the impact of foreign currency translation, the decrease in Net sales was primarily due to a decrease in comparable store net sales. Partially offsetting the decrease in Net sales was an increase in net sales from new locations within our International segment, including stores acquired in the Labuan acquisition.

Gross margin, as a percentage of Net sales, was primarily impacted by improvements in sales mix away from lower margin products, partially offset by margin rate declines within our Domestic segment.

SG&A for fiscal 2011 increased compared to fiscal 2010 as a result of foreign currency translation which increased SG&A by approximately $95 million. Excluding the impact of foreign currency translation, SG&A decreased primarily as a result of decreases in professional fees, pre-opening expenses, payroll expenses and rent expense. These decreases were partially offset by an increase in advertising and promotional expenses, as well as expenses associated with the fulfillment of increased on-line sales.

Net earnings attributable to Toys “R” Us, Inc. for fiscal 2011 decreased compared to fiscal 2010 primarily as a result of an increase in SG&A, a decrease in Income tax benefit, an increase in Depreciation and amortization and a decrease in Other income, net. Partially offsetting these amounts was a decrease in Interest expense and an increase in Gross margin.

Comparable Store Net Sales

The following table discloses the change in our comparable store net sales for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010:

	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Domestic	(1.7)%	1.7%	(3.0)%
International	(2.7)%	(3.1)%	(2.8)%

Percentage of Net Sales by Product Category

	Fiscal Years Ended
Domestic:	January 28, 2012	January 29, 2011	January 30, 2010
Core Toy	15.9%	15.4%	14.8%
Entertainment	12.8%	14.0%	15.5%
Juvenile	36.6%	36.9%	37.2%
Learning	21.4%	20.3%	19.6%
Seasonal	11.9%	12.2%	11.7%
Other (1)	1.4%	1.2%	1.2%

Total	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

	Fiscal Years Ended
International:	January 28, 2012	January 29, 2011	January 30, 2010
Core Toy	22.0%	21.3%	20.3%
Entertainment	11.9%	13.4%	15.6%
Juvenile	21.6%	21.7%	20.7%
Learning	27.8%	26.9%	27.0%
Seasonal	15.9%	15.9%	15.7%
Other (1)	0.8%	0.8%	0.7%

Total	100%	100%	100%

(1)	Consists primarily of licensing fees from unaffiliated third parties and other non-product related revenues.

Store Count by Segment

		Fiscal 2011
	January 29, 2011	Opened		Closed (5)	Conversions	Relocations		January 28, 2012
Domestic:
Standalone stores (1)(3)	729	18		(8)	(24)	(22)		693
Side-by-side stores	139	4		—	24	16		183

Total Domestic	868	22		(8)	—	(6	)(6)	876

International:
Standalone stores (2)(3)	407	100	(7)	(4)	(21)	—		482
Side-by-side stores	117	6		—	21	—		144

Total International	524	106		(4)	—	—		626

Total Operated (3)(4)	1,392	128		(12)	—	(6)		1,502

		Fiscal 2010
	January 30, 2010	Opened	Closed (5)	Conversions	Relocations		January 29, 2011
Domestic:
Standalone stores (1)(3)	759	18	—	(39)	(9)		729
Side-by-side stores	90	3	—	39	7		139

Total Domestic	849	21	—	—	(2	) (6)	868

International:
Standalone stores (2)(3)	437	7	(2)	(35)	—		407
Side-by-side stores	77	5	—	35	—		117

Total International	514	12	(2)	—	—		524

Total Operated (3)(4)	1,363	33	(2)	—	(2)		1,392

(1)	Store count as of January 28, 2012, includes 20 BRU Express stores and 62 Juvenile Expansions. Store count as of January 29, 2011, included 14 BRU Express stores and 65 Juvenile Expansions. Store count as of January 30, 2010, included 13 BRU Express and 64 Juvenile Expansions.
(2)	Store count as of January 28, 2012, includes 14 BRU Express stores. Store count as of January 29, 2011, included seven BRU Express Stores. Store count as of January 30, 2010, included two BRU Express stores.
(3)	Express stores with a cumulative lease term of at least two years are included in our overall store count, while remaining locations are excluded. As of January 28, 2012, there were 47 Domestic and 43 International Express stores open, 31 of which have been included in our overall store count within our Domestic segment. As of January 29, 2011, there were 79 Domestic and 16 International Express stores open, 19 of which have been included in our overall store count within our Domestic segment. As of January 30, 2010, there were 29 Domestic Express stores open and one International Express store open, none of which have been included in our overall store count.
(4)	Excluded from our overall store count are 151, 220 and 203 International licensed stores for fiscals 2011, 2010 and 2009, respectively.
(5)	Excludes stores closed as a result of conversions and relocations.
(6)	Of the 16 relocations in fiscal 2011, six were accompanied by multiple store closings. Of the seven relocations in fiscal 2010, two were accompanied by multiple store closings.
(7)	Includes 92 stores related to the Labuan acquisition. Refer to Note 17 to our consolidated financial statements entitled “ACQUISITIONS” for further details.

Fiscal 2011 Compared to Fiscal 2010

Net Earnings Attributable to Toys “R” Us, Inc.

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us – Consolidated	$149	$168	$(19)

Net earnings attributable to Toys “R” Us, Inc. decreased by $19 million to $149 million in fiscal 2011, compared to $168 million in fiscal 2010. The decrease in Net earnings attributable to Toys “R” Us, Inc. was primarily due to an increase in SG&A of $87 million related to foreign currency translation, a decrease in Income tax benefit of $34 million due principally to a net reduction in non-routine discrete benefits, an increase in Depreciation and amortization of $15 million and a decrease in Other income, net of $7 million. Partially offsetting these amounts was a decrease in Interest expense of $79 million primarily related to the accelerated write-off of deferred financing fees and the expiration of certain interest rate swaps in fiscal 2010. Additionally offsetting the decrease was an increase in Gross margin of $45 million primarily due to foreign currency translation and improvements in sales mix away from lower margin products.

Net Sales

					Percentage of Net sales
($ In millions)	Fiscal 2011	Fiscal 2010	$ Change	% Change	Fiscal 2011	Fiscal 2010
Domestic	$8,393	$8,621	$(228)	(2.6)%	60.3%	62.2%
International	5,516	5,243	273	5.2%	39.7%	37.8%

Toys “R” Us – Consolidated	$13,909	$13,864	$45	0.3%	100.0%	100.0%

Net sales increased by $45 million or 0.3%, to $13,909 million in fiscal 2011, compared to $13,864 million in fiscal 2010. Net sales for fiscal 2011 included the impact of foreign currency translation which increased Net sales by approximately $293 million.

Excluding the impact of foreign currency translation, the decrease in Net sales for fiscal 2011 was primarily due to a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by an increase in net sales from our Internet operations. Additionally offsetting the decrease in Net sales was an increase in net sales from new locations within our International segment, including stores acquired in the Labuan acquisition.

Domestic

Net sales for the Domestic segment decreased by $228 million or 2.6%, to $8,393 million in fiscal 2011, compared to $8,621 million in fiscal 2010. The decrease in Net sales was primarily a result of a decrease in comparable store net sales of 1.7% and a decrease in net sales attributable to significantly fewer Express stores operated in fiscal 2011 compared to the prior year.

The decrease in comparable store net sales resulted primarily from decreases in our entertainment, juvenile and seasonal categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our juvenile category was primarily due to decreased sales of baby gear and commodities. The decrease in our seasonal category was primarily due to decreased sales of outdoor products. Partially offsetting these decreases was an increase in our learning category primarily as a result of increased sales of construction toys.

International

Net sales for the International segment increased by $273 million or 5.2%, to $5,516 million in fiscal 2011, compared to $5,243 million in fiscal 2010. Excluding a $293 million increase in Net sales due to foreign currency translation, International Net sales decreased primarily as a result of a decrease in comparable store net sales of 2.7%. Partially offsetting the decrease was an increase in net sales from new locations, including stores acquired in the Labuan acquisition.

The decrease in comparable store net sales resulted primarily from decreases in our entertainment and seasonal categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our seasonal category was primarily due to decreased sales of outdoor products.

Cost of Sales and Gross Margin

					Percentage of Net sales
($ In millions)	Fiscal 2011	Fiscal 2010	$ Change	% Change	Fiscal 2011	Fiscal 2010
Domestic	$2,876	$3,004	$(128)	34.3%	34.8%	(0.5)%
International	2,094	1,921	173	38.0%	36.6%	1.4%

Toys “R” Us – Consolidated	$4,970	$4,925	$45	35.7%	35.5%	0.2%

Gross margin increased by $45 million to $4,970 million in fiscal 2011, compared to $4,925 million in fiscal 2010. Foreign currency translation accounted for approximately $113 million of the increase in Gross margin. Gross margin, as a percentage of Net sales, increased by 0.2 percentage points in fiscal 2011 compared to fiscal 2010. Gross margin, as a percentage of Net sales, was primarily impacted by improvements in sales mix away from lower margin products, partially offset by margin rate declines within our Domestic segment.

Domestic

Gross margin decreased by $128 million to $2,876 million in fiscal 2011, compared to $3,004 million in fiscal 2010. Gross margin, as a percentage of Net sales, decreased by 0.5 percentage points in fiscal 2011 compared to fiscal 2010.

The decrease in Gross margin, as a percentage of Net sales, resulted primarily from margin rate declines predominantly within our juvenile and learning categories. Partially offsetting the decrease were improvements in sales mix away from lower margin products, predominantly in our entertainment category.

International

Gross margin increased by $173 million to $2,094 million in fiscal 2011, compared to $1,921 million in fiscal 2010. Foreign currency translation accounted for approximately $113 million of the increase in Gross margin. Gross margin, as a percentage of Net sales, increased by 1.4 percentage points in fiscal 2011 compared to fiscal 2010.

The increase in Gross margin, as a percentage of Net sales, resulted primarily from improvements in margin rate within our core toy, juvenile and learning categories, as well as improvements in sales mix away from lower margin products, predominantly in our entertainment category.

Selling, General and Administrative Expenses

				Percentage of Net sales
($ In millions)	Fiscal 2011	Fiscal 2010	$ Change	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us – Consolidated	$4,029	$3,942	$87	29.0%	28.4%	0.6%

SG&A increased by $87 million to $4,029 million in fiscal 2011, compared to $3,942 million in fiscal 2010. Foreign currency translation increased SG&A by approximately $95 million. As a percentage of Net sales, SG&A increased by 0.6 percentage points.

Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a decrease in professional fees of approximately $16 million predominantly related to prior year litigation settlement expenses for certain legal matters of $23 million, and a decrease in pre-opening and payroll expenses of approximately $10 million and $9 million due largely to fewer new locations, including Express stores. In addition, rent expense decreased approximately $8 million mainly attributable to a $16 million non-cash cumulative straight-line lease accounting correction which the Company recorded in fiscal 2010. These decreases were partially offset by an increase in advertising and promotional expenses of approximately $30 million primarily due to an increase in promotional and broadcast advertising activity, as well as an increase of $10 million associated with the fulfillment of increased on-line sales.

Depreciation and Amortization

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us – Consolidated	$403	$388	$15

Depreciation and amortization increased by $15 million to $403 million in fiscal 2011, compared to $388 million in fiscal 2010. The increase primarily resulted from foreign currency translation of $8 million, and increased accelerated depreciation from relocated locations to our SBS format.

Other Income, Net

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us – Consolidated	$44	$51	$(7)

Other income, net decreased by $7 million to $44 million in fiscal 2011, compared to $51 million in fiscal 2010. The decrease was primarily due to a $7 million decrease in net gains on sales of properties and a decrease of $6 million in credit card program income, partially offset by a $5 million decrease in impairment on long-lived assets.

Refer to Note 1 to our consolidated financial statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

(In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us – Consolidated	$442	$521	$(79)

Interest expense decreased by $79 million to $442 million in fiscal 2011, compared to $521 million in fiscal 2010. The decrease was primarily due to a decline in deferred financing fees of $34 million predominantly related to the accelerated write-off of fees as a result of refinancings in the third quarter of fiscal 2010. Additionally contributing to the decline was a decrease of $32 million due to the expiration of certain interest rate swaps in fiscal 2010.

Interest Income

($ In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us – Consolidated	$10	$7	$3

Interest income increased by $3 million to $10 million for fiscal 2011, compared to $7 million in fiscal 2010.

Income Tax (Benefit) Expense

($ In millions)	Fiscal 2011	Fiscal 2010	Change
Toys “R” Us – Consolidated	$(1)	$(35)	$34
Consolidated effective tax rate	(0.7)%	(26.5)%	25.8%

The net decrease in income tax benefit of $34 million in fiscal 2011 compared to fiscal 2010 was principally due to lower non-routine discrete benefits, the increase in pre-tax earnings (multiplied by the statutory tax rate), an increase in taxable permanent items, and a change in the mix of pre-tax earnings.

Our income tax benefit in fiscal 2011 was favorably impacted by certain non-routine, discrete items, including benefits associated with a decrease in our valuation allowance due to the improved operating performance of one of our foreign subsidiaries, which will allow for the use of certain tax loss carryforwards and other tax attributes. Also contributing to the fiscal 2011 benefit to a lesser extent was a reduction in the liability for unrecognized tax benefits due to the resolution of ongoing tax examinations in various jurisdictions. Although these benefits favorably impacted our Income tax (benefit) expense for fiscal 2011, they were less than other non-routine, discrete items that provided a benefit in fiscal 2010, including the benefit associated with a decrease in our valuation allowance due to tax planning strategies identified and developed in the fourth quarter of fiscal 2010, as well as the improved operating performance of one of our foreign subsidiaries, each of which will allow for the use of certain tax loss carryforwards and other tax attributes. Also contributing to the fiscal 2010 benefit to a lesser extent was a reduction in the liability for unrecognized tax benefits due to the resolution of ongoing tax examinations in various jurisdictions, receiving a favorable ruling from a taxing authority and making protective elections. Refer to Note 10 to the consolidated financial statements entitled “INCOME TAXES” for further details.

For fiscal 2012 and future periods, we estimate that our Consolidated effective tax rate will be approximately 38%. There are many factors beyond our control that affect our tax rate, which include (but are not limited to) changes in tax laws, our mix and level of earnings by taxing jurisdiction, and changes to our ownership or capital structures. Therefore the actual tax rates may vary from these estimates and such variations may be material (see also “Risk Factors—Risks Relating to the Company’s Business”—“We may experience fluctuations in our tax obligations and effective tax rate, which could materially and adversely affect our results of operations”).

Fiscal 2010 Compared to Fiscal 2009

Net Earnings Attributable to Toys “R” Us, Inc.

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us – Consolidated	$168	$312	$(144)

Net earnings attributable to Toys “R” Us, Inc. decreased by $144 million to $168 million in fiscal 2010, compared to $312 million in fiscal 2009. The decrease in Net earnings attributable to TRU was primarily due to an increase in SG&A of $212 million predominantly related to store-level costs largely associated with new locations (including Express stores), as well as an increase in advertising and promotional expenses and expenses associated with the fulfillment of increased on-line sales. Additionally contributing to the increase in SG&A were litigation settlement expenses for certain legal matters and a non-cash cumulative correction of prior period straight-line lease accounting. Further contributing to the decrease in Net earnings was an increase in Interest expense of $74 million resulting primarily from higher effective interest rates, as well as a decrease in Other income, net of $61 million primarily due to a prior year gain of $51 million from a litigation settlement with

Amazon.com (“Amazon”). Partially offsetting these amounts was an increase in Gross margin of $147 million primarily due to higher Net sales and an increase in margin rate. In addition, we had a favorable impact from income taxes of $75 million.

Net Sales

					Percentage of Net sales
($ In millions)	Fiscal 2010	Fiscal 2009	$ Change	% Change	Fiscal 2010	Fiscal 2009
Domestic	$8,621	$8,317	$304	3.7%	62.2%	61.3%
International	5,243	5,251	(8)	(0.2)%	37.8%	38.7%

Toys “R” Us – Consolidated	$13,864	$13,568	$296	2.2%	100.0%	100.0%

Net sales increased by $296 million or 2.2%, to $13,864 million in fiscal 2010, compared to $13,568 million in fiscal 2009. Net sales for fiscal 2010 included the impact of foreign currency translation which increased Net sales by approximately $93 million.

Excluding the impact of foreign currency translation, the increase in Net sales for fiscal 2010 was primarily due to net sales from new locations, which includes Express stores, as well as increased comparable store net sales at our Domestic segment. The Domestic segment comparable store net sales increase was largely driven by an increase in the number of transactions, net sales from our Internet operations and locations that were recently converted or relocated to our SBS store format. Partially offsetting these increases were decreased comparable store net sales at our International segment primarily driven by lower average transaction amounts and a decrease in the number of transactions.

Domestic

Net sales for the Domestic segment increased by $304 million or 3.7%, to $8,621 million in fiscal 2010, compared to $8,317 million in fiscal 2009. The increase in Net sales was primarily a result of an increase in net sales from new locations, which includes Express stores, as well as an increase in comparable store net sales of 1.7%.

The increase in comparable store net sales resulted primarily from an increase in our juvenile, learning and core toy categories. The increase in our juvenile category was primarily due to increased sales of commodities and infant care products. The increase in our learning category was primarily due to increased sales of educational products and construction toys. The increase in our core toy category was primarily due to increased sales of dolls and collectibles. Partially offsetting these increases was a decrease in our entertainment category which was driven by fewer releases of new video game systems and software.

International

Net sales for the International segment decreased by $8 million or 0.2%, to $5,243 million in fiscal 2010, compared to $5,251 million in fiscal 2009. Excluding a $93 million increase in Net sales due to foreign currency translation, International Net sales decreased primarily as a result of a decrease in comparable store net sales of 3.1%. Partially offsetting the decrease was an increase in net sales from new locations.

The decrease in comparable store net sales resulted primarily from decreases in our entertainment and seasonal categories. The decrease in our entertainment category was driven by fewer releases of new video game systems and software. The decrease in our seasonal category was primarily due to a decline in sales of outdoor products. Partially offsetting these decreases was an increase in our core toy category primarily as a result of strong sales of collectibles.

Cost of Sales and Gross Margin

				Percentage of Net sales
($ In millions)	Fiscal 2010	Fiscal 2009	$ Change	Fiscal 2010	Fiscal 2009	Change
Domestic	$3,004	$2,893	$111	34.8%	34.8%	—%
International	1,921	1,885	36	36.6%	35.9%	0.7%

Toys “R” Us – Consolidated	$4,925	$4,778	$147	35.5%	35.2%	0.3%

Gross margin increased by $147 million to $4,925 million in fiscal 2010, compared to $4,778 million in fiscal 2009. Foreign currency translation accounted for approximately $27 million of the increase in Gross margin. Gross margin, as a percentage of Net sales, increased by 0.3 percentage points in fiscal 2010 compared to fiscal 2009. Gross margin, as a percentage of Net sales, was primarily impacted by improvements in sales mix away from lower margin products.

Domestic

Gross margin increased by $111 million to $3,004 million in fiscal 2010, compared to $2,893 million in fiscal 2009. Gross margin, as a percentage of Net sales, remained unchanged in fiscal 2010 compared to fiscal 2009.

Gross margin, as a percentage of Net sales, was primarily impacted by improvements in sales mix away from lower margin products such as video game systems, as well as increased sales of higher margin learning and core toy products. These increases were offset by increased sales of products on promotion.

International

Gross margin increased by $36 million to $1,921 million in fiscal 2010, compared to $1,885 million in fiscal 2009. Foreign currency translation accounted for approximately $27 million of the increase in Gross margin. Gross margin, as a percentage of Net sales, increased by 0.7 percentage points in fiscal 2010 compared to fiscal 2009.

The increase in Gross margin, as a percentage of Net sales, resulted primarily from improvements in sales mix away from lower margin products such as video game systems.

Selling, General and Administrative Expenses

				Percentage of Net sales
($ In millions)	Fiscal 2010	Fiscal 2009	$ Change	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us – Consolidated	$3,942	$3,730	$212	28.4%	27.5%	0.9%

SG&A increased by $212 million to $3,942 million in fiscal 2010, compared to $3,730 million in fiscal 2009. Foreign currency translation accounted for approximately $30 million of the increase. As a percentage of Net sales, SG&A increased by 0.9 percentage points.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to increases in payroll expenses of $55 million, rent expense of $25 million and pre-opening costs of $18 million largely associated with new locations. The impact associated with new locations primarily relates to the Company’s expanded fiscal 2010 Express store presence. Additionally, advertising and promotional expenses increased by $20 million at our Domestic segment due primarily to an increase in promotional activity as compared to the same period last year, and we incurred an additional $14 million of expenses primarily associated with the fulfillment of increased on-line sales.

In addition, the Company recorded litigation settlement expenses for certain legal matters of approximately $23 million and a $16 million non-cash cumulative correction of prior period straight-line lease accounting.

Depreciation and Amortization

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us – Consolidated	$388	$376	$12
Depreciation and amortization increased by $12 million to $388 million in fiscal 2010, compared to $376 million in fiscal 2009. The increase primarily resulted from the addition of new and recently converted or relocated stores to our SBS format and increased accelerated depreciation related to store closures as a result of relocations in fiscal 2010. Additionally, foreign currency translation accounted for approximately $3 million of the increase.

Other Income, Net

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us – Consolidated	$51	$112	$(61)

Other income, net decreased by $61 million to $51 million in fiscal 2010, compared to $112 million in fiscal 2009. The decrease was primarily the result of a $51 million gain from a litigation settlement with Amazon in fiscal 2009 and a decrease of $12 million in credit card program income compared to the last fiscal year.

Interest Expense

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us – Consolidated	$521	$447	$74

Interest expense increased by $74 million to $521 million in fiscal 2010, compared to $447 million in fiscal 2009. This was largely due to an increase of $81 million predominantly related to higher effective interest rates on our debt due principally to fiscal 2009 refinancings. Additionally contributing to the increase were deferred financing charges of $16 million primarily due to the write-off of deferred financing costs as a result of fiscal 2010 refinancings. These increases were partially offset by a reduction of $23 million in charges related to the change in fair value of our derivative instruments.

Interest Income

(In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us – Consolidated	$7	$7	$––

Interest income remained consistent at $7 million for fiscal 2010, compared to fiscal 2009.

Income Tax (Benefit) Expense

($ In millions)	Fiscal 2010	Fiscal 2009	Change
Toys “R” Us – Consolidated	$(35)	$40	$(75)
Consolidated effective tax rate	(26.5)%	11.6%	(38.1)%

The net decrease in income tax expense of $75 million in fiscal 2010, compared to fiscal 2009 was principally due to the decrease in pre-tax earnings (multiplied by the statutory tax rate). Our income tax benefit in fiscal 2010 was also favorably impacted by certain non-routine, discrete items, including benefits associated with a decrease in our valuation allowance due to tax planning strategies identified and developed in the fourth quarter of fiscal 2010, as well as the improved operating performance of one of our foreign subsidiaries, each of which will allow for the use of certain tax loss carryforwards and other tax attributes. Also contributing to the benefit to a lesser extent was a reduction in the liability for unrecognized tax benefits due to the resolution of ongoing tax examinations in various jurisdictions, receiving a favorable ruling from a taxing authority and making protective elections. The resulting beneficial change in our Income tax (benefit) expense was offset by other non-routine, discrete items that provided a benefit in fiscal 2009 that are not present in fiscal 2010, including the fiscal 2009 benefits associated with a change in tax classification of certain foreign entities, as well as, and to a lesser extent, the fiscal 2009 benefit for the reversal of deferred tax liabilities associated with the undistributed earnings of two of our subsidiaries as it is management’s intention to permanently reinvest those earnings.

The U.S. Federal statutory tax rate is 35%. The dollar value of the tax benefit associated with non-routine, discrete items was relatively consistent in fiscals 2010 and 2009, which, due to the decrease in pre-tax earnings in fiscal 2010, resulted in a larger percentage benefit to the fiscal 2010 Consolidated effective tax rate. As such, the change in our Consolidated effective tax rate was principally driven by the decrease in pre-tax earnings in fiscal 2010 versus fiscal 2009. Refer to Note 10 to the consolidated financial statements entitled “INCOME TAXES” for further details, including (but not limited to) a reconciliation of the effective tax rate to the U.S. Federal statutory tax rate of 35%, information related to the change in our valuation allowance, as well as information related to unrecognized tax benefits.

Liquidity and Capital Resources

As of July 28, 2012, we were in compliance with all of our covenants related to our outstanding debt. At July 28, 2012, under our ABL Facility, we had no outstanding borrowings, a total of $100 million of outstanding letters of credit and excess availability of $1,030 million. We are also subject to a minimum excess availability covenant, which was $125 million at July 28, 2012, with remaining availability of $905 million in excess of the covenant.

Toys-Japan currently has an agreement with a syndicate of financial institutions, which includes two unsecured loan commitment lines of credit (“Tranche 1” and “Tranche 2”). On June 25, 2012, Toys-Japan amended the terms of Tranche 1. Tranche 1 is available in amounts of up to ¥12.9 billion ($164 million at July 28, 2012), expiring on June 28, 2013. At July 28, 2012, we had outstanding borrowings of $52 million under Tranche 1, with $112 million of remaining availability.

Additionally on June 25, 2012, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Tranche 2 is available in amounts of up to ¥12.0 billion ($153 million at July 28, 2012), expiring on June 27, 2014. At July 28, 2012, we had outstanding borrowings of $64 million under Tranche 2, with $89 million of remaining availability.

Toys-Japan also has an uncommitted line of credit with total availability of ¥2.8 billion ($36 million at July 28, 2012), which will renew April 1 of each year unless otherwise canceled. As of July 28, 2012, we had no outstanding borrowings under the uncommitted line of credit.

The European ABL provides for a five-year £138 million ($217 million at July 28, 2012) asset-based senior secured revolving credit facility which will expire on March 8, 2016. At July 28, 2012, we had no outstanding borrowings and $147 million of availability under the European ABL Facility.

Labuan has several uncommitted unsecured lines of credit with various financial institutions with total availability of HK$323 million ($42 million at July 28, 2012). As of July 28, 2012, we had $14 million of borrowings and $3 million of bank guarantees issued under these facilities. The remaining availability under these facilities was $25 million.

We are dependent on the borrowings provided by the lenders to support our working capital needs and/or capital expenditures. As of July 28, 2012, we have funds available to finance our operations under our European ABL Facility through March 2016, our ABL Facility through August 2015, and our Toys-Japan unsecured credit lines with a tranche maturing June 2013 and a tranche maturing June 2014. In addition, Labuan and Toys-Japan have uncommitted lines of credit, which are due on demand. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

In general, our primary uses of cash are providing for working capital purposes (which principally represent the purchase of inventory), servicing debt, remodeling existing stores (including conversions), financing construction of new stores and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our revolving credit facilities and credit lines.

Although we believe that cash generated from operations, along with our existing cash, revolving credit facilities and credit lines will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our available resources in the future.

As of July 28, 2012, after giving effect to the August 1, 2012 offering of the outstanding notes, the proceeds of which were primarily used to redeem the 2013 Notes, we have approximately $1.0 billion of indebtedness due within the next 12 months which primarily consisted of the following outstanding borrowings listed below.

•	French real estate credit facility, €61 million due February 2013 ($75 million at July 28, 2012)

•	Spanish real estate credit facility, €127 million due February 2013 ($156 million at July 28, 2012)

•	U.K. real estate senior and junior credit facilities, £408 million due April 2013 ($641 million at July 28, 2012)

As of July 28, 2012, we had access to a total of approximately $540 million of funds at TRU, composed of approximately $190 million in cash and cash equivalents and approximately $350 million in short-term intercompany receivables, which could be funded through availability under our ABL Facility and European ABL Facility. We may consider using a significant portion of these funds in connection with the refinancing, extension or amendment, subject to the availability of commercially reasonable terms for any refinancing or extension or amendment of the real estate credit facilities. We have commenced discussions related to these facilities with various lenders and advisors and are considering various refinancing options including whether to use in-country liquidity and refinancings through amend and extend transactions, or debt issued by our European subsidiary, TRU Europe. The use of any such refinancing option is dependent upon the availability of commercially reasonable terms and whether such refinancing options would be a commercially reasonable use of the Company’s available liquidity. Therefore, based on funds available at TRU and our discussions with various lenders and advisors, we believe that we have the ability to either refinance (or repay a portion of and refinance) these credit facilities prior to maturity; however given that our upcoming maturities are concentrated in Europe, the weakness of the European economic climate could reduce or restrict our ability to refinance these debt obligations on favorable terms. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for more information regarding our debt.

Capital Expenditures

Twenty-Six Weeks Ended July 28, 2012 and July 30, 2011

A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores and remodeling existing stores (including conversions), in line with our commitment to our toy and juvenile integration strategy, as well as improving and enhancing our information technology and logistics systems. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash. In anticipation of upcoming debt refinancings, we currently intend to reduce our capital expenditures from $380 million in fiscal 2011 to approximately $300 million for fiscal 2012.

The following table discloses our capital expenditures for the twenty-six weeks ended July 28, 2012 and July 30, 2011:

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011
Conversion projects (1)	$38	$43
New stores (2)	32	36
Information technology	31	28
Other store-related projects (3)	13	13
Distribution centers	12	21

Total capital expenditures	$126	$141

(1)	Primarily includes SBS conversions as well as other remodels pursuant to our juvenile integration strategy.
(2)	Primarily includes SBS relocations as well as single format stores (including Express stores).
(3)	Includes other store-related projects (other than conversion projects) such as store updates.

Fiscal Year 2011, Fiscal Year 2010 and Fiscal Year 2009

Throughout fiscal 2009, we curtailed our capital spending due to the prevailing economic environment. During fiscals 2011 and 2010, we increased our capital spending to grow our business through a continued focus on our integrated strategy, recognizing the synergies between our toy and juvenile categories.

The following table presents our capital expenditures for each of the past three fiscal years:

(In millions)	Fiscal 2011	Fiscal 2010	Fiscal 2009
Conversion projects (1)	$100	$117	$35
New stores (2)	91	65	39
Other store-related projects (3)	75	51	46
Information technology	66	62	45
Distribution centers	48	30	27

Total capital expenditures	$380	$325	$192

(1)	Primarily includes SBS conversions as well as other remodels pursuant to our juvenile integration strategy.
(2)	Primarily includes SBS relocations as well as single format stores (including Express stores).
(3)	Includes other store-related projects (other than conversion projects) such as store updates.

Cash Flows for the Twenty-Six Weeks Ended July 28, 2012 and July 30, 2011

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	Change
Net cash used in operating activities	$(346)	$(714)	$368
Net cash used in investing activities	(123)	(127)	4
Net cash provided by financing activities	309	161	148
Effect of exchange rate changes on Cash and cash equivalents	(10)	23	(33)

Net decrease during period in Cash and cash equivalents	$(170)	$(657)	$487

Cash Flows Used In Operating Activities

Net cash used in operating activities decreased $368 million to $346 million for the twenty-six weeks ended July 28, 2012, compared to $714 million for the twenty-six weeks ended July 30, 2011. The decrease in net cash used in operating activities was primarily the result of the timing of vendor payments and a decrease in purchases of merchandise inventories due to our levels of merchandise inventories as of January 28, 2012.

Cash Flows Used In Investing Activities

Net cash used in investing activities decreased $4 million to $123 million for the twenty-six weeks ended July 28, 2012, compared to $127 million for the twenty-six weeks ended July 30, 2011. The decrease in Net cash used in investing activities was due to a decline in capital expenditures of $15 million and a $9 million decrease attributable to the change in restricted cash. These decreases were partially offset by $15 million of contingent and hold back consideration paid to Li & Fung Retailing Limited in connection with our acquisition of a 70% ownership interest in Labuan and a decrease of $5 million in proceeds received from the sale of fixed assets as compared to the same period last year.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities increased $148 million to $309 million for the twenty-six weeks ended July 28, 2012, compared to $161 million for the twenty-six weeks ended July 30, 2011. The increase in net cash provided by financing activities was primarily due to a $139 million increase in net debt borrowings and a decrease of $9 million in capitalized debt issuance costs.

Cash Flows for Fiscal Year 2011, Fiscal Year 2010 and Fiscal Year 2009

(In millions)	Fiscal 2011	Fiscal 2010	Fiscal 2009
Net cash provided by operating activities	$319	$220	$1,014
Net cash used in investing activities	(454)	(281)	(37)
Net cash used in financing activities	(185)	(53)	(626)
Effect of exchange rate changes on Cash and cash equivalents	8	1	(8)

Net (decrease) increase during period in Cash and cash equivalents	$(312)	$(113)	$343

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for fiscal 2011 was $319 million, an increase of $99 million compared to fiscal 2010. The increase in net cash provided by operating activities was primarily the result of a decrease in purchases of merchandise inventories related to the early replenishment of inventory in fiscal 2010 for fiscal 2011 at our existing locations as well as new stores.

Net cash provided by operating activities for fiscal 2010 was $220 million, a decrease of $794 million compared to fiscal 2009. The decrease in net cash provided by operating activities was primarily the result of an increase in payments on accounts payable due to the timing of vendor payments at year-end, an increase in purchases of merchandise inventories primarily for fiscal 2010 and related to the early replenishment of inventory for fiscal 2011 at our existing locations as well as new stores partially driven by an effort to benefit from favorable vendor pricing, an increase in interest payments as compared to the prior year and a cash settlement received in the prior year as a result of a litigation settlement.

Cash Flows Used in Investing Activities

Net cash used in investing activities for fiscal 2011 was $454 million, an increase of $173 million compared to fiscal 2010. The increase in net cash used in investing activities was primarily due to the Labuan acquisition of

$70 million, a $55 million increase in capital expenditures, a $42 million increase attributable to the change in restricted cash and a $17 million increase related to the purchase of marketable debt securities. These increases were partially offset by a $12 million cash effect attributable to the consolidation of Labuan.

Net cash used in investing activities for fiscal 2010 was $281 million, an increase of $244 million compared to fiscal 2009. The increase in net cash used in investing activities was primarily due to an increase in capital expenditures of $133 million and a decrease of $122 million attributable to the change in restricted cash primarily due to the refinancings in fiscal 2009. These increases were partially offset by $14 million paid to acquire e-commerce websites and other business assets in the prior year.

Cash Flows Used in Financing Activities

Net cash used in financing activities for fiscal 2011 was $185 million, an increase of $132 million compared to fiscal 2010. The increase in net cash used in financing activities was primarily due to a $213 million decrease in net debt borrowings, partially offset by a decrease of $59 million in capitalized debt issuance costs predominantly as a result of less refinancings in the current year and a $19 million payment in connection with the purchase of additional shares of Toys-Japan in the prior year period.

Refer to the description of changes to our debt structure below, as well as Note 2 to the consolidated financial statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for more information.

Net cash used in financing activities for fiscal 2010 was $53 million, a decrease of $573 million compared to fiscal 2009. The decrease in net cash used in financing activities was primarily due to a $491 million decrease in net debt repayments, a decrease of $47 million related to purchases of Toys-Japan common stock and a decrease of $37 million in capitalized debt issuance costs.

Debt

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and place restrictions on the ability of certain of our subsidiaries to provide funds to us through dividends, loans or advances. We conduct our operation through our subsidiaries, most of which are subject to restrictions on their ability to provide funds to us, see “Risks Relating to Our Substantial Indebtedness—TRU is the sole obligor of the exchange notes and its direct and indirect subsidiaries do not guarantee its obligations under the exchange notes and do not have any obligation with respect to the exchange notes.” The amount of net assets that were subject to these restrictions was approximately $628 million as of July 28, 2012.

Certain of our agreements also contain various and customary events of default with respect to the loans and notes, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing under these agreements, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. Were such an event to occur, we would be forced to seek new financing that may not be on as favorable terms as our current facilities or be available at all. As of July 28, 2012, we had total indebtedness of approximately $5.5 billion, of which $3.2 billion was secured indebtedness. We also have three committed revolving credit facilities, which are our ABL Facility, our European ABL and our Toys-Japan unsecured credit lines. As of July 28, 2012 we had outstanding borrowings on our Labuan uncommitted lines of credit of $14 million and $116 million in outstanding borrowings on the Toys-Japan unsecured credit lines. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions and other economic factors that may be outside our control. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors. We are currently in compliance with our covenants relating to our debt. Refer to Note 2 to the consolidated financial statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for more information regarding our debt covenants.

During the twenty-six weeks ended July 28, 2012, the following events occurred with respect to our debt structure:

•

On April 10, 2012, Toys-Delaware and certain of its subsidiaries entered into a Second Incremental Joinder Agreement (the “Second Joinder Agreement”) to the amended and restated Toys-Delaware’s secured term loan agreement (“Secured Term Loan Facility”). The Second Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”), increasing the total size of the Secured Term Loan Facility to an aggregate principal amount of $1.3 billion. The Second Incremental Secured Term Loan was borrowed at a discount of approximately $5 million, which resulted in gross proceeds of approximately $220 million.

•

On May 14, 2012, in accordance with the indenture governing Toys “R” Us Property Company I, LLC’s (“TRU Propco I”) 10.750% senior notes (the “TRU Propco I Notes”), TRU Propco I commenced a tender offer to purchase up to an aggregate principal amount of approximately $33 million of the TRU Propco I Notes for approximately $32 million in cash. The tender offer expired on June 13, 2012, with no holders opting to tender. Therefore, as permitted by the indenture, TRU Propco I made a cash distribution of approximately $32 million to the Parent Company on June 21, 2012.

•

On June 25, 2012, Toys-Japan amended the terms of Tranche 1 and entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. As a result, Tranche 1 is available in amounts of up to ¥12.9 billion ($164 million at July 28, 2012), expiring on June 28, 2013. Additionally, Tranche 2 is available in amounts of up to ¥12.0 billion ($153 million at July 28, 2012), expiring on June 27, 2014.

Subsequent Event

On August 1, 2012, we completed the offering of the outstanding notes. The outstanding notes were issued at a discount of approximately $5 million, which resulted in gross proceeds of approximately $445 million. The gross proceeds were used to pay transaction fees of approximately $14 million, which will be capitalized as deferred debt issuance costs and amortized over the term of the agreement. The net proceeds were used to redeem the outstanding 2013 Notes, including premiums, to pay fees and expenses incurred in connection with the offering and for general corporate purposes.

Supplemental Disclosure of Unrestricted Subsidiary Information as Required under the Indenture of the 2017 Notes

In accordance with the indenture, for so long as the 2017 Notes are outstanding, the Company is required to include a presentation of total debt, property, plant and equipment, net, and Adjusted EBITDA of UK Propco, which owns or leases substantially all of our stores in the United Kingdom and leases them to our U.K. operating company, for so long as it is an Unrestricted Subsidiary that constitutes a Significant Subsidiary, each as defined in the indenture. As of July 28, 2012, UK Propco has $641 million in total debt and $195 million in property, plant and equipment, net. For the fiscal year ended 2011 and the twenty-six weeks ended July 28, 2012, UK Propco Adjusted EBITDA was $53 million and $28 million, respectively. Refer to the table below for a reconciliation of Operating earnings attributable to UK Propco to Adjusted EBITDA attributable to UK Propco.

	Fiscal Year Ended	26 Weeks Ended
(In millions)	January 28, 2012	July 28, 2012
Operating earnings attributable to UK Propco	$49	$26
Adjustment:
Depreciation and amortization	4	2

Adjusted EBITDA(1) attributable to UK Propco	$53	$28

(1)	Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. Management did not identify any such items associated with UK Propco for the fiscal year ended 2011 or the twenty-six weeks ended July 28, 2012.

During fiscal 2011, we made the following significant changes to our debt structure:

•	On February 28, 2011, Toys-Japan entered into a bank loan with a financial institution totaling ¥1.0 billion ($13 million at January 28, 2012). The loan will mature on February 25, 2016.

•

On March 8, 2011, certain of our foreign subsidiaries amended and restated the credit agreement for the European ABL in order to extend the maturity date of the facility and amend certain other provisions. The European ABL facility as amended provides for a five-year £128 million asset-based senior secured revolving credit facility which will expire on March 8, 2016. Additionally, on April 29, 2011, we partially exercised the accordion feature which increased availability to include additional lender commitments. This increased the size of the facility from £128 million to £138 million ($217 million at January 28, 2012).

•

On March 18, 2011, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. As a result, Tranche 2 is now available in amounts of up to ¥10.0 billion ($130 million at January 28, 2012), expiring on June 29, 2012.

•

On May 13, 2011, in accordance with the indenture governing TRU Propco I Notes, TRU Propco I commenced a tender offer to purchase up to an aggregate principal amount of approximately $25 million of the Notes for cash. The tender offer expired on June 13, 2011, with no holders opting to tender at that time. Therefore, as permitted by the indenture, TRU Propco I made a cash distribution of approximately $25 million to TRU on June 20, 2011.

•

On May 25, 2011, Toys-Delaware and certain of its subsidiaries entered into an Incremental Joinder Agreement (the “Joinder Agreement”) to the amended and restated Toys-Delaware’s secured term loan agreement (“Secured Term Loan”). The Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”), which increased the size of the Secured Term Loan to an aggregate principal amount of $1.1 billion. The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in gross proceeds of $396 million.

•

On June 24, 2011, the funds received from net proceeds from the Incremental Secured Term Loan along with borrowings under our ABL Facility were used to provide funds to redeem the outstanding principal amount of the 7.625% notes due fiscal 2011 (the “2011 Notes”) for a total redemption price, including interest and premiums, of approximately $519 million.

•

In connection with the Company’s acquisition of a 70% ownership interest in Labuan from Li & Fung on October 31, 2011, the Company, as of January 28, 2012, reported uncommitted lines of credit of the joint venture with total availability of HK$255 million ($33 million at January 28, 2012), which are due on demand. As of January 28, 2012, we had $9 million of outstanding borrowings, $3 million of bank guarantees issued and remaining availability of $21 million under these credit facilities. These facilities primarily function as working capital lines for Labuan as a means to provide short-term financing of inventory and accounts payable during peak retail cycles.

•

The French and Spanish real estate credit facilities, representing €61 million and €127 million ($81 million and $168 million at January 28, 2012), respectively, mature on February 1, 2013. As such, these amounts were classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 28, 2012.

We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 16 to the consolidated financial statements entitled “RELATED PARTY TRANSACTIONS.”

Contractual Obligations

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. The following table summarizes our contractual obligations under Short-term and long-term debt and related interest payments, obligations associated with operating leases related to real estate used in the operation of our business and product purchase as of January 28, 2012:

	Payments Due By Period
(In millions)	Fiscal 2012	Fiscals 2013 & 2014	Fiscals 2015 & 2016	Fiscals 2017 and thereafter	Total
Operating leases (1)	$654	$1,163	$889	$1,696	$4,402
Less: sub-leases to third parties	17	28	16	20	81

Net operating lease obligations	637	1,135	873	1,676	4,321
Capital lease obligations	34	61	49	105	249
Short-term borrowings and long-term debt (2)(3)	310	1,122	1,096	2,474	5,002
Interest payments (4)(5)	378	619	546	207	1,750
Purchase obligations (6)	1,247	—	—	—	1,247
Other (7)	171	224	51	34	480

Total contractual obligations (8)(9)	$2,777	$3,161	$2,615	$4,496	$13,049

(1)	Excluded from the minimum rental commitments displayed above are approximately $2.1 billion related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2017 and thereafter.
(2)

Includes Toys-Delaware’s Incremental Secured Term Loan, the proceeds of which along with borrowings from our ABL Facility were used to provide funds to redeem the 2011 Notes. See Note 2 to our consolidated financial statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for further details.

(3)	Excludes finance obligations associated with capital projects and capital lease obligations, which are included in “Capital lease obligations.”
(4)	In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps.
(5)	Interest payments on our ABL Facility, European ABL and our Toys-Japan unsecured credit lines were estimated based on the average borrowings under each of the facilities in fiscal 2011.
(6)	Purchase obligations consist primarily of open purchase orders for merchandise as well as an agreement to purchase fixed or minimum quantities of goods that are not included in our consolidated balance sheet as of January 28, 2012.
(7)	Includes pension obligations, risk management liabilities, and other general obligations and contractual commitments.
(8)	The above table does not reflect liabilities for uncertain tax positions of $32 million, which includes $5 million of current liabilities. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing and amount of future payments.
(9)	The above table does not reflect the potential acquisition of Li & Fung’s 30% interest in Labuan. The terms of the agreement provide us with the future option to acquire Li & Fung’s 30% interest in the business and also provides Li & Fung the option to require us to buy their 30% interest in the business at the end of three years from the acquisition date. See Note 17 to our consolidated financial statements entitled “ACQUISITIONS” for further details.

Due to the changes in our Long-term debt during the twenty-six weeks ended July 28, 2012 described in Note 2 to the condensed consolidated financial statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT,” we have provided updated Short-term borrowings and long-term debt and interest payment information. However, the table below excludes the effect of the issuance of the outstanding notes on August 1, 2012 and the use of the net proceeds thereof to redeem the 2013 Notes as they occurred subsequent to July 28, 2012. The following table summarizes our contractual obligations associated with our Short-term borrowings and long-term debt and related interest payments as of July 28, 2012.

	Payments Due By Period
(In millions)	Remainder of Fiscal 2012	Fiscals 2013 & 2014	Fiscals 2015 & 2016	Fiscals 2017 and thereafter	Total
Short-term borrowings and long-term debt (1)(2)	$281	$1,241	$1,100	$2,690	$5,312
Interest payments (3)(4)	194	640	568	222	1,624

Total	$475	$1,881	$1,668	$2,912	$6,936

(1)	Reflects the issuance of Toys-Delaware’s Second Incremental Secured Term Loan. See Note 2 to our condensed consolidated interim financial statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for further details.
(2)	Excludes finance obligations associated with capital projects and capital lease obligations
(3)	In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps.
(4)	Interest payments for our ABL Facility, European ABL and our Toys-Japan unsecured credit lines were estimated based on the average borrowings under each of the facilities for the last twelve months.

Obligations under our operating leases and capital leases in the above table do not include contingent rent payments, payments for maintenance and insurance, or real estate taxes. The following table presents these amounts which were recorded in SG&A in our consolidated statements of operations for fiscals 2011, 2010 and 2009:

(In millions)	Fiscal 2011	Fiscal 2010	Fiscal 2009
Real estate taxes	$76	$70	$67
Maintenance and insurance	69	60	62
Contingent rent	12	12	10

Total	$157	$142	$139

Off-balance Sheet Arrangements

We have an off-balance sheet arrangement as a result of the February 2006 credit agreement between UK Propco and Vanwall Finance PLC (“Vanwall”), a special purpose entity established with the limited purpose of issuing notes, and entering into the credit agreement with UK Propco. On February 9, 2006, Vanwall issued £355.8 million of multiple classes of commercial mortgage backed floating rate notes (the “Floating Rate Notes”) to third party investors, which are publicly traded on the Irish Stock Exchange Limited. The proceeds from the Floating Rate Notes issued by Vanwall were used to fund the senior U.K. real estate facility to UK Propco. In fiscal 2010, we acquired from an unaffiliated party $17 million of face value debt securities of Vanwall for approximately $9 million. During fiscal 2011, we acquired from unaffiliated parties $36 million face value debt securities of Vanwall for approximately $26 million. This debt matures on April 7, 2013. These debt securities are included in Other assets within the consolidated balance sheets and are classified as held-to-maturity debt and are reported at amortized cost.

Pursuant to the credit agreement, Vanwall is required to maintain an interest rate swap which effectively fixes the variable London Interbank Offered Rate (“LIBOR”) rate at 4.56%, the same as the fixed interest less the applicable credit spread paid by UK Propco to Vanwall. The fair value of this interest rate swap at January 28, 2012 and January 29, 2011 was a liability of approximately $22 million and $34 million, respectively. In accordance with Accounting Standards Update (“ASU”) 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”) effective January 31, 2010, we reassessed our loan from Vanwall and concluded that we were not the primary beneficiary of the variable interest entity (“VIE”). The Company has not identified any subsequent changes to Vanwall’s governing documents or contractual arrangements that would change the characteristics or adequacy of the entity’s equity investment at risk in accordance with ASC 810. Refer to Note 2 to our consolidated financial statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for further details.

Effects of Inflation

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial.

Critical Accounting Policies

Our Consolidated Financial Statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Consolidated Financial Statements.

We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our Consolidated Financial Statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our consolidated financial condition or results of operations.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold. Cost of sales under the weighted average cost method is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, expected inventory shortages and estimated losses from obsolete and slow-moving inventory.

Merchandise inventories and related reserves are reviewed on an interim basis and adjusted, as appropriate, to reflect management’s current estimates. These estimates are derived using available data, our historical experience, estimated inventory turnover and current purchase forecasts. Various types of negotiated allowances received from our vendors are generally treated as adjustments to the purchase price of our merchandise inventories. We adjust our estimates for vendor allowances and our provision for expected inventory shortage to actual amounts at the completion of our physical inventory counts and finalization of all vendor allowance agreements. In addition, we perform an inventory-aging analysis for identifying obsolete and slow-moving inventory. We establish a reserve to reduce the cost of our inventory to its estimated net realizable value based on certain loss indicators which include aged inventory and excess supply on hand, as well as specific identification methods.

Our estimates may be impacted by changes in certain underlying assumptions and may not be indicative of future activity. For example, factors such as slower inventory turnover due to changes in competitors’ tactics, consumer preferences, consumer spending and inclement weather could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases. Such factors could also cause sales shortfalls resulting in reduced purchases from vendors and an associated reduction in vendor allowances. Based on our inventory aging analysis for identifying obsolete and slow-moving inventory, a 10% change in our reserve would have impacted pre-tax earnings by approximately $6 million for fiscal 2011.

Long-lived Asset Impairment

We evaluate the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC 360. When evaluating operating stores for impairment, our asset group is at an individual store level, as that is the lowest level for which cash flows are identifiable. Cash flows for individual operating stores include an allocation of applicable overhead. We will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value.

In determining whether long-lived assets are recoverable, our estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon our experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability require estimating such factors as sales growth, inflation and the overall economic conditions. Since we forecast our future undiscounted cash flows for up to 25 years, our estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. We estimate the fair value of a reporting unit or asset using a valuation method such as discounted cash flow or a relative, market-based approach.

In fiscal 2011, we recorded $6 million of impairment charges related to non-recoverable long-lived assets. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and a decrease in real estate market values. In the future, we plan to relocate additional stores which may result in additional asset impairments.

Goodwill Impairment

Goodwill is evaluated for impairment annually as of the first day of the fourth quarter of each fiscal year or whenever we identify certain events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might warrant an interim evaluation include, among other things, significant adverse change in legal factors or in the business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel and it is more likely than not that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of. Our Domestic reporting unit had $361 million of goodwill at January 28, 2012. Our Toys-Japan reporting unit (included in our International segment) had $25 million of goodwill at January 28, 2012. In addition, on October 31, 2011, the Company acquired a 70% ownership interest in Labuan from Li & Fung. In connection with the acquisition, the Company recorded $62 million of goodwill which will be included in our International segment. Refer to Note 17 to our consolidated financial statements entitled “ACQUISITIONS” for further details.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which amended the rules for testing goodwill for impairment. The new rules provide an entity with the option to first assess qualitative factors for each reporting unit to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step quantitative impairment test. The optional qualitative assessment can be performed at the discretion of management for any or all of the reporting units in any given period. As allowed under the guidance, we early adopted ASU 2011-08 for our fiscal 2011 annual goodwill impairment test.

In preparing a qualitative analysis for each of our reporting units, we assess relevant events and circumstances that may impact the fair value and the carrying amount of each reporting unit. The identification of relevant events and circumstances and how these may impact a reporting unit’s fair value or carrying amount involve significant judgments and assumptions. For each reporting unit, we compare its current carrying value as of the testing date to its most recent fair value. Based upon the differential noted, we may decide to perform the first step of the quantitative impairment test or to continue with the qualitative assessment by analyzing whether changes in the business and/or operating environment have occurred since the most recent fair value obtained that may impact this relationship. This assessment includes, but is not limited to, the identification of macroeconomic conditions, industry and market considerations that currently impact the reporting unit operating environment, as well as cost factors, overall financial performance, and peer group share price trends. We examine the positive and negative influences of each relevant factor on the reporting unit’s fair value and qualitatively assess the impact that such factors (when considered both individually and in the aggregate) would have on a reporting unit’s fair value since the last full valuation was performed. If, after assessing the totality of events or circumstances, we determine that the potential impact of the positive and negative factors do not indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we will conclude that goodwill is not impaired and accordingly performance of the two-step quantitative impairment test is not required.

For the two-step quantitative goodwill impairment test, we compare the current carrying value of the reporting unit to its current fair value to determine whether goodwill is impaired. First, we calculate current fair values of our reporting units by blending results from the market multiples approach and the income approach. These valuation approaches consider a number of factors that include, but are not limited to, expected future cash flows, growth rates, discount rates, and comparable multiples from publicly traded companies in our industry, and require us to make certain assumptions and estimates regarding industry economic factors and future profitability of our business. It is our policy to conduct impairment testing (both from a qualitative and quantitative perspective) based on our most current business plans, projected future revenues and cash flows, which reflect changes we anticipate in the economy and the industry. The cash flows are based on five-year financial forecasts developed internally by management and are discounted to a present value using discount rates that properly account for the risk and nature of the respective reporting unit’s cash flows and the rates of return market participants would require to invest their capital in our reporting units. If the carrying value exceeds the fair value, we would then calculate the implied fair value of our reporting unit goodwill as compared to its carrying value to determine the appropriate impairment charge. Although we have adopted the qualitative test in fiscal 2011, we have not changed our methodology for determining fair values during the periods presented.

During the qualitative assessment of our fiscal 2011 annual goodwill impairment test, management concluded it was more likely than not that the fair value of our Domestic reporting unit exceeded its carrying value. However, given the Domestic goodwill balance of $361 million, the results of the fourth quarter holiday selling season and the timing of the previous fair value calculated, management decided to calculate a new fair value as of the fiscal year-end. The fair value as of fiscal year-end confirmed the conclusions reached on the qualitative approach taken by management and indicated no goodwill impairment after the date of the annual impairment test. In addition, we also concluded for our Toys-Japan reporting unit that it was more likely than not that the fair value exceeded its carrying value and noted no goodwill impairment indicators after the date of the annual impairment test.

Self-Insured Liabilities

We self-insure a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. We estimate our provisions for losses related to self-insured risks using actuarial techniques and estimates for incurred but not reported claims. We record the liability for workers’ compensation on a discounted basis. We also maintain insurance coverage to limit the exposure related to certain risks. The assumptions underlying the ultimate costs of existing claim losses can vary, which can affect the liability recorded for such claims.

Although we feel our reserves are adequate to cover our estimated liabilities, changes in the underlying assumptions and future economic conditions could have a considerable effect upon future claim costs, which could have a material impact on our consolidated financial statements. Our reserve for self-insurance was $91 million as of January 28, 2012. A 10% change in the value of our self-insured liabilities would have impacted pre-tax earnings by approximately $9 million for the fiscal year ended January 28, 2012.

Revenue Recognition

We recognize revenue in accordance with ASC Topic 605, “Revenue Recognition.” Revenue related to merchandise sales, which is approximately 99.4% of total revenues, is generally recognized for retail sales at the point of sale in the store and when the customer receives the merchandise shipped from our websites. Discounts provided to customers are accounted for as a reduction of sales. We record a reserve for estimated product returns in each reporting period based on historical return experience and changes in customer demand. Actual returns may differ from historical product return patterns, which could impact our financial results in future periods.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions, and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.

Tax law and accounting rules often differ as to the timing and treatment of certain items of income and expense. As a result, the tax rate reflected in our tax return (our current or cash tax rate) is different from the tax rate reflected in our consolidated financial statements. Some of the differences are permanent, while other differences are temporary as they will reverse over time. We record deferred tax assets and liabilities for any temporary differences between the assets and liabilities in our consolidated financial statements and their respective tax bases. We establish valuation allowances when we believe it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies. For example, we would establish a valuation allowance for the tax benefit associated with a tax loss carryforward in a tax jurisdiction if we did not expect to generate sufficient taxable income of the appropriate character to utilize the tax loss carryforward prior to its expiration. Changes in future taxable income, tax liabilities and our tax planning strategies may impact our effective tax rate, valuation allowances and the associated carrying value of our deferred tax assets and liabilities.

At any one time our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases, and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies.

Stock-Based Compensation

The fair value of the common stock shares utilized in valuing stock-based payment awards was determined by the Executive Committee based on management’s recommendations. We engage an independent valuation specialist to assist management and the Executive Committee in determining the fair value of our common stock for these purposes. Management and the Executive Committee rely on the valuations provided by the independent valuation specialist as well as their review of the Company’s historical financial results, business milestones, financial forecast and business outlook as of each award date. The same Company data is reviewed by management, on a periodic basis, to monitor the performance metrics associated with certain stock-based payment awards as the achievement of established thresholds directly impact the amount of target shares ultimately earned.

The fair value of common stock shares is based on total enterprise value ranges and the total equity value ranges estimated on a non-marketable and minority basis utilizing both the income approach and the market approach guidelines. A range of the two methods was utilized to determine the fair value of the ordinary shares. The income approach is a valuation technique that provides an estimation of the fair value of a business based upon the cash flows that it can be expected to generate over time. The market approach is a valuation technique that provides an estimation of fair value based on market prices of publicly traded companies and the relationship to financial results.

The income approach utilized begins with an estimation of the annual cash flows that a business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the period are then converted to their present value equivalent using a discount rate considered appropriate given the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the terminal value of the business at the end of the projection period to arrive at an estimate of fair value. Such an approach necessarily relies on estimations of future cash flows that are inherently uncertain, as well as a determination of an appropriate discount rate in order to derive present value equivalents of both the projected cash flows and the terminal value of the business at the end of the period. The use of different estimations of future cash flows or a different discount rate could result in a different indication of fair value.

The market approach utilizes in part a comparison to publicly traded companies deemed to be in similar lines of business. Such companies were then analyzed to determine which were most comparable based on various factors, including industry similarity, financial risk, company size, geographic diversification, growth opportunities, similarity of reaction to macroeconomic factors, profitability, financial data availability and active trading volume. Seven companies were included as comparable companies in the market comparable approach. Alternate determinations of which publicly traded entities constituted comparable companies could result in a different indication of fair value.

Recently Adopted Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”) which eliminated the option to report other comprehensive income and its components in the Statement of Changes in Stockholder’s Equity and provides entities with two presentation alternatives. As of January 29, 2012, the Company adopted ASU 2011-05 and modified the presentation of its Condensed consolidated interim financial statements by electing to present items of net earnings and other comprehensive income in two separate consecutive statements. The presentation and disclosure requirements of ASU 2011-05 were applied retrospectively.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU generally represent clarification of Topic 820, but also include instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and IFRS. As of January 29, 2012, the Company has adopted ASU 2011-04 and has applied this guidance prospectively. Other than enhanced disclosures, the adoption of ASU 2011-04 did not have a material impact on our Condensed consolidated interim financial statements.

In September 2011, the FASB issued ASU 2011-08. This ASU is intended to simplify how entities test goodwill for impairment and permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. On October 30, 2011, the Company early adopted the provisions of ASU 2011-08 in conjunction with its annual impairment testing. Because the measurement of a potential impairment has not changed, this ASU did not have an impact on our Consolidated Financial Statements.

In December 2010, the FASB issued ASU No. 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplementary pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. Effective January 30, 2011, the Company has adopted ASU 2010-29. Supplemental pro forma combined financial information has not been presented for the Labuan acquisition as it did not have a material impact on the Company’s consolidated financial statements. See Note 17 to our consolidated financial statements entitled “ACQUISITIONS” for further details. The adoption of ASU 2010-29 did not have an impact on our consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, “Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU 2010-28”). For reporting units with zero or negative carrying amounts, this ASU requires that an entity perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Effective January 30, 2011, the Company has adopted ASU 2010-28. The adoption of ASU 2010-28 did not have an impact on our consolidated financial statements.

Refer to Note 19 to our consolidated financial statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure to these risks and take measures to mitigate these risks on our consolidated financial results. We enter into derivative financial instruments to economically manage our market risks related to interest rate and foreign currency exchange. We do not participate in speculative derivative trading. The analysis below presents our sensitivity to selected hypothetical, instantaneous changes in market interest rates and foreign currency exchange rates as of January 28, 2012.

Foreign Exchange Exposure

Our foreign currency exposure is primarily concentrated in the United Kingdom, Continental Europe, Canada, Australia and Asia. We face currency translation exposures related to translating the results of our worldwide operations into U.S. dollars because of exchange rate fluctuations during the reporting period.

We face foreign currency exchange transaction exposures related to short-term, cross-currency intercompany loans and merchandise purchases:

•

We enter into short-term, cross-currency intercompany loans with our foreign subsidiaries. The majority of this exposure is economically hedged through the use of foreign currency exchange forward contracts. Our exposure to foreign currency risk related to exchange forward contracts on our short-term, cross-currency intercompany loans has not materially changed from fiscal 2010 to fiscal 2011. As a result, a 10% change in foreign currency exchange rates against the U.S. dollar would not have a material impact on our pre-tax earnings related to our short-term, cross-currency intercompany loans that were outstanding as of year-end.

•

In addition, our foreign subsidiaries make U.S. dollar denominated merchandise purchases through the normal course of business. From time to time, we enter into foreign exchange forward contracts under our merchandise import program. As of January 28, 2012, we did not have any outstanding foreign exchange forward contracts under our merchandise import programs.

The above sensitivity analysis on our foreign currency exchange transaction exposures related to our short-term, cross-currency intercompany loans assumes our mix of foreign currency-denominated debt instruments and derivatives and all other variables will remain constant in future periods. These assumptions are made in order to facilitate the analysis and are not necessarily indicative of our future intentions.

Changes in foreign exchange rates affect interest expense recorded in relation to our foreign currency denominated derivative instruments and debt instruments. As of January 28, 2012 and January 29, 2011, we estimate that a 10% hypothetical change in foreign exchange rates would impact our pre-tax earnings due to the effect of foreign currency translation on interest expense related to our foreign currency-denominated derivative instruments and debt instruments by $6 million and $7 million, respectively.

Interest Rate Exposure

We have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps. A change in interest rates on variable rate debt impacts our pre-tax earnings, whereas a change in interest rates on fixed rate debt impacts the fair value of debt. A portion of our interest rate contracts are designated for hedge accounting as cash flow and fair value hedges. For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in Accumulated other comprehensive income (loss) and subsequently recorded in the consolidated statements of operations at the time the hedged item affects earnings. For designated fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk is recorded in Interest expense in the consolidated statements of operations.

The following table illustrates the estimated sensitivity of a 1% change in interest rates to our future pre-tax earnings on our derivative instruments and variable rate debt instruments at January 28, 2012:

(In millions)	Impact of 1% Increase	Impact of 1% Decrease
Interest rate swaps/caps (1)	$3	$(1)
Variable rate debt	(5)	5

Total pre-tax income exposure to interest rate risk	$(2)	$4

(1)	A hypothetical change in interest rates does not result in a uniform impact due to the changes in fair value of our interest rate caps that do not qualify for hedge accounting.

The above sensitivity analysis assumes our mix of financial instruments and all other variables will remain constant in future periods. These assumptions are made in order to facilitate the analysis and are not necessarily indicative of our future intentions. As of January 29, 2011, we estimated that a 1% hypothetical increase or decrease in interest rates could potentially have caused either a nominal increase or a $4 million decrease on our pre-tax earnings, respectively. Refer to our consolidated financial statements for further discussion in Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES.” At this time, we do not anticipate material changes to our interest rate risk exposure or to our risk management policies. We believe that we could mitigate potential losses on pre-tax earnings through our risk management objectives, if material changes occur in future periods.

BUSINESS

Our Company

We are the leading global specialty retailer of toys and juvenile products as measured by net sales. Toys “R” Us is recognized as the toy and juvenile authority. Our brand names are highly recognized in North America, Europe and Asia, and our expertise in the toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. We believe we offer the most comprehensive year-round selection of toys and juvenile products among omnichannel retailers, including a broad assortment of private label and exclusive merchandise unique to our stores.

As of July 28, 2012, we operated 1,520 stores and licensed an additional 151 stores. These stores are located in 36 countries and jurisdictions around the world under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. During the fiscal 2011 holiday season, we operated 208 Express store locations. As of July 28, 2012, we operated 118 Express stores including 46 stores with a cumulative lease term of at least two years which have been included in our store count. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as other Internet sites we operate in our international markets. For fiscal 2011, we generated Net sales of $13.9 billion, Net earnings of $149 million and Adjusted EBITDA of $1.1 billion.

Our History

Our Company was founded in Washington D.C. in 1948 when Charles Lazarus opened a baby furniture store, Children’s Bargain Town. The Toys “R” Us name made its debut in 1957. In 1978, we completed an initial public offering of our common stock. When Charles Lazarus retired as our Chief Executive Officer in 1994, the Company operated or licensed over 1,000 stores in 17 countries and jurisdictions. In 1996, we established the Babies “R” Us brand, further solidifying our reputation as a leading consumer destination for children and their families.

On July 21, 2005, we were acquired by an investment group led by entities advised by or affiliated with Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P. and Vornado Realty Trust. We refer to this collective ownership group as our “Sponsors.” Upon the completion of this acquisition, we became a private company.

Progress Since Our 2005 Acquisition

Strengthening our management team was our top priority following the 2005 acquisition. The rebuilding effort began with the hiring of Gerald L. Storch, our Chairman and Chief Executive Officer, who joined the Company in February 2006 from Target Corporation, where he had most recently been Vice Chairman. He assembled the Company’s leadership team, recruiting seasoned executives with significant retail experience.

Our new management team has made significant improvements to the business, producing strong results to date and laying the foundation for continued improvement. Over the past seven years, we achieved the following:

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Streamlined the organizational structure of the Company. We harnessed the collective strength of the Toys “R” Us and Babies “R” Us brands by combining their respective corporate, merchandising and field operation functions.

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Developed and launched our juvenile integration strategy. We designed and implemented a new integrated store format that combines the Toys “R” Us and Babies “R” Us brands and merchandise offerings under one roof, providing a “one stop shopping” environment for our guests. We call this format a side-by-side store. This format may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, side-by-side stores may also be constructed in a new location and market. As of July 28, 2012, we have converted 267 existing stores into a side-by-side store format. In addition, we have opened 85 side-by-side stores (49 of which were relocations of existing stores).

Our integrated format concepts have become powerful vehicles for remodeling and updating our existing store base, generating significant improvements in store-level net sales and profitability. For example, in the first 12 months after conversion, the aggregate store sales for the 105 domestic and 94 international side-by-side stores converted between fiscal years 2006 and 2010, increased on a weighted average basis (based on net sales) by 18% and 10%, respectively, as compared to the 12 month period prior to commencement of construction for the conversion. The aggregate store sales increases described above are reduced by our estimate of net sales that were transferred from existing stores (generally Babies “R” Us standalone stores) in the vicinity to the newly converted stores.

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Established our omnichannel strategy. We established our omnichannel strategy, which allows us to leverage the benefits of a retail store presence and e-commerce presence. We sell merchandise through the Internet on our Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com websites, as well as other Internet sites we operate in our international markets. Through our business initiatives and acquisitions, we have expanded our e-commerce business from $405 million in net sales in fiscal 2006 to $1.0 billion in net sales in fiscal 2011.

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Improved the shopping experience for our guests. We developed and implemented store standards focused on store cleanliness, store signage and customer service, and we enhanced our merchandise selection. In the United States, from 2005 to 2011, our guest service scores increased by 14%.

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Focused on optimizing our store portfolio. Excluding Express stores, as of July 28, 2012, we have opened 245 Company operated stores (including 99 stores operated in China and Southeast Asia, 90 of which were acquired in 2011), closed 138 Company operated stores and converted or relocated 311 Company operated stores to our side-by-side store format since the end of fiscal 2005. In fiscal 2011, 98% of our operated stores were store-level EBITDA positive.

Our Competitive Strengths

We believe that the following key competitive strengths differentiate our business:

We are the leading specialty retailer of toys and juvenile products. We have brand names that are highly recognized in North America, Europe and Asia and strong relationships with our guests and vendors. We also believe our focus on quality of products, service and safety is a competitive strength.

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Highly recognized brand names. In the United States, Toys “R” Us and Babies “R” Us are highly recognized brand names. For the second consecutive year, Toys “R” Us has been named to Interbrand’s “Top 50 Most Valuable U.S. Retail Brands” which is based on Interbrand’s valuation of a brand and consideration of such factors as commitment, protection, clarity, responsiveness, authenticity, relevance, understanding, consistency, presence and differentiation. According to The NPD Group/Consumer Tracking Service, Toys “R” Us had an 18.8% and a 15.5% aggregated market share of the brick and mortar (including Babies “R” Us standalone stores) and on-line toy market in the United States in the fourth quarter of 2011 and calendar year 2011, respectively. Our aggregated market share in the toy market as described above has increased over the past two years by a total of 0.9 percentage points for the fourth quarter and a total of 0.7 percentage points for the calendar year.

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Long-lasting relationships with our guests. Our product assortment allows us to capture new customers during pregnancy, helping them prepare for the arrival of their newborn, and then as new parents and consumers of our products. We continue to build on these relationships as these children mature and eventually become parents themselves. Additionally, our loyalty programs, including baby registry, birthday club and Rewards “R” Us programs, all offer on-line functionality which deepens our relationship with our guests and complements the in-store experience. In fiscal 2011, approximately 55% of our net sales were to customers who are members of our loyalty programs.

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Strong relationships with vendors. Given our market leadership position, we have been able to develop strategic partnerships with many of our vendors and provide them with a year-round platform for their brand and testing of products.

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Broad and deep product assortment. Our broad and deep product assortment, which we believe offers our guests the most comprehensive year-round selection of toys and juvenile products among omnichannel retailers, enables us to command a reputation as the shopping destination for toys and juvenile products.

We have a global footprint and omnichannel distribution capabilities. We have a global presence and reach children and their families in 36 countries and jurisdictions around the world.

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Global footprint. We are one of the few hardline specialty retailers with a global footprint, based on a review of other hardline specialty retailers, with 40% of our consolidated net sales and 42% of our total operating earnings, excluding unallocated corporate selling, general & administrative expenses, generated outside the United States in fiscal 2011. We believe that operating as a global and geographically diverse company enhances our ability to identify trends, test new products and achieve stability of our business by exposing us to growth opportunities in different markets and across a broad customer base.

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Multiple retail store formats. We operate a variety of store formats, which enable us to reach our customers in many different ways. In our Domestic segment, our big box formats include standalone Toys “R” Us stores, standalone Babies “R” Us stores and side-by-side stores which combine our Toys “R” Us and Babies “R” Us merchandise offerings under one roof, as well as our flagship store locations (the Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue and the Babies “R” Us store in Union Square – all in New York City). In addition to these formats, we operate smaller Express store locations in malls, outlets and strip centers, some of which are open on a temporary basis during the holiday season. As of July 28, 2012, we operated 77 Domestic Express stores, including 36 stores with a cumulative lease term of at least two years which have been included in our Domestic segment store count. In our International segment, we have a similar variety of store concepts; however, they are typically smaller in size relative to the United States. As of July 28, 2012, we operated 41 International Express stores, including 10 stores with a cumulative lease term of at least two years which have been included within our International segment store count.

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Leading on-line position. We also sell merchandise through our Internet sites Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as other Internet sites we operate in our international markets. During the majority of the 2011 holiday season, the Toysrus.com website was in the top 20 retail shopping and classified websites in the United States based on traffic as measured by Experian Hitwise. For fiscals 2011, 2010 and 2009, our e-commerce business generated net sales of $1.0 billion, $782 million and $602 million, respectively.

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Differentiated real estate strategy with attractive underlying portfolio. As of July 28, 2012, approximately 41% of our store base was either owned or subject to long-term ground leases. The significant ownership level of our real estate, as well as the ongoing effective management of our leases, provides substantial flexibility to execute our juvenile integration strategy in a capital-efficient manner.

We have significant experience in managing the seasonal nature of our business. From warehousing and distribution, to hiring and training a seasonal workforce and promotional planning, we have invested in the technology and infrastructure to handle the increased demand during the holiday season in a cost effective manner.

We have an experienced management team. Our senior management team has an average of approximately 20 years of retail experience across a broad range of disciplines in the specialty retail industry, including merchandising, finance and real estate.

Our Growth Strategy

We intend to strengthen our position in the marketplace, increase revenues and grow profits primarily through the following initiatives:

Continue juvenile integration strategy across the existing store base. Converting or relocating our standalone Toys “R” Us and Babies “R” Us stores into our side-by-side format has generated significant improvements in our comparable store net sales and store-level profitability. We believe, based on our review of the markets where our non-integrated stores are located, we have the potential to convert or relocate another 30% to 40% of our big box stores globally into our side-by-side format over the next decade. We expect to convert or relocate 37 stores to our side-by-side format in fiscal 2012 (of which 21 have been converted and/or relocated as of July 28, 2012) for an estimated cost of approximately $83 million.

Leverage and grow our global e-commerce business. Our omnichannel strategy allows us to leverage the benefits of a retail store presence and e-commerce presence. This includes the continued integration of our Internet capabilities with our stores, and the expansion of our “Buy Online, Pick Up In Store” program, our “Return Anywhere” policy and our “Ship From Store” capabilities. We currently have websites in 12 countries. In addition to our existing e-commerce presence in the United States, Australia, Austria, Canada, France, Germany, Japan and the United Kingdom, in fiscal 2011, we expanded our global reach through the introduction of websites in the Netherlands, Portugal, Spain and Switzerland. In fiscal 2012, we plan to have an e-commerce presence in China. In addition, we still have the opportunity to expand our e-commerce presence into other international markets.

Global store growth. We believe we have the potential to grow the number of stores in our store portfolio. We believe this opportunity exists in new international markets, particularly those in the emerging economies which are seeing overall GDP growth and rising incomes, as well as in the United States and our existing international markets. In fiscal 2011, we acquired a 70% ownership interest in Toys (Labuan) Holding Limited (“Labuan”) from Li & Fung Retailing Limited (“Li & Fung”), which as of July 28, 2012, operated 99 Toys “R” Us retail stores (90 of which were acquired in 2011) in Brunei, China, Hong Kong, Malaysia, Singapore, Taiwan and Thailand. Labuan has also sublicensed to a third party the right to operate stores in the Philippines and Macau. Additionally, in fiscal 2011, we established wholly-owned business operations in Poland where we opened our first store in the capital city of Warsaw.

Leverage and grow our private label penetration, branded exclusive products and sourcing capabilities. We expect to grow and leverage our private label penetration and branded exclusive products to provide greater differentiation from our retail competition, both in stores and on-line. In fiscal 2010, we opened our China sourcing office in Shenzhen, China which has grown to a team of nearly 150 employees. This team has allowed us to develop deeper ties to the manufacturing base in China and the region, rationalize the number of vendors we purchase from, leverage our global buying power and enhance our abilities to develop new products, ensure product quality and timely delivery to stores in all of our markets. We believe we are already seeing a meaningful benefit to our gross margin rate from these strategies and expect further benefit in the future.

Execute strategies to expand our operating profit margin. We will continue to focus on expanding our gross margins primarily through optimizing pricing, increasing our private label penetration and increasing our use of direct sourcing, space utilization and labor management, as well as continuously strengthening vendor relationships and entering into profitable merchandising agreements. In addition, we will also continue to optimize our cost structure and enhance efficiencies throughout the organization to manage our selling, general and administrative expenditures.

Our Stores

In the United States, through the end of fiscal 2011, we sold a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 876 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Net sales in fiscal 2011 were derived from 414 traditional toy stores (including 82 BRU Express and Juvenile Expansion formats), 245 juvenile stores, 183 SBS stores, 31 permanent Express stores and our three flagship stores in New York City. Additionally, we generated Net sales through our temporary Express store locations. Based on Net sales, we are the largest specialty retailer of toys in the United States and Puerto Rico. Domestic Net sales were $8.4 billion for fiscal 2011, which accounts for 60% of our consolidated Net sales.

Internationally, through the end of fiscal 2011, we operated 626 of the 777 “R” Us branded retail stores. The balance of the “R” Us branded retail stores outside the United States are operated by licensees. The fees from these licensees did not have a material impact on our Net sales. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through these stores that operate in 35 countries and jurisdictions and through the Internet. In addition to fees received from licensed stores, International Net sales in fiscal 2011 were derived from 466 traditional toy stores (including 14 BRU Express formats), 144 SBS stores and 16 juvenile stores. Additionally, we generated Net sales through our temporary Express store locations. Our operated stores are located in Australia, Austria, Canada, France, Germany, Japan, Poland, Portugal, Spain, Switzerland and the United Kingdom. Beginning in the fourth quarter of fiscal 2011, as a result of the acquisition of our interest in Labuan, we operate Toys “R” Us retail stores in Brunei, China, Hong Kong, Malaysia, Singapore, Taiwan and Thailand. International Net sales were $5.5 billion for fiscal 2011, which accounts for 40% of our consolidated Net sales.

We have developed a juvenile integration strategy which includes a new store format with an integrated “one-stop shopping” environment for our guests by combining the Toys “R” Us and Babies “R” Us merchandise offerings under one roof. We call this format a side-by-side (“SBS”) store. SBS stores are a combination of Toys “R” Us stores and Babies “R” Us stores, and may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, SBS stores may also be constructed in a new location and market.

The integration of juvenile merchandise with toy and entertainment offerings has allowed us to create a “one-stop shopping” experience for our guests, and enabled us to obtain the sales and operating benefits associated with combining product lines under one roof. Our product assortment allows us to capture new parents as customers during pregnancy, helping them prepare for the arrival of their newborn. We then become a resource for infant products such as baby formula, diapers and solid foods, as well as baby clothing and learning aids. We believe this opportunity to establish first contact with new parents enables us to develop long-lasting customer relationships with them as their children grow and they transition to becoming consumers of our toy products. We continue to build on these relationships as these children mature and eventually become parents themselves. Additionally, juvenile merchandise such as baby formula, diapers and infant clothing provide us with a mitigant to the inherent seasonality in the toy business.

In connection with our juvenile integration strategy, we continue to increase the number of SBS stores both domestically and internationally. Through the end of fiscal 2011, we have converted 250 existing stores into a SBS store format. In addition, we have opened 77 SBS stores (45 of which were relocations of existing stores). We expect that our integrated store format will continue to be a significant driver of our revenue and profit growth going forward.

In addition to our SBS store format, we continue to enhance our juvenile integration strategy with our Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats which devote additional square footage to our juvenile products within our traditional Toys “R” Us stores. Since implementing these integrated store formats, we have augmented 97 existing Toys “R” Us stores with these layouts as of July 28, 2012.

Our extensive experience in retail site selection has resulted in a portfolio of stores that includes attractive locations in many of our chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, we select a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores, visibility and parking capacity.

As of July 28, 2012, we operated 1,520 retail stores and licensed an additional 151 retail stores worldwide in the following formats:

Format	Description	Number of Stores	Approximate Store Size (sq. ft.)
	Operated Stores

Traditional Toys “R” Us stores	The majority of square footage is devoted to traditional toy categories, with approximately 7,000 square feet devoted to boutique areas for juvenile products (BRU Express and Juvenile Expansion formats devote approximately an additional 3,000 square feet and 1,000 square feet, respectively, for juvenile products).	862	20,000 to 50,000

Side-by-Side (SBS) stores	Devote approximately 20,000 to 40,000 square feet to traditional toy products and approximately 10,000 to 30,000 square feet to juvenile products.	352	30,000 to 70,000

Traditional Babies “R” Us stores	Predominantly juvenile products, with approximately 4,000 to 5,000 square feet devoted to traditional toy products.	257	30,000 to 45,000

Express stores	Smaller format stores each with a cumulative lease term of at least two years.	46	2,000 to 7,000

Flagship stores (all in New York City)	The Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue near Central Park, and the Babies “R” Us store in Union Square.	3	55,000 to 105,000

Total operated stores		1,520

	Licensed Stores

“R” Us branded retail stores	Retail stores ranging in various sizes.	151

Total operated and licensed stores		1,671

In addition to these stores, during the fiscal 2011 holiday selling season, we operated an additional 177 temporary Express stores globally in shopping malls, outlet malls and other shopping centers located in high traffic areas. These locations typically range in size from approximately 2,000 to 7,000 square feet, each has a cumulative lease term of less than two years and is not included in our overall store count. As of July 28, 2012, we operated 118 Express stores, including 46 stores which are included in the table above.

The following table summarizes our worldwide operating stores and distribution centers as of January 28, 2012 (excluding licensed operations in our International segment):

	Owned	Ground Leased(1)	Leased(2)		Total	Total Gross Square Feet(3) (In millions)
Stores:
Domestic	290	226	360		876	35
International	78	26	522	(4)	626	20

	368	252	882		1,502	55
Distribution Centers:
Domestic	7	—	3		10	8
International	5	—	4		9	4

	12	—	7		19	12

Total Operating Stores and Distribution Centers	380	252	889		1,521	67

(1)	Owned buildings on leased land.
(2)	This includes 31 Express stores within our Domestic segment that each have a cumulative lease term of at least two years and excludes the remaining 59 temporary Express store locations within our Domestic and International segments which remained open as of January 28, 2012. During the fiscal 2011 holiday selling season, there were 141 Domestic and 67 International Express stores open.
(3)	Represents total square footage occupied, excluding any space dedicated to mezzanines (with the exception of our flagship stores), catwalks, parking lots and decks.
(4)	Includes 92 stores operated in China and Southeast Asia, 90 of which were acquired in 2011. Refer to Note 17 to our consolidated financial statements entitled “ACQUISITIONS” for further details.

Geographic Distribution of Domestic Stores

The following table sets forth the location of our Domestic stores as of July 28, 2012:

Location	Number of Stores
Alabama	10
Alaska	1
Arizona	16
Arkansas	5
California	109
Colorado	12
Connecticut	14
Delaware	3
Florida	57
Georgia	27
Hawaii	3
Idaho	3
Illinois	40
Indiana	17
Iowa	8
Kansas	6
Kentucky	11
Louisiana	9
Maine	3
Maryland	18

Location	Number of Stores
Massachusetts	23
Michigan	34
Minnesota	11
Mississippi	5
Missouri	16
Montana	1
Nebraska	4
Nevada	10
New Hampshire	7
New Jersey	43
New Mexico	3
New York	63
North Carolina	20
North Dakota	1
Ohio	37
Oklahoma	7
Oregon	8
Pennsylvania	46
Rhode Island	2
South Carolina	10
South Dakota	2
Tennessee	17
Texas	60
Utah	8
Vermont	1
Virginia	27
Washington	14
West Virginia	4
Wisconsin	11
Puerto Rico	7

Total (1)	874

(1)	This includes 36 Express stores that each have a cumulative lease term of at least two years and excludes the remaining 41 temporary Express store locations which remained open as of July 28, 2012. During the fiscal 2011 holiday selling season, there were 141 Express stores open domestically.

Geographic Distribution of International Stores

The following table sets forth the location of our International operated stores as of July 28, 2012.

Location	Number of Stores Operated
Australia	35
Austria	14
Brunei	1
Canada	83
China	27
France	46
Germany	59
Hong Kong	14
Japan	166

Location	Number of Stores Operated
Malaysia	21
Poland	3
Portugal	8
Singapore	6
Spain	46
Switzerland	8
Taiwan	19
Thailand	11
United Kingdom	79

Total (1)	646

(1)	This includes 10 Express stores that each have a cumulative lease term of at least two years and excludes the remaining 31 temporary Express store locations which remained open as of July 28, 2012. During the fiscal 2011 holiday selling season, there were 67 Express stores open internationally.

The following table sets forth the location of our International licensed stores as of July 28, 2012:

Location	Number of Stores Licensed
Bahrain	1
Denmark	15
Egypt	3
Finland	5
Iceland	3
Israel	19
Kuwait	1
Macau	1
Norway	10
Oman	1
Philippines	14
Qatar	1
Saudi Arabia	11
South Africa	24
South Korea	18
Sweden	16
United Arab Emirates	8

Total (1)	151

Financial information about our segments and our operations in different geographical areas for the twenty-six weeks ended July 28, 2012 and July 30, 2011 and for the last three fiscal years are set forth in Note 11 to the consolidated financial statements and Note 6 to the condensed consolidated interim financial statements entitled “Segments.”

Product Selection and Merchandise

Our product offerings are:

Category	Description	FY2011 % of net sales (Domestic)	FY2011 % of net sales (International)
Core Toy	Boys and girls toys, such as action figures, dolls and doll accessories, role play toys and vehicles.	15.9%	22.0%

Entertainment	Video game software, systems and accessories, tablet computers, electronics and other related products.	12.8%	11.9%

Juvenile	Focused on serving newborns and children up to four years of age by offering a broad array of products, such as baby gear, infant care products, apparel, commodities, furniture, bedding and room décor.	36.6%	21.6%

Learning	Educational electronics and developmental toys, such as our Imaginarium products in the United States and World of Imagination products at our International locations, construction toys, games, creative activities and pre-school merchandise which includes learning products, activities and toys.	21.4%	27.8%

Seasonal	Toys and other products geared toward holidays (including Christmas, Hanukkah, Three Kings, Carnival, Easter, Golden Week and Halloween) and summer activities, as well as bikes, sporting goods, play sets and other outdoor products.	11.9%	15.9%

Other	Domestic: consists primarily of shipping and other non-product related revenues; International: consists primarily of licensing fees from unaffiliated third parties and other non-product related revenues.	1.4%	0.8%
Total		100%	100%

We offer a wide selection of popular national toy and juvenile brands including many products that are exclusively offered at, or launched at, our stores. Over the past few years, we have worked with key resources to obtain exclusive products and expand our private label brands enabling us to earn higher margins and offer products that our customers will not find elsewhere. We offer a broad selection of private label merchandise under names such as Babies “R” Us, JOURNEY GIRLS, ANIMAL ALLEY, IMAGINARIUM, FAST LANE, YOU & ME, JUST LIKE HOME and FAO SCHWARZ in our stores. We believe these private label brands provide a platform on which we can expand our product offerings in the future and will further differentiate our products and allow us to enhance profitability. In fiscal 2010, we opened a sourcing office in China to work with our vendors and expand our private label product offerings.

Marketing

We believe that we have achieved our leading market position largely as a result of building highly recognized brand names, strong loyalty programs and delivering superior service to our customers. We use a variety of broad-based and targeted marketing and advertising strategies to reach consumers. These strategies include mass marketing programs such as direct mail, e-mail marketing, targeted magazine advertisements, catalogs/rotos and other inserts in national or local newspapers, national television and radio broadcasts, targeted door-to-door distribution, direct mailings to loyalty program members and in-store marketing. Our most significant single piece of advertising is “The Great Big Toys “R” Us Book” promotional catalog release, which is distributed through direct mail, newspapers and in-stores during the fourth quarter holiday selling season.

In addition, we offer unique benefits such as loyalty programs to our customers, including the Rewards “R” Us program, which rewards members for the purchases they make at our stores and on-line at Toysrus.com and Babiesrus.com. Through the Rewards “R” Us program, members are able to take advantage of a variety of exclusive one-time and ongoing benefits, deals and promotions.

Our comprehensive baby registry offered in our stores and on the Internet allows an expectant parent to list desired products and enables gift-givers to tailor purchases to the expectant parent’s specific needs and wishes. Our baby registry also facilitates our direct marketing and customer relationship initiatives, which includes mailings to expecting mothers and new parents.

Other programs include our Wish Lists, which allows parents and kids to create a tailored list of desired toys that gift-givers can utilize to make their purchases; Geoffrey’s Birthday Club, in which parents receive exciting offers and incentives to help prepare for their child’s birthday and kids receive special gifts and greetings from Geoffrey the Giraffe; and our Credit Card Program, which offers co-branded and private label credit cards in order for customers to finance purchases at our stores, on-line and at other businesses, and receive loyalty benefits, deals and promotions in exchange.

The merchandising and marketing teams work closely to present the products in an engaging and innovative manner and we are focused on enhancing our in-store signage, which is carefully coordinated so that it is consistent with the current television, radio and print advertisements. We regularly change our banners and in-store promotions, which are advertised throughout the year, to attract consumers to visit the stores, to generate strong customer frequency and to increase average sales per customer. Our websites are used to support and supplement the promotion of products in “R” Us branded stores.

Customer Service

Compared with multi-line mass merchandisers, we believe we are able to provide superior service to our customers through our highly trained sales force. We train our store associates extensively to deepen their product knowledge and enhance their targeted selling skills in order to improve customer service in our stores. We are continually working to improve the allocation of products within our stores and reduce waiting times at checkout counters. For the added convenience of our customers, we offer a layaway program and provide a home delivery program.

In addition to our baby registry, we offer a variety of helpful publications and innovative programs and services for the expectant parent, including frequent in-store product demonstrations.

Safety Focus

We have taken a leadership position on safety. We believe that we have put in place industry-leading product safety standards that meet or exceed United States federally mandated and/or global regulatory requirements in the countries in which we operate. In addition, through our dedicated safety website, safety boards in stores, e-mail blasts and partnerships with noted safety experts and organizations, we provide resources that are used by parents, grandparents and childcare providers to ensure they have the most up-to-date information on product safety and recalls.

Corporate Philanthropy and Community Service

We are proud to have a long tradition at Toys “R” Us of supporting numerous children’s charities. Toys “R” Us Children’s Fund Inc., a non-profit organization, and Toys “R” Us, Inc. have contributed millions of dollars to charities that keep children safe and help them in times of need. We actively support charities such as the Marine Toys For Tots Foundation, Autism Speaks and Save the Children, among others. Each year the Company also produces a special toy selection guide for differently-abled children. The Company encourages its employees to become active in charitable endeavors by matching contributions they make to qualified charities of their choice. The Company also manages the Geoffrey Fund, Inc., a non-profit organization. The Geoffrey Fund’s sole purpose is to provide assistance to employees affected by natural and personal disasters and relies on donations from employees and funds from the Company to carry out its mission.

Market and Competition

We are the leading global specialty retailer of toys and juvenile products as measured by Net sales. As a specialty retailer, we are able to focus solely on the toys and juvenile products market. We operate in an attractive industry that has proven to be more resilient due to the demand for toys and juvenile products, driven by the desire of families to spend on their children.

In the Domestic markets, we compete with mass merchandisers, such as Wal-Mart, Target and Kmart; consumer electronics retailers, such as Best Buy and GameStop; Internet and catalog businesses, such as Amazon; national and regional specialty, department and discount store chains; as well as local retailers in the geographic areas we serve. Our baby registry competes with baby registries of mass merchandisers, other specialty retail formats and regional retailers. In the International toy and electronics markets, we compete with mass merchandisers, discounters and specialty retailers such as Argos, Auchan, Bic Camera, Carrefour, El Corte Ingles, King Jouet, Mothercare, Spielmax, Wal-Mart, Yamada Dinky and Yodobashi. The Domestic and International mass merchandisers and discounters aggressively price items in the traditional toy and electronic product categories with larger dedicated selling space during the holiday season in order to build traffic for other store departments.

We believe the principal competitive factors in the toy, juvenile and video game products markets are product variety, price, quality, availability, advertising and promotion, convenience or store location, safety and customer support and service. We believe we are able to effectively compete by providing a broader range of merchandise, maintaining in-stock positions, as well as convenient locations, superior customer service and competitive pricing.

Seasonality

Our global business is highly seasonal with sales and earnings highest in the fourth quarter due to the fourth quarter holiday selling season. During fiscals 2011, 2010 and 2009 approximately 43%, respectively, of our total Net sales were generated in the fourth quarter. We typically incur net losses in each of the first three quarters of the year, with a substantial portion of our earnings generated in the fourth quarter. We seek to continuously improve our ability to manage the numerous demands of a highly seasonal business, from the areas of product sourcing and distribution, to the challenges of delivering high sales volumes and excellent customer service during peak business periods. Over the past 60 years, we have developed substantial experience and expertise in managing the increased demand during the holiday season which we believe favorably differentiates us from our competition.

License Agreements

We have license agreements with unaffiliated third party operators located outside the United States. The agreements are largely structured with royalty income paid as a percentage of sales for the use of our trademarks, trade name and branding. While this business format remains a small piece of our overall International business operations, we continue to look for opportunities for market expansion. Our preferred approach is to open stores in our successful Company operated format, but we may choose partnerships or licensed arrangements where we believe it is appropriate due to business climate and risks.

Employees

As of July 28, 2012, we employed approximately 63,000 full-time and part-time individuals worldwide, with approximately 39,000 domestically and 24,000 internationally. These numbers do not include the individuals employed by licensees of our stores. Due to the seasonality of our business, we employed approximately 120,000 full-time and part-time employees worldwide during the fiscal 2011 holiday season. We consider the relationships with our employees to be positive. We believe that the benefits offered to our employees are competitive in relation to those offered by other companies in the retail sector.

Distribution

We operate 20 distribution centers including 10 that support our Domestic operations and 10 that support our International operations (excluding licensed operations). These distribution centers employ warehouse management systems and material handling equipment that help to minimize overall inventory levels and distribution costs. We believe the flexibility afforded by our warehouse/distribution system and by our operation of the fleet of trucks used to distribute merchandise provide us with operating efficiencies and the ability to maintain a superior in-stock inventory position at our stores. We continuously seek to improve our supply chain management, optimize our inventory assortment and upgrade our automated replenishment system to improve inventory turnover.

We also have an agreement with Exel, Inc., a leading North American contract logistics provider, who provides additional warehousing and fulfillment services for our Internet operations in the United States. We utilize various third-party providers who furnish similar services in our international markets. Furthermore, on April 30, 2012, Toys-Delaware entered into agreements with JB Hunt Transport, Inc. and Performance Team Freight Systems, Inc. to manage all services related to the delivery of inventory to stores from our distribution centers, in exchange for fees calculated primarily as a cost plus arrangement.

Our Vendors

We procure the merchandise that we offer to our customers from a wide variety of domestic and international vendors. In fiscal 2011, we had approximately 3,900 active vendor relationships, including approximately 500 related to the Labuan acquisition. For fiscal 2011, our top 20 vendors worldwide, based on our purchase volume in U.S. dollars, represented approximately 42% of the total products we purchased.

Given our market leadership position, we have been able to develop strategic partnerships with many of our vendors. We provide vendors with a year-round platform for their brand and let them use our stores to test their products. We use our New York City flagship stores (our Toys “R” Us Times Square store, our FAO Schwarz 5th Avenue store and our Babies “R” Us Union Square store) as venues to introduce new products. In return, we obtain greater access to products in demand, support for advertising and marketing efforts, and exclusive access to merchandise. In fiscal 2010, we opened a sourcing office in China to work with our vendors and expand our private label product offering.

Trademarks and Licensing

“TOYS “R” US®”, “BABIES “R” US®”, “IMAGINARIUM®”, “GEOFFREY®”, “JOURNEY GIRLS®”, “ANIMAL ALLEY®”, “FAST LANE®”, “DREAM DAZZLERS®”, “YOU & ME®”, the reverse “R” monogram logo and the Geoffrey character logo, as well as variations of our family of “R” Us marks, either have been registered, or have trademark applications pending, with the United States Patent and Trademark Office and with the trademark registries of many other countries. These trademarks are material to our business operations. We believe that our rights to these properties are adequately protected. In addition, we own the U.S. trademarks (along with certain trademark rights in other countries) associated with eToys.com, babyuniverse.com and KB Toys. We also own the exclusive right and license to use the FAO SCHWARZ trademarks.

Legal Proceedings

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. In January 2011, the parties in the consumer class actions referenced above entered into a settlement agreement, which was approved by the District Court in a final order in December 2011. In January 2012, certain parties who objected to the District Court’s final approval of the settlement filed Notices of Appeal with the Third Circuit Court of Appeals. As part of the settlement, in March 2011 the Company made a payment of approximately $17 million towards the overall settlement. In addition, in January 2011, the plaintiffs, the Company and certain other Defendants in the Internet retailer actions referenced above entered into a settlement agreement pursuant to which the Company made a payment of approximately $5 million towards the overall settlement. In addition, on or about November 23, 2010, the Company entered into a Stipulation with the Federal Trade Commission (“FTC”) ending the FTC’s investigation related to the Company’s compliance with a 1998 FTC Final Order and settling all claims in full. Pursuant to the settlement, in May 2011, the Company paid approximately $1 million as a civil penalty.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We are not able to estimate an aggregate, estimated amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

MANAGEMENT

Executive Officers

The following persons were our Executive Officers as of September 1, 2012, having been elected to their respective offices by our Board of Directors:

Name	Age	Position with the Registrant
Gerald L. Storch (1)	55	Chairman of the Board; Chief Executive Officer
F. Clay Creasey, Jr.	63	Executive Vice President — Chief Financial Officer
Antonio Urcelay	60	President of Europe
Monika M. Merz	63	President — Toys “R” Us, Asia Pacific
Daniel Caspersen	59	Executive Vice President — Human Resources
David J. Schwartz	45	Executive Vice President — General Counsel & Corporate Secretary
Troy Rice	49	Executive Vice President — Stores and Services

(1)	See “Directors” below for Mr. Storch’s biography.

The following is a brief description of the business experience of each of our Executive Officers:

Mr. Creasey has served as our Executive Vice President — Chief Financial Officer since May 2006. From July 2005 to April 2006, Mr. Creasey served as Chief Financial Officer of Zoom Systems, an automated retailer. Prior to that, Mr. Creasey served in various roles at Mervyn’s, a subsidiary of Target, from 1992 to 2005, most recently as Senior Vice President, Finance and Chief Financial Officer from 2000 to 2005.

Mr. Urcelay has served as our President of Europe since July 2010. He served as President of Continental Europe (Germany, Switzerland, Austria, France, Spain and Portugal) from August 2004 to July 2010. From August 2003 through August 2004, Mr. Urcelay was President of Southern Europe (France, Spain and Portugal). Mr. Urcelay served as the Managing Director of Toys “R” Us Iberia, S.A. from October 1996 until August 2003.

Ms. Merz has served as President — Toys “R” Us, Asia Pacific since November 2011. She served as the President and Chief Executive Officer of Toys “R” Us – Japan Ltd. (“Toys-Japan”) from November 2007 to November 2011. From January 2000 until November 2007, Ms. Merz served as the President of Toys “R” Us Canada, Ltd. (“Toys Canada”). Prior to that, from October 1996 until January 2000, Ms. Merz served as Vice President and General Merchandise Manager for Toys Canada.

Mr. Caspersen has served as our Executive Vice President — Human Resources since May 2006. From September 2004 until April 2006, Mr. Caspersen served as Vice President — Stores — Human Resources of Target. Prior to that, from September 2001 to September 2004, Mr. Caspersen was Vice President — Headquarters — Human Resources at Target.

Mr. Schwartz has served as our Executive Vice President — General Counsel since October 2009 and has served as Corporate Secretary since April 2006. From September 2003 until October 2009, Mr. Schwartz served as Senior Vice President — General Counsel. From January 2002 until September 2003, Mr. Schwartz served as our Vice President — Deputy General Counsel, and has served as Assistant Corporate Secretary from that time until April 2006. From February 2001 to January 2002, Mr. Schwartz served as our Vice President — Corporate Counsel and Assistant Corporate Secretary.

Mr. Rice has served as our Executive Vice President — Stores and Services since June 2012. From October 2006 until June 2012, Mr. Rice served as our Senior Vice President — Store Operations.

Directors

The following persons were members of our Board of Directors (the “Board”) as of September 1, 2012. Each elected director will hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal from office by our stockholders.

Name	Age	Principal Occupation and Business Experience During Past Five Years and Other Directorships
Joshua Bekenstein	54	Mr. Bekenstein has been our director since September 2005. Mr. Bekenstein is a Managing Director of Bain. He has been with Bain since its founding in 1984. Mr. Bekenstein currently serves as a member of the Boards of Directors of Bombardier Recreational Products Inc., Waters Corporation, Dollarama Capital Corporation, Burlington Coat Factory, Michaels Stores, Inc., Bright Horizons Family Solutions Inc. and The Gymboree Corporation.

Michael M. Calbert	49	Mr. Calbert has been our director since July 2005. Mr. Calbert has been an executive of KKR since 2000. Mr. Calbert currently serves as a member of the Board of Directors of Dollar General Corporation, Pets at Home, Academy Sports and Outdoors and US Foods.

Michael D. Fascitelli	55	Mr. Fascitelli has been our director since July 2005. Mr. Fascitelli is the Chief Executive Officer of Vornado since May 2009 and has been President and a Trustee of Vornado since December 1996. Mr. Fascitelli has also been President and a director of Alexanders, Inc. since August 1996. Mr. Fascitelli was on the Board of Directors of GMH Communities Trust from August 2005 until June 2008.

Richard A. Goodman	63	Mr. Goodman has been our director since October 2011. Mr. Goodman served as an Executive Vice President of Global Operations at PepsiCo, Inc. from March 2010 until his retirement at the end of 2011. From October 2006 to March 2010, Mr. Goodman served as Chief Financial Officer of PepsiCo Inc. Prior to that, from 2003 to October 2006, Mr. Goodman served as Chief Financial Officer of PepsiCo International. He has been a Director of Johnson Controls Inc. since 2008 and of Western Union since January 2011.

Matthew S. Levin	46	Mr. Levin has been our director since July 2005. Mr. Levin has been a Managing Director at Bain since 2000. Mr. Levin also currently serves as a director of Bombardier Recreational Products Inc., Dollarama Capital Corporation, Michaels Stores, Inc., Unisource Worldwide, Inc., Edcon Holdings Pty Ltd. and Guitar Centers, Inc.

Wendy Silverstein	51	Ms. Silverstein has been our director since September 2005. Ms. Silverstein has been Executive Vice President and Co-Head of Acquisitions and Capital Markets of Vornado since November 2010. She served as Executive Vice President — Capital Markets of Vornado from 1998 to October 2010.

Nathaniel H. Taylor	36	Mr. Taylor has been our director since January 2011. Mr. Taylor has served as a director at KKR since December 2008. From November 2005 to December 2008, Mr. Taylor served as a Principal at KKR. Mr. Taylor also currently serves on the boards of Academy Sports and Outdoors, US Foods and Aricent Group.

Michael Ward	49	Mr. Ward has been our director since September 2007. Mr. Ward is a Managing Director of Bain. He has been with Bain since 2002. Mr. Ward is a member of the Board of Directors of Sensata Technologies, Inc. and The Weather Channel.

Gerald L. Storch	55	Mr. Storch has been our Chairman of the Board and Chief Executive Officer since February 2006. Mr. Storch was Vice Chairman of Target Corporation (“Target”) from 2001 to 2005 and held various other positions at Target from 1993 (then Dayton-Hudson) to 2001. Prior to joining Target, Mr. Storch was a Principal of McKinsey & Company where he served from 1982 to 1993. Mr. Storch is a member of the Board of Directors for Bristol-Myers Squibb.

Other than Mr. Storch and Mr. Goodman, each of the Directors was elected to the Board pursuant to a stockholders agreement dated July 21, 2005 by and among the Company, the Sponsors and a private investor (the “Stockholders’ Agreement”). Pursuant to such agreement, Messrs. Bekenstein, Levin and Ward were appointed to the Board as a consequence of their respective relationships with Bain; Messrs. Calbert and Taylor were appointed to the Board as a consequence of their respective relationships with KKR; and Mr. Fascitelli and Ms. Silverstein were appointed to the Board as a consequence of their respective relationships with Vornado. Mr. Goodman was appointed to the Board based upon his significant business experience including his extensive knowledge of financial statements and reporting.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or any person performing similar functions (the “Code of Ethics”). The Code of Ethics is available on the Corporate Governance page of our website at www.Toysrusinc.com. If we ever were to amend or waive any provision of our Code of Ethics, we intend to satisfy our disclosure obligations with respect to any such waiver or amendment by posting such information on our Internet website set forth above rather than by filing a Form 8-K. The Code of Ethics is also available in print, free of charge, to any investor who requests it by writing to: Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, Attention: Investor Relations.

Audit Committee

Our Board of Directors has a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of Wendy Silverstein, Nathaniel H. Taylor and Richard A. Goodman. Our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Goodman is an “audit committee financial expert” within the meaning of the regulations adopted by the Securities and Exchange Commission. Other than Mr. Goodman, the Board has not determined any of our other Audit Committee members to be independent.

Executive Compensation

We refer to the persons included in the Summary Compensation Table below as our “named executive officers.” References to “2011,” “2010,” and “2009,” mean, respectively, our fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010.

Compensation Discussion and Analysis

The following Executive Compensation discussion and analysis discusses our compensation policies and decisions regarding our named executive officers and describes the material elements of compensation for our named executive officers. Our named executive officers are:

•	Chairman of the Board and Chief Executive Officer, Gerald L. Storch;

•	Executive Vice President — Chief Financial Officer, F. Clay Creasey, Jr.;

•	Former Executive Vice President — President, Toys “R” Us, Neil B. Friedman;

•	President —Toys “R” Us, Asia Pacific, Monika M. Merz; and

•	President of Europe, Antonio Urcelay.

Role of Our Board of Directors in Compensation Decisions

Our Board of Directors acting through the Executive Committee pursuant to delegated authority has historically been ultimately responsible for approving both our compensation program and the specific compensation paid to each of our named executive officers. The Executive Committee, which is currently comprised of Michael M. Calbert, Michael D. Fascitelli and Matthew S. Levin, one designee from each of the three Sponsors, has discharged this responsibility pursuant to a charter approved by the Board.

Objective of Our Executive Compensation Program

The overall objective of our executive compensation program is to provide compensation opportunities that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our global business and motivate such executive officers to increase the value of our Company. We believe that, in order to achieve that objective, our program must:

•

provide each executive officer with compensation opportunities that are competitive with the compensation opportunities available to executives in comparable positions at companies with whom we compete for talent;

•	tie a significant portion of each executive officer’s compensation to our financial performance and his or her individual performance; and

•	align the interests of our executive officers with those of our equity holders.

Elements of Our Executive Compensation Program

Our executive compensation program consists of the following integrated components:

•	base salary;

•	annual incentive awards;

•	long-term incentives;

•	perquisites;

•	other benefits; and

•	benefits upon termination without cause or change of control.

Mix of Total Compensation

No formula or specific weightings or relationships are used with regard to the allocation of the various pay elements within the total compensation program. Cash compensation includes base salary and annual incentive awards which, for top executive officers, are targeted to approach or exceed base salaries to emphasize performance-based compensation. Perquisites and other types of non-cash benefits are used on a limited basis and represent only a small portion of total compensation for our executive officers. Stock compensation includes long-term incentives, which provide a long-term capital appreciation element to our executive compensation program. The bulk of deferred compensation is provided through our “TRU” Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”) and Supplemental Executive Retirement Plan (the “SERP”) for the U.S. officers. For Ms. Merz, the bulk of her deferred compensation is provided through the Toys Canada Deferred Profit Sharing Plan (“Deferred Profit Sharing Plan”). For Mr. Urcelay, the bulk of his deferred compensation is provided through certain annuity products from MAPFRE Vida (the “MAPFRE Policies”).

Initial Determination of Compensation

Historically, prior to hiring a new executive officer to fill a vacant position, we typically described the responsibilities of the position and the skills and level of experience required for the position to one or more national executive search firms. The search firms provided guidance on the compensation ranges that they believed would be necessary in order for us to recruit the desired candidates based on their understanding of the individual candidates’ compensation expectations and their experience and market knowledge. In addition, the Sponsors provided guidance on the compensation ranges that they believed would be reasonable in light of their practices with respect to similarly situated executive officers at other companies in their investment portfolios. By using the guidance provided by the search firms and our Sponsors, we determined target compensation ranges for the positions we were seeking to fill, taking into account the individual candidate’s particular skills and levels of experience and compensation expectations. In specific circumstances, when making an offer to a potential new executive officer, we also considered other factors such as the amount of unvested compensation that the executive officer had with his or her former employer. We believe this process has enabled us to attract superior individuals for key positions by providing for reasonable and competitive compensation. Each of our named executive officer’s initial base salary, annual incentive award target and, in some instances, long-term incentives was determined through this process.

Base Salary

Base salary provides fixed compensation and is designed to reward core competence in the executive officer’s role relative to his or her skills, experience and contribution to the Company.

The Executive Committee reviews the base salary of each of our executive officers annually as part of the Company’s performance review process described below, as well as upon a promotion or other change in job responsibility. On an annual basis, the Executive Committee determines the range, if any, for merit-based increases for eligible employees of the Company (including our executive officers) based upon the recommendation of the Company’s human resources department, after taking into account a variety of factors, including the Company’s internal financial projections, the general economy and the Sponsors’ practices at companies in its investment portfolios. In formulating a proposed range of merit-based increases, the Company’s human resources department considers a number of different factors, including the Company’s budget for the year, internal financial projections and historical practice, and also reviews a number of broad-based third party surveys to gain a general background understanding of the current compensation practices and trends and a sense of the reasonableness of the proposed range.

Merit-based increases to the base salary of an executive officer are based on the Executive Committee’s assessment that the executive officer performed at or above his or her established goals. Increases in base salary due to a promotion or change in job responsibilities are based on the Executive Committee’s assessment of the responsibilities and importance of the executive officer’s new position compared to the executive officer’s prior position.

At the beginning of each fiscal year, each of our executive officers is required to establish his or her personal business goals for the year, using some or all of the following five criteria:

•	Financial—focuses on financial metrics that we believe are good indicators of whether the Company and our business segments are achieving their annual and long-term business objectives;

•	Operational Efficiency—focuses on operational efficiencies and cost reduction, such as supply chain optimization and reducing selling, general and administrative expenses;

•

Working Together—focuses on people individually and as a team, such as the hiring, development and retention of employees, compensation initiatives, team building, conflict resolution, communication and succession planning activities;

•	Delight the Guest—focuses on operational execution, such as improving customer satisfaction and testing new business initiatives and new product lines; and

•	Build for the Future—focuses on growing our business, such as implementing new business strategies, accelerating new store rollouts and developing financial strategies.

We believe that these five criteria, when considered together, provide an appropriate method of measuring our executive officers’ personal performance.

At the beginning of each fiscal year, Mr. Storch, our Chairman and CEO, reviews and approves the goals developed by each of our executive officers, other than himself, and the Executive Committee reviews and approves Mr. Storch’s goals. At the end of each fiscal year, Mr. Storch reviews the individual performance of each executive officer against his or her personal goals. Mr. Storch also prepares a self-evaluation of his own performance. He then presents his conclusions and recommendations with respect to base salary adjustments to the Executive Committee. The Executive Committee considers these conclusions and recommendations when determining any adjustments to our executive officers’ base salaries.

The following table sets forth the personal business goals of our named executive officers for fiscal 2011:

Name	Personal Business Goals
Mr. Storch

•    Drive “We Love Kids” customer-focused vision;

•    Continue building global collaboration, across countries and between head office functions;

•    Continue multichannel platform rollout; and

•    Continue focus on the prudent management of expenses and capital spending.

Mr. Creasey

•    Support the various international initiatives to minimize expense and maximize achievement of operational benefits;

•    Continue to develop and execute plans for addressing debt maturities; and

•    Support efforts to improve to increase private label penetration.

Mr. Friedman	• Sustain and nurture relationships with merchants to drive sales and optimize margins; • Drive private label and exclusive product penetration; and • Drive the “We Love Kids” customer focused vision.

Ms. Merz

•    Drive private label and exclusive product penetration;

•    Continue to grow the business via conversions, new stores and other related formats; and

•    Continue to increase the awareness of the loyalty program.

Mr. Urcelay	• Continue to develop and grow a strong management team across Continental Europe; • Explore potential business opportunities in Europe; and • Achieve profit targets with reduced expenses.

In fiscal 2011 and based upon performance during fiscal 2010, the following named executive officers received an increase in salary effective as of March 27, 2011: Mr. Storch received an increase in salary of $50,000 from $1,150,000 to $1,200,000, Mr. Creasey received an increase in salary of $20,000 from $545,000 to $565,000, Ms. Merz received an increase in salary of $25,245 from $555,390 to $580,635 (based on the average annual conversion rate in fiscal 2011 of 1 CDN = $1.0098), and Mr. Urcelay received an increase in salary of $48,633 from $694,750 to $743,383 (based on the average annual conversion rate in fiscal 2011 of 1 EURO = $1.3895). On November 6, 2011, Ms. Merz received an additional increase in salary of $50,490 from $580,635 to $631,125 due to her increased job responsibilities.

In March 2012, the Executive Committee increased the annual base salaries of our named executive officers based upon the criteria set forth above along with Mr. Storch’s review of the executive officers’ performance against each other executive officer’s personal goals and Mr. Storch’s self-evaluation of his performance against his personal goals. Accordingly, as a result of these increases, our named executive officers’ annual base salaries effective as of March 25, 2012 are: Mr. Storch—$1,230,000; Mr. Creasey—$580,000 and Mr. Urcelay—$764,225. Ms. Merz did not receive an increase in salary due to her salary adjustment on November 6, 2011. In addition, in March 2012, the personal business goals of our named executive officers for fiscal 2012 were approved by Mr. Storch and the Executive Committee. Consistent with prior years, these goals are based upon some or all of the five criteria described above. Mr. Friedman’s employment with the Company terminated on February 24, 2012.

Annual Incentive Awards

Annual incentive awards are an important part of the overall compensation we pay our executive officers. Unlike base salary, which is fixed, the annual incentive awards are paid only if specified performance levels are achieved during the year. We believe that annual incentive awards encourage our executive officers to focus on specific short-term business and financial goals of the Company. Our executive officers receive annual cash incentive awards under the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”).

Under the 2010 Incentive Plan, each executive officer has an annual incentive target payout expressed as a percentage of his or her base salary. The target bonus payouts as a percentage of base salary for our named executive officers were established in their employment agreements and may be subsequently adjusted based upon performance and/or a promotion in responsibility. Our named executive officers’ 2011 annual incentive award target payouts, expressed as a percentage of base salary, are as follows: 200% for Mr. Storch; 110% for Messrs. Friedman and Urcelay and Ms. Merz; and 100% for Mr. Creasey. Ms. Merz’s annual incentive award target increased from 100% to 110% on November 6, 2011 in connection with her increase in job responsibility.

Each executive officer’s annual incentive target payout is weighted 70% on the Company’s financial performance (“Financial Component”) and 30% on the executive officer’s personal performance (“Personal Component”). We believe that weighting the executive officers’ annual incentive awards in this way aligns the interests of our executive officers with the interests of our equity holders by motivating the executive officers to increase the shareholder value of the Company as a whole, while also rewarding each of the executive officers for his or her individual performance.

The Financial Component is based on a combination of the Adjusted Compensation EBITDA results for the Company as a whole and for one or more segments or business units of the Company. We calculate Adjusted Compensation EBITDA for this purpose, as earnings before interest, income taxes, depreciation and amortization, further adjusted for the effects of specified period charges and gains or losses, including, among others, changes in foreign currency, noncontrolling interest, gains or losses on liquidations of subsidiaries or sales of properties, asset impairments and accounting changes. More detail about the calculation of Adjusted Compensation EBITDA is set forth below. We believe that focusing the Financial Component solely on Adjusted Compensation EBITDA closely aligns the executive officers’ interests with those of our equity holders. The Adjusted Compensation EBITDA targets for the Company as a whole and each segment or business unit are established by the Executive Committee when it establishes our business plan as part of our annual financial planning process, during which we assess the future operating environment and build projections of anticipated results.

The specific combination of Adjusted Compensation EBITDA measures that make up the Financial Component for a particular named executive officer relates to his or her primary job responsibilities. For example, the Financial Component for a corporate officer, including Messrs. Storch and Creasey, is generally based 50% on consolidated Adjusted Compensation EBITDA and 50% on Adjusted Compensation EBITDAs of the Domestic segment and International segment, weighted two-thirds for the Domestic segment and one-third for the International segment. The financial components of our other named executive officers is as follows: (i) Mr. Friedman, whose Financial Component in fiscal 2011 was based 25% on consolidated Adjusted Compensation EBITDA, 60% on Adjusted Compensation EBITDA of the Domestic segment and 15% on Adjusted Compensation EBITDA of the International segment, (ii) Mr. Urcelay, whose Financial Component in fiscal 2011 was based 25% on consolidated Adjusted Compensation EBITDA and 18.75% on the Adjusted Compensation EBITDA for each of the United Kingdom, Iberia, France and Central Europe and (iii) Ms. Merz,

whose Financial Component in fiscal 2011 was based 100% on the Adjusted Compensation EBITDA for Japan. We believe that these Financial Component weightings motivate our executive officers to work to improve the Company with appropriate emphasis on business unit results as the executive’s job responsibilities merit.

The Executive Committee sets the threshold, target and maximum payout levels for the Financial Component of the 2010 Incentive Plan. Achievement at the respective levels would result in a payout at, above or below the target level (that is, 70% (the portion based on the Financial Component) of the executive officer’s annual incentive target payout in fiscal 2011). If the applicable Adjusted Compensation EBITDA performance is less than the minimum threshold of the particular Adjusted Compensation EBITDA target, no amount will be earned with respect to that portion of the Financial Component of the 2010 Incentive Plan. If Adjusted Compensation EBITDA performance is greater than 100% of any particular Adjusted Compensation EBITDA target, the executive officer’s total payout with respect to that portion of the Financial Component of the 2010 Incentive Plan will be greater than target (that is, 70% of his or her annual incentive target payout) and is capped at 300% of that portion of the Financial Component target (which means 210% of his or her annual incentive target payout). Straight interpolation determines the bonus payout for performance which falls between the threshold and target or between the target and maximum.

The Personal Component of the annual incentive under the 2010 Incentive Plan is based on each executive officer’s individual performance measured against his or her personal business goals (as further described in the “—Base Salary” section above), as assessed as part of the Company’s performance review process described under “—Base Salary” above. The Executive Committee sets the threshold and maximum payout levels for the Personal Component of the 2010 Incentive Plan. The Executive Committee typically first determines an average payout percentage of the Personal Component of the annual incentive target for all eligible employees at the Company (including our executive officers) and then determines the actual payout of the Personal Component portion of each executive officer’s annual incentive target, after considering the conclusions and recommendations provided by Mr. Storch with respect to executive officers other than himself. An executive officer’s payout with respect to the Personal Component of the 2010 Incentive Plan (that is, 30% of his or her annual incentive target payout) is capped at 200% (which means 60% of his or her annual incentive target payout). The Executive Committee also considers how the payouts to the executive officers will affect the payouts for all eligible employees because percentage payouts to employees (including our executive officers) must equal the average payout percentage determined by the Executive Committee.

Notwithstanding the formulas described above for the 2010 Incentive Plan, the Executive Committee has the discretion to adjust the Personal Component and/or Financial Component payouts for all participants (which includes our executive officers) of the 2010 Incentive Plan. For fiscal 2011, the Executive Committee set the Personal Component payout percentages based upon the respective performance rating that each executive officer received (that is, 150% for a superior rating, 100% for an above expectations rating, 50% for a meets expectations rating and 0% for a below expectations rating).

The Adjusted Compensation EBITDA targets for fiscal 2011 were: $1,174,900,000 for the Company as a whole; $892,700,000 for our Domestic segment; $521,700,000 for our International segment; $77,856,000 for the United Kingdom, $62,633,000 for Central Europe; $65,787,000 for France; $60,422,000 for Iberia and $133,579,000 for Japan (in each case using the budgeted conversion rate of 1 GBP = 1.586 USD, 1 EURO = 1.3611 USD and 1 JPY = 0.0122 USD).

In fiscal 2011, the actual consolidated Adjusted Compensation EBITDA results for the Company as a whole were equal to our Adjusted EBITDA. In fiscal 2011, the actual consolidated Adjusted Compensation EBITDA results were $760,697,000 for our Domestic segment; and $510,680,000 for our International segment. The following businesses of our International segment had the following Adjusted Compensation EBITDA results: $68,244,000 for the United Kingdom, $63,997,000 for Central Europe, $63,282,000 for France, $56,358,000 for Iberia and $136,366,000 for Japan. For more information on calculation of our Adjusted EBITDA, see “Prospectus Summary—Summary Historical Financial and Other Data.”

In addition, the Executive Committee approved the following percentage payouts with respect to the Personal Component for each of the named executive officers: 100% for Mr. Storch; 100% for Mr. Creasey; 150% for Ms. Merz and 150% for Mr. Urcelay. Mr. Friedman did not receive any payout as his employment terminated prior to the payout date.

The following table illustrates the calculation of each named executive officer’s annual incentive payouts for fiscal 2011 in light of the performance results and decisions discussed above.

Name	Total Target Payout	Financial Component of Target Payout	Actual Payout under the Financial Component	Personal Component of Target Payout	Actual Payout under the Personal Component	Total Actual Payout under the 2010 Incentive Plan for Fiscal 2011
Mr. Storch	$2,400,000	$1,680,000	$220,736	$720,000	$720,000	$940,736
Mr. Creasey	565,000	395,500	51,965	169,500	169,500	221,465
Mr. Friedman (1)	906,593	634,615	—	271,978	—	—
Ms. Merz	606,851	424,796	463,452	182,055	273,083	736,535
Mr. Urcelay	817,721	572,405	219,052	245,316	367,974	587,026

(1)	Mr. Friedman did not receive any payout as his employment terminated prior to the payout date.

The “Grants of Plan-Based Awards in Fiscal 2011” table below shows the threshold, target and maximum 2010 Incentive Plan awards that each of our named executive officers was eligible to receive in fiscal 2011. The actual payouts under the 2010 Incentive Plan awards actually earned by our named executive officers in fiscal 2011 are shown above and in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentives

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our executive officers. These incentives also align the financial rewards paid to our executive officers with the Company’s long-term performance, thereby encouraging our executive officers to focus on the Company’s long-term goals. Since the Merger, the Executive Committee has offered long-term incentives under the Amended and Restated Toys “R” Us, Inc. Management Equity Plan (“Management Equity Plan”). Commencing in fiscal 2011 and on a going forward basis, we expect to issue future equity awards pursuant to the 2010 Incentive Plan, as further described below. For a description of awards made in 2011 under the 2010 Incentive Plan, see “—The 2010 Incentive Plan” and “Grants of Plan-Based Awards in Fiscal 2011” table below.

Management Equity Plan

Under the Management Equity Plan, executive officers were eligible to purchase (or in some instances to receive without payment) restricted shares of our common stock, par value $.001 per share and to receive stock options to purchase such common stock. Under the plan, a total of 3,889,000 shares of common stock were reserved for issuance.

During fiscal 2011, no named executive officer was granted an equity award pursuant to the Management Equity Plan. For more information about the Management Equity Plan, see “Narrative Supplement to the Summary Compensation Table the Grants of Plan-Based Awards in Fiscal 2011 Table” below.

The 2010 Incentive Plan

In fiscal 2010, our Board adopted the 2010 Incentive Plan. The purpose of the 2010 Incentive Plan is to promote our success, and enhance our value, by providing us with the flexibility to motivate, attract, and retain the services of our employees, officers, directors, and consultants and linking the interests of such persons to those of our stockholders through the granting of incentive awards from time to time to such persons and by providing them with an incentive for outstanding performance.

The 2010 Incentive Plan is an omnibus plan that provides for the granting of stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, performance awards, dividend equivalents and other stock or stock based awards. The 2010 Incentive Plan provides that the total number of shares of our common stock that may be issued under the 2010 Incentive Plan is 3,750,000 and the maximum number of such shares of our common stock for which incentive stock options may be granted is 500,000. Shares of common stock covered by awards that are terminated, canceled, forfeited or settled in cash, lapse without the payment of consideration, or are otherwise withheld, repurchased or not issued, may be granted again under the 2010 Incentive Plan. Generally, an unexercised or restricted award will not be transferable or assignable by a participant other than to the Company or an affiliate or by will or by the laws of descent and distribution.

In connection with designing the 2010 Incentive Plan, our management retained the services of Hewitt Associates to provide us insight as to what is common in the market including eligibility, types of awards, performance criteria, award sizes and vesting schedules. We reviewed the prevalent practice based upon a peer group consisting of the following 15 retailers: Belk, Best Buy, Big Lots, The Bon-Ton Stores, Dollar General, The Gap, JC Penney Company, Lowe’s Companies, Macy’s, Nordstrom, OfficeMax, Sears, Staples, Target and True Value Company. Our management retained the services of Meridian Consultants to review the final proposed plan for market competitiveness, appropriate terms and best practices.

Commencing in 2011 and on a going forward basis, we intend for our compensation strategy for our named executive officers to include grants under the 2010 Incentive Plan. It is anticipated that named executive officers will receive grants composed of both stock options (“Options”) and performance shares or units (“Performance Equity”).

On May 26, 2011, we made certain equity grants of Options and Performance Equity under the 2010 Incentive Plan to our executive officers, including our named executive officers, as set forth in the “Grants of Plan-Based Awards in Fiscal 2011” table. The named executive officers received two-thirds (2/3) of their grant in Options and one-third (1/3) of their grant in Performance Equity. This allocation was based on the aggregate grant date estimated fair value of the awards based on a formula that valued each option to purchase a share of common stock at one-third of the value of a share of common stock. The performance metrics for the vesting of Performance Equity is based fifty percent (50%) on our consolidated Adjusted Compensation EBITDA performance results and fifty percent (50%) on our total return on invested capital (ROIC) results, each over a cumulative three year period, which are performance metrics on which we plan to focus over the next several years. We currently believe that a three (3) year measurement period is in our best interests as it encourages the Company’s performance over a longer time period while not being so long as to be too difficult to set realistic goals for our executive officers. We believe that achievement of these performance metrics will be difficult based upon fiscal 2011 results. The Options will vest based on continuous performance over a four year period. We currently believe that a four year vesting period is consistent with the peer group data and it provides us with the necessary retention incentive while at the same time providing our executive officers with the ability to vest in a portion of the Options during the four year vesting period, which we believe will properly motivate our executive officers.

For the Performance Equity, we must meet certain thresholds for the performance metrics discussed above, before any shares are earned. The percentage of target shares earned based on our achievement of such thresholds is as follows:

Minimum	25% of target shares earned
Target	100% of target shares earned
Maximum (or greater)	200% of target shares earned

The aggregate value of the Options and Performance Equity granted as a percentage of salary is based upon the awards issued by the peer group above. These equity grants fell between the 25th and 50th percentiles of our peer group based upon 2010 market data as regressed by Meridian to create a trend line that adjusts for company size.

Perquisites

We provide our executive officers with perquisites that we believe are reasonable and consistent with the perquisites that would be available to them at other potential employers. We provide each of our executive officers with a car allowance or company-leased car; financial planning, accounting and tax preparation services; legal services; an annual executive physical; and reimbursement of relocation expenses. In addition, in connection with Ms. Merz’s assignment in Japan, she has been granted additional perquisites as described in footnote 7 of the “Summary Compensation Table.” We believe that providing Ms. Merz with these additional perquisites in connection with her overseas relocation was necessary in order to facilitate a smooth transition and allow her to focus on her new business assignment. Perquisites are valued at aggregate incremental cost to the Company.

For more information regarding perquisites for our executive officers, see the “Summary Compensation Table.”

Other Benefits

Other benefits for our executive officers include retirement benefits and health and insurance benefits. Retirement benefits play an important role within our overall executive compensation program by facilitating retention and encouraging our employees to accumulate assets for retirement. Based upon annual surveys sponsored by the Retail Benefits Group in which we have participated, we believe that our retirement program, including the amount of benefits, is comparable to those offered by other companies in the retail industry and, as a result, is needed to ensure that our executive compensation program remains competitive.

We maintain the Savings Plan in which our U.S. named executive officers who have at least one year of employment with the Company are eligible to participate, along with a substantial majority of our employees. The Savings Plan is a traditional 401(k) plan, under which the Company matches 100% up to the first 4% of each plan participant’s (including our executive officers) earnings up to the Internal Revenue Code limit for each respective year in which the executive officer participates in the Savings Plan.

We also maintain the SERP for U.S. officers of the Company, including executive officers, who have one year of employment with the Company. Participants are generally 100% vested in their SERP accounts after completing five years of employment with the Company. The SERP provides supplemental retirement benefits that restore benefits to individuals whose retirement benefits are affected by the Internal Revenue Code limit on the maximum amount of compensation that may be taken into account under the Savings Plan. We intend the SERP to constitute an unfunded deferred compensation plan that is a “top-hat” plan under the Employee Retirement Income Security Act of 1974. We believe the SERP gives our executive officers parity in terms of retirement benefits with our other employees whose benefits are not subject to these limitations. In addition, the SERP supports the financial security component of compensation by providing a level of retirement benefits that is based on the actual level of compensation earned by our named executive officers during their employment rather than only a portion of such compensation.

Ms. Merz participates in the Deferred Profit Sharing Plan. The Company contributes 8% of her earnings each year, and she is fully vested since participants are fully vested after 2 years. Ms. Merz is eligible to, but does not currently, participate in the Toys Canada Registered Retirement Savings Plan (“RRSP”), a defined contribution plan available to all employees, in which she can contribute between two percent and ten percent of her earnings annually and the Company will match 50% of such contribution up to two percent of her earnings.

Pursuant to his employment agreement, Mr. Urcelay is entitled to receive annual contributions equal to 15% of his base salary (the “Contribution Amount”). The Contribution Amount is utilized to purchase certain additional annuity products under the MAPFRE Policies, which provide certain payments to Mr. Urcelay upon maturity of each policy and prior to maturity, in the event of Mr. Urcelay’s disability or death.

Benefits Upon Termination or Change of Control

Pursuant to their employment agreements, our executive officers are entitled to benefits upon termination or change of control. We believe these benefits play an important role in attracting and retaining high caliber executive officers and permit our executive officers to focus on their responsibilities for the Company without distractions caused by uncertainties in the context of an actual or threatened change of control. We also believe these benefits play an important role in protecting the Company’s highly competitive business by restricting our executive officers from working for a competitor during the severance period. These benefits and restrictions are described in more detail below under “—Potential Payments Upon Termination Or Change In Control.”

Tax and Accounting Considerations

In making decisions about executive compensation, we take into account certain tax and accounting considerations. For example, we consider Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and Section 280G of the Internal Revenue Code with regard to change-in-control provisions. In making decisions about executive compensation, we also consider how various elements of compensation will affect our financial reporting. For example, we consider the impact of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation—Stock Compensation” (“ASC 718”), which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Equity Ownership Guidelines

We do not have formal equity ownership guidelines, although we have historically strongly encouraged our executive officers to invest in the Company through the Management Equity Plan. We believe equity ownership aligns our executive officers’ interests with our equity holders’ interests. The equity ownership of our named executive officers is set forth in the Beneficial Ownership Table in “Security Ownership of Certain Beneficial Owners.”

Equity Grant Practices

Historically we generally only issued equity under the Management Equity Plan twice a year to eligible new hires and eligible promoted individuals, although we have issued equity at other times. Each grant date coincided with a re-valuation of the stock price. Eligible individuals were able to purchase common stock and/or be granted stock options during a limited investment window following the re-valuation of the stock price and the approval of the grant by the Executive Committee. The number of options granted to these individuals was generally determined by a fixed multiple of the amount of their investment in restricted stock divided by the stock price, although the Board has granted options to persons who did not invest in the common stock at that time. The multiple was based on the experience of the Sponsors in similar transactions. Commencing in fiscal 2011 and on a going forward basis, we expect to issue future equity awards pursuant to the 2010 Incentive Plan.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to the named executive officers for fiscals 2011, 2010 and 2009. TRU maintains employment agreements with each of its named executive officers.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)(2)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Gerald L. Storch,	2011	$1,192,308	$—	$1,500,000	$4,142,250	$940,736	$—	$125,355	(3)	$7,900,649
Chairman of the Board and Chief Executive Officer	2010 2009	1,142,307 1,100,000	— —	— —	— —	1,422,536 3,503,887	— —	198,708 112,709		2,763,551 4,716,596

F. Clay Creasey, Jr.,	2011	561,923	—	266,640	736,409	221,465	—	62,779	(4)	1,849,216
EVP—Chief Financial Officer	2010 2009	540,384 515,000	— —	— —	— —	321,677 820,228	— —	72,886 62,081		934,947 1,397,309

Neil B. Friedman, (5)	2011	826,923	—	666,660	1,841,009	—	—	17,235	(6)	3,351,827
EVP—President, Toys “R” Us

Monika M. Merz, (7)	2011	586,461	—	333,360	920,491	736,535	—	1,103,599	(8)	3,680,446
President—Toys “R” Us, Asia Pacific	2010	526,513	—	—	—	805,872	—	1,461,727		2,794,112

Antonio Urcelay, (9)	2011	740,487	—	416,640	1,150,634	587,026	—	276,609	(10)	3,171,396
President of Europe	2010 2009	654,679 673,110	— —	— —	— —	840,478 1,090,850	— —	229,966 236,235		1,725,123 2,000,195

(1)	Assuming the maximum award is achieved, the value of the stock awards, using a $60.00 stock price (the fair value of our common stock on the date of grant), would be $3,000,000 for Mr. Storch, $533,280 for Mr. Creasey, $1,333,320 for Mr. Friedman, $666,720 for Ms. Merz and $833,280 for Mr. Urcelay.
(2)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to ASC 718 (excluding estimates of forfeitures related to service-based and performance-based vesting conditions). For additional information about the valuation assumptions with respect to equity awards, refer to Note 7 to the consolidated financial statements included in this prospectus entitled “STOCK-BASED COMPENSATION.” See the “Outstanding Equity Awards at 2011 Fiscal Year-end” table below for the vesting terms and conditions of these awards.
(3)	Includes $94,640 of Company contribution to the SERP, $23,141 for a leased car, $6,500 for financial planning services, $696 for life insurance premiums and $378 for long-term disability premiums.
(4)	Includes $26,269 for a leased car, $25,482 of Company contribution to the SERP, $9,954 of Company matching contribution to the Savings Plan, $696 for life insurance premiums and $378 for long-term disability premiums.
(5)	Mr. Friedman joined the Company on April 4, 2011. His employment with the Company terminated effective February 24, 2012.
(6)	Includes $16,615 for a car allowance, $402 for life insurance premiums and $218 for long-term disability premiums.
(7)	Ms. Merz is compensated in Canadian Dollars. Her 2011 compensation has been converted to U.S. dollars using a rate equal to the average monthly rate for fiscal 2011 of 1.0000 CAD = 1.0098 USD. Her 2010 compensation has been converted to U.S. dollars using a rate equal to the average monthly rate for fiscal 2010 of 1.0000 CAD = 0.9726 USD. While she is on an expatriate assignment in Japan, certain benefits are paid for in Japanese Yen. All 2011 Japanese Yen amounts have been converted to U.S. Dollars using a rate equal to the average monthly rate for fiscal 2011 of 1.0000 JPY = 0.01262 USD. All 2010 Japanese Yen amounts have been converted to U.S. Dollars using a rate equal to the average monthly rate for fiscal 2010 of 1.0000 JPY = 0.0116 USD. Ms. Merz was not a named executive officer in fiscal 2009.
(8)	Includes $372,472 for host country income tax payments for local benefits, $253,993 for Japanese estimated national income tax for 2011, $211,422 for a cost of living allowance, $166,332 for housing, $113,387 Company contributions to the Deferred Profit Sharing Plan, $42,091 for home leave for Ms. Merz and her spouse, $26,471 for furniture rental, $20,196 for a car allowance, $19,034 for premiums for expatriate health care coverage for Ms. Merz and her spouse, $9,590 for utilities, $6,537 for club fees for the American Club and $3,322 for Executive Wellness (benefit expenses not covered by the health plan), $3,173 for language lessons for Ms. Merz and her spouse, $1,515 for tax preparations and $145,936 for tax equalization.
(9)	Mr. Urcelay is compensated in Euros. His 2011 compensation has been converted to U.S. dollars using a rate equal to the average monthly rate for fiscal 2011 of 1.0000 Euros = 1.3895 USD. His fiscal 2010 compensation has been converted to U.S. dollars using a rate equal to the average monthly rate for fiscal 2010 of 1.0000 Euros = 1.3184 USD. His fiscal 2009 compensation has been converted to U.S. dollars using a rate equal to the average monthly rate for fiscal 2009 of 1.0000 Euros = 1.4025 USD.
(10)	Includes $199,121 for the purchase of annuity products under the MAPFRE Policies, $37,112 for a leased car, $25,757 for executive life insurance premiums, $13,777 for executive medical premiums and $842 for financial planning services.

Awards In Fiscal 2011

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards (#/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold(2)	Target	Maximum(3)	Threshold (#)	Target (#)	Maximum (#)
Storch		$—	$2,400,000	$6,480,000				—
	5/26/2011				3,125	25,000	50,000				$1,500,000
	5/26/2011								150,000	$60.00	4,142,250

Creasey		—	565,000	1,525,500				—
	5/26/2011				556	4,444	8,888				266,640
	5/26/2011								26,667	60.00	736,409

Friedman (6)		—	906,593	2,447,802				—
	5/26/2011				1,389	11,111	22,222				666,660
	5/26/2011								66,667	60.00	1,841,009

Merz		—	606,851	1,638,498				—
	5/26/2011				695	5,556	11,112				333,360
	5/26/2011								33,333	60.00	920,491

Urcelay		—	817,721	2,207,846				—
	5/26/2011				868	6,944	13,888				416,640
	5/26/2011								41,667	60.00	1,150,634

(1)	These amounts reflect estimated possible payouts under our annual incentive awards granted for fiscal 2011. Our Executive Committee approved the threshold, target and maximum payment amounts for fiscal 2011 in June 2011. Each named executive officer’s target payout was the following percentage of his or her base salary: 200% for Mr. Storch, 110% for Mr. Urcelay and Mr. Friedman, and 100% for Mr. Creasey. Ms. Merz was 100% until November 5, 2011 and 110% from November 6, 2011 onward. The target payout is weighted 70% on the Financial Component and 30% on the Personal Component. For more information, see “—Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Incentive Awards” section set forth above.
(2)	The Threshold amount shown is 0% of the Target amount, which is comprised of the Financial Component and the Personal Component. The Financial Component pays out beginning at just above 0% of the Target amount if the threshold payout level is met. If the Threshold payout level is not met, no Financial Component will be paid. If 80% of the Financial Component target is not met, the Personal Component will not be paid.
(3)	The maximum, which refers to the maximum payout possible under the 2010 Incentive Plan, for fiscal 2011 was 300% of the Financial Component target and 200% of the Personal Component target. For a further description of these awards, see “—Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Incentive Awards” set forth above.
(4)	In accordance with the vesting provisions set forth below, 25% of the performance awards will vest if threshold achievement is met. If threshold achievement for only one performance metric is met, then the number of awards that will vest will be 25% of the 50% of the awards whose vesting is based on that metric. 100% of the performance awards will vest if target achievement is met and 200% of the performance awards will vest if maximum achievement (or above) is met.
(5)	These awards were granted under the 2010 Incentive Plan. The fair value of a share of common stock on the grant date was $60.00. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation” for more information.
(6)	Mr. Friedman’s employment with the Company terminated effective February 24, 2012, at which time all unvested awards and unpaid annual incentive awards were canceled.

Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2011 Table

Management Equity Plan

Under the Management Equity Plan, fully vested restricted shares of common stock could be purchased at a price equal to the fair market value of the common stock. These shares are “restricted” in that the common stock is subject to certain transfer restrictions, as well as, in some cases, a put right exercisable in certain circumstances by the holder and a call right exercisable by us (and, if not exercised by us, by the Sponsors). Each participant has the right to require us to repurchase all of his or her restricted shares or shares issued or issuable pursuant to stock options in the event of a termination of employment due to death or disability and under specific circumstances upon retirement. In addition, we have the right to repurchase all restricted shares or shares issued or issuable upon exercise of stock options from any participant who is no longer employed by us or any of our subsidiaries for any reason, at the fair market value thereof or, in certain cases, the lower of the fair market value and the original value. These put and call rights will expire upon the completion of an initial public offering of our equity securities or a change in control of the Company.

Stock options granted under the Management Equity Plan to our named executive officers vest over five years based on continued service. Generally, all stock options issued under the Management Equity Plan are personal to the participant and are not transferable, other than by will or pursuant to applicable laws of descent and distribution. Participants under the Management Equity Plan are generally subject to certain restrictive covenants, including confidentiality, non-competition and non-solicitation covenants, during their employment and for a specified period of time after termination of employment. For further information on the vesting of the stock options on a change in control of the company or other termination scenarios, see “—Potential Payments Upon Termination or Change In Control — Management Equity Plan.”

Commencing in February 2011, participants in the Management Equity Plan have the right to elect to be bound by the terms and conditions of Amendment No. 3 to the Management Equity Plan. This amendment, among other things, reduces the retirement criteria from age 62 with 10 years of service to age 60 with 10 years of service, accelerates vesting of all options upon death, disability or retirement and makes the non-competition period apply in the case of resignation for any reason and applies the non-competition period for the greater of one year and any severance period for termination without Cause. All of the named executive officers have agreed to be bound by Amendment No. 3.

Effective March 2012, participants in the Management Equity Plan are bound by the terms and conditions of Amendment No. 4 to the Management Equity Plan (“Amendment No. 4”). This amendment provides for, among other things, a longer exercise period, expiring no later than the original term of the option, and the right to a cashless exercise of options held by a participant who is terminated without cause after four or more years of continuous service. Option holders under the 2010 Incentive Plan have the same rights to a longer exercise period and a cashless exercise right in the event such participant’s employment is terminated without cause after four or more years of continuous service, as further described in the form of option award agreement.

Effective May 2012, we adopted Amendment No. 5 (“Amendment No. 5”) to the Management Equity Plan. Amendment No. 5 allows any plan participant, as long as he or she remains employed by the Company or its affiliates, the right to put up to 25%, calculated as provided in Amendment No. 5, of his or her Original Investment Shares (the shares originally purchased under the Management Equity Plan or for rollover options, the number of shares that would be equal to the value of their original investment) to us at any time, during permitted transaction windows, until the occurrence of an initial public offering of the Company. The purchase price per share payable by us in connection with any such put rights shall be the fair market value as of a date determined by our Board that is the anticipated closing date of the repurchase.

In the event of a corporate transaction, such as a stock split, reorganization, merger, consolidation or other change in common stock, the Board, in its discretion, will make such changes in the number and type of shares covered by outstanding awards to prevent dilution or enlargement of the rights of participants under the Management Equity Plan.

The Board at any time may suspend or terminate the Management Equity Plan and make such additions or amendments as it deems advisable under the Management Equity Plan, provided that the Board may not change any terms of an award agreement in a manner adverse to a participant without the prior written approval of such participant. More detail about stock options held by our named executive officers (including the vesting provisions related to these grants) are shown in the tables that follow this discussion, including the “—Outstanding Equity Awards at 2011 Fiscal Year-End” table.

Our executive officers who were employed at the time of the Merger (including Ms. Merz and Mr. Urcelay) were offered the opportunity at that time to invest in the Company along with the Sponsors, by either making a cash investment to purchase restricted shares of common stock under the Management Equity Plan or rolling over previously existing options into the Management Equity Plan. Our executive officers who were hired after the Merger were provided the option of making a cash investment to purchase restricted shares of common stock. The equity ownership of our named executive officers is set forth in the Beneficial Ownership table in “Security Ownership of Certain Beneficial Owners”

2010 Incentive Plan

Under the 2010 Incentive Plan, shares of common stock covered by awards that are terminated, canceled, forfeited or settled in cash, lapse without the payment of consideration, or are otherwise withheld, repurchased or not issued, may be granted again under the 2010 Incentive Plan. Generally, an unexercised or restricted award will not be transferable or assignable by a participant other than to the Company or an affiliate or by will, estate planning or by the laws of descent and distribution. Recipients of specified awards under the 2010 Incentive Plan are also subject to the same restrictive covenants as those contained in the Management Equity Plan, as amended.

In the event of a corporate transaction, such as a stock dividend, stock split, spin-off, rights offering, reorganization, recapitalization, merger, or large nonrecurring cash dividend, the Board, in its discretion, will make changes to the 2010 Incentive Plan and awards, which may include adjusting the number and kind of shares subject to outstanding awards or adjusting the exercise price of outstanding awards, to prevent dilution or enlargement of the rights of participants immediately resulting from such corporate transaction.

The Board at any time may terminate the 2010 Incentive Plan and make such amendments as it deems advisable under the 2010 Incentive Plan, provided that certain amendments are subject to stockholder approval and the Board may not change any terms of an award agreement in a manner adverse to a participant without the prior written approval of such participant. More detail about stock options held by our named executive officers (including the vesting provisions related to these grants) are shown in the tables that follow this discussion, including the “—Outstanding Equity Awards at 2011 Fiscal Year-End” table.

The Performance Equity will vest based on the achievement of the performance metrics described above, if the executive officer continues to be employed by us on the third anniversary of the date of grant. We currently believe that a three (3) year measurement period is in our best interests as it encourages the Company’s performance over a longer time period while not being so long as to be too difficult to set realistic goals for our executive officers. For further information on the thresholds and performance metrics for the Performance Equity, see “—Compensation Discussion and Analysis — Long Term Incentives — The 2010 Incentive Plan.”

The Options will vest 50% on the second anniversary of the grant, another 25% on the third anniversary of the grant, and the final 25% on the fourth anniversary of the grant. We currently believe that a four year vesting period is consistent with the peer group data and it provides us with the necessary retention incentive while at the same time providing our executive officers with the ability to vest in a portion of the Options during the four year vesting period, which we believe will properly motivate our executive officers. For further information on the vesting of the Performance Equity and the Options on a change in control of the Company or other termination scenarios, see “Potential Payments Upon Termination or Change in Control — The 2010 Incentive Plan.”

Outstanding Equity Awards At 2011 Fiscal Year-End

			Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Storch	2/7/2006	(1)	747,664	—		—	$26.75	2/7/2016	—	—	—	—
	5/26/2011	(2)	—	150,000		—	60.00	5/26/2021	—	—	3,125	$156,250

Creasey	8/6/2007	(1)	98,273	24,568		—	32.00	8/6/2017	—	—	—	—
	5/26/2011	(2)	—	26,667		—	60.00	5/26/2021	—	—	556	27,800

Friedman(5)	5/26/2011	(2)	—	66,667		—	60.00	5/26/2021	—	—	1,389	69,450

Merz	7/21/2005	(1)	50,466	—		—	26.75	7/21/2015	—	—	—	—
	4/1/2003	(3)	8,000	—		—	8.25	4/1/2013	—	—	—	—
	4/1/2004	(3)	4,000	—		—	16.74	4/1/2014	—	—	—	—
	5/26/2011	(2)	—	33,333	(6)	—	60.00	5/26/2021	—	—	695	34,750

Urcelay	7/21/2005	(1)	122,841	—		—	26.75	7/21/2015	—	—	—	—
	4/1/2003	(3)	25,000	—		—	8.25	4/1/2013	—	—	—	—
	5/26/2011	(2)	—	41,667		—	60.00	5/26/2021	—	—	868	43,400

(1)	These options time vest 40% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 20% on the fifth anniversary of the grant date. The vesting of these options may accelerate under certain circumstances as further described in “—Potential Payments Upon Termination or Change in Control.”
(2)	These options vest 50% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 25% on the fourth anniversary of the grant date. These performance shares and units vest in accordance with the vesting provisions as discussed above in the Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2011 Table.
(3)	In connection with the Merger, holders of vested stock options (“Pre-Merger Options”) to purchase equity in the Company were permitted to exchange these Pre-Merger Options for a like value of fully vested stock options (“Rollover Options”) to purchase shares of common stock under the Management Equity Plan. The stock options listed in these rows are Rollover Options, which are fully vested.
(4)	In calculating the amount set forth in the table, we utilized a per share value of $50.00, which was the fair value of our shares of common stock as of August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed.
(5)	Mr. Friedman’s employment with the Company terminated effective February 24, 2012. Therefore, he forfeited these awards.
(6)	The stock options granted to Ms. Merz on May 26, 2011 will become exercisable upon retirement as she meets the age and service criteria for retirement (i.e., voluntary termination of employment after attaining age 60 with at least ten (10) years of continuous service with the Company).

Option Exercises and Stock Vested For Fiscal 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercises	Value Realized on Exercises	Number of Shares Acquired on Vesting	Value Realized on Vesting
Storch	—	$—	—	$—
Creasey	—	—	—	—
Friedman	—	—	—	—
Merz	—	—	—	—
Urcelay	—	—	—	—

None of our Named Executives exercised any stock options or had any shares vest during fiscal 2011.

Nonqualified Deferred Compensation for Fiscal 2011

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)(2)	Aggregate Earnings at Last FY (3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE (4)
Storch	$—	$94,640	$13,075	$—	$815,061
Creasey	—	25,482	(1,197)	—	193,176
Friedman	—	—	—	—	—
Merz (5)	—	101,789	—	101,789	—
Urcelay (6)	—	199,121	43,498	—	927,092

(1)	We make an annual contribution to the SERP for each U.S. executive officer who is employed on the last day of the SERP plan year. The amount of the contribution is equal to 4% of that portion of the executive officer’s “total compensation” in excess of the dollar limits under Internal Revenue Code Section 401(a)(17). Generally, total compensation means compensation as reported on Form W-2 with the Internal Revenue Service or such other definition as is utilized under the Savings Plan. However, total compensation includes amounts paid pursuant to our 2010 Incentive Plan but does not include sign-on bonuses, retention bonuses, project completion bonuses or other types of success bonuses. The Executive Committee may at its discretion also credit additional notional contributions if the Company had an exceptional year. The SERP has a one year of service eligibility requirement, and therefore Mr. Friedman was not eligible for a SERP contribution in 2011.
(2)	All contributions that we made for each executive officer during fiscal 2011 were included in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	Earnings on nonqualified deferred compensation were not required to be reported in the Summary Compensation Table. Each U.S. executive’s SERP account is credited or debited with “Declared Interest,” which is based upon hypothetical investments selected by the executive officer pursuant to procedures established by the administrative committee that administers the SERP. The Administrator of the SERP determines the number of investment options available under the SERP and such investment options are comprised of a subset of the investment options available under the Savings Plan. Participants in the SERP have the right to change their hypothetical investment selections on a daily basis. The contributions made by the Company vest five years after the executive officer’s first day of employment with the Company. All SERP distributions are paid in lump sums upon termination of the participant’s employment with the Company.
(4)	Of the aggregate balance amount set forth in this column, $674,917 and $160,456 were previously reported in the Summary Compensation table for Messrs. Storch and Creasey, respectively, for prior fiscal years. $526,143 was previously reported in the Summary Compensation Table for contributions to the Spain Savings Plan and the MAPFRE policies for Mr. Urcelay for prior fiscal years.
(5)	Pursuant to the terms of her employment, Ms. Merz is entitled to receive from the Company a contribution amount equal to 8% of her pay, which was equal to $113,387 for fiscal 2011. Under Canadian law, the Company can only contribute $11,598 to the Deferred Profit Sharing Plan. The balance of the Company contribution, $101,789, is paid to Ms. Merz in a lump sum cash payment.
(6)	These amounts reflect the annuity products purchased for the benefit of Mr. Urcelay under the MAPFRE Polices.

Potential Payments Upon Termination Or Change In Control

Employment Agreements

We maintain employment agreements with each of our named executive officers. These agreements provide certain benefits upon termination of employment or change of control and certain restrictive covenants, as described below. Mr. Friedman’s employment with the Company terminated effective February 24, 2012.

For Messrs. Storch and Creasey:

Termination for Cause, Resignation Without Good Reason. If one of the above named executives’ employment is terminated for cause or he resigns without good reason (as such terms are defined in each of their employment agreements), the executive will receive:

•	any base salary earned, but unpaid as of the date of his termination;

•	any employee benefits that he may be entitled to under the Company’s employee benefit plans; and

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of his termination.

Termination Due to Death or Disability. If one of the above named executives dies, or if we terminate his employment due to disability, he (or his estate) will receive:

•	any base salary earned, but unpaid as of the date of his termination;

•	any employee benefits that he may be entitled to under the Company’s employee benefit plans;

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of his termination; and

•

a pro-rata portion of his annual incentive award for the current fiscal year earned through the date of termination, based on the Company’s actual results as opposed to his target annual incentive award.

Termination Without Cause or Resignation for Good Reason. If one of the above named executives’ employment is terminated without cause or he resigns for good reason, he will receive:

•	any base salary earned, but unpaid as of the date of his termination;

•	any employee benefits that he may be entitled to under the Company’s employee benefit plans;

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of his termination;

•	a pro-rata portion of his annual incentive award earned through the date of termination, based on the Company’s actual results as opposed to his target annual incentive award;

•

an amount equal to two times the sum of (x) his then-current base salary and (y) his target annual bonus amount payable in twenty four (24) monthly installments, except such amount will be payable in a lump sum if the executive’s termination of employment occurs six months prior to or two years after a change in control (as defined in the 2010 Incentive Plan); and

•

continuation of medical, dental and life insurance benefits, with the executive paying a portion of such costs as if his employment had not terminated, until the earlier to occur of (i) the end of the twenty four (24) month period commencing on the date of termination of employment (the “Severance Period”) or (ii) the date on which the executive commences to be eligible for coverage under substantially comparable medical, dental and life insurance benefit plans from any subsequent employer.

Restrictive Covenants. During the term of their employment and during the Severance Period, each of Messrs. Storch and Creasey has agreed not to:

•	engage in any business that directly or indirectly is a Competitive Business (as defined in each of their employment agreements);

•	enter the employ of, or render any services to, any person who or which engages in a Competitive Business;

•	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly;

•

interfere with, or attempt to interfere with, business relationships between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates;

•	solicit to leave the employment of, or encourage any employee of the Company or its affiliates to leave the employment of, the Company or its affiliates;

•

hire any such employee who was employed by the Company or its affiliates as of the date of his termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to, the termination of his employment with the Company; and

•

solicit to leave the employment of, or encourage to cease to work with, as applicable, the Company or its affiliates or any consultant, supplier or service provider under contract with the Company or its affiliates.

In addition, during the term of his employment and anytime thereafter, each of the above named executive officers has agreed not to use for his benefit or disclose any of the Company’s confidential information.

For Ms. Merz:

Termination for Cause, Resignation Without Good Reason (including Retirement). If Ms. Merz’s employment is terminated for cause or she resigns without good reason (as such terms are defined in each of their employment agreements), the executive will receive:

•	any base salary earned, but unpaid as of the date of her termination; and

•	any employee benefits that she may be entitled to under Toys “R” Us Canada Ltd.’s employee benefit plans.

Termination Due to Disability. If we terminate her employment due to disability, she will receive such amounts, if any, then required to be paid pursuant to the common laws of Canada.

Termination Due to Death. If Ms. Merz’s employment is terminated due to her death, her estate will receive:

•	any base salary earned, but unpaid as of the date of her termination;

•	any employee benefits that she may be entitled to under the Toys “R” Us Canada Ltd.’s employee benefit plans; and

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of her termination.

Termination Without Cause or Resignation for Good Reason. If Ms. Merz’s employment is terminated without cause or she resigns for good reason, she will receive:

•	any base salary earned, but unpaid as of the date of her termination;

•	any employee benefits that she may be entitled to under the Company’s employee benefit plans;

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of her termination;

•	a pro-rata portion of her annual incentive award earned through the date of termination, based on the Company’s actual results as opposed to her target annual incentive award; and

•

an amount equal to the sum of (x) one times the actual annual incentive award she received for the fiscal year immediately preceding the year of the termination of her employment, plus (y) the product of two times her current base salary for the fiscal year in which her employment was terminated, payable in equal installments for 24 months in accordance with normal payroll periods.

Termination due to Reassignment of Position. If Ms. Merz is reassigned to a new position, which is an Equivalent Position (as defined in her employment agreement) and she rejects or refuses the assignment for the Equivalent Position, she will receive:

•	any base salary earned, but unpaid as of the date of her termination;

•	any employee benefits that she may be entitled to under the Company’s employee benefit plans;

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of her termination; and

•	a pro-rata portion of her annual incentive award earned through the date of termination, based on the Company’s actual results as opposed to her target annual incentive award.

Expiration of Employment Term. Upon expiration of the employment agreement, she will receive:

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of her termination; and

•	a pro-rata portion of her annual incentive award earned through the date of termination, based on the Company’s actual results as opposed to her target annual incentive award.

In addition to the above payments, Ms. Merz shall be entitled to the following payment in the event that she is not offered an Equivalent Position during the term of her employment or within six (6) months after the expiration of her employment:

•

an amount equal to the sum of (x) one times the actual annual incentive award she received for the fiscal year immediately preceding the year of the termination of her employment, plus (y) the product of two times her current base salary for the fiscal year in which her employment was terminated.

Upon the expiration of the termination of her employment agreement (except by the Company for Cause or by Ms. Merz without Good Reason), we will pay the reasonably necessary shipping and travel costs to relocate Ms. Merz and her spouse from Japan to her residence in Canada.

Restrictive Covenants. During the term of her employment and during the two (2) years thereafter, Ms. Merz has agreed not to:

•	engage either directly or indirectly in a Restricted Business (as defined in her employment agreement);

•	enter the employ of, or render any services to, any person who or which engages in a Restricted Business;

•	acquire a financial interest in, or otherwise become actively involved with, any Restricted Business, directly or indirectly;

•

interfere with, or attempt to interfere with, business relationships between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates;

•	solicit to leave the employment of, or encourage any employee of the Company or its affiliates to leave the employment of, the Company or its affiliates;

•

hire any such employee who was employed by the Company or its affiliates as of the date of her termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to, the termination of her employment with the Company; and

•

solicit to leave the employment of, or encourage to cease to work with, as applicable, the Company or its affiliates or any consultant, supplier or service provider under contract with the Company or its affiliates.

For Mr. Urcelay:

Termination Without Cause or Due to Relocation. If Mr. Urcelay’s employment is terminated for reasons other than cause or if he resigns due to a requirement to relocate outside of the Madrid, Spain area, he will receive:

•	eighteen months base salary;

•

actual achieved annual incentive award up to a maximum of his target annual incentive award for the eighteen month period after his termination, based on the Company’s actual results, as opposed to his target annual incentive award;

•	continuation of car benefit for eighteen months, excluding gas, maintenance and other usage-related expenses;

•	continuation of health benefits for eighteen months;

•	continuation of the use of his Company provided laptop computer and cell phone for eighteen months, except that he will be responsible for the costs of all telephone calls;

•

any stock options and restricted stock will continue vesting for ninety days after the date of termination, subject to the vesting provision of the Management Equity Plan, but once the ninety day period has elapsed any unvested stock options will be automatically canceled;

•

up to thirty days following the expiration of the eighteen-month period after his termination date, he may exercise any vested stock options; subject to the vesting provisions of the Management Equity Plan; and

•	continuation of Company contributions to his defined contribution plan and provision of tax advice for eighteen months.

Termination Due to Change in Control or Resignation Due to Relocation or Change in Position after Change in Control. If Mr. Urcelay is terminated due to a change in control (as defined in his employment agreement), resigns due to a requirement to relocate outside of the Madrid, Spain area due to a change in control, or resigns due to his removal as President of Europe and is not offered another professional position in the Company in the Madrid, Spain area with equivalent target compensation, he will receive eighteen months gross pay, which is determined by (i) dividing the last twelve months salary and target annual incentive award by twelve and (ii) multiplying the result by eighteen.

Restrictive Covenants. Mr. Urcelay’s benefits described above are subject to his promise that for a period of eighteen months following the termination of his employment, he will not:

•

carry out any other business, similar or equal to the Company or which otherwise competes with the business of the Company directly or indirectly, individually or as an employee, consultant, or in any other capacity, unless the competitive business represents less than ten percent of the whole business turnover;

•

call upon, communicate with, attempt to communicate with or solicit business from any client or customer of the Company or any person responsible for referring business to the Company, or any competitor of the Company, or for his own interest if he should become a competitor of the Company; and

•

take any action to assist any successor employer or entity in employment solicitation or recruiting any employee who had worked for the Company during the immediate six months prior to his termination.

For Mr. Friedman:

Prior to Mr. Friedman’s termination on February 24, 2012, we maintained an employment agreement with him with similar terms and restrictive covenants to the agreements described above for Messrs. Storch and Creasey. The termination of his employment with us was treated as a termination without good reason pursuant to his employment agreement. In addition, the Company entered into an advisory agreement with Mr. Friedman as further described in “Certain Relationships and Related Transactions” and “Director Independence.”

Management Equity Plan

The Management Equity Plan governs the vesting and exercise of stock options and restricted stock (issued under the Management Equity Plan) upon termination of employment.

Under the Management Equity Plan, if an executive officer ceases to be employed by the Company or any of its subsidiaries for any reason, then the portion of such executive officer’s stock options that have not fully vested as of such executive officer’s date of termination of employment (the “Termination Date”) shall expire at such time.

The portion of an executive officer’s stock options that have fully vested as of such executive officer’s Termination Date shall expire (i) 30 days after such executive officer’s Termination Date if the executive officer is terminated without Cause (as defined in the Management Equity Plan) or if the executive officer resigns for any reason (including retirement), (ii) 90 days after such executive officer’s Termination Date if the executive officer is terminated due to disability, (iii) 180 days after such executive officer’s Termination Date if the executive officer is terminated due to death, and (iv) immediately upon termination if such executive officer is terminated with Cause (as defined in the Management Equity Plan). In addition, pursuant to the Management Equity Plan the unvested portion of options will accelerate and become vested upon a change in control as defined in the Management Equity Plan. For more information on the accelerated vesting upon a termination of employment due to a participant’s death, disability or retirement please see “Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2011 Table.”

In the event that an executive officer ceases to be employed by the Company or any of its subsidiaries for any reason, all common stock held by such executive officer (including vested options to purchase shares of common Stock) may be subject to purchase by the Company and the Sponsors, solely at their option, unless such executive officer’s Award Agreement gives the executive officer the right to force the Company to purchase his or her common stock. Please see the “—Summary of Payments and Benefits Upon Termination or Change in Control” tables below for more information.

The 2010 Incentive Plan

The 2010 Incentive Plan and the award agreements thereunder govern the vesting and exercise of stock options, restricted stock and restricted stock units (issued under the 2010 Incentive Plan) upon termination of employment.

Under the 2010 Incentive Plan and the award agreements thereunder, if an executive officer ceases to be employed by the Company or any of its subsidiaries for any reason (other than death, disability or retirement (as such terms are defined in the 2010 Incentive Plan)), then the portion of such executive officer’s stock options, restricted stock and restricted stock units that have not fully vested as of such executive officer’s date of termination of employment (the “Termination Date”) shall expire at such time. In the event an executive officer ceases to be employed by the Company or any of its subsidiaries by reason of death, disability or retirement, then (i) all outstanding stock options will become fully vested; (ii) all time-based vesting restrictions will lapse and be deemed fully satisfied as on the Termination Date; and (iii) all the payout opportunities attainable under outstanding performance-based awards will be deemed to have been earned by the executive officer as of the Termination Date, and the amount to be paid to the executive officer, if any, will be based on the actual level of achievement of all relevant performance goals against target and will be measured as of the end of the performance period in which such termination occurred and such amount will be a pro rata payout based upon the length of time within the performance period that had elapsed prior to the Termination Date over the performance period.

Under the 2010 Incentive Plan and the award agreements thereunder, the portion of an executive officer’s stock options that have fully vested as of such executive officer’s Termination Date shall expire (i) one year after such executive officer’s Termination Date if the executive officer is terminated due to death, disability or retirement; (ii) 90 days after such executive officer’s Termination Date if the executive officer is terminated by the Company without cause or by the executive officer for good reason (as defined in the 2010 Incentive Plan); (iii) 30 days after such executive officer’s Termination Date if the executive officer is terminated by the executive officer without good reason; and (iv) immediately upon termination if such executive officer is terminated with cause.

Upon the occurrence of a change in control (as defined in the 2010 Incentive Plan), (i) awards for outstanding stock options will become fully exercisable, (ii) all other outstanding awards will no longer be subject to time-based vesting restrictions, and (iii) awards subject to performance-vesting conditions will be deemed to have fully earned a pro-rata payout of the target payout based upon the length of time within the performance period that had elapsed prior to the change in control over the performance period. Please see the “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Incentives — The 2010 Incentive Plan” for more information.

Summary of Payments and Benefits Upon Termination or Change in Control

The following tables summarize the estimated value of the termination payments and benefits that each of our named executive officers, other than Mr. Friedman, would receive if there was a change in control and/or his or her employment was terminated on January 28, 2012 under the various circumstances described in the tables.

GERALD L. STORCH

Type of Payment	Termination for Cause or Resignation Without Good Reason	Termination Without Cause or Resignation For Good Reason	Retirement	Death	Long-Term Disability	Change in Control	Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control
Severance (1)	$—	$7,200,000	$—	$—	$—	$—	$7,200,000
Fiscal 2011 Annual Bonus	940,736	940,736	940,736	940,736	940,736	—	940,736
Fiscal 2006 Stock Option Grant (2)	—	—	—	—	—	—	—
Fiscal 2011 Stock Option Grant (3)	—	—	—	—	—	—	—
Fiscal 2011 Performance Shares Grant (4)	—	—	283,105	283,105	283,105	283,105	283,105
Benefit Continuation (5)	—	24,474	—	—	—	—	24,474

TOTAL	$940,736	$8,165,210	$1,223,841	$1,223,841	$1,223,841	$283,105	$8,448,315

(1)	Severance amounts payable due to a Termination Without Cause or Resignation For Good Reason are payable over a two year period. Upon a Change in Control, such payments will be paid in a lump-sum amount.
(2)	Pursuant to the Management Equity Plan, the unvested portion of options will accelerate and become vested upon retirement, death, disability or a change in control. These options are 100% vested, so he would not recognize any additional value.
(3)	Pursuant to the 2010 Incentive Plan, the unvested portion of options will accelerate and become vested upon retirement, death, disability or a change in control. In calculating the amounts set forth in the table, we utilized a per share value of $50.00, which was the fair value of our shares of common stock as of August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed. Because the per share value of $50.00 is less than the option exercise price of $60.00, no value is reflected in the table.
(4)	Pursuant to the 2010 Incentive Plan, the unvested portion of performance shares will accelerate and become vested pro-rata upon retirement, death or disability based on actual results. For purposes of this table, we assumed achievement of target results. The unvested portion of performance shares will accelerate and become vested pro-rata upon a change in control based on target results. In calculating the amounts set forth in the table, we utilized the target number of performance shares and a per share value of $50.00, which was the fair value of our shares of common stock as of August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed.
(5)	Represents estimated Company costs based on fiscal 2012 projections for medical, dental and life insurance coverage for the duration of the Severance Period.

Pursuant to the Management Equity Plan, if the Company terminates Mr. Storch’s employment for Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Storch’s shares of common stock at the lesser of (i) the value on the date of issuance and (ii) the fair value. If

Mr. Storch resigns with or without Good Reason (as defined in his employment agreement) or if the Company terminates Mr. Storch’s employment without Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Storch’s shares of common stock at fair value. If Mr. Storch retires, dies or becomes disabled, the Company may purchase, or Mr. Storch may require the Company to purchase, Mr. Storch’s shares of common stock at fair value. These repurchase rights also apply to the shares of common stock underlying each vested stock option.

Upon any termination, Mr. Storch has the right to withdraw his Savings Plan balance, which, as of January 28, 2012, was $0. In addition, upon any termination other than for cause, as defined in the SERP, the Company will pay Mr. Storch the outstanding balance in his SERP account, which, as of January 28, 2012, was $815,061.

All U.S. benefit eligible employees receive, at no cost to the individual, the following life insurance benefit and long-term disability coverage: (i) a life insurance benefit in an amount equal to the individual’s base salary plus annual incentive award target, up to a maximum of $1,000,000 and (ii) long-term disability coverage in an amount per month equal to 60% of the individual’s monthly base salary, up to a maximum of $10,000 per month. The long-term disability benefit is payable beginning 26 weeks after the onset of the disability and is payable for the duration of the disability up to age 65.

F. CLAY CREASEY JR.

Type of Payment	Termination for Cause or Resignation Without Good Reason	Termination Without Cause or Resignation For Good Reason	Retirement	Death	Long-Term Disability	Change in Control	Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control
Severance (1)	$—	$2,260,000	$—	$—	$—	$—	$2,260,000
Fiscal 2011 Annual Bonus	221,465	221,465	221,465	221,465	221,465	—	221,465
Fiscal 2007 Stock Option Grant (2)	—	—	442,224	442,224	442,224	442,224	442,224
Fiscal 2011 Stock Option Grant (3)	—	—	—	—	—	—	—
Fiscal 2011 Performance Shares Grant (4)	—	—	50,325	50,325	50,325	50,325	50,325
Benefit Continuation (5)	—	9,752	—	—	—	—	9,752

TOTAL	$221,465	$2,491,217	$714,014	$714,014	$714,014	$492,549	$2,983,766

(1)	Severance amounts payable due to a Termination Without Cause or Resignation For Good Reason are payable over a two year period. Upon a Change in Control, such payments will be paid in a lump-sum amount.
(2)	Pursuant to the Management Equity Plan, the unvested portion of options will accelerate and become vested upon retirement, death, disability or a change in control. In calculating the amount set forth in the table, we utilized a per share value of $50.00, which was the fair value of our shares of common stock as of August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed.
(3)

Pursuant to the 2010 Incentive Plan, the unvested portion of options will accelerate and become vested upon retirement, death, disability or a change in control. In calculating the amounts set forth in the table, we utilized a per share value of $50.00, which was the fair value of our shares of common stock as of

August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed. Because the per share value of $50.00 is less than the option exercise price of $60.00, no value is reflected in the table.
(4)	Pursuant to the 2010 Incentive Plan, the unvested portion of performance shares will accelerate and become vested pro-rata upon retirement, death or disability based on actual results. For purposes of this table, we assumed achievement of target results. The unvested portion of performance shares will accelerate and become vested pro-rata upon a change in control based on target results. In calculating the amounts set forth in the table, we utilized the target number of performance shares and a per share value of $50.00, which was the fair value of our shares of common stock as of August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed.
(5)	Represents estimated Company costs based on fiscal 2012 projections for medical, dental and life insurance coverage for the duration of the Severance Period.

Pursuant to the Management Equity Plan, if the Company terminates Mr. Creasey’s employment for Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Creasey’s shares of common stock at the lesser of (i) the value on the date of issuance and (ii) the fair value. If Mr. Creasey resigns with or without Good Reason (as defined in his employment agreement) or if the Company terminates Mr. Creasey’s employment without Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Creasey’s shares of common stock at fair value. If Mr. Creasey retires, dies or becomes disabled, the Company and the Sponsors may purchase, solely at their option, Mr. Creasey’s shares of common stock at fair value. These repurchase rights also apply to the shares of common stock underlying each vested stock option.

Upon any termination, Mr. Creasey has the right to withdraw his Savings Plan balance, which, as of January 28, 2012, was $158,291. In addition, upon any termination other than for cause, as defined in the SERP, the Company will pay Mr. Creasey the outstanding balance in his SERP account, which, as of January 28, 2012, was $193,176.

All U.S. benefit eligible employees receive, at no cost to the individual, the following life insurance benefit and long-term disability coverage: (i) a life insurance benefit in an amount equal to the individual’s base salary plus annual incentive award target, up to a maximum of $1,000,000 and (ii) long-term disability coverage in an amount per month equal to 60% of the individual’s monthly base salary, up to a maximum of $10,000 per month. The long-term disability benefit is payable beginning 26 weeks after the onset of the disability and is payable for the duration of the disability up to age 65.

MONIKA M. MERZ(1)

Type of Payment	Termination for Cause or Resignation Without Good Reason	Termination Without Cause or Resignation For Good Reason	Termination due to Reassignment of Position	Expiration of Employment Term	Retirement	Death	Long-Term Disability	Change in Control	Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control
Severance (2)	$—	$2,098,945	$—	$2,098,945	$—	$—	$—	$—	$2,098,945
Fiscal 2011 Annual Bonus	—	736,535	736,535	736,535	—	736,535	—	—	736,535
Fiscal 2005 Stock Option Grant (3)	—	—	—	—	—	—	—	—	—
Fiscal 2011 Stock Option Grant (4)	—	—	—	—	—	—	—	—	—
Fiscal 2011 Performance Units Grant (5)	—	—	—	—	62,917	62,917	62,917	62,917	62,917

TOTAL	$—	$2,835,480	$736,535	$2,835,480	$62,917	$799,452	$62,917	$62,917	$2,898,397

(1)	All amounts calculated in Canadian dollars have been converted to U.S. dollars using the rate of 1.0000 CAD = 1.0098 U.S. dollars.
(2)	All severance amounts are payable over a two year period.
(3)	Pursuant to the Management Equity Plan, the unvested portion of options will accelerate and become vested upon retirement, death, disability or a change in control. These options are 100% vested, so she would not recognize any additional value.
(4)	Pursuant to the 2010 Incentive Plan, the unvested portion of options will accelerate and become vested upon retirement, death, disability or a change in control. In calculating the amounts set forth in the table, we utilized a per share value of $50.00, which was the fair value of our shares of common stock as of August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed. Because the per share value of $50.00 is less than the option exercise price of $60.00, no value is reflected in the table.
(5)	Pursuant to the 2010 Incentive Plan, the unvested portion of performance shares will accelerate and become vested pro-rata upon retirement, death or disability based on actual results. For purposes of this table, we assumed achievement of target results. The unvested portion of performance shares will accelerate and become vested pro-rata upon a change in control based on target results. In calculating the amounts set forth in the table, we utilized the target number of performance stock units and a per share value of $50.00, which was the fair value of our shares of common stock as of August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed.

Pursuant to the Management Equity Plan, if the Company terminates Ms. Merz’s employment for Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Ms. Merz’s shares of common stock at the lesser of (i) the value on the date of issuance and (ii) the fair value. If Ms. Merz resigns with or without Good Reason (as defined in his employment agreement) or if the Company terminates Ms. Merz’s employment without Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Ms. Merz’s shares of common stock at fair value. If Ms. Merz retires, dies or becomes disabled, the Company may purchase, or Ms. Merz may require the Company to purchase, Ms. Merz’s shares of common stock at fair value. These repurchase rights also apply to the shares of common stock underlying each vested stock option.

ANTONIO URCELAY(1)

Type of Payment	Termination for Cause or Resignation Without Good Reason	Termination Without Cause or Resignation Due to Relocation	Retirement	Death	Long-Term Disability	Change in Control	Termination or Specified Resignation Due to a Change of Control
Severance (2)	$—	$2,341,655	$—	$—	$—	$—	$2,341,655
Fiscal 2011 Annual Bonus	—	587,026	—	—	—	—	587,026
Fiscal 2005 Stock Option Grant (3)	—	—	—	—	—	—	—
Fiscal 2011 Stock Option Grant (4)	—	—	—	—	—	—	—
Fiscal 2011 Performance Units Grant (5)	—	—	78,635	78,635	78,635	78,635	78,635
Executive Retirement Plan Balance (6)	—	—	927,092	927,092	927,092	—	—
Executive Life Insurance (7)	—	—	—	3,716,913	3,716,913	—	—
Company Car (8)	—	55,668	—	—	—	—	—
Use of Company Provided Laptop and Cell Phone (8)	—	100	—	—	—	—	—
Tax Advice (8)	—	1,263	—	—	—	—	—
Company Contributions to Defined Contribution Plan (8)	—	298,681	—	—	—	—	—
Benefit Continuation (8)	—	20,665	—	—	—	—	—

TOTAL	$—	$3,305,058	$1,005,727	$4,722,640	$4,722,640	$78,635	$3,007,316

(1)	All amounts calculated in Euros have been converted to U.S. dollars using the rate of 1.0000 Euro = 1.3895 U.S. dollars.
(2)	Represents the maximum amount of severance that Mr. Urcelay may receive. All severance amounts are payable over an 18 month period.
(3)	Pursuant to the Management Equity Plan, the unvested portion of options will accelerate and become vested upon retirement, death, disability or a change in control. These options are 100% vested, so he would not recognize any additional value.
(4)

Pursuant to the 2010 Incentive Plan, the unvested portion of options will accelerate and become vested upon retirement, death, disability or a change in control. In calculating the amounts set forth in the table, we utilized a per share value of

$50.00, which was the fair value of our shares of common stock as of August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed. Because the per share value of $50.00 is less than the option exercise price of $60.00, no value is reflected in the table.
(5)	Pursuant to the 2010 Incentive Plan, the unvested portion of performance shares will accelerate and become vested pro-rata upon retirement, death or disability based on actual results. For purposes of this table, we assumed achievement of target results. The unvested portion of performance shares will accelerate and become vested pro-rata upon a change in control based on target results. In calculating the amounts set forth in the table, we utilized the target number of performance stock units and a per share value of $50.00, which was the fair value of our shares of common stock as of August 15, 2011. As we are a privately held company, the value of shares of common stock is only available when a valuation is performed.
(6)	This amount represents his benefit entitlement under the MAPFRE Policies. For more information on his balance, see the Nonqualified Deferred Compensation table above.
(7)	All benefit eligible employees in Spain receive, at no cost to the individual, a life insurance benefit. Mr. Urcelay’s benefit amount is equal to five times his base salary.
(8)	Represents estimated Company costs of various benefits and perquisites based on fiscal 2011 actual amounts for the duration of the Severance Period.

Pursuant to the Management Equity Plan, if the Company terminates Mr. Urcelay’s employment for Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Urcelay’s shares of common stock at the lesser of (i) the value on the date of issuance and (ii) the fair value. If Mr. Urcelay resigns with or without Good Reason (as defined in his employment agreement) or if the Company terminates Mr. Urcelay’s employment without Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Urcelay’s shares of common stock at fair value. If Mr. Urcelay retires, dies or becomes disabled, the Company may purchase, or Mr. Urcelay may require the Company to purchase, Mr. Urcelay’s shares of common stock at fair value. These repurchase rights also apply to the shares of common stock underlying each vested stock option.

Director Compensation in Fiscal 2011

Other than Mr. Goodman, we currently do not pay our directors any compensation for serving on our Board of Directors. We plan on paying all directors that are not affiliated with the Sponsors an annual cash retainer of $75,000 along with an annual award of $100,000 of restricted stock units, which vest in full one-year from the grant date. In addition, any director that chairs a committee will also receive an additional annual payment of $15,000 ($20,000 for the chair of our Audit Committee). The table below sets forth payments made to our non-management directors in fiscal 2011.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joshua Bekenstein	—		—	—	—	—	—	—
Michael M. Calbert	—		—	—	—	—	—	—
Michael D. Fascitelli	—		—	—	—	—	—	—
Richard A. Goodman	$23,750	(1)	—	—	—	—	—	$23,750
Matthew S. Levin	—		—	—	—	—	—	—
Wendy Silverstein	—		—	—	—	—	—	—
Nathaniel H. Taylor	—		—	—	—	—	—	—
Michael Ward	—		—	—	—	—	—	—
Gerald L. Storch	—		—	—	—	—	—	—

(1)	During fiscal 2011, Mr. Goodman was paid $23,750 which amount represents the pro rata portion of his annual cash retainer and his Audit Committee Chairman retainer for the period of fiscal 2011 for which he was a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents information regarding beneficial ownership of our Common Stock, as of September 1, 2012, by the named executive officers, each of our directors, all of our directors and executive officers as a group and each person who is known by us to beneficially own more than 5% of our Common Stock.

	Amount and Nature of Beneficial Ownership*
Name of Beneficial Owner	Shares	Total Beneficial Ownership (1)	Percent of Outstanding Shares (2)
Affiliates of Bain Capital Investors, LLC (3)	16,012,464	16,012,464	32.51%
Toybox Holdings, LLC (4)	16,012,464	16,012,464	32.51%
Vornado Truck LLC (5)	16,012,464	16,012,464	32.51%
Joshua Bekenstein (3)	—	—	—
Michael M. Calbert (4)	—	—	—
F. Clay Creasey, Jr.	13,819	136,660	—
Michael D. Fascitelli (5)	—	—	—
Neil B. Friedman (6)	—	—	—
Richard A. Goodman	—	—	—
Matthew S. Levin (3)	—	—	—
Monika M. Merz	6,683	61,149	—
Wendy Silverstein (5)	—	—	—
Gerald L. Storch	99,766	847,430	1.69%
Nathaniel H. Taylor (4)	—	—	—
Antonio Urcelay	6,164	146,376	—
Michael Ward (3)	—	—	—
Directors and executive officers as a group (16 persons)	156,257	1,501,353	2.97%

*	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock with respect to which such person has (or has the right to acquire within 60 days, i.e., by October 31, 2012 in this case) sole or shared voting power or investment power.
(1)	Total Beneficial Ownership includes shares and options exercisable within 60 days, of which Mr. Creasey has 122,841, Ms. Merz has 54,466, Mr. Storch has 747,664 and Mr. Urcelay has 140,212.
(2)	Unless otherwise indicated, the beneficial ownership of any named person does not exceed, in the aggregate, one percent of our outstanding equity securities on September 1, 2012, as adjusted as required by applicable rules.
(3)

Includes shares held by Bain Capital (TRU) VIII, L.P., Bain Capital (TRU) VIII-E, L.P., Bain Capital (TRU) VIII Coinvestment, L.P., Bain Capital Integral Investors, LLC and BCIP TCV, LLC (collectively, the “Bain Capital Entities”). Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners VIII, L.P. which is the general partner of Bain Capital (TRU) VIII, L.P. and Bain Capital (TRU) VIII Coinvestment, L.P. BCI is also the general partner of Bain Capital Partners VIII E, L.P. which is the general partner of Bain Capital (TRU) VIII-E, L.P. BCI is also the Administrative Member of Bain Capital Integral Investors, LLC and BCIP TCV, LLC. By virtue of the relationships described above, each of the foregoing entities may be deemed to beneficially own the shares held by the Bain Capital Entities. Each such entity disclaims beneficial ownership of the shares held by the Bain Capital Entities except to the extent of its pecuniary interest therein. The address of each of the Bain entities is c/o BCI at 111 Huntington Avenue, Boston, MA 02199. Each of Joshua Bekenstein, Matthew S. Levin and Michael Ward is a managing director of BCI and a director of our Company. As a result, and by virtue of the relationships described in this footnote (3), each of Messrs. Bekenstein, Levin and Ward may be deemed to be the beneficial owner of the shares held by the Bain Capital Entities. Each of Messrs. Bekenstein, Levin and Ward disclaims beneficial ownership of the shares held by the Bain Capital Entities.

(4)	Shares owned of record by Toybox Holdings, LLC are also beneficially owned by its majority member, KKR Millennium Fund L.P. As the sole general partner of KKR Millennium Fund L.P., KKR Associates Millennium L.P. may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P. As the sole general partner of KKR Associates Millennium L.P., KKR Millennium GP LLC also may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P. Each of KKR Fund Holdings L.P. (as the designated member of KKR Millennium GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may also be deemed to be the beneficial owner of the securities held by KKR Millennium Fund L.P. As the designated members of KKR Management LLC, Henry R. Kravis and George R. Roberts may also be deemed to beneficially own the securities held by KKR Millennium Fund L.P. Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP LLC by KKR Fund Holdings L.P. Messrs. Calbert and Taylor are members of our Board of Directors and are each an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Each of Messrs. Calbert and Taylor disclaim beneficial ownership of the securities held by Toybox Holdings, LLC. For a description of material relationships between KKR and us over the last three years, see “Certain Relationships and Related Party Transactions.” The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Menlo Park, CA.
(5)	Represents shares of record held by Vornado Truck LLC. As the owner of 100% of the equity of Vornado Truck LLC, Vornado Realty L.P. may be deemed to be the beneficial owner of such shares. Also, as the sole general partner of Vornado Realty L.P., Vornado Realty Trust may be deemed to be the beneficial owner of such shares. Also, Mr. Fascitelli and Ms. Silverstein are members of our Board of Directors and also executives of Vornado Realty Trust. As such, these persons may be deemed to be beneficial owners of these shares. These persons disclaim beneficial ownership of shares held by Vornado Truck LLC. The address for each of these persons and entities is c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019.
(6)	Mr. Friedman forfeited all outstanding equity awards when his employment was terminated on February 24, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory Agreement

Certain affiliates of the Sponsors provide management and advisory services to us pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 (“Advisory Agreement”). The advisory fee (the “Advisory Fees”) paid to the affiliates of the Sponsors increases 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. The fees expensed to the affiliates of the Sponsors under the Advisory Agreement was approximately $11 million and $10 million, respectively, for the twenty-six weeks ended July 28, 2012 and July 30, 2011, and $20 million, $19 million and $15 million for fiscals 2011, 2010 and 2009, respectively. Pursuant to the amendment to the Advisory Agreement, the advisory fee in fiscal 2009 was capped at $15 million. The additional amount of approximately $3 million of Advisory Fees that would have been due for fiscal 2009, absent the amendment, will be paid by the Company, if at all, at the time (and from the proceeds) of a successful initial public offering (“IPO”) of the Company’s securities. We also paid the Sponsors fees for out-of-pocket expenses of less than $1 million during each of the twenty-six weeks ended July 28, 2012 and July 30, 2011, and less than $1 million, $1 million and less than $1 million for fiscals 2011, 2010 and 2009, respectively.

In the event that the Advisory Agreement is terminated by the affiliates of the Sponsors or us, the affiliates of the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless we or the affiliates of the Sponsors provide notice of termination to the other. Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). In connection with a successful IPO, the parties intend to terminate the Advisory Agreement in accordance with its terms. The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

Other Relationships and Transactions with our Sponsors

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by the Company or its subsidiaries in open market transactions or through loan syndications. During the twenty-six weeks ended July 28, 2012 and July 30, 2011, fiscals 2011, 2010 and 2009, affiliates of Vornado and investment funds or accounts advised by KKR, all equity owners of the Company, held debt and debt securities issued by the Company and its subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $5 million, $7 million, $14 million, $15 million and $18 million in the twenty-six weeks ended July 28, 2012 and July 30, 2011, fiscals 2011, 2010 and 2009, respectively.

In connection with the TRU Propco II financing during fiscal 2009, we paid the Sponsors $7 million of Transaction Fees pursuant to the terms of the Advisory Agreement.

In connection with the amendment and restatement of the secured revolving credit facility on August 10, 2010, we paid approximately $19 million in additional Transaction Fees to the Sponsors pursuant to the terms of the Advisory Agreement.

Additionally, in conjunction with the offering on August 24, 2010 of the Toys-Delaware Secured Notes and the amendment and restatement of the secured term loan originally due fiscal 2012, we repaid our outstanding loan balance of approximately $66 million and $8 million to KKR under the secured term loan and the unsecured credit facility, respectively, and we repaid our outstanding loan balance of approximately $27 million to Vornado under the unsecured credit facility. We also paid approximately $10 million in additional Advisory Fees to the Sponsors pursuant to the terms of the Advisory Agreement.

Investment funds or accounts advised by KKR owned $4 million of the Toys-Delaware Secured Notes as of July 28, 2012. In addition, investment funds or accounts advised by KKR owned 5% of the amended Secured Term Loan Facility as of July 28, 2012.

In connection with the issuance of the Incremental Secured Term Loan on May 25, 2011, we incurred approximately $4 million in Advisory Fees payable to the Sponsors pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned $60 million of the Incremental Secured Term Loan as of July 28, 2012.

In connection with the Second Joinder Agreement entered into on April 10, 2012, we incurred transaction fees pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned $7 million of the Second Incremental Secured Term Loan as of July 28, 2012.

Additionally, under lease agreements with affiliates of Vornado, we or our affiliates paid an aggregate amount of approximately $3 million, $4 million, $9 million, $9 million and $7 million in the twenty-six weeks ended July 28, 2012 and July 30, 2011, fiscals 2011, 2010 and 2009, respectively, with respect to approximately 0.8%, 0.9%, 0.9%, 1.2%, and 1.1%, respectively, of our operated stores, which include Express stores. Of these amounts, $1 million, $1 million, $2 million, $2 million and $1 million, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.

In connection with the offering of the outstanding notes on August 1, 2012, we incurred Transaction Fees of approximately $4 million pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned $15 million of the outstanding notes as of August 1, 2012. See Note 2 to our condensed consolidated financial statements entitled “Short-term Borrowings and Long-term Debt” for further details.

Management Equity Plan and the 2010 Incentive Plan

Since the 2005 acquisition, the Executive Committee has offered long-term incentives under the Management Equity Plan. Commencing in 2011, we expect to issue any future equity awards pursuant to the 2010 Incentive Plan, as further described below. Since the 2005 acquisition, our officers and certain employees participate in the Management Equity Plan. The Management Equity Plan provides for the granting of non-qualified stock options (including “rollover options” (as defined in the Management Equity Plan)) to purchase shares of common stock, as well as restricted stock to our officers, directors, employees, consultants and advisors. In fiscal 2010, our Board adopted the 2010 Incentive Plan. The 2010 Incentive Plan is an omnibus plan that provides for the granting of stock options, restricted stock, restricted and deferred stock units, performance awards, dividend equivalents and other stock awards. The 2010 Incentive Plan provides that the total number of shares of our common stock that may be issued under the 2010 Incentive Plan is 3,750,000 and the maximum number of such shares of our common stock for which incentive stock options may be granted under the 2010 Incentive Plan is 500,000. For a description of the Management Equity Plan and the 2010 Incentive Plan, see “Management— Narrative Supplement to the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2011 Table.”

Effective March 2012, participants in the Management Equity Plan are bound by the terms and conditions of Amendment No. 4. This amendment provides for, among other things, a longer exercise period, expiring no later than the original term of the option, and the right to a cashless exercise of options held by a participant who is terminated without cause after four or more years of continuous service. Option holders under the 2010 Incentive Plan have the same rights to a longer exercise period and a cashless exercise right in the event such participant’s employment is terminated without cause after four or more years of continuous service, as further described in the form of option award agreement. We accounted for the modification of awards impacted by the terms of Amendment No. 4 in accordance with ASC Topic 718 – “Compensation – Stock Compensation” (“ASC 718”). Management has concluded that the modification had a nominal impact on compensation costs.

Effective May 2012, we adopted Amendment No. 5 (“Amendment No. 5”) to the Management Equity Plan. Amendment No. 5 allows any plan participant, as long as he or she remains employed by the Company or its affiliates, the right to put up to 25%, calculated as provided in Amendment No. 5, of his or her Original Investment Shares (the shares originally purchased under the Management Equity Plan or for rollover options, the number of shares that would be equal to the value of their original investment) to us at any time, during permitted transaction windows, until the occurrence of an initial public offering of the Company. The purchase price per share payable by us in connection with any such put rights shall be the fair market value as of a date determined by our Board that is the anticipated closing date of the repurchase. We accounted for the modification of awards impacted by the terms of Amendment No. 5 in accordance with ASC 718. As these awards allow the plan participant the right to put a portion of their rollover options, we are required to account for them as liability-classified awards. These liability awards will be re-measured at their fair market value as of each reporting period. Management has concluded that the modification resulted in incremental compensation costs of approximately $2 million, which was recorded in the second quarter of fiscal 2012.

Consulting Agreement

On March 15, 2012, we entered into an advisory contract with Neil Friedman, our former Executive Vice President—Toys “R” Us to provide advisory services, on a part time non-exclusive basis, for our new ventures and business alliances. The term of the agreement is from April 23, 2012 until January 31, 2013, with either party being able to terminate the agreement upon 60 days notice. During the term of this agreement, Mr. Friedman will be paid a monthly fee of $30,000.

Review, Approval or Ratification of Transactions with Related Persons

There were no transactions with related persons requiring disclosure since the beginning of fiscal 2011 other than transactions that are described in this section.

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees (or their immediate family members) or 5% stockholders or an employee serving in the capacity of an executive officer of a 5% stockholder or any consultant or an advisor of a 5% stockholder who participates in meetings of our management or Board, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Board’s Audit Committee. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between meetings, subject to providing notice to the other members of the Audit Committee at the next meeting of the Audit Committee. Any related person transactions that are ongoing in nature will be reviewed annually. A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee (or its Chairman) after full disclosure of the related person’s interest in the transaction. The Audit Committee (or its Chairman) will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The Audit Committee (or its Chairman) may approve or ratify the transaction only if the Audit Committee or its Chairman, as applicable, determines that, under all of the circumstances, the transaction is not inconsistent with the Company’s best interests. The Audit Committee (or its Chairman) may impose any conditions on the related person transaction that it deems appropriate.

DESCRIPTION OF OTHER INDEBTEDNESS

Following is a description of our other indebtedness. Other than the 2017 Notes, our 7.375% senior notes due fiscal 2018 and our 8.750% debentures due fiscal 2021, all of the indebtedness are obligations of certain of our subsidiaries. See “Description of Notes” for information regarding the 2017 Notes.

Indebtedness of Toys “R” Us, Inc.

7.375% Senior Notes, due fiscal 2018 ($404 million at July 28, 2012)

On September 22, 2003, TRU issued $400 million in notes bearing interest at a coupon rate of 7.375%, maturing on October 15, 2018. The notes were issued at a discount of $2 million which resulted in the receipt of proceeds of $398 million. Simultaneously with the sale of the notes, we entered into interest rate swap agreements. We subsequently terminated the swaps and received a payment of $10 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on April 15 and October 15 of each year. These notes carry a limitation on creating liens on domestic real property or improvements or the stock or indebtedness of domestic subsidiaries (subject to certain exceptions) that exceed the greater of 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The covenants also restrict sale and leaseback transactions (subject to certain exceptions) unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property and a lien would be permitted on such principal property. At July 28, 2012, deferred debt issuance costs for these notes were $1 million and have been included in Other assets on our condensed consolidated balance sheets.

8.750% Debentures, due fiscal 2021 ($22 million at July 28, 2012)

On August 29, 1991, TRU issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. Toys-Delaware is a co-obligor of the Debentures. On November 2, 2006, Toys-Delaware commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, Toys-Delaware consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the unsecured credit facility to purchase the tendered Debentures. At July 28, 2012, deferred debt issuance costs for these notes were nominal and have been included in Other assets on our condensed consolidated balance sheets.

Indebtedness of Our Subsidiaries

Domestic and Canada

7.375% Senior Secured Notes, due fiscal 2016 ($363 million at July 28, 2012)

On August 24, 2010, Toys-Delaware completed the offering of the 7.375% Senior Secured Notes (“Toys-Delaware Secured Notes”). These notes were issued at par. Investment funds or accounts advised by affiliates of KKR owned $4 million of the Toys-Delaware Secured Notes as of July 28, 2012. Fees paid in connection with the offering of the Toys-Delaware Secured Notes were approximately $11 million and are deferred and expensed over the life of the instrument. At July 28, 2012, deferred debt issuance costs for the Toys-Delaware Secured Notes were $7 million and have been included in Other assets on our condensed consolidated balance sheets.

The indenture governing the Toys-Delaware Secured Notes contains covenants, including, among other things, covenants that restrict the ability of Toys-Delaware to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make investments and other restricted payments or create liens. These covenants are subject to a number of important qualifications and limitations. Certain covenants will be suspended at any time Toys-Delaware Secured Notes are rated “investment grade.” In addition, the indenture contains other customary terms and covenants, including certain events of default after which Toys-Delaware Secured Notes may be declared or become due and payable immediately. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time prior to September 1, 2013, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, as of the date of redemption. The Toys-Delaware Secured Notes will be redeemable, in whole or in part, at any time on or after September 1, 2013 at the specified redemption prices, plus accrued and unpaid interest. Toys-Delaware may also redeem up to 35% of the Toys-Delaware Secured Notes prior to September 1, 2013, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.375% of the principal amount of Toys-Delaware Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to us or Toys-Delaware, Toys-Delaware will be required to offer to purchase Toys-Delaware Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Toys-Delaware Secured Notes is payable in cash semi-annually in arrears through maturity on March 1 and September 1 of each year, commencing on March 1, 2011. Toys-Delaware Secured Notes have not been and will not be registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Further, the Toys-Delaware Secured Notes are guaranteed by certain of Toys-Delaware subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, our wholly-owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by Toys-Delaware and certain of its subsidiaries. The Toys-Delaware Secured Notes are secured on a pari passu basis with the obligations under the Secured Term Loan Facility and the Incremental Secured Term Loan as defined below.

Secured Term Loan Facility, due fiscal 2016 ($680 million at July 28, 2012)

Concurrent with the offering of the Toys-Delaware Secured Notes, Toys-Delaware amended and restated the secured term loan originally due fiscal 2012 to extend the maturity date of this loan facility and amend certain other provisions. The amended secured term loan facility is in an aggregate principal amount of $700 million (the “Secured Term Loan Facility”) and was issued at a discount of $11 million which resulted in the receipt of gross proceeds of $689 million. Investment funds or accounts advised by affiliates of KKR owned 5% of the Secured Term Loan Facility as of July 28, 2012. The Secured Term Loan Facility will bear interest equal to London Interbank Offered Rate (“LIBOR”) (with a floor of 1.50%) plus 4.50%, which is subject to a step down of 0.25% based on total leverage. In addition, pursuant to the terms of the agreement, Toys-Delaware is required to make quarterly principal payments equal to 0.25% ($7 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our condensed consolidated balance sheet as of July 28, 2012.

Fees paid in connection with the offering of the Secured Term Loan Facility totaled approximately $15 million and are deferred and expensed over the life of the instrument. At July 28, 2012, deferred debt issuance costs for the Secured Term Loan Facility were $11 million and have been included in Other assets on our condensed consolidated balance sheets.

The Secured Term Loan Facility as amended, provides for, among other things, an accordion feature that allows Toys-Delaware to request one or more additional term loans be added to the Secured Term Loan Facility in an aggregate principal amount of up to $700 million, to be reduced on a dollar-for-dollar basis by the aggregate principal amount of one or more additional series of senior secured notes that may be issued after the date of the initial issuance of the Toys-Delaware Secured Notes. We exercised a portion of the accordion feature on May 25, 2011 by adding a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018. Refer to the “Incremental Secured Term Loan” section below. Additionally, on April 10, 2012, we also exercised a portion of the accordion feature by adding a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018. Refer to the “Second Incremental Secured Term Loan” section below.

The Secured Term Loan Facility contains customary covenants applicable to Toys-Delaware and certain of its subsidiaries, including, among other things, covenants that restrict the ability of Toys-Delaware and certain of its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. These covenants are subject to certain exceptions, including among other things to allow for the debt represented by the Toys-Delaware Secured Notes, certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test, the prepayment or repayment of our 7.625% notes due fiscal 2011 and our 7.875% senior notes due fiscal 2013 subject to Toys-Delaware meeting a total leverage test and the provision of a cumulative credit exception allowing for Toys-Delaware and certain of its subsidiaries to make investments, pay dividends and make certain other restricted payments subject to Toys-Delaware meeting a fixed charge coverage test. If an event of default under the Secured Term Loan Facility occurs and is continuing, the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared by the lenders or become immediately due and payable. Toys-Delaware may optionally prepay the outstanding principal balance of the loan at any time.

Further, the Secured Term Loan Facility is guaranteed by certain of Toys-Delaware subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, Toys Delaware’s wholly owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by Toys-Delaware and certain of its subsidiaries. The Secured Term Loan Facility is secured on a pari passu basis with the obligations under the Toys-Delaware Secured Notes and the Incremental Secured Term Loan.

10.75% Senior Notes, due fiscal 2017 ($932 million at July 28, 2012)

On July 9, 2009, TRU Propco I, formerly known as TRU 2005 RE Holding Co. I, LLC, one of our wholly-owned subsidiaries, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due fiscal 2017 (the “Propco I Notes”). TRU Propco I’s wholly-owned special purpose subsidiaries own fee and leasehold interests in properties in various retail markets throughout the United States. Under an operating company/property company structure, TRU Propco I leases these properties on a triple-net basis, to Toys-Delaware, which operates the properties as Toys “R” Us stores, Babies “R” Us stores or side-by-side stores, or subleases them to alternative retailers. Substantially all of TRU Propco I’s revenues and cash flows are derived from payments from Toys-Delaware under an Amended and Restated Master Lease Agreement. The rent under the TRU Propco I Amended and Restated Master Lease will increase by 10% every five years during its 20-year term. The Propco I Notes were issued at a discount of $25 million which resulted in the receipt of proceeds of $925 million. Fees paid in connection with the sale of the Propco I Notes were deferred and expensed over the life of the Notes. At July 28, 2012, deferred debt issuance costs for these notes were $15 million and have been included in Other assets on our condensed consolidated balance sheets.

The Propco I Notes are solely the obligation of TRU Propco I and its wholly-owned subsidiaries (the “Propco I Guarantors”) and are not guaranteed by TRU or Toys – Delaware. The Propco I Notes are guaranteed by the Propco I Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the Propco I Notes contain covenants, including, among other things, covenants that restrict the ability of TRU Propco I and the Propco I Guarantors to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Propco I Guarantors to pay dividends or make other payments. The indenture governing the Propco I Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness, pay dividends, make distributions or make other restricted payments and investments. These covenants are subject to a number of important qualifications and limitations. The Propco I Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Propco I Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, TRU Propco I may redeem up to 35% of the Propco I Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to TRU or TRU Propco I, TRU Propco I will be required to offer to purchase the Propco I Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the purchase date. Interest on the Propco I Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year.

In accordance with the indenture governing the Propco I Notes, TRU Propco I commenced a tender offer on May 14, 2012 to purchase up to an aggregate principal amount of approximately $33 million of the Propco I Notes for approximately $32 million in cash. The tender offer expired on June 13, 2012, with no holders opting to tender. Therefore, as permitted by the indenture, TRU Propco I made a cash distribution of approximately $32 million to us on June 21, 2012.

8.50% Senior Secured Notes, due fiscal 2017 ($717 million at July 28, 2012)

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, an indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due fiscal 2017 (the “Propco II Notes”). TRU Propco II owns fee and ground leasehold interests in properties in various retail markets throughout the United States. Under an operating company/property company structure, TRU Propco II leases these properties on a triple-net basis, to Toys-Delaware. Substantially all of TRU Propco II’s revenues and cash flows are derived from payments from Toys-Delaware under the master lease agreement between TRU Propco II as landlord and Toys-Delaware as tenant (the “TRU Propco II Master Lease”). The rent under the TRU Propco II Master Lease will increase by 10% every five years during its 20-year term. The Propco II Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The Propco II Notes are solely the obligation of TRU Propco II and are not guaranteed by TRU or Toys-Delaware or any of our other subsidiaries. The Propco II Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the TRU Propco II Master Lease. Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the Propco II Notes. Fees paid in connection with the sale of the Propco II Notes were deferred and expensed over the life of the Propco II Notes. At July 28, 2012, deferred debt issuance costs for these notes were $19 million and have been included in Other assets on our condensed consolidated balance sheets.

The indenture governing the Propco II Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends or make other payments. The indenture governing the Propco II Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness, pay dividends, make distributions or make other restricted payments and investments. These covenants are subject to a number of important qualifications and limitations. The Propco II Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Propco II Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve-month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Propco II Notes at a redemption price equal to 103% of the principal amount of the Propco II Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Propco II Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.5% of the principal amount of the Propco II Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to TRU or TRU Propco II, TRU Propco II will be required to offer to purchase the Propco II Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Propco II Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year.

Incremental Secured Term Loan, due fiscal 2018 ($393 million at July 28, 2012)

On May 25, 2011, Toys-Delaware and certain of its subsidiaries entered into a Joinder Agreement (the “Joinder Agreement”) to the Secured Term Loan Facility. The Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”).

The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in gross proceeds of $396 million. The gross proceeds were used to pay transaction fees of approximately $7 million, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by KKR owned $60 million of the Incremental Secured Term Loan as of July 28, 2012. On June 24, 2011, the net proceeds from the Incremental Secured Term Loan along with borrowings from our ABL Facility were used to provide funds to redeem the outstanding principal amount of the 2011 Notes for a total redemption price, including interest and premiums, of approximately $519 million. The Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75%, which is subject to a step down of 0.25% based on total leverage. At July 28, 2012, deferred debt issuance costs for these notes were $6 million and have been included in Other assets on our condensed consolidated balance sheets.

The Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral covenants and restrictions as the Secured Term Loan Facility. Pursuant to the terms of the Joinder Agreement, Toys-Delaware is required to make quarterly principal payments equal to 0.25% ($4 million per year) of the original principal amount of the loan. Toys-Delaware may optionally prepay the outstanding principal balance of the Incremental Secured Term Loan at any time.
Second Incremental Secured Term Loan, due fiscal 2018 ($221 million at July 28, 2012)

On April 10, 2012, Toys-Delaware and certain of its subsidiaries entered into a Second Joinder Agreement to the Secured Term Loan Facility (the “Second Joinder Agreement”). The Second Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (the “Second Incremental Secured Term Loan”), increasing the total size of the Secured Term Loan Facility to an aggregate principal amount of approximately $1.3 billion.

The Second Incremental Secured Term Loan was borrowed at a discount of approximately $5 million which resulted in gross proceeds of approximately $220 million. The gross proceeds were used to pay transaction fees of approximately $5 million, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by KKR owned $7 million of the Second Incremental Secured Term Loan as of July 28, 2012. The net proceeds will be used by Toys—Delaware for general corporate purposes, including, without limitation, to make restricted payments or other distributions to provide funds to TRU to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of TRU or any of its subsidiaries. The Second Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75% subject to a 0.25% step-down based on our total leverage ratio. At July 28, 2012, deferred debt issuance costs for this agreement were $5 million and have been included in Other assets on our condensed consolidated balance sheets.

The Second Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral, covenants and restrictions as the Secured Term Loan Facility. Beginning August 31, 2012, Toys-Delaware is required to make quarterly principal payments equal to 0.25% ($2.25 million per year) of the original principal amount of the loan.

Toys-Delaware may optionally prepay the outstanding principal balance of the Second Incremental Secured Term Loan at any time. Optional prepayments of existing term loans and the Second Incremental Secured Term Loan will be applied ratably among the outstanding existing term loans and the Second Incremental Secured Term Loan, but in the event of a refinancing or repricing transaction in respect of the existing term loans, the proceeds of such refinancing or repricing transaction will be applied to the existing term loans prior to application to the Second Incremental Secured Term Loan.

In conjunction with the issuance of the Second Incremental Secured Term Loan, on April 10, 2012, Toys-Delaware also entered into an amendment to the Secured Term Loan Facility to provide that if any outstanding term loans (including both the existing term loans and the Second Incremental Secured Term Loan) are optionally prepaid in connection with a repricing transaction prior to April 10, 2013, Toys-Delaware shall pay a 1% prepayment premium on the principal amount optionally prepaid.

$1.85 billion ABL Facility, expires fiscal 2015 ($0 million at July 28, 2012)

The ABL Facility provides for $1.85 billion of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions. The ABL Facility bears a tiered floating interest rate of LIBOR plus a margin of between 2.50% and 3.00% depending on usage, or, at the option of Toys-Delaware, an interest rate equal to a prime rate plus a margin of between 1.50% and 2.00% depending on usage. In addition, the ABL Facility requires the Company to pay, on a quarterly basis, a tiered unused commitment fee ranging from 0.375% to 0.625% of the average daily balance of unused commitments.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of Toys-Delaware and certain of its subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict Toys-Delaware’s ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility requires Toys-Delaware to maintain minimum excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves. At July 28, 2012, under our ABL Facility, we had no outstanding borrowings, a total of $100 million of outstanding letters of credit and excess availability of $1.030 billion. We are also subject to the minimum excess availability covenant, which was $125 million at July 28, 2012, with remaining availability of $905 million in excess of the covenant. At July 28, 2012, deferred debt issuance costs for this credit facility were $38 million and have been included in Other assets on our condensed consolidated balance sheets.

International (Other than Canada)

Labuan uncommitted lines of credit, due on demand ($14 million at July 28, 2012)

Pursuant to the acquisition of a 70% ownership interest in Labuan on October 31, 2011, the Company, as of January 28, 2012, reported Labuan’s debt obligations in our condensed consolidated balance sheet. Refer to Note 17 entitled “ACQUISITIONS” in our audited financials for the year ended January 28, 2012, for further details. Labuan has several uncommitted unsecured lines of credit with various financial institutions with total availability of HK$323 million ($42 million at July 28, 2012). As of July 28, 2012, we had $14 million of borrowings, which has been included in Accrued expenses and other liabilities on our condensed consolidated balance sheets, and $3 million of bank guarantees issued under these facilities. The remaining availability under these facilities was $25 million. The average interest rate on the drawn borrowings was 1.99% for the twenty-six weeks ended July 28, 2012.

Toys – Japan Unsecured Credit Lines, expires fiscals 2013-2014 ($116 million at July 28, 2012)

Toys – Japan currently has an agreement with a syndicate of financial institutions, which includes Tranche 1 and Tranche 2. On June 25, 2012, Toys-Japan amended the terms of Tranche 1. Tranche 1 is available in amounts of up to ¥12.9 billion ($164 million at July 28, 2012), expiring on June 28, 2013, and bears an interest rate of Tokyo Interbank Offered Rate (“TIBOR”) plus 0.80% per annum. We paid fees of less than $1 million to amend Tranche 1, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. At July 28, 2012, we had outstanding borrowings of $52 million under Tranche 1, with $112 million of remaining availability.

Additionally, on June 25, 2012, Toys – Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Tranche 2 is available in amounts of up to ¥12.0 billion ($153 million at July 28, 2012), expiring on June 27, 2014, and bears an interest rate of TIBOR plus 0.80% per annum. We paid fees of approximately $2 million to refinance Tranche 2, which are capitalized as deferred debt issuance costs and amortized over the terms of the agreement. At July 28, 2012, we had outstanding borrowings of $64 million under Tranche 2, with $89 million of remaining availability.

The agreement contains covenants, including, among other things, covenants that require Toys – Japan to maintain a certain level of net assets and profitability during the agreement terms. The agreement also restricts Toys-Japan from paying dividends or making loans to affiliates without lender consent.

Additionally, Toys-Japan has an uncommitted line of credit with total availability of ¥2.8 billion ($36 million at July 28, 2012), which will renew April 1 of each year unless otherwise canceled. The uncommitted line of credit bears an interest rate of TIBOR plus 0.50%. As of July 28, 2012, we had no outstanding borrowings under the uncommitted line of credit.

European ABL, expires fiscal 2016 ($0 million at July 28, 2012)

On March 8, 2011, certain of our foreign subsidiaries amended and restated the credit agreement for the European ABL in order to extend the maturity date of the facility and amend certain other provisions. The European ABL as amended provided for a five-year £128 million asset-based senior secured revolving credit facility which will expire on March 8, 2016. Additionally, on April 29, 2011, we partially exercised the accordion feature which increased availability to include additional lender commitments. This increased the size of the facility from £128 million to £138 million ($217 million at July 28, 2012). Loans under the European ABL bear interest at a rate of LIBOR or the Euro Interbank Offered Rate (“EURIBOR”) plus a margin of 2.25%, 2.50% or 2.75% depending on historical excess availability. In addition, a commitment fee accrues on any unused portion of the commitments at a rate per annum of 0.375% or 0.50% based on usage. In connection with the amendment and restatement of the credit agreement, we incurred approximately $6 million in fees which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. At July 28, 2012, deferred debt issuance costs for this credit facility were $8 million and have been included in Other assets on our condensed consolidated balance sheets.

Borrowings under the European ABL are subject, among other things, to the terms of a borrowing base derived from the value of eligible inventory and/or eligible accounts receivable of certain of TRU Europe’s and Toys “R” Us Australia Holdings, LLC’s (“Toys Australia”) subsidiaries organized in Australia, England and France. The terms of the European ABL include a customary cash dominion trigger requiring the cash of certain of TRU Europe’s and Toys Australia’s subsidiaries to be applied to pay down outstanding loans if availability falls below certain thresholds. The European ABL also contains a springing fixed charge coverage ratio of 1.00 to 1.00 based on EBITDA (as defined in the agreement governing the European ABL) and fixed charges of TRU Europe, Toys Australia and their subsidiaries. Borrowings under the European ABL are guaranteed by TRU Europe, Toys Australia and certain of their material subsidiaries, with certain customary local law limitations and to the extent such guarantees do not result in adverse tax consequences. Borrowings are secured by substantially all of the assets of TRU Europe, Toys Australia and the U.K. and Australian obligors, as well as by share pledges over the shares of certain other material subsidiaries and pledges over certain of their assets (including bank accounts and certain receivables). The European ABL contains covenants that, among other things, restrict the ability of TRU Europe and Toys Australia and their respective subsidiaries to incur certain additional indebtedness, create or permit liens on assets, repurchase or pay dividends or make certain other restricted payments on capital stock, make acquisitions or investments or engage in mergers or consolidations. At July 28, 2012, we had no outstanding borrowings and $147 million of availability under the European ABL.

Toys-Japan Bank Loans (1.85% to 2.85%) due fiscals 2013—2016 ($154 million at July 28, 2012)

Toys-Japan currently has five bank loans with various financial institutions totaling $154 million at July 28, 2012. On September 30, 2010, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance three bank loans, which matured on January 17, 2011. Under the new agreement, which began on January 17, 2011, the loan for ¥11.5 billion will mature on January 29, 2016 and bear an interest rate of TIBOR plus 1.50% per annum. In conjunction with the new agreement we entered into an interest rate swap, converting the variable rate of interest to a fixed rate of 2.45% on January 17, 2011. The swap has been designated as a cash flow hedge. Toys-Japan is required to make principal payments of approximately ¥1.6 billion ($20 million at July 28, 2012) annually in January of each year commencing on January 2012 with the remaining principal and interest due upon maturity. As of July 28, 2012, the outstanding balance of this loan was ¥9.9 billion or $126 million. Toys-Japan paid fees of $3 million to refinance these loans, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. On February 28, 2011, Toys-Japan entered into a bank loan with a financial institution totaling ¥1.0 billion. The loan will mature on February 25, 2016 and bears an interest rate of 1.85% per annum. As of July 28, 2012, the outstanding balance of this loan was ¥885 million or $11 million. Fees paid in connection with this loan were nominal and are capitalized as deferred debt issuance costs and amortized over the term of the loan. The remaining three bank loans, representing $17 million, are amortizing and mature between fiscal 2013 and fiscal 2014. As of July 28, 2012, deferred debt issuance costs for these agreements were $2 million and have been included in Other assets on our condensed consolidated balance sheets.

These agreements contain covenants, including, among other things, covenants that require Toys-Japan to maintain a certain level of net assets and profitability during the agreement terms. The agreement also restricts Toys- Japan from paying dividends or making loans to affiliates without lender consent.

€61 million French and €127 million Spanish real estate credit facilities, due fiscal 2012 ($75 million and $156 million at July 28, 2012, respectively)

On January 23, 2006, our indirect wholly-owned subsidiaries Toys “R” Us France Real Estate SAS (“Toys France Real Estate”) and Toys “R” Us Iberia Real Estate S.L. (“Toys Iberia Real Estate”) entered into the French and Spanish real estate credit facilities, respectively. Toys France Real Estate’s and Toys Iberia Real Estate’s wholly-owned special purpose subsidiaries own fee and leasehold interests in properties in various retail markets throughout France and Spain, respectively. Under an operating company/property company structure, Toys France Real Estate and Toys Iberia Real Estate lease these properties on a triple-net basis, to Toys “R” Us S.A.R.L. and Toys “R” Us Iberia S.A., respectively, which operate the properties as Toys “R” Us stores, Babies “R” Us stores or side-by-side stores, or subleases them to alternative retailers. Substantially all of Toys France Real Estate’s and Toys Iberia Real Estate’s revenues and cash flows are derived from payments from Toys “R” Us S.A.R.L. and Toys “R” Us Iberia S.A. under a series of uniform lease agreements, which have a remaining term of approximately six and eight and a half years, respectively. The rent under the lease agreements increases annually based on an index-based formula.

The facilities are secured by, among other things, selected French and Spanish real estate. The maturity date for each of these loans is February 1, 2013. The loans have interest rates of EURIBOR plus 1.50% plus mandatory costs per annum. The loan agreements contain covenants that restrict the ability of the borrowers to engage in mergers or consolidations, incur additional indebtedness, or create or permit additional liens on assets. The loan agreements also require the borrower to maintain interest coverage ratios of 110%. If the coverage ratio is less than 110% there is a 10 day window to prevent default. The borrower has an option to pay down the loan to increase the coverage up to 110%, acquire new properties or deposit collateral into an appropriate account. However, this cannot occur in two consecutive periods or more than six times during the life of the debt instrument. At July 28, 2012, deferred debt issuance costs for these facilities were $1 million and have been included in Other assets on our condensed consolidated balance sheets.

£408 million U.K. real estate senior and junior credit facilities, due fiscal 2013 ($641 million at July 28, 2012)

On February 8, 2006, UK Propco, our indirect wholly-owned subsidiary, entered into a series of secured senior and junior loans with Vanwall as the Issuer and Senior Lender and The Royal Bank of Scotland PLC as Junior Lender. UK Propco owns freehold and long leasehold interests in properties in various retail markets throughout the United Kingdom. Under an operating company/property company structure, UK Propco leases these properties on a triple-net basis, to Toys “R” Us Limited. Substantially all of UK Propco’s revenues and cash flows are derived from payments from Toys “R” Us Limited under a series of uniform lease agreements which have remaining terms of approximately 23 years. The rent under the lease agreements increases annually based on the U.K. Retail Price Index. The facilities are secured by, among other things, selected U.K. real estate. The U.K. real estate senior credit facility bears interest of 5.02% plus mandatory costs. The U.K. real estate junior credit facility bears interest at an annual rate of LIBOR plus a margin of 2.25% plus mandatory costs. At July 28, 2012, deferred debt issuance costs for these credit facilities were $1 million and have been included in Other assets on our condensed consolidated balance sheets.

The credit agreements contain covenants that restrict the ability of UK Propco to incur certain additional indebtedness, create or permit liens on assets, dispose of or acquire further property, vary or terminate the lease agreements, conclude further leases or engage in mergers or consolidations. UK Propco is required to repay the loans in part in quarterly installments. The final maturity date for these credit facilities is April 7, 2013.

Vanwall is a variable interest entity established with the limited purpose of issuing and administering the notes under the credit agreement with UK Propco. On February 9, 2006, Vanwall issued £355.8 million of multiple classes of commercial mortgage backed floating rate notes (the “Floating Rate Notes”) to third party investors (the “Bondholders”), which are publicly traded on the Irish Stock Exchange Limited. The proceeds from the Floating Rate Notes issued by Vanwall were used to fund the Senior Loan to UK Propco. Pursuant to the Credit Agreement, Vanwall is required to maintain an interest rate swap which effectively fixed the variable LIBOR rate at 4.56%, the same as the fixed interest rate less the applicable credit spread paid by UK Propco to Vanwall. The fair value of this interest rate swap was a liability of approximately $14 million and $33 million at July 28, 2012 and July 30, 2011, respectively. For further details regarding the consolidation of Vanwall, refer to Note 1 of our consolidated financial statements entitled “Summary of Significant Accounting Policies.”

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

TRU has entered into a registration rights agreement with the initial purchasers of the outstanding notes in which it agreed, under certain circumstances, to use its commercially reasonable best efforts to file a registration statement relating to offer to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 365 days following the closing date of the issuance of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were issued on August 1, 2012.

Under the circumstances set forth below, TRU will use its commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep the statement effective for no less than up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if the exchange offer is not consummated within 365 days after the date of issuance of the outstanding notes;

•	if any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it; or

•	if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes.

If (A) we have not exchanged exchange notes for all outstanding notes validly tendered in accordance with the terms of the exchange offer on or prior to the 365th day after the original issue date of the outstanding notes, (B) we are required to file a shelf registration statement and such shelf registration statement is not declared effective on or prior to the later of 365 days after the original issue date of the outstanding notes and the 90th day after the date such filing was required or (C) if applicable, a shelf registration statement covering resales of the outstanding notes has been declared effective and such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then additional interest shall accrue on the principal amount of the outstanding notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum) commencing on (x) the 365th day after the original issue date of the outstanding notes, in the case of (A) above, (y) the 90th day after such shelf registration statement filing was required, in the case of (B) above (but in no event prior to the 365th day after the original issue date of the outstanding notes) or (z) the day such shelf registration statement ceases to be effective, in the case of (C) above; provided, however, that upon the exchange of exchange notes for all outstanding notes tendered (in the case of clause (A) above), upon effectiveness of the shelf registration statement (in the case of clause (B) above) or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (C) above), additional interest on such outstanding notes as a result of such clause, as the case may be, shall cease to accrue.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, and similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, TRU will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000. TRU will issue exchange notes in principal amounts identical to the outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $450 million aggregate principal amount of the 10.375% Senior Notes due 2017 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. TRU intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ series of outstanding notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

TRU will be deemed to have accepted for exchange properly tendered outstanding notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, TRU expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on         , 2012. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

TRU reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If TRU amends the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment and extend the exchange offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, TRU will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend any of the exchange offer as provided in this prospectus prior to the expiration date if in its reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, TRU will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

TRU expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, TRU may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. TRU will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

TRU expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. TRU will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and TRU may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If TRU fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

In addition, TRU will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent—Notes” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date; or

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, TRU will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

TRU will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. TRU reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither TRU, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you’re are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. The Bank of New York Mellon also acts as trustee under the indenture governing the notes. You should direct the executed letter of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:

The Bank of New York Mellon 101 Barclay Street – 7 East Reorganization Unit New York, NY 10286 Attn: Carolle Montreuil – Reorganization Unit Reference: Toys “R” Us, Inc. Telephone: (212) 815-5920	(212) 298-1915 To Confirm by Telephone: (212) 815-5920	The Bank of New York Mellon 101 Barclay Street – 7 East Reorganization Unit New York, NY 10286 Attn: Carolle Montreuil – Reorganization Unit Reference: Toys “R” Us, Inc. Telephone: (212) 815-5920

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

REGISTRATION RIGHTS

TRU entered into a registration rights agreement with the initial purchasers with respect to the outstanding notes on the original issue date of the outstanding notes, pursuant to which TRU has agreed, for the benefit of the holders of the outstanding notes, that we will, at our own expense, (i) file an exchange offer registration statement with the SEC with respect to an offer to exchange the outstanding notes for exchange notes, having certain identical terms in all material respects to the outstanding notes and which will evidence the same continuing indebtedness (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases as described under “The Exchange Offer —Purpose and Effect of the Exchange Offer”), (ii) use our reasonable efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act and (iii) use our reasonable efforts to consummate the exchange offer not later than 365 days following the closing date of the original issuance of the outstanding notes. Once the exchange offer registration statement has been declared effective, we will offer the exchange notes in exchange for surrender of the outstanding notes. We will keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the outstanding notes.

In the event that (i) any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, (ii) for any other reason the exchange offer is not consummated within 365 days of the original issue date of the outstanding notes, (iii) under certain circumstances, the initial purchasers shall so request or (iv) any holder of outstanding notes (other than the initial purchasers) is not eligible to participate in the exchange offer, we will, at our expense, (a) promptly after the filing obligation takes effect, file with the SEC a shelf registration statement covering resales of the outstanding notes, (b) use our commercially reasonable efforts to cause the shelf registration statement to be declared effective and (c) use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of the second anniversary of the closing of this offering and the date all outstanding notes covered by the shelf registration statement have either been sold in the manner set forth and as contemplated in the shelf registration statement or become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions. We will, in the event of the filing of the shelf registration statement, provide to each holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder of the outstanding notes that sells its outstanding notes pursuant to the shelf registration statement generally (i) will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (ii) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (iii) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the outstanding notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement to have their outstanding notes included in the shelf registration statement and to benefit from certain provisions regarding liquidated damages.

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreement, a copy of which we will make available to holders of outstanding notes upon request.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (a) the terms “we,” “our,” and “us” each refer to Toys “R” Us, Inc. and its consolidated subsidiaries and (b) the term “Issuer” refers only to Toys “R” Us, Inc. and not to any of its subsidiaries.

The Issuer expects to issue up to $450,000,000 aggregate principal amount of 10.375% Senior Notes due 2017 (the “Notes”) under an indenture dated August 1, 2012 (the “Indenture”) among the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”) in exchange for up to $450,000,000 aggregate principal amount of the currently outstanding 10.375% Senior Notes due 2017 issued on August 1, 2012. The currently outstanding 10.375% Senior Notes due 2017 were issued in a private transaction that was not subject to the registration requirements of the Securities Act. Except as set forth herein, the terms of the Notes will be substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Prospectus Summary.”

Brief description of notes

The Notes are:

•	general senior unsecured obligations of the Issuer;

•	rank equally in right of payment with all existing and future senior Indebtedness of the Issuer;

•	structurally subordinated to all existing and future indebtedness and liabilities of the Issuer’s Subsidiaries;

•	effectively subordinated to any obligations secured by Permitted Liens, to the extent of the value of the assets of the Issuer subject to those Permitted Liens; and

•	senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the Notes) of the Issuer.

Holding company structure

The Issuer is a holding company and, does not have any material assets or operations other than its ownership of the stock of its Subsidiaries, cash and certain other investments. All of the Issuer’s operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including holders of debt, trade creditors and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer’s creditors, including holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including holders of debt and trade creditors) and preferred stockholders (if any) of the Issuer’s Subsidiaries. As of July 28, 2012, after giving effect to offering of the outstanding notes and the use of the net proceeds therefrom, the Issuer would have had approximately $5.5 billion of indebtedness, of which approximately $872 million would have been senior debt of the Issuer and of which approximately $4.0 billion and approximately $655 million would have been debt of its Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, all of such Subsidiary indebtedness to which the Notes would have ranked effectively junior. As of the Issue Date, all of the Issuer’s Subsidiaries were

Restricted Subsidiaries (except for UK Propco and Asia Joint Venture). In addition, the Issuer’s Subsidiaries would have been able to incur up to an additional approximately $1.4 billion of indebtedness under existing Credit Facilities. See “Risk Factors.”

Guarantees

On the Issue Date, the Notes were not guaranteed by any of the Issuer’s Subsidiaries.

To the extent that any Restricted Subsidiary of the Issuer guarantees the Notes in the future pursuant to the covenant described under “Certain covenants—Limitation on guarantees of indebtedness by restricted subsidiaries,” then such Guarantor, as primary obligor and not merely as surety, will, jointly and severally with any other Guarantor, irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Paying agent and registrar for the notes

The Issuer will maintain one or more paying agents for the Notes. The initial paying agent for the Notes is The Bank of New York Mellon. The Issuer will also maintain a registrar. The initial registrar is The Bank of New York Mellon. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of the Note for all purposes.

Principal, maturity and interest

The Notes mature on August 15, 2017. Subject to compliance with the covenant described below under the caption “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” the Issuer may issue additional Notes, from time to time after this offering under the Indenture (any such Notes, “Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued. The Notes were issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Interest on the Notes accrues at the rate of 10.375% per annum and is payable semi-annually in arrears on February 15 and August 15 commencing February 15, 2013, to the Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. As described under “—Registration rights; Additional interest,” Additional Interest may accrue and be payable under the circumstances set forth therein. References herein to “interest” shall be deemed to include any such Additional Interest.

Principal of, premium, if any, and interest on the Notes are payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Mandatory redemption; offers to purchase; open market purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the option of holders.” The Issuer and its affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Optional redemption

Except as set forth below and in the seventh paragraph under “—Repurchase at the option of holders — Change of control,” the Issuer will not be entitled to redeem Notes at its option prior to February 15, 2015.

At any time prior to February 15, 2015, the Issuer may redeem all or a part of the Notes, upon notice as described under the heading “—Selection and notice,” at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 15, 2015, the Issuer may redeem the Notes, in whole or in part, upon notice as described under the heading “—Selection and notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

Year	Percentage
2015	105.188%
2016	102.594%
2017 and thereafter	100.000%

In addition, until February 15, 2015, the Issuer may, at its option, on one or more occasions, upon notice as described under the heading “—Selection and notice”, redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 110.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 60% of the sum of the original aggregate principal amount of Notes issued under the Indenture and the original principal amount of any Additional Notes that are Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of an Equity Offering or other corporate or financing transaction, including any transaction (or series of related transactions) that constitutes a Change of Control.

If the Issuer redeems less than all of the outstanding Notes, the Registrar and Paying Agent shall select the Notes to be redeemed in the manner described under “Repurchase at the option of holders—Selection and notice.”

Selection and notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Registrar and Paying Agent will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or Redemption Date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption.

Repurchase at the option of holders

Change of control

The Notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently electronically delivered or mailed a redemption notice with respect to all the outstanding Notes as described under “Optional redemption” or “Satisfaction and discharge,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail or by electronic delivery, with a copy to the Trustee and the Registrar, to each Holder of Notes to the address of such Holder appearing in the note register with a copy to the Trustee and the Registrar or otherwise in accordance with the procedures of DTC, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)

that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)	that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

Our Subsidiaries’ credit facilities provide, and future credit agreements or other agreements relating to Indebtedness to which the Issuer or its Subsidiaries become a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). In addition, certain Indebtedness would also likely require certain of our Subsidiaries to make an offer to repurchase such Indebtedness under certain change of control events with respect to the Issuer (including a Change of Control under the Indenture). If we fail to make such an offer, this would also constitute a default under the terms of such Indebtedness. If we experience a Change of Control that triggers a default under existing Indebtedness of the Issuer or its Subsidiaries, we could seek a waiver of such default or seek to refinance such Indebtedness. In the event we do not obtain such a waiver or refinance the applicable Indebtedness, such default could result in amounts outstanding under our Indebtedness being declared due and payable.

Our ability to pay cash to the Holders of the Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk factors—Risks relating to the notes—We may not be able to finance a change of control offer required by the indenture governing the notes.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “Certain covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to, but excluding the date of redemption.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control, including the definition of Change of Control, may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1)	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s most recent internal balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)	any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale,

(1)	to permanently reduce (including, without limitation, by way of redemption, purchase, defeasing or other discharge) any Indebtedness of a Restricted Subsidiary and, in each case, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if the Issuer offers to repay Indebtedness of a Restricted Subsidiary from any Net Proceeds in accordance with the terms of the agreement governing such Indebtedness such portion of the Net Proceeds shall be deemed to have been applied to repay Indebtedness of a Restricted Subsidiary whether or not such offer is accepted;

(2)	to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets that, in each of clauses (a), (b) and (c), are used or useful in a Permitted Business; or

(3)	to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of clauses (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of an amount equal to such Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before an amount equal to the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before an amount equal to such Net Proceeds are applied, then an amount equal to such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required or permitted by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by electronically delivering or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Senior Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Issuer may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed Excess Proceeds.

Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer and the Restricted Subsidiaries may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Certain covenants

Set forth below are summaries of certain additional covenants contained in the Indenture. If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1)	“Repurchase at the option of holders—Asset sales”;

(2)	“—Limitation on restricted payments”;

(3)	“—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(4)	clause (4) of the first paragraph of “—Merger, consolidation or sale of all or substantially all assets”;

(5)	“—Transactions with affiliates”; and

(6)	“—Dividend and other payment restrictions affecting restricted subsidiaries.”

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the date such covenants are suspended and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Limitation on restricted payments” had been in effect prior to, but not during the Suspension Period, provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Issuer’s right to subsequently designate them as Unrestricted Subsidiaries in compliance with the covenants set out below), and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on restricted payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	declare or pay any dividend or make any other distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer, (B) dividends or distributions by a Restricted Subsidiary payable to the Issuer or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation); provided that the Issuer or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation; or

(c)	make any Investment that is not a Permitted Investment (“Restricted Investments”);

(all such payments and other actions set forth in these clauses (a) through (c) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted pursuant to clauses (1), (9) and (10) of the next succeeding paragraph but excluding any other Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of

(a)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the first day of the first full fiscal quarter of the Issuer commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds, and the fair market value, as determined in good faith by the board of directors of the Issuer, of property and marketable securities, received by the Issuer after the Issue Date from the issue or sale of (x) Equity Interests of the Issuer (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Issuer and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Subsidiaries of the Issuer after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (3) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Disqualified Stock, (iv) Excluded Contributions; and (v) transactions whose proceeds were used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (20) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” or (y) debt securities of the Issuer that have been converted into such Equity Interests of the Issuer (other than Refunding Capital Stock or Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c)	without duplication of any amounts included in clause (3) of the next succeeding paragraph and to the extent not already included in Consolidated Net Income, upon (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries after the Issue Date and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Issuer or its Restricted Subsidiaries or (B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, the lesser of (i) the amount of cash received or the fair market value, as determined in good faith of the board of directors of the Issuer in the case of property and marketable securities, received therefrom after the Issue Date and (ii) the initial amount of such Restricted Investment or fair market value of such Unrestricted Subsidiary at the time of the original designation thereof, plus

(d)	in the case of the redesignation of an Unrestricted Subsidiary following the Issue Date as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the lesser of (i) the fair market value of the Investments in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets and (ii) the fair market value of such Unrestricted Subsidiary at the time of the original designation thereof (other than to the extent such Investment constituted a Permitted Investment), plus

(e)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of property and marketable securities contributed to the capital of the Issuer after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) made in respect of any Disqualified Stock, (iii) made in respect of any Refunding Capital Stock, (iv) Excluded Contributions, (v) cash proceeds applied to Restricted Payments made in accordance with clause (3) of the next succeeding paragraph and (vi) transactions whose proceeds were used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (20) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”).

The preceding provisions will not prohibit:

(1)	the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer (“Retired Capital Stock”) in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Equity Interests of the Issuer or contributions to the equity capital of the Issuer (in each case, other than Disqualified Stock) (“Refunding Capital Stock”);

(3)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer or any of its direct or indirect parent companies held by any present or former employee, director or consultant of the Issuer, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) upon death, disability or termination of employment or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any of its direct or indirect parent companies in connection with such repurchase, retirement or other acquisition), provided, however, that the aggregate amount of Restricted Payments made under this clause (3) does not exceed in any calendar year $15.0 million (which shall increase to $30.0 million following a Qualified IPO) (with unused amounts in any calendar year carried forward and available under this clause (3) in the next three succeeding calendar years; and provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies and any of their Subsidiaries that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date;

(4)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued or incurred in accordance with the covenant “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” to the extent such dividends are included in the definition of Fixed Charges for such entity;

(5)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(6)	other Restricted Payments in an aggregate amount not to exceed $100.0 million;

(7)	the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent Person of the Issuer in amounts required for such Person to pay, without duplication:

(A)	franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate or other existence of such Person;

(B)	income taxes of such Person;

(C)	customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of such Person;

(D)	general corporate overhead and operating expenses of such Person;

(E)	reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or other financing transaction by such Person;

(F)	obligations under the Management Agreement;

(G)	audit costs, professional fees and expenses and other costs incurred in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable law (including applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange);

(H)	obligations under or in respect of director and officer insurance policies or indemnification obligations to directors or officers and directors’ fees and expenses, and

(I)	trade payables and other operating expenses incurred in the ordinary course of business and attributable to the operations of the Issuer and its Restricted Subsidiaries and which are reasonably expected to be, and appropriately should be payable by, the Issuer and its Restricted Subsidiaries;

(8)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer; provided that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the board of directors of the Issuer);

(9)	the payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following consummation of a Qualified IPO after the Issue Date, of up to an amount per annum equal to 6% of the net cash proceeds received by or contributed to the Issuer in or from any such public offering;

(10)	the payment of dividends and other distributions so long as the Issuer’s Total Leverage Ratio is less than 3.85:1.00 on a pro forma basis after giving effect thereto;

(11)	the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12)	Restricted Payments made with Excluded Contributions (it being understood that such Restricted Payments may be made in the amount of Excluded Contributions at any time after the making of such Excluded Contributions);

(13)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent that the proceeds of such sale do not consist of cash or marketable securities, not to exceed 2.5% of Total Assets at the time of such investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); or

(14)	to the extent constituting Restricted Payments, obligations under the Management Agreement;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6) and (10) of this paragraph, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the board of directors of the Issuer. Such determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $50.0 million.

As of the Issue Date, all of the Issuer’s Subsidiaries were Restricted Subsidiaries (except for UK Propco and Asia Joint Venture). The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the preceding paragraph. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 1.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to (collectively, “Permitted Indebtedness”):

(1)

the incurrence by the Issuer or a Restricted Subsidiary of Indebtedness under Credit Facilities together with the incurrence by the Issuer or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to (x) the greater of (i) $3,200 million, which represents the approximate aggregate amount permitted to be borrowed under the revolving credit tranches of the Existing Credit Facilities, including under any “incremental facilities” and (ii) the Borrowing Base at the time of incurrence, plus (y) $1,500 million, which represents the approximate aggregate amount under the term loan tranches of the Existing Credit Facilities, including certain additional term loan capacity permitted under the Delaware Indenture (the “Existing Term Facilities”) less, in the case of clause (y), the amount of all mandatory principal payments or repurchases actually made by the borrower thereunder in respect of Indebtedness thereunder with the net proceeds from asset sales;

(2)	Indebtedness of the Issuer and its Restricted Subsidiaries in respect of the Notes issued on the Issue Date (including any exchange notes pursuant to the Registration Rights Agreement) and other Indebtedness in existence on the Issue Date (including Capitalized Lease Obligations, but excluding Indebtedness under Existing Credit Facilities described in clause (1));

(3)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock or Preferred Stock incurred by the Issuer or any Restricted Subsidiary to finance the purchase, lease, construction, or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness, then outstanding and incurred pursuant to this clause (3) does not exceed the greater of (x) $400.0 million and (y) 5% of Total Assets;

(4)	Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(5)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and any Restricted Subsidiaries in connection with a disposition;

(6)	Indebtedness of the Issuer owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;

(7)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(8)	Hedging Obligations of the Issuer or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting, hedging or managing (A) interest rates with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) currency exchange rates or (C) commodity prices or otherwise entered into in the ordinary course of business (in each case, including Hedging Obligations on behalf of the Issuer or any Subsidiary of the Issuer);

(9)	self insurance and obligations in respect of performance, bid, appeal and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(10)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (10), does not at any one time outstanding exceed $250.0 million; provided that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (10) shall cease to be deemed incurred or outstanding for purposes of this clause (10) but shall be deemed incurred for the purposes of the first paragraph of this covenant on the first date after the date of incurrence of such Indebtedness that the Issuer or such Restricted Subsidiary would be permitted to incur such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant;

(11)	any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture;

(12)	the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clause (2) above, this clause (12) and clauses (20), (21) and (22) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including additional Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to pay accrued interest, premiums and fees and expenses in connection therewith prior to its respective maturity (it being understood that Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary may be refunded or refinanced by Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary) (the “Refinancing Indebtedness”); provided that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced (B) shall not include Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary, and (C) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced;

(13)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(14)	Indebtedness consisting of promissory notes issued by the Issuer or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies permitted by the covenant described under the caption “—Limitation on restricted payments”;

(15)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business or take or pay obligations contained in supply agreements incurred in the ordinary course of business;

(16)	Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17)	Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees of Restricted Subsidiaries to purchase or redeem equity interests (or option or warrants or similar instruments) of the Issuer or a Restricted Subsidiary;

(18)	Indebtedness issued as consideration for the repurchase or redemption of Capital Stock (other than Disqualified Stock) of the Issuer in transactions to repurchase or redeem Capital Stock (other than Disqualified Stock) of the Issuer (or its direct parent company) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Issuer or any Subsidiary thereof, upon their death, disability, retirement, severance or termination of employment or service;

(19)	guarantees constituting Investments permitted under the terms of the Indenture;

(20)	Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary in an aggregate principal amount or liquidation preference equal to 100% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer or any direct or indirect parent of the Issuer (which proceeds are contributed to the Issuer) (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to or any contribution received from any Restricted Subsidiary) as determined in accordance with clauses (3)(b) and (3)(e) of the first paragraph of the covenant described under “—Limitation on restricted payments”;

(21)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or assumed to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition, either

(a)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(b)	the Consolidated Fixed Charge Coverage Ratio is equal to or higher than immediately prior to such acquisition or merger; and

(22)	Indebtedness or Disqualified Stock of Toys Delaware and Indebtedness, Disqualified Stock or Preferred Stock of any of Toys Delaware’s Subsidiaries that are Restricted Subsidiaries permitted under the fixed charge coverage ratio calculation set forth in Section 4.10(a) of the Delaware Indenture as in effect on the Issue Date; provided that the net proceeds of such incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock are not used to make an Investment in any Person that is not the Issuer or a Restricted Subsidiary of the Issuer.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Indebtedness pursuant to clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will be permitted to classify and later reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant; and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been incurred pursuant to only one of such categories; provided, that all Indebtedness outstanding under the Existing Credit Facilities on the Issue Date will be treated as incurred under clause (1) of the preceding paragraph and all Indebtedness under the Existing Term Facilities (and any refinancings thereof to the extent not in excess of the amount of the Existing Term Facilities outstanding on the Issue Date) shall at all times be deemed to be outstanding pursuant to clause (1). Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock, as applicable, for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. dollar equivalent determined on the date of the incurrence of such Indebtedness; provided that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. dollar equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. dollar equivalent was determined based on a currency agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. dollar equivalent of such excess will be determined on the date such Refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness of the Issuer or any related guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, on any asset or property of the Issuer or any Restricted Subsidiary, unless in each case:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes are equally and ratably secured.

The foregoing shall not apply to (a) Liens securing the Notes and any Guarantees, (b) Liens securing Indebtedness permitted to be incurred under clause (1) of the second paragraph under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and (c) Liens of a Restricted Subsidiary securing Indebtedness of a Restricted Subsidiary permitted to be incurred the “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” covenant.

Any Lien created for the benefit of Holders of the Notes pursuant to the second preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

Merger, consolidation or sale of all or substantially all assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)

the Issuer is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default exists;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” or

(b)	the Consolidated Fixed Charge Coverage Ratio for the Successor Company, the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) above shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2)	the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of redomiciling the Issuer in a State of the United States or any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the properties or assets of a Person.

Transactions with affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $15.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)	the Issuer, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, adopts a resolution by the majority of the board of directors of the Issuer approving such Affiliate Transaction.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer or any of its Restricted Subsidiaries, including with any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on restricted payments” and the definition of “Permitted investments”;

(3)	the payment of management, consulting, monitoring and advisory fees and related expenses pursuant to the Management Agreement;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(6)	any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not materially disadvantageous to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date);

(7)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous to the Holders when taken as a whole;

(8)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, or licensees or licensors of intellectual property, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

(10)	sales of accounts receivable, or participations therein, in connection with customary receivables financing and factoring;

(11)	payments by the Issuer or any of its Restricted Subsidiaries to any of the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Issuer in good faith;

(12)	payments or loans (or cancellation of loans) to employees, directors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Issuer in good faith;

(13)	loans by any Sponsor to the Issuer or any of its Restricted Subsidiaries or investments by any Sponsor in loans or securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the loan or security is being offered generally to other investors or lenders on the same or more favorable terms and (ii) the investment by such Sponsor and its Affiliates constitutes less than 10% of the proposed or outstanding issue amount of such class of loans or securities; provided, however that for the purposes of this sub-clause (ii), such 10% limitation shall not apply to secondary market purchases of loans or securities;

(14)	payments by the Issuer (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer and its Restricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity; and

(15)	leases with any Affiliates entered into in the ordinary course of business.

Dividend and other payment restrictions affecting restricted subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a)	pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)	(i) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries and the related documentation and (ii) contractual encumbrances or restrictions entered into or modified after the Issue Date to the extent the Issuer determines that such encumbrance or restriction will not materially impair the Issuer’s ability to make payments under the Notes when due;

(b)	the Indenture and the Notes;

(c)	purchase money obligations for property acquired in the ordinary course of business (including Capitalized Lease Obligations) that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)	Secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness that is otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens”;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(j)	customary provisions contained in leases or licenses of intellectual property and other agreements, in each case entered into in the ordinary course of business;

(k)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(l)	any encumbrance or restriction under other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of indebtedness and issuance of disqualified stock and preferred stock” if (i) (x) such encumbrances and restrictions, taken as a whole are not materially less favorable, or (y) at the time such encumbrance or restriction is put in place, Toys Delaware is not subject to any other encumbrances and restrictions, taken as a whole, which are materially less favorable to the Holders, in each case than the encumbrances and restrictions contained in the Delaware Indenture, together with the security documents associated therewith as in effect on the Issue Date or (ii) the Issuer determines at the time of issuance of such Indebtedness, Disqualified Stock or Preferred Stock that such encumbrances or restrictions will not materially impair the Issuer’s ability to make payments under the Notes when due; and

(m)	any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any Credit Facility extended to any Foreign Subsidiary; provided that such encumbrances and restrictions do not extend to any Subsidiary that is not a Foreign Subsidiary.

Limitation on guarantees of indebtedness by restricted subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries that are Restricted Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, to guarantee the payment of any Indebtedness of the Issuer unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2)	such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of the ABL Facility by the ABL Financing Entities.

The obligations of each Guarantor (if any) under its Guarantee will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk factors—Risks related to the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the notes, and if that occurs, you may not receive any payments on the notes.”

A Guarantee by a Guarantor (if any) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(a)	any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (following which the applicable Guarantor is no longer a Restricted Subsidiary) which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b)	the release or discharge of the guarantee that resulted in the creation of such Guarantee;

(c)	the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d)	the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal defeasance and covenant defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture.

Reports and other information

The Indenture provides that for so long as any Notes are outstanding, whether or not required by the rules and regulations of the SEC, the Issuer will furnish without cost to each Holder of Notes and file with the Trustee:

(1)	all quarterly and annual financial information (excluding exhibits) that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries (including a presentation of the debt, property and equipment, net and Adjusted EBITDA attributable to the Issuer and its Restricted Subsidiaries excluding UK Propco, in each case, for so long as it is an Unrestricted Subsidiary and any other Unrestricted Subsidiaries of the Issuer that constitute Significant Subsidiaries, if any, substantially consistent with the presentation of such information in the Offering Memorandum or such other presentation the Issuer determines in good faith as would provide substantially similar information) and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accounts; and

(2)	the information (excluding exhibits) required to be contained in all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations if the Issuer were a “non-accelerated filer” as defined in the applicable rules and regulations of the SEC; provided, however that the provisions of this paragraph shall be satisfied if the Issuer files reports containing such information with the SEC within the time periods required by the applicable SEC rules and regulations for “non-accelerated filers.”

Notwithstanding the foregoing, no such reports shall be required to comply with (a) sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 and 402 of Regulation S-K, (b) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or (c) Rule 3-10 or Rule 3-16 of Regulation S-X.

The Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts, market makers and bona fide prospective investors that certify that they are qualified institutional buyers, upon their request, the information described above as well as, so long as the Notes constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, all information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

To the extent that the Issuer is not otherwise subject to the reporting requirements of the SEC, the Issuer shall maintain a website to which all of the reports and press releases required by this “Reports and other information” covenant are posted. It shall be understood that for the purposes of this “Reports and other information” covenant, the filing by any direct or indirect parent of the Issuer with the SEC of the required information shall constitute a filing by the Issuer.

The Issuer will also hold a quarterly conference call to discuss the financial results of the Issuer with Holders, beginning with a discussion of the quarter ending October 27, 2012. Such conference call may be part of or separate from any conference call relating to the financial results of any of the Issuer’s Subsidiaries. The conference call will not be later than five Business Days from the date on which the Issuer would be required to file its annual or quarterly report with the SEC if the Issuer were a “non-accelerated filer” as defined in the applicable rules and regulations of the SEC. No fewer than two days prior to the conference call, the Issuer shall issue a press release to the appropriate wire services announcing the time, date and access details of such conference call.

If at any time any direct or indirect parent of the Issuer becomes a guarantor (there being no obligation of any such parent to do so), the reports, information and other documents required to be furnished to Holders of the Notes and the Trustee pursuant to this covenant may, at the option of the Issuer, be furnished by and be those of such parent rather than the Issuer; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Subsidiaries, on the other hand.

Events of default and remedies

The Indenture provides that each of the following is an “Event of Default”:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)	failure by the Issuer or any Guarantor for 60 days (or, in the case of the covenant described under “Certain covenants—reports and other information,” 120 days) after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $175.0 million or more at any one time outstanding;

(5)	failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $175.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

(7)	the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)	Holders of the Notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, stockholder, member or limited partner of the Issuer or any Guarantor or any of their parent companies (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal defeasance and covenant defeasance

The obligations of the Issuer and the Guarantors, if any, under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer’s and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of any Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of default and remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any agreement relating to Indebtedness in excess of $175.0 million (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith); and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1)	all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, any agreement relating to Indebtedness in excess of $175.0 million (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c)	the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or compliance with any provision of the Indenture, the Notes issued thereunder, any Guarantee may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1)	reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the option of holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any Note payable in money other than that stated therein;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(9)	make any change to or modify the ranking of the Notes that would adversely affect the Holders.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder;

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(8)	to add a Guarantor under the Indenture;

(9)	to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;

(10)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(11)	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(12)	to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(13)	to provide for the issuance of Additional Notes in accordance with the Indenture; or

(14)	to grant any Lien for the benefit of the Holders of the Notes as security for the payment and performance of all or any portion of the Obligations, in any property or assets, including any in which a Lien is required to be granted to or for the benefit of the Holders pursuant to the Indenture, and to provide for the release of a Lien as provided for in the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing and notices given electronically will be deemed given when sent.

Concerning the trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

The Indenture and the Notes are, and any Guarantee will be, governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary (including UK Propco and Asia Joint Venture so long as they are Unrestricted Subsidiaries of the Issuer) as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Facility” means the Second Amended and Restated Credit Agreement, dated as of August 10, 2010, by and among Toys-Delaware, the other borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” above).

“ABL Financing Entity” means the Issuer, the other entities listed in the ABL Facility as “borrowers” and certain subsidiaries of the Issuer from time to time named as borrowers or guarantors under the ABL Facility.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 15, 2015 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through February 15, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Asia Joint Venture” means TRU Asia, LLC and its Subsidiaries.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain covenants—limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”);

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain covenants—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain covenants—limitation on restricted payments”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f)	to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(g)	the lease, assignment, license, sub-lease or sublicense of any real or personal property (including intellectual property) in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	foreclosures on assets;

(j)	sales of accounts receivable, or participations therein, in connection with the ABL Facility; and

(k)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)	sales or forgiveness of accounts in the ordinary course of business or in connection with the collection or compromise thereof;

(m)	the creation of a Permitted Lien and dispositions of Permitted Liens;

(n)	any disposition of Real Estate to a governmental authority as a result of condemnation of such Real Estate;

(o)	sales of Real Estate, stores or store leases by the Issuer or any of its Restricted Subsidiaries for fair market value, the net proceeds of which are to be used in connection with a relocation of such Real Estate, stores or store leases to an identified site that is under contract; and

(p)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions permitted by the Indenture.

“Asset Sale Offer” has the meaning set forth in the third paragraph under “Repurchase at the option of holders—Asset sales.”

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Borrowing Base” means the sum as determined in good faith by the Issuer of (i) 87.5% of the book value of inventory of the Issuer and its Restricted Subsidiaries and (ii) 90% of all credit card receivables of the Issuer and its Restricted Subsidiaries.

“Business Day” means each day which is not a Legal Holiday. “Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP, including, for the avoidance of doubt, the Attributable Indebtedness in respect of Sale and Lease-Back Transactions.

“Captive Insurance Subsidiary” means TRU (Vermont), Inc. and any successor thereto, to the extent such Person constitutes a Subsidiary.

“Cash Equivalents” means:

(1)	U.S. dollars;

(2)	Canadian dollars, pounds sterling, euros or any national currency of any participating member state of the EMU or such local currencies held by the Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government) with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above or clause (9) or (10) below;

(9)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)	Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11)	Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Issuer.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and capitalized software expenditures, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(f)	the amount of management, monitoring, consulting, and advisory fees, and related expenses paid in such period pursuant to the Management Agreement; plus

(g)	any costs or expense incurred by such Person or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock) solely to the extent such net cash proceeds are excluded from the calculation of “Consolidated Net Income”; plus

(h)	any expenses, severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, transition or integration and other restructuring and business optimization costs, charges, reserves or expenses (including (x) related to acquisitions after the Issue Date and to the start-up, closure and/or consolidation of facilities and (y) consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement) and one-time compensation charges; plus (i) the amount of expenses relating to payments made to option holders of the Issuer or any direct or indirect parent company of the Issuer in connection with, or as a result of, any distribution being made to shareholders of the Issuer or any direct or indirect parent company of the Issuer, which payments constitute Restricted Payments and are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under the Indenture;

(2)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for, a potential cash item that reduced Consolidated EBITDA in any prior period; and

(3)	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards Codification No. 815-Derivatives and Hedging; plus or minus, as applicable,

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, intercompany balances and other balance sheet items (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person’s most recently ended four fiscal quarters for which internal financial statements are available, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that the Issuer or any Subsidiary incurs, assumes, guarantees or repays (including, without limitation, by way of redemption, repurchase, defeasing or other discharge) any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment (including, without limitation, by way of redemption, repurchase, defeasing or other discharge) of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Issuer or the applicable Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, redeem, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) have been made by the Issuer or Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person that was merged with or into the Issuer or another Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) any “additional interest” relating to customary registration rights with respect to any securities (including Additional Interest which may accrue pursuant to a Registration Rights Agreement), (w) any accretion or accrued interest of discounted liabilities not constituting Indebtedness, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees); plus

(2)	consolidated capitalized interest, determined in accordance with GAAP, of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that

(1)	any after-tax effect of extraordinary or non-recurring gains or losses (less all fees and expenses relating thereto) shall be excluded;

(2)	the net income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3)	any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of such Person) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4)	the net income for such period of any Person that is not a Subsidiary of such Person (or that is an Unrestricted Subsidiary), or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (B) decreased by the amount of any equity of such Person in a net loss of any such other Person for such period to the extent such Person has funded such net loss;

(5)	non-cash compensation charges, including any such charges arising from stock options, restricted stock grants, stock appreciation rights or other equity-incentive programs shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(7)	the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with any acquisition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to November 20, 2009 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(8)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(9)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the property and equipment, inventory and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(10)	to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption, shall be excluded; and

(11)	fees, costs and expenses related to the implementation of IFRS accounting principles, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(c) thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Delaware Indenture” means the indenture for the Delaware Notes.

“Delaware Notes” means Toys-Delaware’s 7.375% Senior Secured Notes due 2016.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “Events of Default and Remedies.”

“Excess Proceeds” has the meaning set forth in the fourth paragraph under “Repurchase at the option of holders—Asset sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer after the Issue Date from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain covenants—Limitation on restricted payments.”

“Existing Credit Facilities” means the ABL Facility, the Secured Term Loan Facility, the Incremental Secured Term Loan, the Second Incremental Secured Term Loan, the Toys-Japan unsecured credit lines, the European ABL and the Toys—Japan bank loans, each as in existence on the Issue Date as described in the Offering Memorandum under the heading “Description of other indebtedness.”

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of Restricted Subsidiaries of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, commodity or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“IFRS” means International Financial Reporting Standards, as promulgated by the International Accounting Standards Board and as in effect from time to time.

“Indebtedness” means, as to any Person at a particular time, the following (without duplication):

(1)	any indebtedness of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; and

(4)	the maximum fixed redemption or repurchase price of Disqualified Stock in such Person at the time of determination.

For purposes of the foregoing: (a) the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock; (b) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof; (c) the amount of any Indebtedness described in clause (1)(d) is the net amount payable (after giving effect to permitted set-off) if such Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Indebtedness described in clause (2) above shall be the maximum liability under any such guarantee; (e) the amount of any Indebtedness described in clause (3) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the fair market value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the purchase of any business, the term “Indebtedness” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time. If such Person or any of its Subsidiaries (in the case of the Issuer, any of its Restricted Subsidiaries) directly or indirectly guarantees Indebtedness of a third Person, the amount of Indebtedness of such Person shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Permitted Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means J.P. Morgan Securities LLC, Goldman, Sachs & Co. and the other initial purchasers party to the purchase agreement related to the Initial Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Equity Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or guarantee of the Indebtedness of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Issuer’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; (c) the acquisition of Real Estate in the normal course of business (but not the acquisition of any Person that owns Real Estate); and (d) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain covenants—Limitation on restricted payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Issuer equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Issue Date” means August 1, 2012.

“Issuer” has the meaning set forth in the first paragraph under “General;” provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Issuer” shall be deemed to mean the board of directors of the Issuer when the fair market value is equal to or in excess of $50.0 million (unless otherwise expressly stated).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means that certain management agreement dated as of July 21, 2005 by and among the Issuer, Bain Capital Partners, LLC, Bain Capital, Ltd., Toybox Holdings, LLC and Vornado Truck LLC, as amended, modified and supplemented from time to time; provided that such amendment, modification or supplement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole compared to the Management Agreement in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the option of holders—Asset sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated July 26, 2012, relating to the offering of the initial notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or a Guarantor, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of a Guarantor by an Officer of such Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or any other executive officer of the Issuer or Guarantor, as applicable, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its

Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the option of holders—Asset sales.”

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, any line of business engaged in by the Issuer and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Holders” means each of the Sponsors and members of management of the Issuer (or its direct or indirect parent or Subsidiaries) on the Issue Date who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment by the Issuer in any Restricted Subsidiary or by a Restricted Subsidiary in the Issuer or another Restricted Subsidiary;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment in property or assets owned or used by the Issuer (including any Restricted Subsidiary) in the ordinary course of business;

(4)	any Investment by the Issuer or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer and that any Investment held by such Person does not constitute a material amount of the total purchase price or fair market value of such Person;

(5)	any Investment in securities or other assets received in connection with disposition of assets;

(6)	any Investment existing on the Issue Date or required to be made pursuant to any agreement or obligation of the Issuer or any Restricted Subsidiary in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(7)	loans and advances to employees and any guarantees thereof made in the ordinary course of business, but in any event not in excess of $20.0 million in the aggregate outstanding at any one time;

(8)	any Investment acquired by the Issuer or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Issuer or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Issuer or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9)	Hedging Obligations permitted under clause (8) of the definition of “Permitted Indebtedness”;

(10)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(11)	any Investment by the Issuer or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed $150.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(12)	Investments the payment for which consists of Equity Interests of the Issuer or any of its direct or indirect parent companies (exclusive of Disqualified Stock);

(13)	guarantees of Indebtedness permitted under the covenant contained under the caption “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and performance guarantees consistent with past practice;

(14)	Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	Investments to secure obligations of the Captive Insurance Subsidiary in the ordinary course of business;

(16)	Investments consisting of earnest money deposits required in connection a purchase agreement or other acquisition;

(17)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18)	any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19)	Investments made with Indebtedness issued by Vanwall Finance PLC held by the Issuer or any of its Restricted Subsidiaries on the Issue Date;

(20)	Investments in UK Propco to the extent made on or prior to April 30, 2014, not to exceed $100.0 million; and

(21)	Investments in a Permitted Business in an aggregate amount not to exceed $50.0 million.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clause (3) or (12) of the second paragraph under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (12) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (3) of the second paragraph under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” and (b) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (3) of the second paragraph under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” extend only to the assets so financed, purchased, constructed or improved;

(7)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Existing Credit Facilities);

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9)	Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer;

(11)	Liens securing Hedging Obligations;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries or the consignment of goods to the Issuer or any of its Restricted Subsidiaries;

(15)	Liens in favor of the Issuer or any Guarantor;

(16)	Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17)

Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(19)	other Liens securing obligations (other than Liens securing Indebtedness for borrowed money) incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding;

(20)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(24)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(26)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(27)	Liens on furniture, fixtures and equipment securing Indebtedness in an amount not to exceed $150.0 million;

(28)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(29)	security given to any public or private utility or any governmental authority as required in the ordinary course of business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Qualified IPO” means an underwritten initial public offering of common stock of the Issuer or any of its direct or indirect parent companies resulting in gross proceeds in respect of the Voting Stock of the Issuer or such parent equal to or greater than $50.0 million, other than:

(1)	public offering with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8; and

(2)	issuances to any Subsidiary of the Issuer.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Estate” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Redemption Date” has the meaning set forth under “Optional redemption.”

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated the date of the Indenture, among the Issuer and the Initial Purchasers and any similar agreement entered into in connection with any Additional Notes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” has the meaning set forth under “Certain covenants—Limitation on restricted payments.”

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Issuer or a Restricted Subsidiary and is thereafter leased back as a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP by the Issuer or a Restricted Subsidiary, as applicable.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means:

(1)	all Indebtedness of the Issuer or any Guarantor outstanding under the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing by the Issuer or any Guarantor; provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuer or any of its Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Sponsors” means Bain Capital (TRU) VIII, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership, Bain Capital Integral Investors, LLC, a Delaware limited liability company, and BCIP TCV, LLC, a Delaware limited liability company, Kohlberg Kravis Roberts & Co. L.P., Toybox Holdings, LLC, Vornado Realty Trust and Vornado Truck, LLC, and each of their respective Affiliates.

“Subordinated Indebtedness” means, with respect to the Notes,

(1)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer or such other Person as may be expressly stated, determined on a pro forma basis in a manner consistent, to the extent applicable, with the pro forma adjustments contained in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Total Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) the consolidated Indebtedness of such Person and its Restricted Subsidiaries as of the last day of the fiscal quarter for which internal financial statements are available immediately preceding the date of calculation less total unrestricted cash and Cash Equivalents as of such date, in each case determined on a consolidated basis in accordance with GAAP and as provided below to (ii) Consolidated EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of calculation. For purposes of calculating the Total Leverage Ratio for any period, the amount of Indebtedness of any Person represented by outstanding letters of credit shall be excluded from the amount of Indebtedness except to the extent such letter of credit has been drawn and not reimbursed by such Person. In the event that the Issuer or any Restricted Subsidiary incurs or repays (including, without limitation, by way of redemption, repurchase, defeasing or other discharge) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facilities) subsequent to the end of the period for which the Total Leverage Ratio is being calculated and on or prior to the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption or repayment of Indebtedness as if the same had occurred on the last day of the applicable period. The Total Leverage Ratio shall be calculated in a manner consistent with the pro forma provisions (to the extent applicable) of the definition of “Consolidated Fixed Charge Coverage Ratio.” The amount of Indebtedness under revolving credit facilities and unrestricted cash and Cash Equivalents, shall be based on the average of the month-end balances of such Indebtedness and unrestricted cash and Cash Equivalents for the applicable four quarter period. It is understood that for purposes of this definition, “Indebtedness” shall exclude any Hedging Obligations permitted under clause (8) of the definition of “Permitted Indebtedness.”

“Toys-Delaware” means Toys “R” Us-Delaware, Inc.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2015; provided, however, that if the period from the Redemption Date to February 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UK Propco” means Toys “R” Us Properties (UK) Limited.

“Unrestricted Subsidiary” means:

(1)	each of the UK Propco and Asia Joint Venture;

(2)	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(3)	any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2)	such designation complies with the covenants described under “Certain covenants—Limitation on restricted payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test described in the first paragraph under “Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”; or

(2)	the Consolidated Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

CERTAIN U.S. FEDERAL

INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the exchange notes (including an exchange of outstanding notes for exchange notes) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of exchange notes by an ERISA Plan with respect to which TRU is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of any exchange note, each purchaser and subsequent transferee of an exchange note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the exchange notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending at the earlier of (i) 90 days after the exchange offer registration statement is declared effective by the SEC and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes have been passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds managed by affiliates of KKR.

EXPERTS

The consolidated balance sheets of Toys “R” Us, Inc. as of January 28, 2012 and January 29, 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three fiscal years in the period ended January 28, 2012, and related financial statement schedule included elsewhere in this prospectus and the effectiveness of internal control over financial reporting as of

January 28, 2012, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere in this prospectus which reports express (1) an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph relating to the retrospective adjustments for the adoption of new guidance on the presentation of other comprehensive income and (2) an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are voluntarily subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

TOYS “R” US, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	July 28, 2012	January 28, 2012	July 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$531	$701	$356
Accounts and other receivables	317	254	339
Merchandise inventories	2,315	2,232	2,442
Current deferred tax assets	127	128	112
Prepaid expenses and other current assets	124	122	155

Total current assets	3,414	3,437	3,404
Property and equipment, net	3,951	4,052	4,081
Goodwill	448	448	386
Deferred tax assets	264	279	214
Restricted cash	19	30	16
Other assets	558	596	541

Total Assets	$8,654	$8,842	$8,642

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,267	$1,447	$1,336
Accrued expenses and other current liabilities	754	916	712
Income taxes payable	35	51	42
Current portion of long-term debt	985	315	171

Total current liabilities	3,041	2,729	2,261
Long-term debt	4,479	4,846	5,363
Deferred tax liabilities	155	154	120
Deferred rent liabilities	350	338	326
Other non-current liabilities	247	243	251
Temporary equity - noncontrolling interest	39	29	—
Total stockholders’ equity	343	503	321

Total Liabilities, Temporary Equity and Stockholders’ Equity	$8,654	$8,842	$8,642

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions, except share data)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net sales	$2,552	$2,648	$5,164	$5,284
Cost of sales	1,534	1,623	3,149	3,281

Gross margin	1,018	1,025	2,015	2,003

Selling, general and administrative expenses	887	885	1,785	1,782
Depreciation and amortization	100	102	200	200
Other income, net	(12)	(10)	(23)	(20)

Total operating expenses	975	977	1,962	1,962

Operating earnings	43	48	53	41
Interest expense	(103)	(112)	(215)	(240)
Interest income	4	2	8	4

Loss before income taxes	(56)	(62)	(154)	(195)
Income tax benefit	20	28	58	94

Net loss	$(36)	$(34)	$(96)	$(101)

Loss per common share attributable to common shareholders (1):
Basic (Note 1)	$(0.84)	$(0.69)	$(2.16)	$(2.06)
Diluted (Note 1)	(0.84)	(0.69)	(2.16)	(2.06)
Weighted average shares used in computing per share amounts:
Basic (Note 1)	49,074,991	48,972,600	49,035,255	48,966,304
Diluted (Note 1)	49,074,991	48,972,600	49,035,255	48,966,304

(1)	The “Loss per common share attributable to common shareholders” computation includes an adjustment to “Net loss” for changes in the carrying amount of the redeemable Noncontrolling interest for the thirteen and twenty-six weeks ended July 28, 2012. Refer to Note 1 entitled “Basis of presentation” for further details.

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net loss	$(36)	$(34)	$(96)	$(101)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(35)	12	(53)	75
Unrealized loss on hedged transactions	—	—	—	(1)
Unrealized actuarial gains	—	—	—	1

Total other comprehensive (loss) income, net of tax	(35)	12	(53)	75

Comprehensive loss, net of tax	$(71)	$(22)	$(149)	$(26)

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011
Cash Flows from Operating Activities:
Net loss	$(96)	$(101)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	200	200
Amortization of debt issuance costs	17	18
Deferred income taxes	10	19
Other	(4)	20
Changes in operating assets and liabilities:
Accounts and other receivables	34	60
Merchandise inventories	(106)	(285)
Prepaid expenses and other operating assets	19	—
Accounts payable, Accrued expenses and other liabilities	(305)	(493)
Income taxes payable and receivable	(115)	(152)

Net cash used in operating activities	(346)	(714)

Cash Flows from Investing Activities:
Capital expenditures	(126)	(141)
Decrease in restricted cash	10	1
Proceeds from sales of fixed assets	8	13
Acquisitions	(15)	—

Net cash used in investing activities	(123)	(127)

Cash Flows from Financing Activities:
Long-term debt borrowings	662	1,004
Long-term debt repayments	(351)	(827)
Short-term debt borrowings, net	5	—
Capitalized debt issuance costs	(5)	(14)
Purchase of Toys-Japan shares	—	(1)
Other	(2)	(1)

Net cash provided by financing activities	309	161

Effect of exchange rate changes on Cash and cash equivalents	(10)	23

Cash and cash equivalents:
Net decrease during period	(170)	(657)
Cash and cash equivalents at beginning of period	701	1,013

Cash and cash equivalents at end of period	$531	$356

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Toys “R” Us, Inc. Stockholders
	Common Stock (1)		Additional Paid-in Capital	Total Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(In millions)	Issued Shares	Treasury Amount
Balance, January 29, 2011	49	$(8)	$31	$280	$40	$343
Net loss	—	—	—	(101)	—	(101)
Total other comprehensive income, net of tax	—	—	—	—	75	75
Issuance of restricted stock	—	7	(7)	—	—	—
Amortization of restricted stock	—	—	1	—	—	1
Issuance of common stock	—	2	(1)	—	—	1
Stock compensation expense	—	—	2	—	—	2

Balance, July 30, 2011	49	$1	$26	$179	$115	$321

Balance, January 28, 2012	49	$(2)	$35	$426	$44	$503
Net loss	—	—	—	(96)	—	(96)
Total other comprehensive loss, net of tax	—	—	—	—	(53)	(53)
Restricted stock forfeitures	—	(1)	1	—	—	—
Amortization of restricted stock	—	—	2	—	—	2
Repurchase of common stock	—	(19)	—	—	—	(19)
Issuance of common stock	—	17	(4)	—	—	13
Stock compensation expense	—	—	6	—	—	6
Stock award reclassification	—	—	(3)	—	—	(3)
Adjustment of noncontrolling interest to redemption value	—	—	—	(10)	—	(10)

Balance, July 28, 2012	49	$(5)	$37	$320	$(9)	$343

(1)	For all periods presented, the par value amount of Common Stock issued is less than $1 million. The number of Common Stock shares in treasury is also less than 1 million.

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us, Inc., and its consolidated subsidiaries, except as expressly indicated or unless the context otherwise requires. The Condensed Consolidated Balance Sheets as of July 28, 2012, January 28, 2012, and July 30, 2011, the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Comprehensive Loss for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, and the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholders’ Equity for the twenty-six weeks ended July 28, 2012 and July 30, 2011, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting, and in accordance with the requirements of this Quarterly Report on Form 10-Q. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at January 28, 2012, presented herein, has been derived from our audited balance sheet included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included within our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. The results of operations for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011 are not necessarily indicative of operating results for the full year.

Adoption of New Accounting Standard

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which eliminates the option to report other comprehensive income and its components in the Statement of Changes in Stockholder’s Equity and provides entities with two presentation alternatives. As of January 29, 2012, the Company adopted ASU 2011-05 and modified the presentation of its Condensed Consolidated Financial Statements by electing to present items of net earnings and other comprehensive income in two separate consecutive statements. The presentation and disclosure requirements of ASU 2011-05 were applied retrospectively.

Loss per share

A reconciliation of Net loss to Net loss attributable to common shareholders for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011 is computed as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net loss	$(36)	$(34)	$(96)	$(101)
Less: Adjustment of noncontrolling interest to redemption value	5	—	10	—

Net loss attributable to common shareholders	$(41)	$(34)	$(106)	$(101)

Loss per share is computed as follows (in millions, except for share data):

	13 Weeks Ended
	July 28, 2012			July 30, 2011
	Net Loss Attributable to Common Shareholders	Weighted Average Shares	Per Share Amount	Net Loss Attributable to Common Shareholders	Weighted Average Shares	Per Share Amount
Basic loss per share	$(41)	49,074,991	$(0.84)	$(34)	48,972,600	$(0.69)
Effect of dilutive share-based awards	—	—	—	—	—	—

Diluted loss per share	$(41)	49,074,991	$(0.84)	$(34)	48,972,600	$(0.69)

	26 Weeks Ended
	July 28, 2012			July 30, 2011
	Net Loss Attributable to Common Shareholders	Weighted Average Shares	Per Share Amount	Net Loss Attributable to Common Shareholders	Weighted Average Shares	Per Share Amount
Basic loss per share	$(106)	49,035,255	$(2.16)	$(101)	48,966,304	$(2.06)
Effect of dilutive share-based awards	—	—	—	—	—	—

Diluted loss per share	$(106)	49,035,255	$(2.16)	$(101)	48,966,304	$(2.06)

As a result of the Toys (Labuan) Holding Limited (“Labuan”) acquisition in fiscal 2011, the Company began applying the two-class method of calculating earnings (loss) per share. The two-class method calculates earnings (loss) per share by distinguishing between the classes of securities based on the proportionate participation rights of each award type in our undistributed earnings (loss). The changes in the carrying amount of the redeemable Noncontrolling interest are reflected in earnings (loss) per share using the two-class method, as being akin to a dividend. Diluted earnings (loss) per share is calculated using the more dilutive of the treasury stock method or the two-class method. The application of this method did not have an impact on the prior period loss per share.

Basic loss per share is computed by dividing Net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during each of the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011. Diluted loss per share is determined based on the dilutive effect of share-based awards using the treasury stock method.

For the thirteen weeks ended July 28, 2012 and July 30, 2011, the effect of dilutive stock-based awards would have been approximately 0.9 million and 1.2 million shares, respectively. For the twenty-six weeks ended July 28, 2012 and July 30, 2011, the effect of dilutive stock-based awards would have been approximately 1.0 million and 1.2 million shares, respectively. As the Company incurred a Net loss for the thirteen and twenty-six week periods presented, these incremental shares have been excluded from the computation of diluted loss per share as the effect of their inclusion would be anti-dilutive.

2. Short-term borrowings and long-term debt

A summary of the Company’s consolidated Short-term borrowings and Long-term debt as of July 28, 2012, January 28, 2012 and July 30, 2011 is outlined in the table below:

(In millions)	July 28, 2012	January 28, 2012	July 30, 2011
Short-term borrowings
Labuan uncommitted lines of credit	$14	$9	$—

Long-term debt
French real estate credit facility, due fiscal 2012	$75	$81	$89
Spanish real estate credit facility, due fiscal 2012	156	168	184
U.K. real estate senior credit facility, due fiscal 2013	546	547	573
U.K. real estate junior credit facility, due fiscal 2013	95	95	100
7.875% senior notes, due fiscal 2013 (1)(2)	399	398	397
Toys-Japan unsecured credit lines, expires fiscals 2013-2014 (3)	116	—	108
Toys-Japan 1.85%-2.85% loans due fiscals 2013-2016	154	166	194
Secured revolving credit facility, expires fiscal 2015 (4)	—	—	173
European and Australian asset-based revolving credit facility, expires fiscal 2016	—	—	33
Secured term loan facility, due fiscal 2016 (4)	680	683	686
7.375% senior secured notes, due fiscal 2016 (4)	363	365	358
10.750% senior notes, due fiscal 2017 (5)	932	931	930
8.500% senior secured notes, due fiscal 2017 (6)	717	717	716
Incremental secured term loan facility, due fiscal 2018 (4)	393	394	396
Second incremental secured term loan facility, due fiscal 2018 (4)(7)	221	—	—
7.375% senior notes, due fiscal 2018 (1)	404	404	404
8.750% debentures, due fiscal 2021 (8)	22	22	22
Finance obligations associated with capital projects	153	147	128
Capital lease obligations	38	43	43

	5,464	5,161	5,534
Less current portion (9)	985	315	171

Total Long-term debt (10)	$4,479	$4,846	$5,363

(1)	Represents obligations of Toys “R” Us, Inc. (the “Parent Company”) legal entity.
(2)	On August 1, 2012, we completed the offering of $450 million aggregate principal amount of 10.375% senior notes due fiscal 2017 (the “2017 Notes”). The net proceeds were primarily used to redeem the $400 million outstanding principal amount of our 7.875% senior notes due fiscal 2013 (the “2013 Notes”), plus fees. As a result of this refinancing, the 2013 Notes are classified as long-term as of July 28, 2012.
(3)	Toys “R” Us-Japan, Ltd. (“Toys-Japan”) currently has an agreement with a syndicate of financial institutions, which includes two unsecured loan commitment lines of credit (“Tranche 1” and “Tranche 2”). On June 25, 2012, Toys-Japan amended the terms under Tranche 1 and entered into an agreement to refinance Tranche 2 of its committed lines of credit.
(4)	Represents obligations of Toys “R” Us-Delaware, Inc. (“Toys-Delaware”).
(5)	Represents obligations of Toys “R” Us Property Company I, LLC and its subsidiaries (“TRU Propco I”).
(6)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”).
(7)	On April 10, 2012, Toys-Delaware and certain of its subsidiaries issued a new tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”). Pursuant to the terms of the agreement, Toys-Delaware is required to make quarterly principal payments equal to 0.25% ($2.25 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of Long-term debt on our Condensed Consolidated Balance Sheet as of July 28, 2012.

(8)	Represents obligations of the Parent Company and Toys-Delaware.
(9)	Current portion of Long-term debt as of July 28, 2012 is primarily comprised of $546 million of U.K. real estate senior credit facility due April 7, 2013; $156 million of our Spanish real estate credit facility due February 1, 2013; $95 million of our U.K. real estate junior credit facility due April 7, 2013; and $75 million of our French real estate credit facility due February 1, 2013.
(10)	We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details.

Toys “R” Us, Inc. is a holding company and conducts its operations through its subsidiaries, certain of which have incurred their own indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to:

•	incur certain additional indebtedness;

•	transfer money between the Parent Company and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $628 million as of July 28, 2012. Our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and/or capital expenditures. As of July 28, 2012, we have funds available to finance our operations under our European and Australian asset-based revolving credit facility (“European ABL Facility”) through March 2016, our Secured revolving credit facility (“ABL Facility”) through August 2015 and our Toys-Japan unsecured credit lines with a tranche maturing June 2013 and a tranche maturing June 2014. In addition, Labuan and Toys-Japan have uncommitted lines of credit due on demand.

As of July 28, 2012, after giving effect to the August 1, 2012 offering of the 2017 Notes, the proceeds of which were primarily used to redeem the 2013 Notes, we have approximately $1.0 billion of indebtedness due within the next 12 months, which primarily consists of instruments described above in Current portion of long-term debt. As of July 28, 2012, we had access to a total of approximately $540 million of funds at the Parent Company, composed of approximately $190 million in cash and cash equivalents and approximately $350 million in short-term intercompany receivables, which could be funded through availability under our ABL Facility and European ABL Facility. We may consider using a significant portion of these funds in connection with the refinancing, extension or amendment, subject to the availability of commercially reasonable terms for any refinancing or extension or amendment of the real estate credit facilities. We have commenced discussions related to these facilities with various lenders and advisors and are considering various refinancing options including whether to use in-country liquidity and refinancings through amend and extend transactions, or debt issued by our European subsidiary, Toys “R” Us-Europe, LLC. The use of any such refinancing option is dependent upon the availability of commercially reasonable terms and whether such refinancing options would be a commercially reasonable use of the Company’s available liquidity. Therefore, based on funds available at the Parent Company and our discussions with various lenders and advisors, we believe that we have the ability to either refinance (or repay a portion of and refinance) these credit facilities prior to maturity; however given that our upcoming maturities are concentrated in Europe, the weakness of the European economic climate could reduce or restrict our ability to refinance these debt obligations on favorable terms.

The total fair values of our Long-term debt, with carrying values of approximately $5.5 billion, $5.2 billion and $5.5 billion at July 28, 2012, January 28, 2012 and July 30, 2011, were $5.4 billion, $5.2 billion and $5.7 billion, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods. We believe that the fair value of certain of our debt instruments totaling approximately $1.2 billion, $1.1 billion and $1.5 billion at July 28, 2012, January 28, 2012 and July 30, 2011 were estimated using Level 3 inputs, as these instruments are not publicly traded and therefore we are unable to obtain quoted market prices.

Labuan uncommitted lines of credit, due on demand ($14 million at July 28, 2012)

Labuan has several uncommitted unsecured lines of credit with various financial institutions with total availability of HK$323 million ($42 million at July 28, 2012). As of July 28, 2012, we had $14 million of borrowings, which has been included in Accrued expenses and other liabilities on our Condensed Consolidated Balance Sheets, and $3 million of bank guarantees issued under these facilities. The remaining availability under these facilities was $25 million. The average interest rate on the drawn borrowings was 1.99% for the twenty-six weeks ended July 28, 2012.

Toys-Japan Unsecured Credit Lines, expires fiscals 2013 - 2014 ($116 million at July 28, 2012)

Toys-Japan currently has an agreement with a syndicate of financial institutions, which includes Tranche 1 and Tranche 2. On June 25, 2012, Toys-Japan amended the terms of Tranche 1. Tranche 1 is available in amounts of up to ¥12.9 billion ($164 million at July 28, 2012), expiring on June 28, 2013, and bears an interest rate of Tokyo Interbank Offered Rate (“TIBOR”) plus 0.80% per annum. We paid fees of less than $1 million to amend Tranche 1, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. At July 28, 2012, we had outstanding borrowings of $52 million under Tranche 1, with $112 million of remaining availability.

Additionally, on June 25, 2012, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Tranche 2 is available in amounts of up to ¥12.0 billion ($153 million at July 28, 2012), expiring on June 27, 2014, and bears an interest rate of TIBOR plus 0.80% per annum. We paid fees of approximately $2 million to refinance Tranche 2, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. At July 28, 2012, we had outstanding borrowings of $64 million under Tranche 2, with $89 million of remaining availability.

The agreement contains covenants, including, among other things, covenants that require Toys-Japan to maintain a certain level of net assets and profitability during the agreement terms. The agreement also restricts Toys-Japan from paying dividends or making loans to affiliates without lender consent.

Additionally, Toys-Japan has an uncommitted line of credit with total availability of ¥2.8 billion ($36 million at July 28, 2012), which will renew April 1 of each year unless otherwise canceled. The uncommitted line of credit bears an interest rate of TIBOR plus 0.50%. As of July 28, 2012, we had no outstanding borrowings under the uncommitted line of credit.

$1.85 billion ABL Facility, expires fiscal 2015 ($0 million at July 28, 2012)

At July 28, 2012, under our ABL Facility we had no outstanding borrowings, a total of $100 million of outstanding letters of credit and excess availability of $1,030 million. We are also subject to a minimum excess availability covenant, which was $125 million at July 28, 2012, with remaining availability of $905 million in excess of the minimum covenant level.

European ABL Facility, expires fiscal 2016 ($0 million at July 28, 2012)

The European ABL Facility, as amended provides for a five-year £138 million ($217 million at July 28, 2012) asset-based senior secured revolving credit facility which will expire on March 8, 2016. At July 28, 2012, we had no outstanding borrowings and $147 million of availability under the European ABL Facility.

10.750% senior notes, due fiscal 2017 ($932 million at July 28, 2012)

In accordance with the indenture governing TRU Propco I’s 10.750% senior notes due fiscal 2017 (the “Propco I Notes”), TRU Propco I commenced a tender offer on May 14, 2012 to purchase up to an aggregate principal amount of approximately $33 million of the Propco I Notes for approximately $32 million in cash. The tender offer expired on June 13, 2012, with no holders opting to tender. Therefore, as permitted by the indenture, TRU Propco I made a cash distribution of approximately $32 million to the Parent Company on June 21, 2012.

Second Incremental Secured Term Loan, due fiscal 2018 ($221 million at July 28, 2012)

On April 10, 2012, Toys-Delaware and certain of its subsidiaries entered into a Second Incremental Joinder Agreement (the “Second Joinder Agreement”) to the amended and restated Toys-Delaware secured term loan agreement (“Secured Term Loan Facility”). The Second Joinder Agreement added the Second Incremental Secured Term Loan, increasing the total size of the Secured Term Loan Facility to an aggregate principal amount of $1.3 billion.

The Second Incremental Secured Term Loan was borrowed at a discount of approximately $5 million, which resulted in gross proceeds of approximately $220 million. The gross proceeds were used to pay transaction fees of approximately $5 million, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) owned $7 million of the Second Incremental Secured Term Loan as of July 28, 2012. The net proceeds were raised by Toys-Delaware for general corporate purposes, including, without limitation, to make restricted payments or other distributions to provide funds to us to repay, refinance, repurchase, redeem, defease or otherwise satisfy any indebtedness of the Company or any of its subsidiaries. The Second Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at a rate of London Interbank Offered Rate (“LIBOR”) (with a floor of 1.50%) plus 3.75%, subject to a 0.25% step-down based on our total leverage ratio.

The Second Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral, covenants and restrictions as the Secured Term Loan Facility. Beginning August 31, 2012, Toys-Delaware is required to make quarterly principal payments equal to 0.25% ($2.25 million per year) of the original principal amount of the loan.

Toys-Delaware may optionally prepay the outstanding principal balance of the Second Incremental Secured Term Loan at any time. Optional prepayments of existing term loans and the Second Incremental Secured Term Loan will be applied ratably among the outstanding existing term loans and the Second Incremental Secured Term Loan, but in the event of a refinancing or repricing transaction in respect of the existing term loans, the proceeds of such refinancing or repricing transaction will be applied to the existing term loans prior to application to the Second Incremental Secured Term Loan.

In conjunction with the issuance of the Second Incremental Secured Term Loan, on April 10, 2012, Toys-Delaware also entered into an amendment to the Secured Term Loan Facility to provide that if any outstanding term loans (including both the existing term loans and the Second Incremental Secured Term Loan) are optionally prepaid in connection with a repricing transaction prior to April 10, 2013, Toys-Delaware shall pay a 1% prepayment premium on the principal amount optionally prepaid.

Subsequent Event

10.375% senior notes, due fiscal 2017

On August 1, 2012, we completed the offering of the 2017 Notes. The 2017 Notes were issued at a discount of approximately $5 million, which resulted in gross proceeds of approximately $445 million. The gross proceeds were used to pay transaction fees of approximately $14 million, which will be capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by KKR owned $15 million of the 2017 Notes as of August 1, 2012. The net proceeds were used to redeem the outstanding 2013 Notes, including premiums, to pay fees and expenses incurred in connection with the offering and for general corporate purposes. As a result of the repayment of the 2013 Notes, we will expense less than $1 million of deferred debt issuance costs. The 2017 Notes are solely the obligation of the Parent Company and are not guaranteed by Toys-Delaware or any of our other subsidiaries.

The indenture governing the 2017 Notes contain covenants, including, among other things, covenants that restrict the ability of the Company and its restricted subsidiaries to incur additional indebtedness, pay dividends or make other distributions, make investments and other restricted payments, create liens, sell assets, incur restrictions on the ability of a subsidiary to pay dividends or make other payments, enter into certain transactions with affiliates and consolidate, merge, sell or otherwise dispose of all or substantially all of their assets. These covenants are subject to a number of important qualifications and exceptions and will not be applicable to any of our subsidiaries that are designated as “unrestricted subsidiaries.” As of the issue date of the 2017 Notes, Toys “R” Us Properties (UK) Limited, which owns or leases substantially all of our stores in the United Kingdom and leases them to our U.K. operating company, and TRU Asia, LLC, our joint venture for Asia (other than Japan), were unrestricted subsidiaries. Certain covenants will be suspended at any time the 2017 Notes are rated “investment grade.” As of July 28, 2012, the 2017 Notes are not “investment grade.” In addition, the Indenture contains customary terms and covenants, including certain events of default after which the 2017 Notes may be due and payable immediately.

The 2017 Notes may be redeemed, in whole or in part, at any time prior to February 15, 2015 at a price equal to 100% of the aggregate principal amount of the 2017 Notes plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The 2017 Notes will be redeemable, in whole or in part, at any time on or after February 15, 2015 at the specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 40% of the 2017 Notes before February 15, 2015 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control, we will be required to make an offer to repurchase all of the 2017 Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. Interest on the 2017 Notes is payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2013.

Pursuant to a registration rights agreement that we entered into in connection with the offering of the 2017 Notes, we are required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission to register notes that would have substantially identical terms as the 2017 Notes, and consummate an exchange offer for such notes within 365 days after August 1, 2012. In the event we fail to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the 2017 Notes will increase by 0.25%. The annual interest rate on the 2017 Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

3. Derivative instruments and hedging activities

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR, EURIBOR, GBP LIBOR and TIBOR rates. Some of our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of July 28, 2012, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of July 28, 2012 are designated as cash flow and fair value hedges in accordance with Accounting Standards Codification (“ASC”) Topic 815, “Derivatives and Hedging.”

The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive income (loss); the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, respectively. Reclassifications from Accumulated other comprehensive income (loss) to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a net loss of $1 million over the next 12 months to Interest expense from Accumulated other comprehensive income (loss).

The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the changes in fair values of the derivatives and the underlying hedged item separately. For our derivative that is designated as a fair value hedge, we recorded a $3 million and $4 million net gain in earnings related to ineffectiveness for the thirteen and twenty-six weeks ended July 28, 2012, respectively, and a $2 million and $3 million net gain in earnings related to ineffectiveness for the thirteen and twenty-six weeks ended July 30, 2011, respectively.

Certain of our agreements with credit-risk related contingent features contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 28, 2012, January 28, 2012 and July 30, 2011, derivative liabilities related to agreements that contain credit-risk related contingent features had a fair value of $5 million, $8 million and $10 million, respectively. As of July 28, 2012, January 28, 2012 and July 30, 2011, respectively, we were not required to post collateral with any derivative counterparties.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our foreign subsidiaries and our short-term, cross-currency intercompany loans with our foreign subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 28, 2012 and July 30, 2011, derivative liabilities related to agreements that contain credit-risk related contingent features had a fair value of $1 million and $7 million, respectively. At January 28, 2012, we did not have any derivative liabilities related to agreements that contained credit-risk related contingent features. We are not required to post collateral for these contracts.

The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive income (loss) on our Condensed Consolidated Statements of Stockholders’ Equity for the twenty-six weeks ended July 28, 2012 and July 30, 2011:

	26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011
Derivatives designated as cash flow hedges:
Beginning balance	$(2)	$—
Loss on the change in fair value recognized in Accumulated other comprehensive income (loss)—Interest Rate Contracts (1)	—	(1)

Ending balance	$(2)	$(1)

(1)	Reclassifications from Accumulated other comprehensive income (loss) to Interest expense were nominal for the twenty-six weeks ended July 28, 2012 and July 30, 2011.

The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Derivatives not designated for hedge accounting:
Gain (loss) on the change in fair value—Interest Rate Contracts	$2	$(2)	$3	$(1)
(Loss) gain on the change in fair value—Intercompany Loan Foreign Exchange Contracts (1)	(7)	1	(10)	6
Gain (loss) on the change in fair value—Merchandise Purchases Program Foreign Exchange Contracts	6	3	3	(13)

	1	2	(4)	(8)

Derivative designated as fair value hedge:
Gain on the change in fair value—Interest Rate Contract	3	10	2	12
(Loss) gain recognized in Interest expense on hedged item	—	(8)	2	(9)

	3	2	4	3

Total Interest expense	$4	$4	$—	$(5)

(1)	Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans.

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of July 28, 2012, January 28, 2012 and July 30, 2011:

	July 28, 2012		January 28, 2012		July 30, 2011
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$—	$700	$—	$700	$1
Accrued expenses and other current liabilities	3	—	—	—	—	—
Other non-current liabilities	126	(2)	131	(2)	153	(2)

Interest Rate Contract designated as fair value hedge:
Other assets	$350	$20	$350	$18	$350	$8

Interest Rate Contracts not designated for hedge accounting:
Other assets	$1,611	$—	$1,611	$—	$1,611	$2
Accrued expenses and other current liabilities	323	(4)	249	(4)	—	—
Other non-current liabilities	—	—	92	(3)	369	(10)

Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$217	$4	$39	$—	$126	$2
Accrued expenses and other current liabilities	207	(2)	40	(1)	380	(12)

Total derivative contracts outstanding
Prepaid expenses and other current assets	$217	$4	$39	$—	$126	$2
Other assets	2,661	20	2,661	18	2,661	11

Total derivative assets (1)	$2,878	$24	$2,700	$18	$2,787	$13

Accrued expenses and other current liabilities	$533	$(6)	$289	$(5)	$380	$(12)
Other non-current liabilities	126	(2)	223	(5)	522	(12)

Total derivative liabilities (1)	$659	$(8)	$512	$(10)	$902	$(24)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements

To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.

The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.

For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements taking into account the impact of any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. In conjunction with ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”), we made an accounting policy election to measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.

The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increase (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these hedges. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.

Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Condensed Consolidated Statements of Operations.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. Due to the nature and short maturity of these investments, their carrying amount approximates fair value. Therefore, we have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of July 28, 2012, January 28, 2012 and July 30, 2011, aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at July 28, 2012
Assets
Cash equivalents	$271	$—	$—	$271
Derivative financial instruments:
Interest rate contracts	—	20	—	20
Foreign exchange contracts	—	4	—	4

Total assets	$271	$24	$—	$295

Liabilities
Derivative financial instruments:
Interest rate contracts	$—	$2	$4	$6
Foreign exchange contracts	—	2	—	2

Total liabilities	$—	$4	$4	$8

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 28, 2012
Assets
Cash equivalents	$269	$—	$—	$269
Derivative financial instruments:
Interest rate contracts	—	18	—	18
Foreign exchange rates	—	—	—	—

Total assets	$269	$18	$—	$287

Liabilities
Derivative financial instruments:
Interest rate contracts	$—	$2	$7	$9
Foreign exchange contracts	—	1	—	1

Total liabilities	$—	$3	$7	$10

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at July 30, 2011
Assets
Cash equivalents	$52	$—	$—	$52
Derivative financial instruments:
Interest rate contracts	—	3	8	11
Foreign exchange contracts	—	2	—	2

Total assets	$52	$5	$8	$65

Liabilities
Derivative financial instruments:
Interest rate contracts	$—	$2	$10	$12
Foreign exchange contracts	—	12	—	12

Total liabilities	$—	$14	$10	$24

The table below presents the changes in the fair value of our derivative financial instruments within Level 3 of the fair value hierarchy for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011.

(In millions)	Level 3
Balance, January 28, 2012	$(7)
Unrealized gain	1

Balance, April 28, 2012	(6)
Unrealized gain	2

Balance, July 28, 2012	$(4)

(In millions)	Level 3
Balance, January 29, 2011	$(16)
Unrealized gain	3

Balance, April 30, 2011	(13)
Unrealized gain	11

Balance, July 30, 2011	$(2)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used and held for sale classified as Level 3 were determined using a discounted cash flow valuation method. For those assets classified as Level 2 a relative, market-based approach based on offers was utilized.

There have been no changes in valuation technique or related inputs for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011.

The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier dates and may no longer represent their fair values at July 28, 2012 and July 30, 2011. As of July 28, 2012 and July 30, 2011, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy. For the thirteen weeks ended July 28, 2012, we did not record any impairment losses.

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$4	$2	$—	$2

Balance, April 28, 2012	$4	$2	$—	$2

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$3	$2	$—	$1

Balance, April 30, 2011	3	2	—	1
Long-lived assets held and used	2	—	1	1

Balance, July 30, 2011	$5	$2	$1	$2

5. Income taxes

The following table summarizes our income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Loss before income taxes	$(56)	$(62)	$(154)	$(195)
Income tax benefit	20	28	58	94
Effective tax rate	(35.7)%	(45.2)%	(37.7)%	(48.2)%

The effective tax rates for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 41.3% for the twenty-six weeks ended July 28, 2012 compared to 48.4% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to an increase in the earnings that are permanently reinvested outside the United States, a decrease in taxable permanent adjustments and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended July 28, 2012, our effective tax rate was impacted by a tax expense of $3 million related to adjustments to deferred taxes resulting from a change in statutory tax rate. For the thirteen weeks ended July 30, 2011, our effective tax rate was impacted by a tax expense of $3 million related to adjustments to deferred taxes resulting from a change in statutory tax rate. This was partially offset by a tax benefit of $1 million related to state income taxes.

For the twenty-six weeks ended July 28, 2012, our effective tax rate was impacted by a tax expense of $3 million related to adjustments to deferred taxes resulting from a change in statutory tax rate and approximately $1 million related to changes to our liability for uncertain tax positions. For the twenty-six weeks ended July 30, 2011, our effective tax rate was impacted by a tax expense of $3 million related to adjustments to deferred taxes resulting from a change in statutory tax rate. This was partially offset by a tax benefit of $2 million related to changes to our liability for uncertain tax positions and $1 million related to state income taxes.

6. Segments

Our reportable segments are Toys “R” Us—Domestic (“Domestic”), which provides toy and juvenile (including baby) product offerings in 49 states and Puerto Rico, and Toys “R” Us—International (“International”), which operates or licenses “R” Us branded retail stores in 35 foreign countries and jurisdictions with operated stores in Australia, Austria, Canada, France, Germany, Japan, Poland, Portugal, Spain, Switzerland and the United Kingdom. Beginning in the fourth quarter of fiscal 2011, as a result of the acquisition of our interest in Labuan, we operate Toys “R” Us retail stores in Brunei, China, Hong Kong, Malaysia, Singapore, Taiwan and Thailand. Domestic and International segments also include their respective Internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between the segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.

Our percentages of consolidated Net sales by product category for the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011 were as follows:

	13 Weeks Ended		26 Weeks Ended
Domestic:	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Core Toy	11.2%	11.0%	11.2%	10.8%
Entertainment	6.4%	7.7%	7.4%	8.5%
Juvenile	48.4%	48.1%	49.1%	49.4%
Learning	16.4%	15.3%	15.9%	15.0%
Seasonal	16.2%	16.4%	14.9%	14.8%
Other (1)	1.4%	1.5%	1.5%	1.5%

Total	100%	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

	13 Weeks Ended		26 Weeks Ended
International:	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Core Toy	18.6%	18.7%	18.7%	18.3%
Entertainment	9.1%	9.1%	9.2%	10.0%
Juvenile	27.6%	27.7%	27.9%	28.1%
Learning	23.6%	21.9%	24.1%	22.2%
Seasonal	20.3%	21.6%	19.3%	20.4%
Other (1)	0.8%	1.0%	0.8%	1.0%

Total	100%	100%	100%	100%

(1)	Consists primarily of license fees from unaffiliated third parties and other non-product related revenues.

A summary of financial results by reportable segment is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net sales
Domestic	$1,504	$1,574	$3,122	$3,217
International	1,048	1,074	2,042	2,067

Total Net sales	$2,552	$2,648	$5,164	$5,284

Operating earnings (loss)
Domestic	$85	$72	$185	$152
International	39	51	25	43
Corporate and other	(81)	(75)	(157)	(154)

Operating earnings	43	48	53	41
Interest expense	(103)	(112)	(215)	(240)
Interest income	4	2	8	4

Loss before income taxes	$(56)	$(62)	$(154)	$(195)

(In millions)	July 28, 2012	January 28, 2012	July 30, 2011
Merchandise inventories
Domestic	$1,377	$1,423	$1,479
International	938	809	963

Total Merchandise inventories	$2,315	$2,232	$2,442

7. Litigation and legal proceedings

We are, and in the future may be, involved in various lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We are not able to estimate an aggregate, estimated amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions

We are owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, KKR and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 (“Advisory Agreement”). The advisory fee paid to the Sponsors (the “Advisory Fees”) increases 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded management and advisory fees expense of $6 million and $11 million for the thirteen and twenty-six weeks ended July 28, 2012, respectively. We recorded management and advisory fees expense of $5 million and $10 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively. During each of the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, we also paid the Sponsors fees of less than $1 million for out-of-pocket expenses.

In the event that the Advisory Agreement is terminated by the Sponsors or us, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless we or the Sponsors provide notice of termination to the other. Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). In connection with a successful initial public offering, the parties intend to terminate the Advisory Agreement in accordance with its terms. The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

In connection with the Second Joinder Agreement entered into on April 10, 2012, we incurred Transaction Fees pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned $7 million of the Second Incremental Secured Term Loan as of July 28, 2012. See Note 2 “Short-term borrowings and long-term debt” for further details.

From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. During the thirteen and twenty-six weeks ended July 28, 2012 and July 30, 2011, affiliates of Vornado and investment funds or accounts advised by KKR held debt and debt securities issued by the Company and its subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $2 million and $5 million during the thirteen and twenty-six weeks ended July 28, 2012, respectively. The interest amounts paid on such debt and debt securities held by related parties were $2 million and $7 million during the thirteen and twenty-six weeks ended July 30, 2011, respectively.

Additionally, under lease agreements with affiliates of Vornado, we or our affiliates paid an aggregate amount of approximately $1 million and $3 million for the thirteen and twenty-six weeks ended July 28, 2012, respectively, with respect to approximately 0.8% of our operated stores, which includes Toys “R” Us Express stores. Of these amounts, less than $1 million and approximately $1 million, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado. For the thirteen and twenty-six weeks ended July 30, 2011, we or our affiliates paid an aggregate amount of approximately $2 million and $4 million, respectively, with respect to approximately 0.9% of our operated stores, which includes Toys “R” Us Express stores. Of these amounts, less than $1 million and approximately $1 million, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.

On March 15, 2012, we entered into an advisory contract with Neil Friedman, our former Executive Vice President—Toys “R” Us to provide advisory services, on a part-time non-exclusive basis, for our new ventures and business alliances. The term of the agreement is from April 23, 2012 until January 31, 2013, with either party being able to terminate the agreement upon sixty (60) days notice. During the term of this agreement, Mr. Friedman will be paid a monthly fee of $30,000.

Subsequent Event

In connection with the offering of the 2017 Notes on August 1, 2012, we incurred Transaction Fees of approximately $4 million pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned $15 million of the 2017 Notes as of August 1, 2012. See Note 2 “Short-term borrowings and long-term debt” for further details.

9. Acquisitions and Dispositions

Acquisitions

On October 31, 2011, the Company acquired a 70% ownership interest in Labuan from Li & Fung Retailing Limited (“Li & Fung”) for a purchase price of approximately $79 million (including a $10 million hold back) plus $8 million of contingent consideration. The terms of the agreement also provide us with the future option to acquire Li & Fung’s 30% interest in the business and also provide Li & Fung the option to require us to buy their 30% interest in the business at the end of three years from the acquisition date. A full description of the Company’s acquisition is contained in Note 17 to the Consolidated Financial Statements entitled “ACQUISITIONS” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

During the twenty-six weeks ended July 28, 2012, the Company paid $5 million of contingent consideration related to the Labuan acquisition, which was included within Accrued expenses and other current liabilities on our Consolidated Balance Sheet as of January 28, 2012. In accordance with the purchase agreement, the remaining $3 million of contingent consideration will be paid out in subsequent periods based on the future financial performance of Labuan.

In addition, during the twenty-six weeks ended July 28, 2012, in accordance with the purchase agreement, the Company paid $10 million of the purchase price related to the Labuan acquisition to Li & Fung as it was determined that the business had been appropriately delivered in the agreed upon financial condition. This amount was included within Restricted cash on our Condensed Consolidated Balance Sheet as of April 28, 2012.

Dispositions

During the thirteen and twenty-six weeks ended July 28, 2012, we sold idle properties and certain assets for gross proceeds of $2 million and $8 million, respectively, resulting in a net gain of $2 million and $4 million, respectively.

10. Stock-based compensation

Effective March 2012, participants in the Toys “R” Us, Inc. 2005 Management Equity Plan (the “MEP”) are bound by the terms and conditions of Amendment No. 4 to the MEP (“Amendment No. 4”). This amendment provides for, among other things, a longer exercise period, expiring no later than the original term of the option, and the right to a cashless exercise of options held by a participant who is terminated without cause after four or more years of continuous service. Option holders under the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”) have the same rights to a longer exercise period and a cashless exercise right in the event such participant’s employment is terminated without cause after four or more years of continuous service, as further described in the form of option award agreement. We accounted for the modification of awards impacted by the terms of Amendment No. 4 in accordance with ASC Topic 718—“Compensation—Stock Compensation” (“ASC 718”). Management has concluded that the modification had a nominal impact on compensation costs.

Effective May 2012, we adopted Amendment No. 5 (“Amendment No. 5”) to the MEP. Amendment No. 5 allows any plan participant, as long as he or she remains employed by the Company or its affiliates, the right to put up to 25%, calculated as provided in Amendment No. 5, of his or her Original Investment Shares (the shares originally purchased under the MEP or for rollover options, the number of shares that would be equal to the value of their original investment) to us at any time, during permitted transaction windows, until the occurrence of an initial public offering of the Company. The purchase price per share payable by us in connection with any such put rights shall be the fair market value as of a date determined by our Board that is the anticipated closing date of the repurchase. We accounted for the modification of awards impacted by the terms of Amendment No. 5 in accordance with ASC 718. As these awards allow the plan participant the right to put a portion of their rollover options, we are required to account for them as liability-classified awards. These liability awards will be remeasured at their fair market value as of each reporting period. Management has concluded that the modification resulted in incremental compensation costs of approximately $2 million, which was recorded in the second quarter of fiscal 2012.

On May 21, 2012, we granted 631,665 options under the 2010 Incentive Plan. The options were granted at an exercise price equal to the fair value of the shares on the date of the grant and follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting ratably over the subsequent two years, subject to the participant’s continued employment with us, and will vest automatically upon a change of control of the Company. All options expire ten years from the date of the grant. Additionally, concurrent with the grant of options, an additional 357,342 awards were granted consisting of restricted stock units and performance-based restricted stock units under the 2010 Incentive Plan, which were valued at fair market value on the date of grant of $44.00 per share. The restricted stock units follow the same graded vesting schedule as the options granted. The performance-based restricted stock units cliff vest 100% on the third anniversary of the awards if the performance criteria have been met. The performance metrics are based 50% on our consolidated Adjusted Compensation EBITDA performance results and 50% on our total return on invested capital (ROIC) results, each over a three year period.

11. Recent accounting pronouncements

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”). This ASU states than an entity has the option to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is “more likely than not” that an indefinite-lived intangible asset, other than goodwill, is impaired. The results of the qualitative assessment will determine whether it is necessary to perform the quantitative impairment test described in Topic 350. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. Because the measurement of a potential impairment has not changed, the adoption of ASU 2012-02 will not have an impact on our Condensed Consolidated Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Toys “R” Us, Inc.:

We have audited the accompanying consolidated balance sheets of Toys “R” Us, Inc. and subsidiaries (the “Company”) as of January 28, 2012 and January 29, 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the three fiscal years in the period ended January 28, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Toys “R” Us, Inc. and subsidiaries as of January 28, 2012 and January 29, 2011, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 28, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, the accompanying financial statements and related financial statement schedule have been retrospectively adjusted for the adoption of new guidance on the presentation of comprehensive income.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 28, 2012, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 21, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York

March 21, 2012 (July 24, 2012 as to the presentation of and disclosures related to comprehensive income as described in Note 1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Toys “R” Us, Inc.:

We have audited the internal control over financial reporting of Toys “R” Us, Inc. and subsidiaries (the “Company”) as of January 28, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

As described in Management’s Annual Report on Internal Control over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Toys (Labuan) Holding Limited (“Labuan”), which was acquired on October 31, 2011 and whose financial statements constitute 2% of total assets, less than 1% of revenues, and 3% of net income of the consolidated financial statement amounts as of and for the year ended January 28, 2012. Accordingly, our audit did not include the internal control over financial reporting at Labuan.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 28, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended January 28, 2012 of the Company and our report dated March 21, 2012 (July 24, 2012 as to the presentation of and disclosures related to comprehensive income as described in Note 1) expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the retrospective adjustment of the financial statements and related financial statement schedule for the adoption of new guidance on the presentation of comprehensive income.

/s/ Deloitte & Touche LLP

New York, New York

March 21, 2012

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Securities Exchange Act Rule 13a-15(f). Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with United States Generally Accepted Accounting Principles.

Under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the design and effectiveness of our internal control over financial reporting as of the end of the fiscal year covered by this report based on the framework issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission in Internal Control—Integrated Framework.

Based on this assessment, management concluded that, as of January 28, 2012, the Company’s internal control over financial reporting was effective.

As disclosed within this prospectus, on October 31, 2011, the Company acquired a 70% ownership interest in Toys (Labuan) Holding Limited (“Labuan”) from Li & Fung Retailing Limited. Management’s assessment and conclusion on the effectiveness of internal control over financial reporting as of January 28, 2012, excluded the internal controls of Labuan; however, as of February 2, 2013, this assessment and conclusion will include the controls of Labuan.

Deloitte & Touche LLP, an independent registered public accounting firm which has audited and reported on the financial statements contained within this prospectus, has issued its written attestation report on the Company’s internal control over financial reporting which is included within this prospectus.

Toys “R” Us, Inc. and Subsidiaries

Consolidated Statements of Operations

	Fiscal Years Ended
(In millions, except share data)	January 28, 2012	January 29, 2011	January 30, 2010
Net sales	$13,909	$13,864	$13,568
Cost of sales	8,939	8,939	8,790

Gross margin	4,970	4,925	4,778

Selling, general and administrative expenses	4,029	3,942	3,730
Depreciation and amortization	403	388	376
Other income, net	(44)	(51)	(112)

Total operating expenses	4,388	4,279	3,994

Operating earnings	582	646	784
Interest expense	(442)	(521)	(447)
Interest income	10	7	7

Earnings before income taxes	150	132	344
Income tax (benefit) expense	(1)	(35)	40

Net earnings	151	167	304
Less: Net earnings (loss) attributable to noncontrolling interest	2	(1)	(8)

Net earnings attributable to Toys “R” Us, Inc.	$149	$168	$312

Earnings per common share attributable to common shareholders:
Basic (Note 1)	$2.98	$3.43	$6.37
Diluted (Note 1)	2.91	3.36	6.33
Weighted average shares used in computing per share amounts:
Basic (Note 1)	48,979,571	48,941,118	48,962,152
Diluted (Note 1)	50,149,212	49,981,504	49,304,963

See Notes to the Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Net earnings	$151	$167	$304
Other comprehensive income, net of tax
Foreign currency translation, net of tax	12	54	19
Unrealized (loss) gain on hedged transactions	(2)	15	10
Unrealized actuarial (losses) gains	(6)	9	(1)

Total other comprehensive income, net of tax	4	78	28

Comprehensive income, net of tax	155	245	332
Less: Comprehensive income (loss) attributable to noncontrolling interest	2	(2)	(8)

Comprehensive income attributable to Toys “R” Us, Inc.	$153	$247	$340

See Notes to the Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Consolidated Balance Sheets

(In millions - except share amounts)	January 28, 2012	January 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$701	$1,013
Accounts and other receivables	254	255
Merchandise inventories	2,232	2,104
Current deferred tax assets	128	107
Prepaid expenses and other current assets	122	145

Total current assets	3,437	3,624
Property and equipment, net	4,052	4,061
Goodwill	448	384
Deferred tax assets	279	215
Restricted cash	30	16
Other assets	596	532

Total Assets	$8,842	$8,832

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,447	$1,560
Accrued expenses and other current liabilities	916	903
Income taxes payable	51	57
Current portion of long-term debt	315	570

Total current liabilities	2,729	3,090
Long-term debt	4,846	4,718
Deferred tax liabilities	154	119
Deferred rent liabilities	338	310
Other non-current liabilities	243	252
Temporary Equity-Noncontrolling interest	29	—
Equity:
Common stock (par value $0.001 and $0.001; shares authorized 55,000,000 and 55,000,000; shares issued and outstanding 49,190,630 and 48,958,133 at January 28, 2012 and January 29, 2011, respectively)	—	—
Treasury stock	(2)	(8)
Additional paid-in capital	35	31
Retained earnings	426	280
Accumulated other comprehensive income	44	40

Total equity	503	343

Total Liabilities, Temporary Equity and Stockholders’ Equity	$8,842	$8,832

See Notes to the Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions )	January 28, 2012	January 29, 2011	January 30, 2010
Cash Flows from Operating Activities:
Net earnings	$151	$167	$304
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	403	388	376
Amortization and write-off of debt issuance costs	35	69	54
Net gains on sales of properties	(3)	(10)	(6)
Deferred income taxes	(43)	18	(15)
Non-cash portion of impairments, restructuring and other charges	18	23	20
Other	(5)	15	(17)
Changes in operating assets and liabilities:
Accounts and other receivables	1	(39)	32
Merchandise inventories	(92)	(260)	47
Prepaid expenses and other operating assets	45	31	10
Accounts payable, accrued expenses and other liabilities	(182)	(186)	226
Income taxes payable and receivable	(9)	4	(17)

Net cash provided by operating activities	319	220	1,014

Cash Flows from Investing Activities:
Capital expenditures	(380)	(325)	(192)
(Increase) decrease in restricted cash	(14)	28	150
Proceeds from sales of fixed assets	24	26	19
Acquisitions	(70)	(1)	(14)
Cash effect of the consolidation of Labuan	12	—	—
Purchases of long-term investments	(26)	(9)	—

Net cash used in investing activities	(454)	(281)	(37)

Cash Flows from Financing Activities:
Long-term debt borrowings	2,236	2,883	3,907
Short-term debt borrowings	—	—	73
Long-term debt repayment	(2,396)	(2,841)	(4,354)
Short-term debt repayment	(11)	—	(75)
Capitalized debt issuance costs	(14)	(73)	(110)
Purchase of Toys-Japan shares	(1)	(19)	(66)
Other	1	(3)	(1)

Net cash used in financing activities	(185)	(53)	(626)

Effect of exchange rate changes on Cash and cash equivalents	8	1	(8)

Cash and cash equivalents:
Net (decrease) increase during period	(312)	(113)	343
Cash and cash equivalents at beginning of period	1,013	1,126	783

Cash and cash equivalents at end of period	$701	$1,013	$1,126

Supplemental Disclosures of Cash Flow Information:
Interest paid	$432	$437	$357
Income taxes paid, net of refunds	$66	$62	$42
Purchases of property and equipment included in Accounts payable and Accrued expenses and other current liabilities	$28	$28	$19

See Notes to the Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

	Toys “R” Us, Inc. Stockholders
	Common Stock		Additional Paid-in Capital	Total Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Toys “R” Us, Inc. Stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Equity (Deficit)
(In millions)	Issued Shares	Treasury Amount
Balance, January 31, 2009	49	$—	$19	$(200)	$(93)	$(274)	$122	$(152)
Net earnings (loss)	—	—	—	312	—	312	(8)	304
Total other comprehensive income, net of tax	—	—	—	—	28	28	—	28
Acquisition of 28.12% of Toys-Japan shares	—	—	(4)	—	20	16	(82)	(66)
Stock compensation expense	—	—	4	—	—	4	—	4
Repurchase of common stock	—	(8)	—	—	—	(8)	—	(8)
Issuance of common stock	—	1	6	—	—	7	—	7

Balance, January 30, 2010	49	$(7)	$25	$112	$(45)	$85	$32	$117

Net earnings (loss)	—	$—	$—	$168	$—	$168	$(1)	$167
Total other comprehensive income, net of tax	—	—	—	—	79	79	(1)	78
Acquisition of approximately 9% of Toys-Japan shares	—	—	3	—	6	9	(30)	(21)
Stock compensation expense	—	—	5	—	—	5	—	5
Repurchase of common stock	—	(9)	(1)	—	—	(10)	—	(10)
Issuance of common stock	—	8	(1)	—	—	7	—	7

Balance, January 29, 2011	49	$(8)	$31	$280	$40	$343	$—	$343

Net earnings attributable to Toys “R” Us, Inc.	—	$—	$—	$149	$—	$149	$—	$149
Total other comprehensive income, net of tax	—	—	—	—	4	4	—	4
Issuance of restricted stock	—	7	(7)	—	—	—	—	—
Amortization of restricted stock	—	—	2	—	—	2	—	2
Stock compensation expense	—	—	7	—	—	7	—	7
Repurchase of common stock	—	(2)	—	—	—	(2)	—	(2)
Issuance of common stock	—	1	2	—	—	3	—	3
Adjustment of noncontrolling interest to redemption value	—	—	—	(3)	—	(3)	—	(3)

Balance, January 28, 2012	49	$(2)	$35	$426	$44	$503	$—	$503

See Notes to the Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us, Inc., and its consolidated subsidiaries, except as expressly indicated or unless the context otherwise requires. We are the leading global specialty retailer of toys and juvenile products as measured by Net sales. Toys “R” Us is recognized as the toy and juvenile (including baby) authority. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized in North America, Europe and Asia, and our expertise in the toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition.

As of January 28, 2012, we operated 1,502 stores and licensed an additional 151 stores. These stores are located in 36 countries and jurisdictions around the world under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition, we operate Toys “R” Us Express stores (“Express stores”), smaller format stores primarily open on a short-term basis during the holiday season. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as other Internet sites we operate in our international markets.

Our Company was founded in Washington D.C. in 1948 when Charles Lazarus opened a baby furniture store, Children’s Bargain Town. The Toys “R” Us name made its debut in 1957. In 1978, we completed an initial public offering of our common stock. When Charles Lazarus retired as our Chief Executive Officer in 1994, the Company operated or licensed over 1,000 stores in 17 countries and jurisdictions. In 1996, we established the Babies “R” Us brand, further solidifying our reputation as a leading consumer destination for children and their families.

On July 21, 2005, we were acquired through a $6.6 billion merger (the “Merger”) by an investment group led by entities advised by or affiliated with Bain Capital Partners, LLC (“Bain”), Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). Upon the completion of this acquisition, we became a private company.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2011	52	January 28, 2012
2010	52	January 29, 2011
2009	52	January 30, 2010

Basis of Presentation

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”) which eliminated the option to report other comprehensive income and its components in the Statement of Changes in Stockholder’s Equity and provides entities with two presentation alternatives. The Company has adopted ASU 2011-05 and modified the presentation of its Consolidated Financial Statements by electing to present items of net earnings and other comprehensive income in two separate consecutive statements.

Additionally, the Company provided enhanced disclosure in Note 8 entitled “ACCUMULATED OTHER COMPREHENSIVE INCOME” and modified the presentation of Schedule I – Parent Company Information to include comprehensive income. The presentation and disclosure requirements of ASU 2011-05 were applied retrospectively.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company. We eliminate all inter-company balances and transactions.

Variable Interest Entities

The FASB Accounting Standards Codification (“ASC”) Topic 810, “Consolidation” (“ASC 810”), requires the consolidation of entities that are controlled by a company through interests other than voting interests. We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a variable interest entity (“VIE”). The primary beneficiary will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding a VIE.

During fiscal 2006, we identified Vanwall Finance PLC (“Vanwall”) as a VIE and concluded that in accordance with ASC 810, Vanwall should not be consolidated. Effective January 31, 2010, the Company adopted ASU 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”), which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity and require additional disclosures.

In accordance with ASU 2009-17, we reassessed our lending vehicles, including our loan from Vanwall and concluded that we were not the primary beneficiary of that VIE. The Company has not identified any subsequent changes to Vanwall’s governing documents or contractual arrangements that would change the characteristics or adequacy of the entity’s equity investment at risk in accordance with ASC 810. Refer to Note 2 entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for further details.

Use of Estimates

The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.

Cash and Cash Equivalents

We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. Book cash overdrafts are reclassified to accounts payable.

Restricted Cash

Restricted cash represents collateral and other cash that is restricted from withdrawal. As of January 28, 2012 and January 29, 2011, we had restricted cash of $30 million and $16 million, respectively. The increase in restricted cash is primarily the result of collateral held in escrow for a potential post-closing purchase price adjustment related to the Company’s acquisition of a 70% ownership interest in Toys (Labuan) Holding Limited (“Labuan”) from Li & Fung Retailing Limited (“Li & Fung”). Refer to Note 17 entitled “ACQUISITIONS” for further details.

Accounts and Other Receivables

Accounts and other receivables consist primarily of receivables from vendor allowances and consumer credit card and debit card transactions.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory.

Property and Equipment, Net

We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable.

We capitalize interest for new store construction-in-progress in accordance with ASC Topic 835, “Interest.” Capitalized interest amounts are immaterial.

Asset Retirement Obligations

We account for asset retirement obligations (“ARO”) in accordance with ASC Topic 410, “Asset Retirement and Environmental Obligations,” which requires us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. We recognize a liability for ARO, capitalize asset retirement costs and amortize these costs over the life of the assets. As of January 28, 2012 and January 29, 2011, we had approximately $73 million and $69 million, respectively, recorded for ARO.

Goodwill

Details on goodwill by segment are as follows:

(In millions)	January 28, 2012	January 29, 2011
Domestic	$361	$361
International (1)	87	23

Total	$448	$384

(1)	Foreign currency translation accounted for $2 million of the increase.

On October 31, 2011, we acquired a 70% ownership interest in Labuan from Li & Fung which resulted in $62 million of goodwill (included in our Toys “R” Us—International (“International”) segment). Refer to Note 17 entitled “ACQUISITIONS” for further details.

Goodwill is evaluated for impairment annually as of the first day of the fourth quarter of each fiscal year or whenever we identify certain events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount, in accordance with the provisions of ASC Topic 350, “Intangibles—Goodwill and Other” (“ASC 350”). Events or circumstances that might warrant an interim evaluation include, among other things, significant adverse change in legal factors or in the business climate, adverse action or assessment by a regulator, unanticipated competition, loss of key personnel and it is more likely than not that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment” (“ASU 2011-08”), which amended the rules for testing goodwill for impairment. The new rules provide an entity with the option to first assess qualitative factors for each reporting unit to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step quantitative impairment test. The optional qualitative assessment can be performed at the discretion of management for any or all of the reporting units in any given period. As allowed under the guidance, we early adopted ASU 2011-08 for our fiscal 2011 annual goodwill impairment test.

During the qualitative assessment of our fiscal 2011 annual goodwill impairment test, management concluded it was more likely than not that the fair value of our Toys “R” Us – Domestic (“Domestic”) reporting unit exceeded its carrying value. However, given the Domestic goodwill balance of $361 million, the results of the fourth quarter holiday selling season and the timing of the previous fair value calculated, management decided to calculate a new fair value as of the fiscal year-end. The fair value as of fiscal year-end confirmed the conclusions reached on the qualitative approach taken by management and indicated no goodwill impairment after the date of the annual impairment test. In addition, we also concluded for our Toys “R” Us – Japan, Ltd. (“Toys-Japan”) reporting unit that it was more likely than not that the fair value exceeded its carrying value and noted no goodwill impairment indicators after the date of the annual impairment test.

Debt Issuance Costs

We defer debt issuance costs, which are classified as non-current other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at January 28, 2012 and January 29, 2011 were $127 million and $148 million, respectively. Deferred financing fees amortized to Interest expense for fiscals 2011, 2010 and 2009 were $35 million, $69 million and $54 million, respectively, which is inclusive of accelerated amortization due to certain debt repayments and refinancings.

Acquisition of Debt Securities

During fiscal 2011, we acquired from unaffiliated parties $36 million face value debt securities of Vanwall for approximately $26 million. During fiscal 2010, we acquired from an unaffiliated party $17 million face value debt securities of Vanwall for approximately $9 million. This debt matures on April 7, 2013. These debt securities are included in Other assets within the Consolidated Balance Sheets, classified as held-to-maturity debt and reported at amortized cost.

Insurance Risks

We self-insure a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. Provisions for losses related to self-insured risks are based upon actuarial techniques and estimates for incurred but not reported claims. We record the liability for workers’ compensation on a discounted basis. We also maintain insurance coverage above retention amounts of $15 million for employment practices liability, $8 million for catastrophic events, $5 million for property, $5 million for general liability, $4 million for auto liability and a minimum of approximately $1 million for workers’ compensation to limit the exposure related to such risks. The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. As of January 28, 2012 and January 29,

2011, we had approximately $91 million and $89 million, respectively, of reserves for self-insurance risk which have been included in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets.

Commitments and Contingencies

We are subject to various claims and contingencies related to lawsuits and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 15 entitled “COMMITMENTS AND CONTINGENCIES.”

Leases

We lease store locations, distribution centers, equipment and land used in our operations. We account for our leases under the provisions of ASC Topic 840, “Leases” (“ASC 840”), which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of January 28, 2012 and January 29, 2011, accumulated depreciation related to capital leases for property and equipment was $47 million and $58 million, respectively.

Operating lease expense is recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 9 entitled “LEASES” for further details.

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as a deferred rent liability or asset. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $348 million and $321 million at January 28, 2012 and January 29, 2011, respectively, of which $10 million and $11 million are recorded in Accrued expenses and other current liabilities, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.

Financial Instruments

We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our foreign subsidiaries. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and resulting designation. We record the changes in fair value of derivative instruments, which do not qualify and therefore are not designated for hedge accounting, in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in Accumulated other comprehensive income (loss) and subsequently recorded in Interest expense in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•

For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

•

For designated fair value hedges, the change in the fair value of the derivative as well as the offsetting change in fair value of the hedged item attributable to the hedged risk are recorded in Interest expense in the Consolidated Statements of Operations.

Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 28, 2012 and January 29, 2011.

Revenue Recognition

We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from layaway transactions when our customer satisfies all payment obligations and takes possession of the merchandise. Sales are recorded net of sales, use and value added taxes.

Other revenues of $79 million, $77 million and $79 million for fiscals 2011, 2010 and 2009, respectively, are included in Net sales. Other revenues consist of shipping, licensing fees, warranty and consignment income and non-core product related revenue.

We have license agreements with unaffiliated third party operators located outside the United States. The agreements are largely structured with royalty income paid as a percentage of sales for the use of our trademarks, trade name and branding. Licensing fees for fiscals 2011, 2010 and 2009 were $18 million, $16 million and $14 million, respectively. Labuan accounted for $4 million, $5 million and $4 million of licensing fees in fiscals 2011, 2010 and 2009, respectively.

Reserve for Sales Returns

We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balances of our reserve for sales returns were $10 million at January 28, 2012 and January 29, 2011, respectively.

Cost of Sales and Selling, General & Administrative Expenses (“SG&A”)

The following table illustrates what is reflected in each expense category:

“Cost of sales”	“SG&A”

•    the cost of merchandise acquired from vendors;

•    freight in;

•    provision for excess and obsolete inventory;

•    shipping costs to customers;

•    provision for inventory shortages; and

•    credits and allowances from our merchandise vendors.

•    store payroll and related payroll benefits;

•    rent and other store operating expenses;

•    advertising and promotional expenses;

•    costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•    restructuring charges; and

•    other corporate-related expenses.

Credits and Allowances Received from Vendors

We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions and volume related purchases. We generally treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of ASC Topic 605, “Revenue Recognition” (“ASC 605”) since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products.

In addition, we record sales net of in-store coupons that are redeemed, in accordance with ASC 605.

Advertising Costs

Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $483 million, $445 million and $428 million in fiscals 2011, 2010 and 2009, respectively.

Pre-opening Costs

The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.

Costs of Computer Software

We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of ASC 350. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use. We amortized computer software costs of $22 million, $19 million and $25 million for fiscals 2011, 2010 and 2009, respectively.

Other Income, net

Other income, net includes the following:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Gift card breakage income	$(22)	$(20)	$(20)
Credit card program income	(13)	(19)	(31)
Net gains on sales of properties	(3)	(10)	(6)
Impairment of long-lived assets	6	11	7
Gain on litigation settlement	—	—	(51)
Other (1)	(12)	(13)	(11)

Total	$(44)	$(51)	$(112)

(1)	Includes gains and losses resulting from foreign currency translation related to operations, fixed asset write-offs and other miscellaneous income and expense charges.

Gift Card Breakage

We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing management estimates and assumptions based on actual redemptions, the estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to gift card breakage is recorded in Other income, net in our Consolidated Financial Statements. The Company recognizes breakage income and derecognizes the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards (“Redemption Method”). We recognized $22 million, $20 million and $20 million of gift card breakage income in fiscals 2011, 2010 and 2009, respectively.

In the second quarter of fiscal 2010, the State of New Jersey (the “State”) enacted a law that would require us to turn over to the State unused balances of certain gift cards purchased in New Jersey on which there had been no activity for a two-year period. In November 2010, the United States District Court for the District of New Jersey (the “District Court”) preliminarily enjoined the State from enforcing this section of the law, and the State appealed that decision to the United States Court of Appeals for the Third Circuit (the “Third Circuit”). The New Jersey law also would require us to obtain and maintain the zip codes of customers who purchase gift cards in New Jersey. In January 2011, the District Court declined to enjoin enforcement of this section of the law, and this decision was also appealed to the Third Circuit. On or about January 5, 2012, the Third Circuit affirmed the District Court rulings.

Credit Card Program

We currently operate under a Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers. The current Agreement expires in June 2012 at which time our program will transfer and convert to a new third-party credit lender. The credit lender provides financing for our customers to purchase merchandise at our stores for all cardholders and other businesses for co-branded cardholders. We received an up-front incentive payment for entering into the Agreement, which is deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees and royalties are recognized when earned and realizable. During fiscals 2011, 2010 and 2009, we recognized $13 million, $19 million and $31 million of other income, respectively, relating to the credit card program.

Net Gains on Sales of Properties

Net gains on sales of properties were $3 million, $10 million and $6 million for fiscals 2011, 2010 and 2009, respectively. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further information.

Impairment of Long-Lived Assets and Costs Associated with Exit Activities

We evaluate the carrying value of all long-lived assets, which include property, equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment”. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.

During fiscals 2011, 2010 and 2009, we recorded total impairment losses of $6 million, $11 million and $7 million, respectively. Impairment losses are recorded in Other income, net within our Consolidated Statement of Operations. These impairments were primarily due to the identification of underperforming stores and the relocation of certain stores.

For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with ASC Topic 420, “Exit or Disposal Cost Obligations.”

Gain on Litigation Settlement

In fiscal 2009, we recognized a $51 million gain related to the litigation settlement with Amazon.com (“Amazon”) which was recorded in Other income, net. Refer to Note 14 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further information.

Foreign Currency Translation

The functional currencies of our foreign subsidiaries are as follows:

•	Australian dollar for our subsidiary in Australia;

•	British pound sterling for our subsidiary in the United Kingdom (“U.K.”);

•	Brunei dollar for our subsidiary in Brunei;

•	Canadian dollar for our subsidiary in Canada;

•	Chinese yuan for our subsidiary in China;

•	Euro for subsidiaries in Austria, France, Germany, Spain and Portugal;

•	Hong Kong dollar for our subsidiary in Hong Kong;

•	Japanese yen for our subsidiary in Japan;

•	Malaysian ringgit for our subsidiary in Malaysia;

•	Polish zloty for our subsidiary in Poland;

•	Singapore dollar for our subsidiary in Singapore;

•	Swiss franc for our subsidiary in Switzerland;

•	Taiwan dollar for our subsidiary in Taiwan; and

•	Thailand baht for our subsidiary in Thailand.

Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive income (loss) within the Consolidated Statements of Stockholders’ Equity (Deficit).

Gains and losses resulting from foreign currency transactions related to operations are included in Other income, net. Foreign currency transactions related to short-term, cross-currency intercompany loans amounted to gains of $11 million, $10 million and $28 million for fiscals 2011, 2010 and 2009, respectively. Such amounts were included in Interest expense.

We economically hedge the majority of these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2011, 2010 and 2009, we recorded losses of $4 million, $10 million and $28 million, respectively. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.

Under ASC 740, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Valuation allowances are established when, in management’s judgment, it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies.

At any one time, our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies.

At January 28, 2012 and January 29, 2011, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets. These tax liabilities do not include a portion of our unrecognized tax benefits, which have been recorded as either a reduction of Deferred tax assets related to tax loss carryforwards or a reduction of taxes receivable. For further information, refer to Note 10 entitled “INCOME TAXES.”

Temporary Equity—Noncontrolling interest

On October 31, 2011, the Company recognized Noncontrolling interest in the amount of $24 million which was measured at fair value at the acquisition date. Refer to Note 17 entitled “ACQUISITIONS” for further details. In accordance with the terms of the agreement, the Noncontrolling interest is redeemable for cash or common stock of the Company at the option of the holder. As such, the Noncontrolling interest has been recorded in temporary equity at its redemption value. The reconciliation of the changes in the redeemable Noncontrolling interest is as follows:

(In millions)
Beginning Balance—October 31, 2011	$24
Net earnings attributable to noncontrolling interest	2
Adjustment of noncontrolling interest to redemption value	3

Ending Balance—January 28, 2012	$29

Stock-Based Compensation

Under the provisions of ASC Topic 718, “Compensation – Stock Compensation” (“ASC 718”), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We have applied ASC 718 to new awards and to awards modified, repurchased or canceled since January 29, 2006. We continue to account for any portion of awards outstanding at January 29, 2006 that have not been modified, repurchased or canceled using the provisions of Accounting Principles Board Opinion 25. For further information refer to Note 7 entitled “STOCK-BASED COMPENSATION.”

Earnings per share

A reconciliation of Net earnings attributable to Toys “R” Us, Inc. to Net earnings attributable to common shareholders for fiscals 2011, 2010 and 2009 is computed as follows:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Net earnings attributable to Toys “R” Us, Inc.	$149	$168	$312
Less: Adjustment of noncontrolling interest to redemption value	3	—	—

Net earnings attributable to common shareholders	$146	$168	$312

Earnings per share is computed as follows (in millions, except for share data):

	Fiscal Years Ended
	January 28, 2012			January 29, 2011			January 30, 2010
	Net Earnings Attributable To Common Shareholders	Weighted Average Shares	Per Share Amount	Net Earnings Attributable To Common Shareholders	Weighted Average Shares	Per Share Amount	Net Earnings Attributable To Common Shareholders	Weighted Average Shares	Per Share Amount
Basic earnings per share	$146	48,979,571	$2.98	$168	48,941,118	$3.43	$312	48,962,152	$6.37
Effect of dilutive share-based awards	—	1,169,641	(0.07)	—	1,040,386	(0.07)	—	342,811	(0.04)

Diluted earnings per share	$146	50,149,212	$2.91	$168	49,981,504	$3.36	$312	49,304,963	$6.33

As a result of the Labuan acquisition, the Company began applying the two-class method for calculating earnings per share. The two-class method calculates earnings per share by distinguishing between the classes of securities based on the proportionate participation rights of each award type in the Company’s undistributed earnings. The changes in the carrying amount of the redeemable Noncontrolling interest are reflected in earnings per share using the two-class method, as being akin to a dividend. Diluted earnings per share is calculated using the more dilutive of the treasury stock method or the two-class method. This application of this guidance did not have an impact on prior period earnings per share.

Basic earnings per share was computed by dividing Net earnings attributable to common shareholders by the weighted average number of shares of common stock outstanding during the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010. Diluted earnings per share is determined based on the dilutive effect of share-based awards using the treasury stock method.

Options to purchase shares of common stock that were outstanding at the end of the respective periods, but were not included in the computation of diluted earnings per share because the effect of exercising or converting such awards in common stock would be anti-dilutive were 0.7 million, nominal and 1.6 million for fiscals 2011, 2010 and 2009, respectively.

NOTE 2 — SHORT-TERM BORROWINGS AND LONG-TERM DEBT

A summary of the Company’s consolidated Short-term borrowings and Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of January 28, 2012 and January 29, 2011, respectively, is outlined in the table below:

(In millions)	January 28, 2012	January 29, 2011
Short-term borrowings
Labuan uncommitted lines of credit (1)	$9	$—

Long-term debt
7.625% notes, due fiscal 2011 (2)(3)	$—	$503
Toys-Japan 1.85%-2.85% loans due fiscals 2012-2016 (4)	166	177
French real estate credit facility, due fiscal 2012 (4.51% and 4.51%)	81	84
Spanish real estate credit facility, due fiscal 2012 (4.51% and 4.51%)	168	175
U.K. real estate senior credit facility, due fiscal 2013 (5.02% and 5.02%)	547	555
U.K. real estate junior credit facility, due fiscal 2013 (6.84% and 6.84%)	95	97
7.875% senior notes, due fiscal 2013 (2)	398	396
Toys-Japan unsecured credit lines, expire fiscals 2012-2013 (5)	—	17
Secured revolving credit facility, expires fiscal 2015 (6)	—	—
European and Australian asset-based revolving credit facility, expires fiscal 2016 (7)	—	—
Secured term loan facility, due fiscal 2016 (6)	683	687
7.375% senior secured notes, due fiscal 2016 (6)	365	348
10.750% senior notes, due fiscal 2017 (8)	931	929
8.500% senior secured notes, due fiscal 2017 (9)	717	716
Incremental secured term loan facility, due fiscal 2018 (6)(10)	394	—
7.375% senior notes, due fiscal 2018 (2)	404	405
8.750% debentures, due fiscal 2021 (11)	22	22
Finance obligations associated with capital projects	147	123
Capital lease obligations	43	54

	5,161	5,288
Less current portion (12)	315	570

Total Long-term debt (13)	$4,846	$4,718

(1)	Pursuant to the acquisition of Labuan on October 31, 2011, the Company, as of January 28, 2012, reported borrowings under uncommitted lines of credit for the joint venture, which has been included in Accrued expenses and other current liabilities on our Consolidated Balance Sheet.
(2)	Represents obligations of Toys “R” Us, Inc. (the “Parent Company”) legal entity. For further details on parent company information, refer to Schedule I — Parent Company Condensed Financial Statements and Notes to the Condensed Financial Statements.
(3)	On June 24, 2011, we redeemed the 7.625% notes due fiscal 2011 (the “2011 Notes”) with funds received from the net proceeds of a new tranche of term loans in an aggregate principal amount of $400 million (“Incremental Secured Term Loan”) and borrowings under our secured revolving credit facility (“ABL Facility”).
(4)	On February 28, 2011, Toys-Japan entered into an additional bank loan with a financial institution totaling ¥1.0 billion ($13 million at January 28, 2012). Commencing in January 2012, Toys-Japan is required to make annual principal payments of approximately ¥1.6 billion ($21 million at January 28, 2012). As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 28, 2012.
(5)	On March 18, 2011, Toys-Japan entered into an agreement to refinance, at maturity, Tranche 2 of its committed lines of credit to extend the maturity date of the agreement and amend certain other provisions.

(6)	Represents obligations of Toys “R” Us—Delaware, Inc. (“Toys-Delaware”).
(7)	On March 8, 2011, certain of our foreign subsidiaries amended and restated the credit agreement to extend the maturity date of the facility and amend certain other provisions.
(8)	Represents obligations of Toys “R” Us Property Company I, LLC (“TRU Propco I”) and its subsidiaries.
(9)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”).
(10)	On May 25, 2011, Toys-Delaware and certain of its subsidiaries issued the Incremental Secured Term Loan. Pursuant to the terms of the agreement, Toys-Delaware is required to make quarterly principal payments equal to 0.25% ($4 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of Long-term debt on our Consolidated Balance Sheet as of January 28, 2012.
(11)	Represents obligations of the Parent Company and Toys-Delaware.
(12)	Current portion of Long-term debt as of January 28, 2012 is primarily comprised of $168 million of our Spanish real estate credit facility and $81 million of our French real estate credit facility due 2012. Current portion of Long-term debt as of January 29, 2011 was primarily comprised of $503 million of the 2011 notes, which were redeemed on June 24, 2011.
(13)	We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

As of January 28, 2012, we had total indebtedness of $5.2 billion, of which $3.1 billion was secured indebtedness. Toys “R” Us, Inc. is a holding company and conducts its operations through its subsidiaries, certain of which have incurred their own indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to:

•	incur certain additional indebtedness;

•	transfer money between the parent company and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $858 million as of January 28, 2012. Our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and/or capital expenditures. As of January 28, 2012, we have funds available to finance our operations under our European and Australian asset-based revolving credit facility (“European ABL”) through March 2016, our ABL Facility through August 2015 and our Toys-Japan unsecured credit lines with a Tranche maturing June 2012 and a Tranche maturing June 2013. In addition, Labuan and Toys-Japan have uncommitted lines of credit due on demand.

The total fair values of our Long-term debt, with carrying values of $5.2 billion and $5.3 billion at January 28, 2012 and January 29, 2011, were $5.2 billion and $5.4 billion, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

The annual maturities of our Short-term borrowings and Long-term debt, including current portions, at January 28, 2012 are as follows:

(In millions)	Annual Maturities
2012	$324
2013	1,094
2014	48
2015	84
2016	1,020
2017 and subsequent	2,622

Total	$5,192

Labuan uncommitted lines of credit, due on demand ($9 million at January 28, 2012)

Pursuant to the acquisition of a 70% ownership interest in Labuan on October 31, 2011, the Company, as of January 28, 2012, reported Labuan’s debt obligations in our Consolidated Balance Sheet. Refer to Note 17 entitled “ACQUISITIONS” for further details. Labuan has several uncommitted unsecured lines of credit with various financial institutions with total availability of HK$255 million ($33 million at January 28, 2012). As of January 28, 2012, we had $9 million of borrowings, which has been included in Accrued expenses and other liabilities on our Consolidated Balance Sheets, and $3 million of bank guarantees issued under these facilities. The remaining availability under these facilities was $21 million. The average interest rate on the drawn borrowings was 2.52%.

Toys-Japan Unsecured Credit Lines, expires fiscals 2012-2013 ($0 million at January 28, 2012)

Toys-Japan currently has an agreement with a syndicate of financial institutions, which includes two unsecured loan commitment lines of credit (“Tranche 1” and “Tranche 2”). Under the agreement, Tranche 1 is available in amounts of up to ¥14.9 billion ($194 million at January 28, 2012), expiring on June 30, 2013, and bears an interest rate of Tokyo Interbank Offered Rate (“TIBOR”) plus 0.90% per annum. At January 28, 2012, we had no outstanding borrowings under Tranche 1, with $194 million of remaining availability. As of January 28, 2012, deferred debt issuance costs for this agreement were $2 million and have been included in Other assets on our Consolidated Balance Sheets.

On March 18, 2011, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. As a result, Tranche 2 is now available in amounts of up to ¥10.0 billion ($130 million at January 28, 2012), expiring on June 29, 2012, and bears an interest rate of TIBOR plus 0.80% per annum. We paid fees of $1 million to refinance Tranche 2, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. As of January 28, 2012, deferred debt issuance costs for this agreement were nominal and have been included in Other assets on our Consolidated Balance Sheets. At January 28, 2012, we had no outstanding borrowings under Tranche 2, with $130 million of remaining availability.

The agreement contains covenants, including, among other things, covenants that require Toys-Japan to maintain a certain level of net assets and profitability during the agreement terms. The agreement also restricts Toys-Japan from paying dividends or making loans to affiliates without lender consent.

Additionally, Toys-Japan has an uncommitted line of credit with total availability of ¥2.8 billion ($37 million at January 28, 2012), which will renew April 1 of each year unless otherwise canceled. The uncommitted line of credit bears an interest rate of TIBOR plus 0.50%. As of January 28, 2012, we had no outstanding borrowings under the uncommitted line of credit.

$1.85 billion senior secured revolving credit facility, expires fiscal 2015 ($0 million at January 28, 2012)

The ABL Facility provides for $1.85 billion of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions. The ABL Facility bears a tiered floating interest rate of LIBOR plus a margin of between 2.50% and 3.00% depending on usage, or, at the option of Toys-Delaware, an interest rate equal to a prime rate plus a margin of between 1.50% and 2.00% depending on usage. In addition, the ABL Facility requires the Company to pay, on a quarterly basis, a tiered unused commitment fee ranging from 0.375% to 0.625% of the average daily balance of unused commitments.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of Toys-Delaware and certain of its subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict Toys-Delaware’s ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility requires Toys-Delaware to maintain minimum excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves. At January 28, 2012, under our ABL facility, we had no outstanding borrowings, a total of $100 million of outstanding letters of credit and excess availability of $1.035 billion. This amount is also subject to the minimum excess availability covenant, which was $125 million at January 28, 2012, with remaining availability of $910 million in excess of the covenant. At January 28, 2012, deferred debt issuance costs for this credit facility were $45 million and have been included in Other assets on our Consolidated Balance Sheets.

European ABL, expires fiscal 2016 ($0 million at January 28, 2012)

On March 8, 2011, certain of our foreign subsidiaries amended and restated the credit agreement for the European ABL in order to extend the maturity date of the facility and amend certain other provisions. The European ABL as amended provided for a five-year £128 million asset-based senior secured revolving credit facility which will expire on March 8, 2016. Additionally, on April 29, 2011, we partially exercised the accordion feature which increased availability to include additional lender commitments. This increased the size of the facility from £128 million to £138 million ($217 million at January 28, 2012). Loans under the European ABL bear interest at a rate of London Interbank Offered Rate (“LIBOR”) or the Euro Interbank Offered Rate (“EURIBOR”) plus a margin of 2.25%, 2.50% or 2.75% depending on historical excess availability. In addition, a commitment fee accrues on any unused portion of the commitments at a rate per annum of 0.375% or 0.50% based on usage. In connection with the amendment and restatement of the credit agreement, we incurred approximately $6 million in fees which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. At January 28, 2012, deferred debt issuance costs for this credit facility were $9 million and have been included in Other assets on our Consolidated Balance Sheets.

Borrowings under the European ABL are subject, among other things, to the terms of a borrowing base derived from the value of eligible inventory and/or eligible accounts receivable of certain of Toys “R” Us Europe, LLC’s (“Toys Europe”) and Toys “R” Us Australia Holdings, LLC’s (“Toys Australia”) subsidiaries organized in Australia, England and France. The terms of the European ABL include a customary cash dominion trigger requiring the cash of certain of Toys Europe’s and Toys Australia’s subsidiaries to be applied to pay down outstanding loans if availability falls below certain thresholds. The European ABL also contains a springing fixed charge coverage ratio of 1.00 to 1.00 based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) (as defined in the agreement governing the European ABL) and fixed charges of Toys Europe, Toys Australia and their subsidiaries. Borrowings under the European ABL are guaranteed by Toys Europe, Toys Australia and certain of their material subsidiaries, with certain customary local law limitations and to the extent such guarantees do not result in adverse tax consequences. Borrowings are secured by substantially all of the assets of Toys Europe, Toys Australia and the U.K. and Australian obligors, as well as by share pledges over the shares of certain other material subsidiaries and pledges over certain of their assets (including bank accounts and certain receivables). The European ABL contains covenants that, among other things, restrict the ability of Toys Europe and Toys Australia and their respective subsidiaries to incur certain additional indebtedness, create or permit liens on assets, repurchase or pay dividends or make certain other restricted payments on capital stock, make acquisitions or investments or engage in mergers or consolidations. At January 28, 2012, we had no outstanding borrowings and $84 million of availability under the European ABL.

7.625% notes, due fiscal 2011 ($0 million at January 28, 2012)

On June 24, 2011, we redeemed the outstanding principal amount of the 2011 Notes for a total redemption price, including interest and premiums, of approximately $519 million.

Toys-Japan Bank Loans (1.85% to 2.85%) due fiscals 2012—2016 ($166 million at January 28, 2012)

Toys-Japan currently has six bank loans with various financial institutions totaling $166 million at January 28, 2012. On September 30, 2010, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance three bank loans, which matured on January 17, 2011. Under the new agreement, which began on January 17, 2011, the loan for ¥11.5 billion ($150 million at January 28, 2012) will mature on January 29, 2016 and bear an interest rate of TIBOR plus 1.50% per annum. In conjunction with the new agreement we entered into an interest rate swap, converting the variable rate of interest to a fixed rate of 2.45% on January 17, 2011. The swap has been designated as a cash flow hedge. Toys-Japan is required to make principal payments of approximately ¥1.6 billion ($21 million at January 28, 2012) annually in January of each year, commencing on January 2012, with the remaining principal and interest due upon maturity. Toys-Japan paid fees of $3 million to refinance these loans, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. On February 28, 2011, Toys-Japan entered into a bank loan with a financial institution totaling ¥1.0 billion ($13 million at January 28, 2012). The loan will mature on February 25, 2016 and bears an interest rate of 1.85% per annum. Fees paid in connection with this loan were nominal and are capitalized as deferred debt issuance costs and amortized over the term of the loan. The remaining four bank loans, representing $24 million, are amortizing and mature between fiscal 2012 and fiscal 2014. As of January 28, 2012, deferred debt issuance costs for these agreements were $2 million and have been included in Other assets on our Consolidated Balance Sheets.

These agreements contain covenants, including, among other things, covenants that require Toys-Japan to maintain a certain level of net assets and profitability during the agreement terms. The agreement also restricts Toys-Japan from paying dividends or making loans to affiliates without lender agreement.

€61 million French and €127 million Spanish real estate credit facilities, due fiscal 2012 ($81 million and $168 million at January 28, 2012, respectively)

On January 23, 2006, our indirect wholly-owned subsidiaries Toys “R” Us France Real Estate SAS and Toys “R” Us Iberia Real Estate S.L. entered into the French and Spanish real estate credit facilities, respectively. These facilities are secured by, among other things, selected French and Spanish real estate. The maturity date for each of these loans is February 1, 2013. The loans have interest rates of EURIBOR plus 1.50% plus mandatory costs per annum. The loan agreements contain covenants that restrict the ability of the borrowers to engage in mergers or consolidations, incur additional indebtedness, or create or permit additional liens on assets. The loan agreements also require the borrower to maintain interest coverage ratios of 110%. If the coverage ratio is less than 110% there is a 10 day window to prevent default. The borrower has an option to pay down the loan to increase the coverage up to 110%, acquire new properties or deposit collateral into an appropriate account. However, this cannot occur in two consecutive periods or more than six times during the life of the debt instrument. At January 28, 2012, deferred debt issuance costs for these facilities were $2 million and have been included in Other assets on our Consolidated Balance Sheets.

£348 million U.K. real estate senior and £60 million U.K. real estate junior credit facilities, due fiscal 2013 ($547 million and $95 million at January 28, 2012, respectively)

On February 8, 2006, Toys “R” Us Properties (UK) Limited (“Toys Properties”), our indirect wholly-owned subsidiary, entered into a series of secured senior and junior loans with Vanwall as the Issuer and Senior Lender and The Royal Bank of Scotland PLC as Junior Lender. These facilities are secured by, among other things, selected U.K. real estate. The U.K. real estate senior credit facility bears interest of 5.02% plus mandatory costs. The U.K. real estate junior credit facility bears interest at an annual rate of LIBOR plus a margin of 2.25% plus mandatory costs. At January 28, 2012, deferred debt issuance costs for these credit facilities were $2 million and have been included in Other assets on our Consolidated Balance Sheets.

The credit agreements contain covenants that restrict the ability of Toys Properties to incur certain additional indebtedness, create or permit liens on assets, dispose of or acquire further property, vary or terminate the lease agreements, conclude further leases or engage in mergers or consolidations. Toys Properties is required to repay the loans in part in quarterly installments. The final maturity date for these credit facilities is April 7, 2013.

Vanwall is a variable interest entity established with the limited purpose of issuing and administering the notes under the credit agreement with Toys Properties. On February 9, 2006, Vanwall issued £355.8 million of multiple classes of commercial mortgage backed floating rate notes (the “Floating Rate Notes”) to third party investors (the “Bondholders”), which are publicly traded on the Irish Stock Exchange Limited. The proceeds from the Floating Rate Notes issued by Vanwall were used to fund the Senior Loan to Toys Properties. Pursuant to the Credit Agreement, Vanwall is required to maintain an interest rate swap which effectively fixed the variable LIBOR rate at 4.56%, the same as the fixed interest rate less the applicable credit spread paid by Toys Properties to Vanwall. The fair value of this interest rate swap was a liability of approximately $22 million and $34 million at January 28, 2012 and January 29, 2011, respectively. For further details regarding the consolidation of Vanwall, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

7.875% Senior Notes, due fiscal 2013 ($398 million at January 28, 2012)

On April 8, 2003, Toys “R” Us, Inc. issued $400 million in notes bearing interest at a coupon rate of 7.875%, maturing on April 15, 2013. The notes were issued at a discount of $7 million which resulted in the receipt of proceeds of $393 million. Simultaneously with the sale of the notes, we entered into interest rate swap agreements. We subsequently terminated the swaps at a loss of $6 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on April 15 and October 15 of each year. These notes carry a limitation on creating liens on domestic real property or improvements or the stock or indebtedness of domestic subsidiaries (subject to certain exceptions) that exceed the greater of 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The covenants also restrict sale and leaseback transactions (subject to certain exceptions) unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property and a lien would be permitted on such principal property. At January 28, 2012, deferred debt issuance costs for these notes were nominal and have been included in Other assets on our Consolidated Balance Sheets.

7.375% Senior Secured Notes, due fiscal 2016 ($365 million at January 28, 2012)

On August 24, 2010, Toys-Delaware completed the offering of the 7.375% Senior Secured Notes (“Toys-Delaware Secured Notes”). These notes were issued at par. Investment funds or accounts advised by affiliates of KKR owned an aggregate of $5 million of the Toys-Delaware Secured Notes as of January 29, 2011, all of which was subsequently sold in fiscal 2011. Fees paid in connection with the offering of the Toys-Delaware Secured Notes were approximately $11 million and are deferred and expensed over the life of the instrument. At January 28, 2012, deferred debt issuance costs for the Toys-Delaware Secured Notes were $8 million and have been included in Other assets on our Consolidated Balance Sheets.

The indenture governing Toys-Delaware Secured Notes contains covenants, including, among other things, covenants that restrict the ability of Toys-Delaware to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make investments and other restricted payments or create liens. These covenants are subject to a number of important qualifications and limitations. Certain covenants will be suspended at any time Toys-Delaware Secured Notes are rated “investment grade.” In addition, the indenture contains other customary terms and covenants, including certain events of default after which Toys-Delaware Secured Notes may be declared or become due and payable immediately. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time prior to September 1, 2013, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, as of the date of redemption. The Toys-Delaware Secured Notes will be redeemable, in whole or in part, at any time on or after September 1, 2013 at the specified redemption prices, plus accrued and unpaid interest. Toys-Delaware may also redeem up to 35% of the Toys-Delaware Secured Notes prior to September 1, 2013, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.375% of the principal amount of Toys-Delaware Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to us or Toys-Delaware, Toys-Delaware will be required to offer to purchase Toys-Delaware Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Toys-Delaware Secured Notes is payable in cash semi-annually in arrears through maturity on March 1 and September 1 of each year, commencing on March 1, 2011. Toys-Delaware Secured Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Further, the Toys-Delaware Secured Notes are guaranteed by certain of Toys-Delaware subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, our wholly owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by Toys-Delaware and certain of its subsidiaries. The Toys-Delaware Secured Notes are secured on a pari passu basis with the obligations under the Secured Term Loan Facility and the Incremental Secured Term Loan.

Secured Term Loan Facility, due fiscal 2016 ($683 million at January 28, 2012)

Concurrent with the offering of the Toys-Delaware Secured Notes, Toys-Delaware amended and restated the secured term loan originally due fiscal 2012 to extend the maturity date of this loan facility and amend certain other provisions. The amended secured term loan facility is in an aggregate principal amount of $700 million (the “Secured Term Loan Facility”) and was issued at a discount of $11 million which resulted in the receipt of gross proceeds of $689 million. Investment funds or accounts advised by affiliates of KKR owned 5% and 6% of the Secured Term Loan Facility as of January 28, 2012 and January 29, 2011, respectively. The Secured Term Loan Facility will bear interest equal to LIBOR (at no time shall LIBOR be less than 1.50%) plus 4.50%, which is subject to a step down of 0.25% based on total leverage. In addition, pursuant to the terms of the agreement, Toys-Delaware is required to make quarterly principal payments equal to 0.25% ($7 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 28, 2012.

Fees paid in connection with the offering of the Secured Term Loan Facility totaled approximately $15 million and are deferred and expensed over the life of the instrument. At January 28, 2012, deferred debt issuance costs for the Secured Term Loan Facility were $12 million and have been included in Other assets on our Consolidated Balance Sheets.

The Secured Term Loan Facility as amended, provides for, among other things, an accordion feature that allows Toys-Delaware to request one or more additional term loans be added to the Secured Term Loan Facility in an aggregate principal amount of up to $700 million, to be reduced on a dollar-for-dollar basis by the aggregate principal amount of one or more additional series of senior secured notes that may be issued after the date of the initial issuance of the Toys-Delaware Secured Notes. We exercised a portion of the accordion feature on May 25, 2011 by adding a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018. Refer to “Incremental Secured Term Loan” section below.

The Secured Term Loan Facility contains customary covenants applicable to Toys-Delaware and certain of its subsidiaries, including, among other things, covenants that restrict the ability of Toys-Delaware and certain of its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. These covenants are subject to certain exceptions, including among other things to allow for the debt represented by the Toys-Delaware Secured Notes, certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test, the prepayment or repayment of our 7.625% notes due fiscal 2011 and our 7.875% senior notes due fiscal 2013 subject to Toys-Delaware meeting a total leverage test and the provision of a cumulative credit exception allowing for Toys-Delaware and certain of its subsidiaries to make investments, pay dividends and make certain other restricted payments subject to Toys-Delaware meeting a fixed charge coverage test. If an event of default under the Secured Term Loan Facility occurs and is continuing, the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared by the lenders or become immediately due and payable. Toys-Delaware may optionally prepay the outstanding principal balance of the loan at any time.

Further, the Secured Term Loan Facility is guaranteed by certain of Toys-Delaware subsidiaries and the borrowings thereunder are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, Toys-Delaware’s wholly owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by Toys-Delaware and certain of its subsidiaries. The Secured Term Loan Facility is secured on a pari passu basis with the obligations under the Toys-Delaware Secured Notes and the Incremental Secured Term Loan.

10.75% Senior Notes, due fiscal 2017 ($931 million at January 28, 2012)

On July 9, 2009, TRU Propco I, formerly known as TRU 2005 RE Holding Co. I, LLC, one of our wholly-owned subsidiaries, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Notes”). The Notes were issued at a discount of $25 million which resulted in the receipt of proceeds of $925 million. Fees paid in connection with the sale of the Notes were deferred and expensed over the life of the Notes. At January 28, 2012, deferred debt issuance costs for these notes were $16 million and have been included in Other assets on our Consolidated Balance Sheets.

The Notes are solely the obligation of TRU Propco I and its wholly-owned subsidiaries (the “Guarantors”) and are not guaranteed by the Parent Company or Toys-Delaware. The Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the Notes contain covenants, including, among other things, covenants that restrict the ability of TRU Propco I and the Guarantors to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Guarantors to pay dividends or make other payments. The indenture governing the Notes also contains covenants that limit the ability of the Parent Company to cause or permit Toys-Delaware to incur indebtedness, pay dividends, make distributions or make other restricted payments and investments. These covenants are subject to a number of important qualifications and limitations. The Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, TRU Propco I may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to the Parent Company or TRU Propco I, TRU Propco I will be required to offer to purchase the Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the purchase date. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year.

In accordance with the indenture governing the Notes, TRU Propco I commenced a tender offer on May 13, 2011 to purchase up to an aggregate principal amount of approximately $25 million of the Notes for cash. The tender offer expired on June 13, 2011, with no holders opting to tender at that time. Therefore, as permitted by the indenture, TRU Propco I made a cash distribution of approximately $25 million to the Parent Company on June 20, 2011.

8.50% Senior Secured Notes, due fiscal 2017 ($717 million at January 28, 2012)

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, an indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Propco II Notes”). The Propco II Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. Investment funds or accounts advised by affiliates of KKR owned less than 1% and 2% of the notes as of January 28, 2012 and January 29, 2011, respectively. The Propco II Notes are solely the obligation of TRU Propco II and are not guaranteed by Toys “R” Us, Inc. or Toys-Delaware or any of our other subsidiaries. The Propco II Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the master lease agreement between TRU Propco II as landlord and Toys-Delaware as tenant (the “TRU Propco II Master Lease”). Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the Propco II Notes. Fees paid in connection with the sale of the Propco II Notes were deferred and expensed over the life of the Propco II Notes. At January 28, 2012, deferred debt issuance costs for these notes were $21 million and have been included in Other assets on our Consolidated Balance Sheets.

The indenture governing the Propco II Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, sell assets, enter into affiliate transactions, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends or make other payments. The indenture governing the Propco II Notes also contains covenants that limit the ability of Toys “R” Us, Inc. to cause or permit Toys-Delaware to incur indebtedness, pay dividends, make distributions or make other restricted payments and investments. These covenants are subject to a number of important qualifications and limitations. The Propco II Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Propco II Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Propco II Notes at a redemption price equal to 103% of the principal amount of the Propco II Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Propco II Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.5% of the principal amount of the Propco II Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys “R” Us, Inc. or TRU Propco II, TRU Propco II will be required to offer to purchase the Propco II Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Propco II Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year.

Incremental Secured Term Loan, due fiscal 2018 ($394 million at January 28, 2012)

On May 25, 2011, Toys-Delaware and certain of its subsidiaries entered into a Joinder Agreement (the “Joinder Agreement”) to the Secured Term Loan Facility. The Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”).

The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in gross proceeds of $396 million. The gross proceeds were used to pay transaction fees of approximately $7 million, including fees payable to the Sponsors pursuant to their advisory agreement, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by KKR owned $41 million of the Incremental Secured Term Loan as of January 28, 2012. On June 24, 2011, the net proceeds from the Incremental Secured Term Loan along with borrowings from our ABL Facility were used to provide funds to redeem the outstanding principal amount of the 2011 Notes for a total redemption price, including interest and premiums, of approximately $519 million. The Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75%, which is subject to a step down of 0.25% based on total leverage. At January 28, 2012, deferred debt issuance costs for these notes were $6 million and have been included in Other assets on our Consolidated Balances Sheets.

The Incremental Secured Term Loan is governed by the Secured Term Loan Facility and has the same collateral covenants and restrictions as the Secured Term Loan Facility. Pursuant to the terms of the Joinder Agreement, Toys-Delaware is required to make quarterly principal payments equal to 0.25% ($4 million per year) of the original principal amount of the loan. Toys-Delaware may optionally prepay the outstanding principal balance of the Incremental Secured Term Loan at any time. However, if Toys-Delaware prepays the outstanding principal balance of the Incremental Secured Term Loan on or prior to May 25, 2012, Toys-Delaware would pay a premium equal to 1% of the remaining balance.

7.375% Senior Notes, due fiscal 2018 ($404 million at January 28, 2012)

On September 22, 2003, Toys “R” Us, Inc. issued $400 million in notes bearing interest at a coupon rate of 7.375%, maturing on October 15, 2018. The notes were issued at a discount of $2 million which resulted in the receipt of proceeds of $398 million. Simultaneously with the sale of the notes, we entered into interest rate swap agreements. We subsequently terminated the swaps and received a payment of $10 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on April 15 and October 15 of each year. These notes carry a limitation on creating liens on domestic real property or improvements or the stock or indebtedness of domestic subsidiaries (subject to certain exceptions) that exceed the greater of 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The covenants also restrict sale and leaseback transactions (subject to certain exceptions) unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property and a lien would be permitted on such principal property. At January 28, 2012, deferred debt issuance costs for these notes were $2 million and have been included in Other assets on our Consolidated Balance Sheets.

8.750% Debentures, due fiscal 2021 ($22 million at January 28, 2012)

On August 29, 1991, Toys “R” Us, Inc. issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, Toys-Delaware commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, Toys-Delaware consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the unsecured credit facility to purchase the tendered Debentures. At January 28, 2012, deferred debt issuance costs for these notes were nominal and have been included in Other assets on our Consolidated Balance Sheets.

NOTE 3 — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR, EURIBOR, GBP LIBOR and TIBOR rates. Some of our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of January 28, 2012, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of January 28, 2012 are designated as cash flow and fair value hedges in accordance with ASC Topic 815, “Derivatives and Hedging”.

The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive income (loss); the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for fiscals 2011, 2010 and 2009, respectively. Reclassifications from Accumulated other comprehensive income (loss) to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a nominal amount of net losses in fiscal 2012 to Interest expense from Accumulated other comprehensive income (loss).

The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the change in the fair value of the derivative and the underlying hedged item separately. For our derivative that is designated as a fair value hedge, we recorded approximately a $7 million net gain and $1 million net loss in earnings related to ineffectiveness for fiscal 2011 and 2010, respectively.

Certain of our agreements with credit-risk related contingent features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 28, 2012 and January 29, 2011, derivative liabilities related to agreements that contain credit-risk related contingent features had a fair value of $8 million and $17 million, respectively. As of January 28, 2012 and January 29, 2011, respectively, we were not required to post collateral for any of these derivatives.

The following table presents our outstanding interest rate contracts as of January 28, 2012 and January 29, 2011:

			January 28, 2012	January 29, 2011
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount
Interest Rate Swaps
3 Month EURIBOR Float to Fixed Interest Rate Swap	February 2006	February 2013	$81	$84
3 Month EURIBOR Float to Fixed Interest Rate Swap	February 2006	February 2013	168	175
3 Month GBP LIBOR Float to Fixed Interest Rate Swap	February 2006	April 2013	92	94
3 Month GBP LIBOR Float to Fixed Interest Rate Swap (1)	April 2007	April 2013	3	3
3 Month USD LIBOR Fixed to Float Interest Rate Swap (1)	September 2010	September 2016	350	350
6 Month JPY TIBOR Float to Fixed Interest Rate Swap (1)	January 2011	January 2016	128	140
Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap (1)	January 2011	April 2015	500	500
1 Month USD LIBOR Interest Rate Cap	January 2011	April 2015	500	500
1 Month USD LIBOR Interest Rate Cap (2)	January 2012	April 2015	500	500
1 Month USD LIBOR Interest Rate Cap	January 2012	April 2015	500	500
1 Month USD LIBOR Interest Rate Cap	January 2014	April 2015	311	311

(1)	As of January 28, 2012, these derivatives were designated for hedge accounting.
(2)	The Company de-designated a portion of this interest rate cap in fiscal 2010. As of January 28, 2012, 40% of the $500 million interest rate cap is designated as a cash flow hedge.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our foreign subsidiaries and our short-term, cross-currency intercompany loans with our foreign subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 28, 2012 we did not have any derivative liabilities related to agreements that contain credit-risk related contingent features. At January 29, 2011 derivative liabilities related to agreements that contain credit-risk related contingent features had a fair value $2 million. We are not required to post collateral for these contracts.

The following table presents our outstanding foreign exchange contracts as of January 28, 2012 and January 29, 2011:

			January 28, 2012	January 29, 2011
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount
Foreign-Exchange Forwards
Short-term cross-currency intercompany loans	Varies	Varies	$79	$120
Merchandise purchases	Varies	Varies	—	171

The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive income (loss) on our Consolidated Statements of Stockholders’ Equity (Deficit) for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Derivatives designated as cash flow hedges:
Beginning balance	$—	$(15)	$(25)
Loss on the change in fair value recognized in Accumulated other comprehensive income (loss) — Interest Rate Contracts	(2)	(5)	(13)
(Loss) gain reclassified from Accumulated other comprehensive income (loss) — Interest Rate Contracts	—	20	23

	(2)	15	10

Ending balance	$(2)	$—	$(15)

The following table sets forth the impact of derivatives on Interest expense on our Consolidated Statements of Operations for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
Derivatives not designated for hedge accounting:
Loss on the change in fair value — Interest Rate Contracts	$(1)	$(6)	$(3)
Loss on the change in fair value — Intercompany Loan Foreign Exchange Contracts (1)	(4)	(10)	(28)
(Loss) gain on the change in fair value — Merchandise Purchases Program Foreign Exchange Contracts	(3)	2	(24)

	(8)	(14)	(55)

Derivatives designated as cash flow hedges:
Loss reclassified from Accumulated other comprehensive income (loss) (effective portion) — Interest Rate Contracts	(1)	(31)	(36)
Gain amortized from terminated cash flow hedges — Interest Rate Contracts	1	1	1

	—	(30)	(35)

Derivative designated as a fair value hedge:
Amortization of swap basis adjustment — Interest Rate Contract	(1)	—	—
Gain (loss) on the change in fair value — Interest Rate Contract	23	(3)	—
(Loss) gain recognized in interest expense on hedged item	(16)	2	—

	6	(1)	—

Total Interest expense	$(2)	$(45)	$(90)

(1)	Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans. For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

The following table contains the notional amounts and related fair values of our derivatives included within our Consolidated Balance Sheets as of January 28, 2012 and January 29, 2011:

(In millions)	January 28, 2012		January 29, 2011
	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$—	$700	$2
Other non-current liabilities	131	(2)	143	(2)

Interest Rate Contract designated as a fair value hedge:
Other Assets	$350	$18	$—	$—
Other non-current liabilities	—	—	350	(5)

Interest Rate Contracts not designated for hedge accounting:
Other assets	$1,611	$—	$1,611	$4
Accrued expenses and other current liabilities	249	(4)	—	—
Other non-current liabilities	92	(3)	353	(10)

Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$39	$—	$81	$—
Accrued expenses and other current liabilities	40	(1)	210	(2)

Total derivative contracts outstanding
Prepaid expenses and other current assets	$39	$—	$81	$—
Other assets	2,661	18	2,311	6

Total derivative assets(1)	$2,700	$18	$2,392	$6

Accrued expenses and other current liabilities	$289	$(5)	$210	$(2)
Other non-current liabilities	223	(5)	846	(17)

Total derivative liabilities(1)	$512	$(10)	$1,056	$(19)

(1)	Refer to Note 4 “FAIR VALUE MEASUREMENTS” for the fair value of our derivative instruments classified within the fair value hierarchy.

NOTE 4 — FAIR VALUE MEASUREMENTS

To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.

The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.

For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements taking into account the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. Based on the mixed input valuation we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.

Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Consolidated Statements of Operations.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. Due to the nature and short maturity of these investments, their carrying amount approximates fair value. Therefore, we have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of January 28, 2012 and January 29, 2011, aggregated by level in the fair value hierarchy within which those measurements fall.

Fiscal 2011

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Cash equivalents	$269	$—	$—	$269
Derivative financial instruments:
Interest rate contracts	—	18	—	18
Foreign exchange contracts	—	—	—	—

Total assets	$269	$18	$—	$287

Liabilities
Derivative financial instruments:
Interest rate contracts	$—	$2	$7	$9
Foreign exchange contracts	—	1	—	1

Total liabilities	$—	$3	$7	$10

Fiscal 2010

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Cash equivalents	$312	$—	$—	$312
Derivative financial instruments:
Interest rate contracts	—	6	—	6

Total assets	$312	$6	$—	$318

Liabilities
Derivative financial instruments:
Interest rate contracts	$—	$1	$16	$17
Foreign exchange contracts	—	2	—	2

Total liabilities	$—	$3	$16	$19

The table below presents the changes in the fair value of our derivative financial instruments within Level 3 of the fair value hierarchy for the periods ended January 28, 2012 and January 29, 2011.

(In millions)	Level 3
Balance, January 29, 2011	$(16)
Unrealized gain (1)	27
Transfers out of Level 3 (3)	(18)

Balance, January 28, 2012	$(7)

(In millions)	Level 3
Balance, January 31, 2010	$(2)
Unrealized loss (1)	(6)
Purchases (2)	(5)
Transfers out of Level 3 (3)	(3)

Balance, January 29, 2011	$(16)

(1)	Changes in the fair value of our Level 3 derivative financial instruments have been recorded in Interest expense on our Consolidated Statements of Operations. The total amount of unrealized losses for the period included in Interest expense attributable to assets held at January 28, 2012 and January 29, 2011, were $27 million and $11 million, respectively.
(2)	On December 7, 2010, we entered into an interest rate swap to hedge our exposure to changes in fair value of the Toys-Delaware Secured Notes. The interest rate swap has a notional amount of $350 million and matures on September 1, 2016. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.
(3)	Transferred from Level 3 to Level 2 as the Level 3 inputs were no longer considered significant to the fair value of these instruments.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used and held for sale classified as Level 3 were determined using a discounted cash flow valuation method. For those assets classified as Level 2 a relative, market-based approach based on offers was utilized.

There have been no changes in valuation technique or related inputs for the fiscal years ended January 28, 2012 and January 29, 2011.

The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the fiscal years ended January 28, 2012 and January 29, 2011, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at January 28, 2012 and January 29, 2011. As of January 28, 2012 and January 29, 2011, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy.

Fiscal 2011

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses (1)
Long-lived assets held and used	$9	$2	$1	$6
Long-lived assets held for sale	—	—	—	—

Total	$9	$2	$1	$6

Fiscal 2010

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses (1)
Long-lived assets held and used	$13	$3	$2	$8
Long-lived assets held for sale	10	7	—	3

Total	$23	$10	$2	$11

(1)	Refer to Note 1 “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

NOTE 5 — PROPERTY AND EQUIPMENT

($ In millions)	Useful life (in years)	January 28, 2012	January 29, 2011
Land		$747	$765
Buildings	45-50	2,079	2,120
Furniture and equipment	3-20	1,915	1,835
Leasehold improvements	10-25	2,662	2,485
Costs of computer software	5	182	170
Construction in progress		17	25
Leased equipment under capital lease	3-8	84	105

		7,686	7,505
Less: accumulated depreciation and amortization		3,628	3,430

		4,058	4,075
Less: net assets held for sale		6	14

Total		$4,052	$4,061

Assets held for sale

Assets held for sale represent assets owned by us that we have committed to sell in the near term. The following assets are classified as held for sale and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets:

(In millions)	January 28, 2012	January 29, 2011
Land	$4	$9
Buildings	4	7
Leasehold improvements	1	2

	9	18
Less: accumulated depreciation and amortization	3	4

Net assets held for sale	$6	$14

Net gains on sales of properties

During fiscals 2011 and 2010, we sold idle properties for gross proceeds of $24 million and $26 million, respectively, which resulted in net gains of approximately $3 million and $10 million, respectively.

During fiscal 2009, we sold idle properties for gross proceeds of $19 million which resulted in net gains of approximately $6 million. The sales included an idle distribution center which resulted in gross proceeds of $14 million and a gain of $5 million.

NOTE 6 — ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

A summary of our Accounts payable, Accrued expenses and other current liabilities as of January 28, 2012 and January 29, 2011 is outlined in the table below:

(In millions)	January 28, 2012	January 29, 2011
Merchandise accounts payable (1)	$1,238	$1,349
Non-merchandise accounts payable (2)	209	211

Accounts payable	$1,447	$1,560

Gift card and certificate liability	$162	$158
Sales and use tax and value added tax payable	119	100
Accrued interest	53	74
Accrued property taxes	53	41
Accrued bonus	47	59
Other (3)	482	471

Accrued expenses and other current liabilities	$916	$903

(1)	Includes $81 million and $121 million of book overdraft cash as of January 28, 2012 and January 29, 2011, respectively.
(2)	Includes $105 million and $89 million of book overdraft cash as of January 28, 2012 and January 29, 2011, respectively.
(3)	Other includes, among other items, accrued payroll and other benefits, and other accruals. No individual amount included exceeds 5% of “Total current liabilities”. Additionally, includes $9 million of short-term borrowings as of January 28, 2012. Refer to Note 2 entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT” for further details.

NOTE 7 — STOCK-BASED COMPENSATION

2010 Incentive Plan

In fiscal 2010, we adopted the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”). The 2010 Incentive Plan provides that the total number of shares of our common stock that may be issued under the 2010 Incentive Plan is 3,750,000 and the maximum number of such shares of common stock for which incentive stock options may be granted under the 2010 Incentive Plan is 500,000. The Board of Directors of the Company has discretion over the amount of shares available for future issuances of stock awards.

On May 26, 2011, the Company granted options under the 2010 Incentive Plan. The options were granted at an exercise price equal to the fair value of the shares on the date of the grant and follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting ratably over the subsequent two years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of the Company. All options expire ten years from the date of the grant. Additionally, concurrent with the grant of options, additional awards were granted consisting of restricted stock and performance stock under the 2010 Incentive Plan, which were valued at a fair market value on the date of grant of $60.00 per share. The restricted stock awards follow the same graded vesting schedule as the options granted. The performance stock awards cliff vest 100% on the third anniversary of the awards if the performance criteria have been met. The performance metrics are based 50% on our consolidated Adjusted Compensation EBITDA performance results and 50% on our total return on invested capital (ROIC) results, each over a three year period.

Management Equity Plan

On July 21, 2005, we adopted the 2005 Management Equity Plan (the “Management Equity Plan”). The Management Equity Plan originally provided for the granting of service-based and performance-based stock options, rollover options (i.e., options in the Company in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of the Company and its subsidiaries.

On June 8, 2009, the Management Equity Plan was modified to eliminate the performance conditions of certain stock options and to reduce the required service period from eight years to five years. The modification changed all performance-based options into options similar to our service-based options.

The fair value analysis performed at the date of modification determined that the modification reduced the fair value of the options. Therefore, total stock compensation expense, which was calculated as of the original grant date, was not affected by the modification. Due to the elimination of the performance condition, the modification did result in extended derived service periods as compared to the original options. We are recording the remaining unrecognized compensation expense prospectively over the revised requisite service periods. This change had a nominal impact on stock compensation expense for fiscal 2009.

The service-based options generally follow a graded vesting schedule of 40% on the second anniversary of the award with the remaining portion vesting ratably over the subsequent three years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of the Company. Prior to the modification, the performance-based options were scheduled to vest in the same manner as the service-based options but only if certain performance targets were achieved based on a specified internal rate of return realized by the Sponsors and the sale multiple realized by the Sponsors. The performance-based options vested on the eighth anniversary of the date of grant regardless of performance, subject to the participant’s continued employment with the Company. All options expire on the tenth anniversary of the date of the grant.

Commencing in February 2011, participants in the Management Equity Plan had the right to elect to be bound by the terms and conditions of Amendment No. 3 to the Management Equity Plan. This amendment, among other things, reduced the retirement age criteria, accelerates vesting of all options upon death, disability or retirement, made all participants eligible for put rights upon death, disability or retirement and made the non-competition period apply in the case of resignation for any reason and applies the non-competition period for the greater of one year and any severance period for termination without cause.

The Company accounted for the modification to the Management Equity Plan in accordance with ASC Topic 718, “Compensation – Stock Compensation.” Generally, options with put rights upon death, disability or retirement are classified as equity awards until such puttable conditions become probable (i.e. upon reaching retirement eligibility). For awards that were required to be liability classified as a result of the amendment, we recorded an incremental expense of approximately $1 million in fiscal 2011. These liability awards are remeasured at their fair market value as of each reporting period. Management has concluded that the modification did not have a material impact to compensation costs.

The Management Equity Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to the fair value of the common stock, and also permits grants of restricted stock without consideration. During fiscal 2011, there was no purchase of restricted stock shares by officers or certain employees of the Company. During fiscals 2010 and 2009, 9,668 shares and 74,140 shares of restricted stock were purchased by officers and certain employees of the Company at a weighted-average price of $61.00 per share and $27.12 per share, respectively, which were the estimated fair values as of the respective dates of those purchases.

All outstanding options issued under the 2010 Incentive Plan and Management Equity Plan are scheduled to expire at dates ranging from April 1, 2013 to May 26, 2021. We expect to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.

Valuation Assumptions

The fair value of each option award modified or granted under the 2010 Incentive Plan and Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted-average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as the Company is a non-publicly traded company. The risk-free rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the median time until exercise and is based on contractual terms of the awards, expectations of employee exercise behavior, and expectations of liquidity for the underlying shares. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted-average assumptions used:

	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Volatility	50.0%	50.0%	55.0%
Risk-free interest rate	3.1%	2.6%	3.5%
Expected term	5.1 years	5.1 years	5.1 years
Dividend Yield	—	—	—
Weighted-average grant-date fair value per option:
Service-based	$27.62	$28.77	$13.20

Service-Based Options

A summary of service-based option activity under the 2010 Incentive Plan and Management Equity Plan during fiscals 2011, 2010 and 2009 is presented below:

	Fiscal Years Ended
	January 28, 2012		January 29, 2011		January 30, 2010
	Shares	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price
Outstanding at beginning of fiscal year	3,389,768	$26.90	3,748,507	$26.29	1,496,958	$23.44
Granted	726,331	60.00	48,357	61.00	406,071	27.12
Exercised	(100,650)	25.12	(252,590)	22.79	(203,687)	26.67
Forfeited/Canceled	(119,673)	39.38	(154,506)	29.43	(159,864)	27.00
Conversion from Performance-Based	—	—	—	—	2,209,029	28.15

Outstanding at end of fiscal year	3,895,776	$32.73	3,389,768	$26.90	3,748,507	$26.29

	Options	Weighted- average Exercise Price	Weighted-average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Vested or expected to vest at January 28, 2012	3,790,720	$31.98	5.1	$74.7
Exercisable at January 28, 2012	2,843,656	$25.99	4.0	$68.3

The aggregate intrinsic value of service-based options exercised was approximately $3 million, $9 million and less than $1 million in fiscals 2011, 2010 and 2009, respectively. The total fair value of service-based options vested was approximately $29 million, $24 million and $16 million in fiscals 2011, 2010 and 2009, respectively. We received $1 million, $5 million and $5 million from the exercise of service-based options in fiscals 2011, 2010 and 2009, respectively. We paid $2 million during fiscal 2011 to cash settle share-based liability awards. We paid $12 million and $6 million in fiscals 2010 and 2009, respectively, to repurchase shares from the exercise of service-based options. We paid less than $1 million, $2 million and $1 million in fiscals 2011, 2010 and 2009, respectively, to repurchase shares previously issued to employees. The tax benefits recognized as a result of the options exercised was $1 million, $3 million and less than $1 million in fiscals 2011, 2010 and 2009, respectively.

As of January 28, 2012, there was $13 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the 2010 Incentive Plan and Management Equity Plan. This cost is expected to be recognized over a weighted-average period of 1.7 years.

Nonvested Restricted Shares and Restricted Units

A summary of nonvested restricted share and restricted unit activity under the 2010 Incentive Plan during fiscal 2011 is presented below:

	Fiscal Year Ended		Fiscal Year Ended
	January 28, 2012		January 28, 2012
	Common Shares	Weighted- average Grant-date Fair Value	Units	Weighted- average Grant-date Fair Value
Nonvested shares / Outstanding units at beginning of fiscal year	—	$—	—	$—
Granted	111,439	60.00	32,217	60.00
Shares vested / Units converted	(447)	60.00	—	—
Forfeited	(5,278)	60.00	(1,413)	60.00

Nonvested shares / Outstanding units at end of fiscal year	105,714	$60.00	30,804	$60.00

	Units	Weighted-average Remaining Contractual Term (Years)
Vested or expected to vest at January 28, 2012	25,393	9.3
Convertible at January 28, 2012	—	—

There were no restricted shares or units awarded during fiscals 2010 and 2009.

As of January 28, 2012, there was $5 million of total unrecognized compensation cost related to restricted share-based compensation arrangements under the 2010 Incentive Plan. This cost is expected to be recognized over a weighted-average period of 1.8 years.

The fair value of restricted shares vested and the tax benefits recognized as a result of the vesting were nominal for fiscal 2011.

Performance-Based Shares and Units

A summary of performance-based share and unit activity under the 2010 Incentive Plan during fiscal 2011 is presented below:

	Fiscal Year Ended		Fiscal Year Ended
	January 28, 2012		January 28, 2012
	Common Shares	Weighted- average Grant-date Fair Value	Units	Weighted- average Grant-date Fair Value
Nonvested shares / Outstanding units at beginning of fiscal year	—	$—	—	$—
Granted	95,197	60.00	25,863	60.00
Shares vested / Units converted	—	—	—	—
Forfeited	(5,362)	60.00	—	—

Nonvested shares / Outstanding units at end of fiscal year	89,835	$60.00	25,863	$60.00

There were no performance-based shares or units awarded during fiscals 2010 and 2009.

The amount of stock-based compensation expense recognized in SG&A and the tax benefit recognized in Income tax (benefit) expense in fiscals 2011, 2010 and 2009 was as follows:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
SG&A	$10	$10	$4
Total recognized tax benefit	4	4	2

NOTE 8 — ACCUMULATED OTHER COMPREHENSIVE INCOME

Total other comprehensive income is included in the Consolidated Statements of Comprehensive Cineome and Consolidated Statements of Stockholders’ Equity (Deficit). Accumulated other comprehensive income, net of tax, is reflected in the Consolidated Balance Sheets, as follows:

(In millions)	Foreign Currency Translation Adjustments, Net of Tax	Unrealized Loss on Hedge Transactions, Net of Tax	Unrealized Actuarial Losses, Net of Tax	Acquisition of Toys-Japan Shares (1)	Accumulated Other Comprehensive Income (Loss)
Balance, January 31, 2009	$(58)	$(25)	$(10)	$—	$(93)
Current-period other comprehensive income	19	10	(1)	—	28
Acquisition of 28.12% of Toys-Japan shares	—	—	—	20	20

Balance, January 30, 2010	(39)	(15)	(11)	20	(45)
Current-period other comprehensive income	55	15	9	—	79
Acquisition of 9% of Toys-Japan shares	—	—	—	6	6

Balance, January 29, 2011	16	—	(2)	26	40
Current-period other comprehensive income	12	(2)	(6)	—	4

Balance, January 28, 2012	$28	$(2)	$(8)	$26	$44

(1)	Upon acquisition of the additional ownership interest of 9% and 28%, Noncontrolling interest decreased by $30 million and $82 million, respectively, at January 29, 2011 and January 30, 2010. These balances represented the percentage of ownership purchased at historical cost. The difference between the fair value of the consideration paid and the carrying amount of the Noncontrolling interest acquired was recognized as a net increase in Stockholders’ Equity (Deficit). See Note 18 entitled “TOYS – JAPAN SHARE ACQUISITION” for further details.

NOTE 9 — LEASES

We lease a majority of the real estate used in our operations. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.

Minimum rental commitments under non-cancelable operating leases and capital leases as of January 28, 2012 are as follows:

	Operating Leases (1)			Capital Leases
(In millions)	Gross Minimum Rentals	Sublease Income	Net Minimum Rentals	Lease Obligation
2012	$654	$17	$637	$34
2013	610	16	594	32
2014	553	12	541	29
2015	487	9	478	26
2016	402	7	395	23
2017 and subsequent	1,696	20	1,676	105

Total	$4,402	$81	$4,321	$249

(1)	Excluded from the minimum rental commitments displayed above are approximately $2.1 billion related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2017 and thereafter.

Total rent expense, net of sublease income, was $588 million, $570 million and $519 million in fiscals 2011, 2010 and 2009, respectively. Sublease income was $22 million, $22 million and $23 million in fiscals 2011, 2010 and 2009, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.

We recognize rent expense on a straight-line basis and record the difference between the recognized rent expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $348 million and $321 million at January 28, 2012 and January 29, 2011, respectively, of which $10 million and $11 million are recorded in Accrued expenses and other current liabilities, respectively. Virtually all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $12 million, $12 million and $10 million for fiscals 2011, 2010 and 2009, respectively. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

NOTE 10 — INCOME TAXES

Earnings before income taxes are as follows:

	Fiscal Years Ended
(In millions)	January 28, 2012	January 29, 2011	January 30, 2010
U.S.	$(3)	$(33)	$287
Foreign	153	165	57

Earnings before income taxes	$150	$132	$344

Income tax (benefit) expense is as follows:

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Current:
U.S. Federal	$—	$(95)	$22
Foreign	42	56	26
State	—	(14)	7

Total current income tax (benefit) expense	$42	$(53)	$55

Deferred:
U.S. Federal	$5	$48	$(46)
Foreign	(48)	(38)	44
State	—	8	(13)

Total deferred income tax (benefit) expense	$(43)	$18	$(15)

Total Income tax (benefit) expense	$(1)	$(35)	$40

Included within the total provision for income taxes are benefits of $4 million and $18 million related to interest and penalties in fiscals 2011 and 2010, respectively, and expense of $2 million related to interest and penalties in fiscal 2009. The interest and penalties relate to tax payments and refunds for prior period tax filings made or to be made, as well as amounts associated with increases and decreases to unrecognized tax benefits.

We have not provided deferred taxes on approximately $169 million of accumulated earnings of certain foreign subsidiaries as it is management’s intention to reinvest those earnings indefinitely. Determination of the amount of unrecognized deferred income tax liabilities on these earnings is not practicable because such liability, if any, is dependent on circumstances existing if and when remittance occurs.

The effective tax rate reconciliations are as follows:

	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of U.S. Federal benefit	—%	(6.9)%	(0.5)%
Foreign operations (1)	(38.5)%	(28.8)%	(25.7)%
U.S. Federal valuation allowance	2.0%	2.8%	1.0%
Unrecognized tax benefits (2)	1.3%	(31.8)%	3.0%
Other	(0.5)%	3.2%	(1.2)%

Effective tax rate	(0.7)%	(26.5)%	11.6%

(1)	Foreign operations include the net impact of: differences between local statutory rates and the U.S. Federal statutory rate; the impact of changes to foreign valuation allowances; the net cost of foreign unrecognized tax benefits; the cost of repatriating foreign earnings, net of foreign tax credits; changes to our assertion regarding the permanent reinvestment of foreign earnings related to certain foreign entities; permanent items related to foreign operations; as well as changes in the tax status of foreign entities.
(2)	Unrecognized tax benefits include benefits related to the resolution of issues in connection with concluding tax examinations, receiving a favorable ruling from a taxing authority, making protective elections, as well as changes to and clarifications of tax rules and regulations. See “Unrecognized Tax Benefits” in this footnote.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

(In millions)	January 28, 2012	January 29, 2011
Deferred tax assets:
U.S. Federal tax credit and other carryforwards	$110	$93
State tax loss and other carryforwards	69	73
Foreign tax loss and other carryforwards	193	194
Straight line rent	133	133
Inventory	60	47
Insurance loss reserve	34	32
Restructuring charges	22	24
Other	113	116

Gross deferred tax assets before valuation allowance	734	712
Valuation allowance	(101)	(162)

Total deferred tax assets	$633	$550

Deferred tax liabilities:
Fixed assets	$(199)	$(204)
Undistributed earnings of foreign subsidiaries	(110)	(80)
Foreign currency translation	(23)	(21)
Other	(50)	(47)

Total deferred tax liabilities	$(382)	$(352)

Net deferred tax assets	$251	$198

The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

(In millions)	January 28, 2012	January 29, 2011
Current deferred tax assets	$128	$107
Current deferred tax liabilities (1)	(2)	(5)
Non-current deferred tax assets	279	215
Non-current deferred tax liabilities	(154)	(119)

	$251	$198

(1)	The current deferred tax liabilities are included as components of Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

Our gross deferred tax assets above include an offset of $9 million and $21 million of unrecognized tax benefits related to tax loss carryforwards as of January 28, 2012 and January 29, 2011, respectively.

Carryforwards

In addition to the unused portion of losses and credits reported on tax returns, our carryforwards also include interest deductions that are being carried forward due to thin-capitalization and other tax limitations, as well as credits that will be realized in connection with the undistributed earnings of foreign subsidiaries on which we have provided taxes.

Of our $110 million of U.S. Federal tax credit and other carryforwards, less than $1 million will expire during the next 1 to 4 years, and the remainder may be carried forward indefinitely. Of our $69 million of state tax loss and other carryforwards, $3 million will expire during the next 5 years, $53 million will expire during the next 6 to 20 years, and $13 million may be carried forward indefinitely. Of our $193 million of foreign tax loss and other carryforwards, $1 million will expire during the next 1 to 4 years, $2 million will expire during the next 6 to 20 years, and $190 million may be carried forward indefinitely.

On July 21, 2005, the Company was acquired by the Sponsors. U.S. Federal and certain state and foreign taxing jurisdictions impose limitations on the amount of tax losses, credits and other carryforwards that can be used to offset current income and tax within any given year when there has been an ownership change. We have evaluated the impact of these limitations and have established a valuation allowance to reduce some of these deferred tax assets to the amount expected to be realized.

Valuation Allowance

Management has established a valuation allowance to offset some of our deferred tax assets as we believe it is more likely than not these assets will not be realized. During fiscal 2011, our valuation allowance decreased by $61 million. This includes a $3 million increase for U.S. Federal tax credit and other carryforwards, a $3 million decrease for State tax loss and other carryforwards, and a $61 million decrease for Foreign tax loss and other carryforwards. The $61 million decrease for Foreign tax loss and other carryforwards includes a $69 million reduction related to tax loss and other carryforwards for which it has become more likely than not that we will realize a benefit due to the improved operating performance of one of our foreign subsidiaries, partially offset by $8 million of increases related to other foreign subsidiaries.

Of our total valuation allowance of $101 million, there is $7 million related to the foreign valuation allowance which, if a benefit is subsequently recognized, will result in a reduction of another asset.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Beginning balance	$57	$158	$132
Additions for tax positions of the current year	6	11	26
Additions for tax positions of prior years	3	13	44
Reductions for tax positions of prior years (1)	(8)	(95)	(25)
Settlements	(11)	(30)	(21)
Currency translation adjustment	(2)	—	6
Lapse of statute of limitations	(3)	—	(4)

Ending balance	$42	$57	$158

(1)	Reductions for tax positions of prior years include amounts related to the resolution of issues in connection with concluding tax examinations, receiving favorable rulings from tax authorities, making protective elections, as well as changes to and clarifications of tax rules and regulations.

At January 28, 2012, $24 million of the $42 million of unrecognized tax benefits would affect our effective tax rate, if recognized, and the remaining $18 million would affect our deferred tax accounts. In addition, we had $5 million and less than $1 million accrued interest and penalties, respectively, at January 28, 2012. We had $6 million and $2 million of accrued interest and penalties, respectively, at January 29, 2011, and $26 million and less than $1 million of accrued interest and penalties, respectively, at January 30, 2010.

The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination in: the United States for U.S. Federal purposes for fiscal 2006 and forward and for state purposes for fiscal 2002 and forward; Australia for fiscal 2009 and forward; Canada for fiscal 2003 and forward; France for fiscal 2008 and forward; Germany for fiscal 2005 and forward; Japan for fiscal 2005 and forward; Spain for fiscal 2004 and forward; and the U.K. for fiscal 2009 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.

We believe that it is reasonably possible that the total amount of unrecognized tax benefits of $47 million (inclusive of tax, interest and penalties) will decrease by as much as $16 million during the next twelve months due to the resolution of ongoing tax examinations and lapses of applicable statutes of limitations.

NOTE 11 — SEGMENTS

We generate sales, earnings and cash flows by retailing numerous product offerings worldwide. We operate all of the “R” Us branded retail stores in the United States and Puerto Rico and approximately 81% of the 777 “R” Us branded retail stores internationally (excluding temporary Express store locations). The balance of the “R” Us branded retail stores outside the United States are operated by licensees. Licensing fees did not have a material impact on our Net sales. We also own and operate websites including Toysrus.com, Babiesrus.com, eToys.com, FAO.com and toys.com, as well as other Internet sites we operate in our international markets.

Our business has two reportable segments: Toys “R” Us – Domestic (“Domestic”) and Toys “R” Us – International (“International”). The following is a brief description of our segments:

•

Domestic — Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 876 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Net sales in fiscal 2011 were derived from traditional toy stores (including Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats), juvenile stores, side-by-side (“SBS”) stores, permanent Express stores (cumulative lease term of at least two years) and our flagship stores in New York City. Additionally, we generated Net sales through our temporary Express store locations.

•

International — Our International segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 626 owned and 151 licensed stores in 35 countries and jurisdictions and through the Internet. In addition to fees received from licensed stores, International Net sales in fiscal 2011 were derived from traditional toy stores (including BRU Express formats), SBS stores and juvenile stores. Additionally, we generated Net sales through our temporary Express store locations. Our operated stores are located in Australia, Austria, Canada, France, Germany, Japan, Poland, Portugal, Spain, Switzerland and the United Kingdom. Beginning in the fourth quarter of fiscal 2011, as a result of the acquisition of our interest in Labuan, we operate Toys “R” Us retail stores in Brunei, China, Hong Kong, Malaysia, Singapore, Taiwan and Thailand.

The Chief Executive Officer, who is our Chief Operating Decision Maker, evaluates segment performance primarily based on Net sales and segment Operating earnings (loss). Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between the segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.

The following tables show our percentage of Net sales by product category:

Domestic:	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Core Toy	15.9%	15.4%	14.8%
Entertainment	12.8%	14.0%	15.5%
Juvenile	36.6%	36.9%	37.2%
Learning	21.4%	20.3%	19.6%
Seasonal	11.9%	12.2%	11.7%
Other (1)	1.4%	1.2%	1.2%

Total	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

International:	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Core Toy	22.0%	21.3%	20.3%
Entertainment	11.9%	13.4%	15.6%
Juvenile	21.6%	21.7%	20.7%
Learning	27.8%	26.9%	27.0%
Seasonal	15.9%	15.9%	15.7%
Other (1)	0.8%	0.8%	0.7%

Total	100%	100%	100%

(1)	Consists primarily of licensing fees from unaffiliated third parties and other non-product related revenues.

A summary of financial results by reportable segment is as follows:

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Net sales
Domestic	$8,393	$8,621	$8,317
International	5,516	5,243	5,251

Total Net sales	$13,909	$13,864	$13,568

Operating earnings (loss)
Domestic (1)	$525	$579	$659
International (2)	377	367	341
Corporate and other (3)	(320)	(300)	(216)

Operating earnings	582	646	784
Interest expense	(442)	(521)	(447)
Interest income	10	7	7

Earnings before income taxes	$150	$132	$344

(1)	Includes impairment losses on long-lived assets of $5 million, $8 million and $6 million for fiscals 2011, 2010 and 2009, respectively. Also includes the impact of net gains on sales of properties of $3 million, $5 million and $6 million for fiscals 2011, 2010 and 2009, respectively. In addition, fiscal 2010 includes approximately $23 million in litigation settlement expenses for certain legal matters and a $16 million non-cash cumulative correction of prior period straight-line lease accounting. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,” Note 5 entitled “PROPERTY AND EQUIPMENT” and Note 14 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details.
(2)	Includes impairment losses on long-lived assets of less than $1 million, $3 million and $1 million for fiscals 2011, 2010 and 2009, respectively. Also includes the impact of net gains on sales of properties of $5 million for fiscal 2010. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 5 entitled “PROPERTY AND EQUIPMENT” for further details.
(3)	Includes gift card breakage income of $17 million, $18 million and $18 million for fiscals 2011, 2010 and 2009, respectively. In addition, fiscal 2009 includes a $51 million gain related to the litigation settlement with Amazon. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 14 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details.

Certain corporate and other items are reported separately in our disclosure of segment Operating earnings (loss). In addition to the income items described above, charges include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses, which are not fully allocated to our reportable segments. The significant categories of expenses include salaries, benefits and related expenses, professional fees, corporate facility depreciation and amortization and insurance. Salaries, benefits and related expenses include salaries, bonus, payroll taxes and health insurance expenses for corporate office employees. Professional fees include costs related to internal control compliance, financial statement audits, legal, information technology and other consulting fees, which are engaged and managed through the corporate office. Depreciation and amortization includes depreciation of leasehold improvements for properties occupied by corporate office employees. Corporate insurance expense includes the cost of fire, liability and automobile premiums.

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Depreciation and amortization
Domestic	$232	$232	$220
International	127	115	122
Corporate	44	41	34

Total Depreciation and amortization	$403	$388	$376

Capital expenditures
Domestic	$241	$180	$121
International	100	105	50
Corporate	39	40	21

Total Capital expenditures	$380	$325	$192

(In millions)	January 28, 2012	January 29, 2011
Merchandise inventories
Domestic	$1,423	$1,383
International	809	721

Total Merchandise inventories	$2,232	$2,104

Total Assets
Domestic	$4,468	$4,454
International	2,782	2,592
Corporate and other (1)	1,592	1,786

Total Assets (2)	$8,842	$8,832

(1)	Includes cash and cash equivalents, deferred tax assets and other corporate assets.
(2)	We have adjusted our prior year presentation based on a revised allocation of certain assets to Corporate and other which resulted in an increase in Corporate and other of $212 million, a decrease in Domestic of $168 million and a decrease in International of $44 million for fiscal 2010.

Our Net sales and long-lived assets by country or region are as follows:

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Net sales
United States (1)	$8,393	$8,621	$8,317
Japan	1,988	1,866	1,791
Europe (2)	1,574	1,493	1,587
Canada	884	833	745
U.K.	758	792	891
Australia	245	243	223
China and Southeast Asia (3)	49	—	—
Other (4)	18	16	14

Total Net sales	$13,909	$13,864	$13,568

(1)	Includes our wholly-owned operations in Puerto Rico.
(2)	Includes our wholly-owned operations in Germany, Austria, Switzerland, France, Spain and Portugal. Beginning in fiscal 2011, also includes our wholly-owned operations in Poland.
(3)	Includes our majority-owned operations as of October 31, 2011. Refer to Note 17 entitled “ACQUISITIONS” for further details.
(4)	Represents licensing fees from unaffiliated third parties.

(In millions)	January 28, 2012	January 29, 2011
Long-lived assets
United States (1)	$2,806	$2,813
Japan	618	621
Europe (2)	427	440
U.K.	293	302
Canada	239	237
China and Southeast Asia	29	—
Australia	27	24

Total Long-lived assets	$4,439	$4,437

(1)	Includes our wholly-owned operations in Puerto Rico.
(2)	Includes our wholly-owned operations in Germany, Austria, Switzerland, France, Spain and Portugal. Beginning in fiscal 2011, also includes our wholly-owned operations in Poland.

NOTE 12 — DEFINED BENEFIT PENSION PLANS

We sponsor defined benefit pension plans covering certain international employees in the U.K., Japan, Germany and Austria, with such benefits accounted for on an accrual basis using actuarial assumptions. For our pension plans, we use a measurement date matching the end of our fiscal years.

The following tables provide information regarding our pension plans:

Obligation and Funded Status at End of Fiscal Year:

(In millions)	January 28, 2012	January 29, 2011
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$111	$108
Service cost	5	6
Interest cost	4	5
Employee contributions	1	1
Benefits, expenses paid	(2)	(2)
Actuarial loss	9	1
Amendment (1)	—	(11)
Curtailment (2)	(1)	—
Partial settlement (2)	(10)	—
Foreign currency impact	1	3

Projected benefit obligation at end of year	$118	$111

(1)	On April 1, 2010, we amended the U.K. defined benefit pension plan. Pursuant to the amendment, we capped our rate of compensation increase. The change in compensation increase assumption resulted in a reduction of the plan’s liability by $11 million in fiscal 2010.
(2)	Through fiscal 2010, Toys-Japan maintained a tax qualified pension plan (“TQPP”) that covered all employees of Toys-Japan. Pursuant to amended Japanese laws, TQPP plans, such as the Toys-Japan pension plan had to be terminated or transferred to another defined benefit or defined contribution plan by March 31, 2012. In accordance with Japanese law, on February 1, 2011, Toys-Japan’s TQPP plan was terminated and replaced with a defined benefit and defined contribution plan in the ratio of 70% and 30%, respectively. This change resulted in a plan curtailment and settlement. The plan curtailment reduced the plan’s liability by approximately $1 million. No curtailment gains were recognized as the reduction in liability was offset by unrecognized net actuarial losses. The partial settlement amount represents the transfer of 30% of the TQPP plan projected benefit obligation (“PBO”) to a new defined contribution plan.

(In millions)	January 28, 2012	January 29, 2011
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$92	$75
Actual return on plan assets	4	7
Employer contributions	7	9
Employee contributions	1	1
Benefits, expenses paid	(2)	(2)
Partial settlement (1)	(10)	—
Foreign currency impact	1	2

Fair value of plan assets at end of year	$93	$92

(1)	The partial settlement amount represents the transfer of 30% of the TQPP plan assets to a new defined contribution plan.

(In millions)	January 28, 2012	January 29, 2011
Reconciliation of funded status to total amount recognized:
Funded status	$(25)	$(19)
Amounts recognized in Consolidated Balance Sheets:
Non-current liability	$(25)	$(19)
Amounts recognized in Accumulated other comprehensive income (loss):
Unrecognized net actuarial losses, net of tax	$8	$2

Included in the $8 million of unrecognized net actuarial losses, net of tax, in Accumulated other comprehensive income (loss) as of January 28, 2012, is an actuarial gain for defined benefit pension plans of approximately $1 million, which will begin to be amortized into net periodic benefit cost in fiscal 2012.

Information for Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets:

(In millions)	January 28, 2012	January 29, 2011
Projected benefit obligation	$118	$111
Accumulated benefit obligation	96	98
Fair value of plan assets	93	92

Components of Net Periodic Benefit Cost During Each Fiscal Year:

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Service cost	$5	$6	$6
Interest cost	4	5	4
Expected return on plan assets	(4)	(4)	(3)
Amortization of:
Recognized actuarial loss	—	1	1

Net periodic benefit cost	$5	$8	$8

Contributions

For fiscal 2012, we expect to contribute approximately $8 million to our pension plans.

Estimated Future Payments

Pension benefit payments, including amounts to be paid from our assets, and reflecting expected future service, as appropriate, are expected to be paid as follows:

(In millions)	Pension Benefits
2012	$2
2013	2
2014	2
2015	2
2016	2
2017 through 2021	10

Total	$20

Weighted-average Assumptions Used to Determine Net Periodic Benefit Costs at Fiscal Year End:

	January 28, 2012	January 29, 2011	January 30, 2010
Discount rate	4.4%	4.4%	4.4%
Long-term rate of return on plan assets	5.1%	4.7%	4.7%
Rate of compensation increase	2.8%	2.8%	4.0%

Weighted-average Assumptions Used to Determine Benefit Obligations at Fiscal Year End:

	Fiscal Years Ended
	January 28, 2012	January 29, 2011
Discount rate	4.0%	4.1%
Rate of compensation increase	2.8%	3.0%

Determination of Discount Rate

The discount rate used to determine benefit obligations for our pension plans has been developed based on the AA corporate bond yield curve, whose maturity is commensurate with the average remaining service period of existing employees.

Determination of Expected Return on Assets

The expected return on assets is the rate of return expected to be achieved on pension fund assets in the long term, net of investment expenses. More than 90% of the plan assets relate to the U.K. and Japan pension plans. The U.K. and Japan pension plans expected return on assets assumption for fiscal 2012 has been determined by considering the return on the actual asset classes held as of the measurement date and our expectations of future rates of return on each asset class. For the U.K. and Japan pension plans, we determine the expected rate of return by utilizing the current return available on stocks, and government and corporate bonds and applying suitable risk premiums that consider historical market returns and current market expectations. The estimate of the expected rate of return is based on a long term view and considers the impact of economic conditions in the evaluation of historical market returns.

Plan Assets

Investment policies and strategies

Our overall investment policy and strategic management of the plan assets are the responsibility of the trustees (acting based on advice as they deem appropriate) and are driven by investment objectives as set out below. The remaining elements of our investment policy are part of the day-to-day management of the assets, which is delegated to a professional investment manager. The trustees of our defined benefit pension plans are guided by an overall objective of achieving, over the long-term, a return on the investments, which is consistent with the long-term assumptions made by the actuaries in determining funding of the plans.

The investment returns that the trustees expect to achieve are those that are broadly in line with or above the returns of the respective market indices and performance targets against which the investment manager is benchmarked. Over the longer term, the trustees expect to achieve an investment return in excess of the consumer price index.

Weighted-average asset allocation by asset category

The primary investment goal for our plans’ assets is to maximize total asset returns while ensuring the plans’ assets are available to fund the plans’ liabilities as they become due. A change in the overall investment strategy could significantly impact the expected rate of return on plan assets.

The following represents our pension plan target asset allocations for fiscal 2012, as well as the actual asset allocations as of January 28, 2012 and January 29, 2011:

	2012 Target Allocation	January 28, 2012	January 29, 2011
Equity securities	52.4%	52.4%	46.0%
Debt securities	37.6%	37.5%	21.0%
Insurance contracts	8.3%	8.3%	7.0%
Cash and cash equivalents	1.7%	1.8%	26.0%

Total	100%	100%	100%

Risk management

In managing the Company’s plan assets, our investment managers evaluate and manage risk associated with funded status risk, interest rate risk, market risk, counterparty risk, liquidity risk and operational risk. Cash flow management and asset class diversification are central to our risk management strategy and are critical to the overall investment strategy of our pension plan assets.

Fair value of plan assets

The following tables present our plan assets by fair value hierarchy in accordance with ASC Topic 820, “Fair Value Measurements and Disclosures” as of January 28, 2012 and January 29, 2011. The fair value hierarchy is comprised of three levels based on the reliability of inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets. Level 2 refers to fair values estimated using significant other observable inputs, while Level 3 includes the fair values estimated using significant non-observable inputs. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement of the instrument.

There have been no changes in valuation technique or related inputs for the fiscal years ended January 28, 2012 and January 29, 2011.

(In millions)	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
	(Level 1)	(Level 2)	Total
Equity Securities: (1)
Domestic	$—	$10	$10
International	—	36	36
Fixed Income: (2)
Domestic	—	3	3
International	—	34	34
Insurance Contracts (3)	—	8	8
Cash and cash equivalents (4)	2	—	2

Balance at January 28, 2012	$2	$91	$93

(In millions)	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs
	(Level 1)	(Level 2)	Total
Equity Securities: (1)
Domestic	$—	$1	$1
International	—	42	42
Fixed Income: (2)
Domestic	—	5	5
International	—	14	14
Insurance Contracts (3)	—	7	7
Cash and cash equivalents (4)	23	—	23

Balance at January 29, 2011	$23	$69	$92

(1)	Domestic and international equity securities categorized as Level 2 are valued using the Net Asset Value (“NAV”) per fund share, which is derived from quoted prices in active markets of the underlying securities.
(2)	Domestic and international fixed-income securities categorized as Level 2 are valued using the NAV per fund share, which is derived using a market approach with inputs that include broker quotes, benchmark yields, base spreads and reported trades.
(3)	Insurance contracts contain a minimum guaranteed return and are categorized as Level 2 as the fair value of the assets is equal to the total amount of all individual technical reserves plus the non allocated employer’s financing fund reserves at the valuation date. The individual technical and financing fund reserves are equal to the accumulated paid contributions taking into account the insurance ratification and any allocated profit sharing return.
(4)	Cash and cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. Due to the nature and short maturity of these investments, their carrying amount approximates fair value. Therefore, we have determined that our cash and cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

NOTE 13 — OTHER EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS

We offer other employee retirement and compensation benefits for eligible employees. The Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our TRU Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100 percent vested in their SERP accounts after completing five years of employment with the Company. During fiscal 2011, we recorded SERP expenses of less than $1 million. For each of fiscals 2010 and 2009, we recorded SERP expenses of approximately $1 million. At both January 28, 2012 and January 29, 2011, the SERP liability was $4 million.

Included in our Savings Plan, we have a 401(k) salary deferral feature, company-matching contributions and a profit sharing component for eligible U.S.-based employees. Under the terms of the Savings Plan, annual employer profit sharing contributions are made at the discretion of the Board of Directors, subject to certain limitations. The Savings Plan may be terminated at our discretion. Employee eligibility for participation in the 401(k) savings account portion of the Savings Plan requires twelve months of service and completion of 1,000 hours. In addition, the Company makes a matching contribution in an amount equal to 100% of the first 4%, of the participant’s contribution. We also have various defined contribution and other foreign government sponsored retirement plans for foreign employees, which are managed by each respective foreign location. Expenses related to the Savings Plan, other foreign defined contribution plans and other foreign government sponsored retirement plans were $26 million, $21 million and $19 million in fiscals 2011, 2010 and 2009, respectively. The Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plan in fiscals 2011, 2010 and 2009.

We also offered other supplemental compensation benefits to our executive officers. Prior to the Merger, we offered our executive officers an additional life insurance coverage benefit (“Split Dollar Plan”), which entitled their beneficiaries to receive a death benefit of five times the executive officer’s current compensation. As of March 2005, we discontinued this benefit to new employees. Pursuant to the Merger agreement, the endorsement split-dollar life insurance policies remained in a trust for the then existing participants until July 2010 at which time management liquidated the Plan assets of $5 million. Effective July 21, 2010, the Company terminated the Split Dollar Plan.

NOTE 14 — LITIGATION AND LEGAL PROCEEDINGS

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. In January 2011, the parties in the consumer class actions referenced above entered into a settlement agreement, which was approved by the District Court in a final order in December 2011. In January 2012, certain parties who objected to the District Court’s final approval of the settlement filed Notices of Appeal with the Third Circuit Court of Appeals. As part of the settlement, in March 2011, the Company made a payment of approximately $17 million towards the overall settlement. In addition, in January 2011, the plaintiffs, the Company and certain other Defendants in the Internet retailer actions referenced above entered into a settlement agreement pursuant to which the Company made a payment of approximately $5 million towards the overall settlement. In addition, on or about November 23, 2010, the Company entered into a Stipulation with the Federal Trade Commission (“FTC”) ending the FTC’s investigation related to the Company’s compliance with a 1998 FTC Final Order and settling all claims in full. Pursuant to the settlement, in May 2011, the Company paid approximately $1 million as a civil penalty.

In December 2011, the Japan Fair Trade Commission (the “JFTC”) issued a cease and desist order in connection with an investigation of Toys-Japan’s potential violation of anti-monopoly laws and assessed a surcharge against Toys-Japan in the amount of approximately $5 million, which was recorded in SG&A. We are appealing this decision to the JFTC.

On May 21, 2004, we filed a lawsuit against Amazon and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County and Amazon subsequently filed a counterclaim against us and our affiliated companies and filed a lawsuit against us in the Superior Court of Washington, King County. All lawsuits were dismissed with prejudice and, pursuant to the terms of a settlement agreement, on July 21, 2009, Amazon paid the Company $51 million which was recorded in Other income, net, in fiscal 2009.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We are not able to estimate an aggregate, estimated amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

NOTE 15 — COMMITMENTS AND CONTINGENCIES

We are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For claims and contingencies related to income taxes, see Note 10 entitled “INCOME TAXES.” Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 28, 2012.

As of January 28, 2012, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of approximately $134 million through September 2032. The impact of these obligations is not material to our Consolidated Financial Statements.

NOTE 16 — RELATED PARTY TRANSACTIONS

The Sponsors provide management and advisory services to us pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 (“Advisory Agreement”). The advisory fee paid to the Sponsors (the “Advisory Fees”) increases 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded management and advisory fees expense of approximately $20 million, $19 million and $15 million for fiscals 2011, 2010 and 2009, respectively. During fiscals 2011, 2010 and 2009, we also paid the Sponsors fees of less than $1 million, $1 million and less than $1 million, respectively, for out-of-pocket expenses.

Pursuant to an amendment to the Advisory Agreement, the Advisory Fee for fiscal 2009 was capped at $15 million. The additional amount of approximately $3 million of Advisory Fees that would have been due for fiscal 2009, absent the amendment, will be paid by the Company, if at all, at the time (and from the proceeds) of a successful initial public offering (“IPO”) of the Company’s securities.

In the event that the Advisory Agreement is terminated by the Sponsors or us, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement. The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless we or the Sponsors provide notice of termination to the other. Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). In connection with a successful IPO, the parties intend to terminate the Advisory Agreement in accordance with its terms. The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by us or our subsidiaries in open market transactions or through loan syndications. During fiscals 2011, 2010 and 2009, affiliates of Vornado and investment funds or accounts advised by KKR, all of which are equity owners of the Company, held debt and debt securities issued by the Company and its subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $14 million, $15 million and $18 million in fiscals 2011, 2010 and 2009, respectively.

In connection with the issuance of the Incremental Secured Term Loan on May 25, 2011, we incurred approximately $4 million in Advisory Fees payable to the Sponsors pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR owned $41 million of the Incremental Secured Term Loan as of January 28, 2012.

In connection with the amendment and restatement of the secured revolving credit facility on August 10, 2010, we paid approximately $19 million in additional Transaction Fees to the Sponsors pursuant to the terms of the Advisory Agreement.

Additionally, in conjunction with the offering on August 24, 2010 of the Toys-Delaware Secured Notes and the amendment and restatement of the secured term loan originally due fiscal 2012, we repaid our outstanding loan balance of approximately $66 million and $8 million to KKR under the secured term loan and the unsecured credit facility, respectively, and we repaid our outstanding loan balance of approximately $27 million to Vornado under the unsecured credit facility. We also paid approximately $10 million in additional Advisory Fees to the Sponsors pursuant to the terms of the Advisory Agreement.

Investment funds or accounts advised by KKR purchased an aggregate of $5 million of the Toys-Delaware Secured Notes, all of which were subsequently sold after fiscal year ended January 29, 2011. In addition, investment funds or accounts advised by KKR owned 5% and 6% of the amended Secured Term Loan Facility as of January 28, 2012 and January 29, 2011, respectively. In connection with the TRU Propco II financing during fiscal 2009, we paid the Sponsors $7 million of Transaction Fees pursuant to the terms of the Advisory Agreement. Investment funds or accounts advised by KKR, an indirect equity owner of the Company, owned less than 1% and 2% of the Propco II Notes as of January 28, 2012 and January 29, 2011, respectively. For further details, see Note 2 entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT.”

Additionally, under lease agreements with affiliates of Vornado, we or our affiliates paid an aggregate amount of approximately $9 million, $9 million and $7 million in fiscals 2011, 2010 and 2009, respectively, with respect to approximately 0.9%, 1.2% and 1.1%, respectively, of our operated stores, which include Express stores. Of these amounts, $2 million, $2 million and $1 million, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.

On March 15, 2012, we entered into an advisory contract with Neil Friedman, our former Executive Vice President—Toys “R” Us to provide advisory services, on a part time non-exclusive basis, for our new ventures and business alliances. The term of the agreement is from April 23, 2012 until January 31, 2013, with either party being able to terminate the agreement upon sixty (60) days notice. During the term of this agreement, Mr. Friedman will be paid a monthly fee of $30,000.

NOTE 17 — ACQUISITIONS

Fiscal 2011 Acquisition

As part of our global growth strategy, management looks for opportunities to strengthen our business in markets we currently participate in, as well as other countries worldwide. On October 31, 2011, the Company acquired a 70% ownership interest in Labuan from Li & Fung for a purchase price of approximately $79 million plus $8 million of contingent consideration. The terms of the agreement also provide us with the future option to acquire Li & Fung’s 30% interest in the business and also provides Li & Fung the option to require us to buy their 30% interest in the business at the end of three years from the acquisition date.

As of October 31, 2011, Labuan operated 90 Toys “R” Us retail stores in Brunei, China, Hong Kong, Malaysia, Singapore, Taiwan and Thailand. In our store count, these stores are considered part of our operated locations upon acquisition. Additionally, Labuan has sublicensed to a third party the right to operate stores in the Philippines and Macau.

The results of operations of Labuan have been included in our Consolidated Financial Statements for the fiscal year ended January 28, 2012 from the date of acquisition. For the fiscal year ended January 28, 2012, Labuan had net earnings of approximately $4 million, of which net earnings attributable to Toys “R” Us, Inc. was approximately $2 million. This acquisition did not have a material impact on our Consolidated Financial Statements.

The acquisition of Labuan was accounted for under the acquisition method of accounting. As such, the cost to acquire Labuan was allocated to the respective assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. A preliminary allocation of the purchase price for our ownership interest in Labuan has been made to certain assets and liabilities of Labuan based on preliminary estimates. The Company is continuing to evaluate the estimated fair values of certain assets acquired and liabilities assumed. The Company is not aware of any information that indicates the final purchase price allocations will differ materially from preliminary estimates. For the fiscal year ended January 28, 2012, transaction costs for legal and advisory services of approximately $4 million were recorded in SG&A.

The following table summarizes our preliminary purchase price allocation of the cost to acquire Labuan:

(In millions)	Preliminary Fair Value as of October 31, 2011
Cash and cash equivalents	$12
Accounts and other receivables	5
Merchandise inventories	33
Property and equipment, net	13
Goodwill	62
Intangible assets	49
Deferred tax assets	2
Other assets	6

Total assets acquired	182
Current liabilities	62
Non-current liabilities	9

Total liabilities assumed	71
Noncontrolling interest	24

95

Net assets acquired	$87

Of the approximately $62 million allocated to goodwill, none will be deductible for tax purposes. All of the goodwill acquired in connection with the Labuan acquisition has been allocated to the Company’s International segment.

Goodwill represents the excess of fair value of the acquiree over the recognized bases of net identifiable assets acquired and includes the future economic benefits from other assets that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the Labuan acquisition includes: the expected synergies resulting from combining the resources of the acquired business with those of the Company; and the value associated with an established retail presence with the potential to further penetrate into emerging international markets.

In connection with the acquisition, the Company recorded $49 million of intangible assets related to a reacquired license right associated with a pre-existing license agreement between the Company and Li & Fung. The reacquired license right has a finite life and will be amortized over the remaining contractual term without consideration to any contractual renewals through 2019.

As a result of the acquisition, the Company recognized Noncontrolling interest in the amount of $24 million which was measured at fair value at the acquisition date. In accordance with the terms of the agreement, the Noncontrolling interest is redeemable for cash or common stock of the Company at the option of the holder. As such, the Noncontrolling interest has been recorded in temporary equity.

Supplemental pro forma combined financial information has not been presented as the impact of the Labuan acquisition is not material to the Company’s Consolidated Financial Statements.

Fiscal 2009 Acquisitions

During fiscal 2009, we paid a total of $14 million for the acquisitions described below. The acquisitions resulted in $2 million of goodwill and we acquired $9 million of finite-lived intangibles. These acquisitions did not have a material impact on our Consolidated Financial Statements.

In February 2009, we acquired the e-commerce websites eToys.com and babyuniverse.com as well as the Internet domain Toys.com and the parenting website ePregnancy.com.

On May 28, 2009, the Company acquired certain business assets of FAO Schwarz, a children’s retailer. As part of the acquisition, the Company continues to operate the FAO Schwarz retail store in New York City along with the FAO Schwarz e-commerce and catalog businesses.

On September 3, 2009, the Company acquired the brand and other intellectual property assets of KB Toys, a toy retailer.

NOTE 18 — TOYS – JAPAN SHARE ACQUISITION

On September 24, 2009, TRU Japan Holdings 2, LLC (“Holdings 2”), a wholly owned subsidiary, announced an open tender offer to purchase the remaining outstanding shares of Toys—Japan from all non-affiliated public shareholders at ¥587 ($6.54 at November 11, 2009) per share. The tender offer closed on November 10, 2009, on which date Holdings 2 purchased 9,687,056 shares (approximately 28% of Toys—Japan) for approximately $66 million, including $2 million of transaction costs. As a result of this purchase, we owned 31,226,284 shares or approximately 91% of Toys—Japan at January 30, 2010.

As we maintained financial control of Toys—Japan during the transaction, the additional ownership interest acquired in Toys—Japan was accounted for as an equity transaction between owners in accordance with ASC 810. Upon acquisition of the additional ownership interest, Noncontrolling interest decreased by $82 million, representing the percentage of ownership purchased during the tender offer at historical costs. The net $16 million difference between the fair value of the consideration paid and the carrying amount of the Noncontrolling interest acquired was recognized as a net increase in Toys “R” Us, Inc. stockholders’ equity, consisting of a $4 million reduction in Additional paid-in-capital and a $20 million reduction in Accumulated other comprehensive loss.

At a special shareholders’ meeting of Toys—Japan on January 19, 2010, the shareholders approved (through various steps) an exchange of the remaining outstanding common stock of Toys—Japan (“Toys – Japan Common Stock”) for a new class of stock (“New Stock”) at an exchange ratio of 1 to 3,289,647. This exchange resulted in all noncontrolling public shareholders receiving a fractional share of New Stock. As Toys—Japan is not permitted to issue fractional shares, all shareholders entitled to fractional shares of New Stock are only entitled to cash in the amount of ¥587 for each share of Toys—Japan Common Stock held by such shareholder. The acquisition of the fractional shares was approved by the court on April 15, 2010, resulting in the purchase of approximately 9% of Toys—Japan and cash of approximately $21 million, of which $1 million is being held for payment to the fractional shareholders, as of January 28, 2012. Effective as of April 15, 2010, Toys “R” Us Japan Holdings, Inc., a wholly owned subsidiary, and Holdings 2 are the sole shareholders of Toys—Japan. Upon acquisition of the additional ownership interest, the remaining Noncontrolling interest of $30 million was eliminated, and the difference between the purchase price paid and the carrying value of the Noncontrolling interest acquired was recognized as a net increase in Toys “R” Us, Inc. stockholders’ equity, consisting of a $3 million increase in Additional paid-in capital and a $6 million reduction in Accumulated other comprehensive loss.

NOTE 19 — RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” (“ASU 2011-12”). ASU 2011-12 deferred certain aspects of ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”). The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Other than enhanced disclosures, the adoption of ASU 2011-12 is not expected to have a material impact on our Consolidated Financial Statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). The amendments in this ASU require entities to disclose additional information about certain financial instruments and derivatives that are eligible for offset or subject to master netting arrangements. The objective of this ASU is to facilitate comparison between financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and financial statements presented in accordance with International Financial Reporting Standards (“IFRS”). The amendments in this ASU are effective for annual reporting periods beginning on or after January 1, 2013 and interim periods within that fiscal year. Other than enhanced disclosures, the adoption of ASU 2011-11 is not expected to have a material impact on our Consolidated Financial Statements.

In December 2011, the FASB issued ASU 2011-10, “Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate-a Scope Clarification” (“ASU 2011-10”). The purpose of this update is to resolve the diversity in practice about whether the guidance under ASC Subtopic 360-20, “Property, Plant, and Equipment—Real Estate Sales”, applies to a parent that ceases to have a controlling financial interest in a subsidiary, as specified under ASC Subtopic 810-10, “Non-Controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”, that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. The new guidance is intended to emphasize that accounting for such transactions “is based on their substance rather than their form”, specifically that the parent should only deconsolidate the real estate subsidiary when legal title to the real estate is transferred to the lender and the related nonrecourse debt has been extinguished. The standard takes effect for public companies during the annual and interim periods beginning on or after June 15, 2012. The adoption of ASU 2011-10 is not expected to have a material impact on our Consolidated Financial Statements.

In June 2011, the FASB issued ASU 2011-05. This ASU eliminates the current option to report other comprehensive income and its components in the Statement of Changes in Stockholder’s Equity and provides entities with two presentation alternatives. An entity can elect to present items of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. ASU 2011-05 is effective for public entities for fiscal years, and interim periods, within those years, beginning after December 15, 2011. Other than enhanced disclosures, the adoption of ASU 2011-05 is not expected to have a material impact on our Consolidated Financial Statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). The amendments in this ASU generally represent clarification of Topic 820, but also include instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and IFRS. The amendments are effective for interim and annual periods beginning after December 15, 2011 and are to be applied prospectively. Early application is not permitted. The adoption of ASU 2011-04 is not expected to have a material impact on our Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

The following tables set forth certain unaudited quarterly financial information:

(In millions, except share data)	For the 13 Weeks Ended
	April 30, 2011	July 30, 2011	October 29, 2011	January 28, 2012 (1)
Fiscal 2011
Net sales	$2,636	$2,648	$2,700	$5,925
Gross margin	978	1,025	986	1,981
Selling, general and administrative expenses	897	885	973	1,274
Depreciation and amortization	98	102	99	104
Other income, net	(10)	(10)	(11)	(13)
Operating (loss) earnings	(7)	48	(75)	616
Net (loss) earnings (2)	(67)	(34)	(93)	345
Net (loss) earnings attributable to Toys “R” Us, Inc.	$(67)	$(34)	$(93)	$343
(Loss) earnings per common share attributable to common shareholders (3):
Basic (Note 1)	$(1.37)	$(0.69)	$(1.90)	$6.94
Diluted (Note 1)	(1.37)	(0.69)	(1.90)	6.79
Weighted average shares used in computing per share amounts:
Basic (Note 1)	48,960,077	48,972,600	48,989,686	48,996,030
Diluted (Note 1)	48,960,077	48,972,600	48,989,686	50,060,038

	For the 13 Weeks Ended
(In millions, except share data)	May 1, 2010	July 31, 2010	October 30, 2010	January 29, 2011 (1)
Fiscal 2010
Net sales	$2,608	$2,565	$2,719	$5,972
Gross margin	945	959	987	2,034
Selling, general and administrative expenses	858	855	957	1,272
Depreciation and amortization	94	98	93	103
Other income, net	(12)	(17)	(1)	(21)
Operating earnings (loss)	5	23	(62)	680
Net (loss) earnings (4)(5)	(56)	(14)	(93)	330
Net (loss) earnings attributable to Toys “R” Us, Inc.	$(55)	$(14)	$(93)	$330
(Loss) earnings per common share attributable to common shareholders:
Basic (Note 1)	$(1.12)	$(0.29)	$(1.90)	$6.74
Diluted (Note 1)	(1.12)	(0.29)	(1.90)	6.58
Weighted average shares used in computing per share amounts:
Basic (Note 1)	48,951,836	48,926,355	48,928,139	48,957,929
Diluted (Note 1)	48,951,836	48,926,355	48,928,139	50,185,656

(1)	Our Domestic and International businesses are highly seasonal with sales and earnings highest in the fourth quarter. During fiscals 2011, 2010 and 2009 approximately 43%, respectively, of our total Net sales were generated in the fourth quarter. Our results of operations depend significantly upon the fourth quarter holiday selling season.
(2)	For the fourth quarter of fiscal 2011, our effective tax rate was impacted by a valuation allowance decrease of $69 million related to certain tax loss and other carryforwards as we believe that it is more likely than not that such carryforwards will be used.

(3)	For the fourth quarter of fiscal 2011, earnings per share was computed using Net earnings attributable to common shareholders of $340 million, which has been adjusted for the changes in the carrying amount of the redeemable Noncontrolling interest using the two-class method. This application of the guidance did not have an impact on prior period earnings per share. Refer to Note 1 to the Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.
(4)	For the second quarter of fiscal 2010, our effective tax rate was impacted by tax benefits of $36 million resulting from changes to our liability for uncertain tax positions.
(5)	For the fourth quarter of fiscal 2010, our effective tax rate was impacted by a valuation allowance decrease of $53 million related to certain tax loss and other carryforwards as we believe that it is more likely than not that such carryforwards will be used.

PARENT COMPANY INFORMATION

Toys “R” Us, Inc.

Schedule I — Condensed Statements of Operations and Comprehensive Income

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Revenues	$—	$—	$23
General and administrative expenses	24	20	32
Depreciation and amortization	5	6	14
Other income, net	—	(1)	(51)

Total operating expenses (income)	29	25	(5)

Other (expense) income:
Interest expense, net	(77)	(133)	(132)
Intercompany interest expense, net	(6)	(4)	(1)
Equity in pre-tax earnings of consolidated subsidiaries	260	295	457

Earnings before income taxes	148	133	352
Income tax (benefit) expense	(1)	(35)	40

Net earnings	$149	$168	$312

Comprehensive income	$153	$247	$340

See accompanying notes to Condensed Financial Statements.

Toys “R” Us, Inc.

Schedule I — Condensed Balance Sheets

(In millions)	January 28, 2012	January 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$53	$226
Accounts and other receivables	1	—
Current deferred tax assets	8	—
Prepaid expenses and other current assets	6	5

Total current assets	68	231
Property and equipment, net	7	12
Investments in and advances to/from subsidiaries	1,291	1,519
Deferred tax assets	41	53
Other assets	72	48

	$1,479	$1,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accrued expenses and other current liabilities	$76	$99
Income taxes payable	10	27
Current portion of long-term debt	—	503

Total current liabilities	86	629
Long-term debt	824	823
Liabilities for uncertain tax positions	6	3
Other non-current liabilities	60	65
Stockholders’ equity	503	343

	$1,479	$1,863

See accompanying notes to Condensed Financial Statements.

Toys “R” Us, Inc.

Schedule I — Condensed Statement of Cash Flows

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Cash Flows from Operating Activities	$554	$11	$42

Cash Flows from Investing Activities:
Capital expenditures	—	—	(4)
Purchase of long-term investments	(26)	(9)	—
Investments in subsidiaries	(77)	(11)	(248)
Decrease (increase) in restricted cash	—	33	18
Intercompany loan repayment by subsidiaries	1,141	694	482
Loans to subsidiaries	(1,266)	(685)	(455)

Net cash (used in) provided by investing activities	(228)	22	(207)

Cash Flows from Financing Activities:
Long-term debt repayment	(500)	—	—
Borrowings from subsidiaries	—	—	150
Other	1	(3)	(1)

Net cash (used in) provided by financing activities	(499)	(3)	149

Cash and cash equivalents:
Net (decrease) increase during period	(173)	30	(16)
Cash and cash equivalents at beginning of period	226	196	212

Cash and cash equivalents at end of period	$53	$226	$196

Supplemental Disclosures of Cash Flow Information:
Income taxes (received) paid, net of refunds	$—	$—	$(1)
Interest paid	$99	$134	$136

See accompanying notes to Condensed Financial Statements.

Toys “R” Us, Inc.

Schedule I — Notes to Condensed Financial Statements

NOTE A — BASIS OF PRESENTATION

Toys “R” Us, Inc. (the “Parent Company”) is a holding company that conducts substantially all of its business operations through its subsidiaries. As specified in certain of its subsidiaries’ debt agreements, there are restrictions on the Parent Company’s ability to obtain funds from certain of its subsidiaries through dividends, loans or advances (refer to Note 2 to our Consolidated Financial Statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT”). Accordingly, these condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, the Parent Company’s investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Toys “R” Us, Inc.’s audited Consolidated Financial Statements included elsewhere herein.

On January 28, 2010, our direct wholly-owned subsidiary, Toys “R” Us International LLC (“TRU-International”) was merged with and into Parent Company (the “Transaction”). In fiscal 2009, the historical financial positions and results of operations of Parent Company and TRU-International began being presented on a combined basis. In fiscal 2009, TRU-International provided certain information technology, accounting and operational support to our foreign subsidiaries for a service fee. For fiscal 2009, the service fees from the foreign subsidiaries were based on costs plus a premium and have been recorded in Revenues on an accrual basis. In fiscal 2010, Toys – Delaware began providing these services to our foreign subsidiaries.

In connection with the July 21, 2005 Merger and subsequent reorganization, the Parent Company borrowed $770 million and received a promissory note of $887 million (£509 million) as a dividend from its indirect wholly-owned subsidiary, Toys “R” Us (UK) Limited (“Toys Limited”). The outstanding net intercompany receivable balance from Toys Limited was $204 million and $209 million as of January 28, 2012 and January 29, 2011, respectively, and was included in Investments in and advances to/from subsidiaries. On January 25, 2012 the $770 million intercompany note payable to Toys Limited was amended to translate the outstanding principal and accrued interest on that date to pounds sterling.

Included in Investments in and advances to/from subsidiaries as of January 28, 2012 and January 29, 2011 are intercompany payables of $229 million and $397 million to Toys – Delaware. During fiscal 2011 we received a $63 million non-cash dividend from our subsidiary Toys “R” Us—Value, Inc. (“TRU-Value”) of its intercompany receivable due from Toys—Delaware. The intercompany receivable is netted against the intercompany payable balance due to Toys-Delaware. The intercompany payable balance reflects an outstanding short term loan of $124 million as of January 28, 2012. In addition, our intercompany payable balance with Toys – Delaware at January 28, 2012 and January 29, 2011 included $23 million and $21 million, respectively, of accrued interest related to Parent Company’s overall intercompany payable balance.

For fiscals 2011, 2010 and 2009, the income tax benefit of $1 million, $35 million and income tax expense of $40 million, respectively, in the attached Schedule I—Condensed Statements of Operations represents the Parent Company’s consolidated income tax (benefit) expense. Such amounts include income tax expense of $33 million, $65 million and $76 million, respectively, related to our subsidiaries, which have not been consolidated for this presentation. The Parent Company is responsible for cash income tax payments on the separate company income of such subsidiaries for United States Federal and certain state filings.

During fiscal 2011, we acquired from unaffiliated parties $36 million face value debt securities of Vanwall for approximately $26 million. During fiscal 2010, we acquired from an unaffiliated party $17 million face value debt securities of Vanwall for approximately $9 million. This debt matures on April 7, 2013. These debt securities are included in Other assets within the Condensed Balance Sheet of the Parent Company, classified as held-to-maturity debt and reported at amortized cost.

NOTE B — DEBT

A summary of the Parent Company’s Long-term debt as of January 28, 2012 and January 29, 2011 is outlined in the table below:

(In millions)	January 28, 2012	January 29, 2011
7.625% notes, due fiscal 2011 (1)	$—	$503
7.875% senior notes, due fiscal 2013	398	396
7.375% senior notes, due fiscal 2018	404	405
8.750% debentures, due fiscal 2021 (2)	22	22

	824	1,326
Less current portion (3)	—	503

Total Long-term debt	$824	$823

(1)	On June 24, 2011, the Parent Company received funds from Toys-Delaware from the net proceeds from the Incremental Secured Term Loan along with borrowings under the ABL Facility to redeem the outstanding principal amount of the 7.625% notes due fiscal 2011.
(2)	Represents obligations of Toys “R” Us, Inc. and Toys—Delaware.
(3)	Current portion of Long-term debt as of January 29, 2011 was comprised of $503 million of the 7.625% notes, which were redeemed on June 24, 2011.

The total fair values of the Parent Company’s Long-term debt, with carrying values of $824 million and $1,326 million at January 28, 2012 and January 29, 2011, were $789 million and $1,351 million, respectively. The fair values of the Parent Company’s Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

The annual maturities of the Parent Company’s Long-term debt at January 28, 2012 are as follows:

(In millions)	Annual Maturities
2012	$—
2013	400
2014	—
2015	—
2016	—
2017 and subsequent	422

Total	$822

The Parent Company is a co-obligor of the outstanding debentures due fiscal 2021, as are shown in the Parent Company Condensed Balance Sheets for stand-alone reporting purposes. However, it is expected all future principal and interest payments will be funded through the operating cash flows of Toys—Delaware. For each of fiscals 2011, 2010 and 2009, Toys—Delaware recorded interest expense related to the outstanding debentures due fiscal 2021 of $2 million, which is reflected as part of Equity in pre-tax earnings of consolidated subsidiaries in the Parent Company Condensed Statements of Operations.

The Parent Company currently guarantees 80% of three Toys—Japan installment loans, totaling ¥1.2 billion ($16 million at January 28, 2012). These loans have annual interest rates of 2.6%—2.8%. In addition, the Parent Company has an agreement with McDonald’s Japan, in which the Parent Company promises to promptly reimburse McDonald’s Japan for any amounts it may be required to pay in connection with its guarantee of the remaining 20% these loans. During fiscal 2011, the Parent Company provided guarantees related to the uncommitted credit lines of Labuan in an aggregate amount up to HK$220 million ($28 million at January 28, 2012) for future borrowings.

For a discussion of the debt obligations of the Parent Company and its subsidiaries, see Note 2 to the Consolidated Financial Statements entitled “SHORT-TERM BORROWINGS AND LONG-TERM DEBT.”

NOTE C — DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Parent Company Condensed Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. Some of our interest rate contracts may contain credit-risk related contingent features and are subject to master netting arrangements. As of January 28, 2012, our interest rate contracts have various maturity dates through April 2015.

Certain of our agreements with credit-risk related contingent features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 28, 2012 and January 29, 2011, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. As of January 28, 2012 and January 29, 2011, we were not required to post collateral with any derivative counterparties.

The following table presents our outstanding derivative contracts as of January 28, 2012 and January 29, 2011:

(In millions)	Effective Date	Maturity Date	January 28, 2012	January 29, 2011
			Notional Amount	Notional Amount
Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap (1)	January 2011	April 2015	$500	$500
1 Month USD LIBOR Interest Rate Cap (1)	January 2012	April 2015	500	500
1 Month USD LIBOR Interest Rate Cap (1)	January 2014	April 2015	311	311

(1)	These three interest rate caps are not designated as cash flow hedges in accordance with ASC 815.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge our short-term, cross-currency intercompany loans with our foreign subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on the Parent Company Condensed Balance Sheets at fair value with a gain or loss recorded on the Parent Company Condensed Statements of Operations in Interest expense, net. At January 28, 2012 and January 29, 2011, we had no outstanding foreign exchange contracts.

Our foreign exchange contracts typically mature within 12 months. Some of these contracts may contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At January 28, 2012, we did not have any derivative liabilities related to agreements that contain credit-risk related contingent features. At January 29, 2011 derivative liabilities related to agreements that contain credit-risk related contingent features had a fair value of $2 million. We are not required to post collateral for these contracts.

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive income (loss) for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010:

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Derivatives designated as cash flow hedges:
Beginning balance	$1	$(19)	$(29)
Loss on the change in fair value recognized in Accumulated other income (loss)—Interest Rate Contracts	—	—	(14)
Loss reclassified from Accumulated other comprehensive income (loss)—Interest Rate Contracts	—	20	24

	—	20	10

Ending balance	$1	$1	$(19)

The following table sets forth the impact of derivatives on Interest expense, net on the Parent Company Condensed Statements of Operations for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010:

(In millions)	Fiscal Years Ended
	January 28, 2012	January 29, 2011	January 30, 2010
Derivatives not designated for hedge accounting:
(Loss) gain on the change in fair value—Interest Rate Contracts	$(3)	$(5)	$2
Gain (loss) on the change in fair value—Intercompany Loan Foreign Exchange Contracts (1)	2	1	(10)

	(1)	(4)	(8)

Derivatives designated as cash flow hedges:
Loss reclassified from Accumulated other comprehensive income (loss) (effective portion)—Interest Rate Contracts (2)	—	(31)	(36)

Total Interest expense, net	$(1)	$(35)	$(44)

(1)	Gains and losses related to our short-term, intercompany loan foreign exchange contracts are recorded in Interest expense, net, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans. For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”
(2)	Reclassifications from Accumulated other comprehensive income (loss) to Interest expense, net, primarily relate to the amortization of gains (losses) recorded on de-designated contracts.

The following table contains the notional amounts and fair values of Parent Company’s outstanding derivative contracts as of January 28, 2012 and January 29, 2011:

(In millions)	January 28, 2012		January 29, 2011
	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts not designated for hedge accounting:
Other assets	$1,311	$—	$1,311	$3

Refer to Note 3 to our Consolidated Financial Statements entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details on derivative instruments.

NOTE D — LITIGATION AND LEGAL PROCEEDINGS

In fiscal 2009, Parent Company recognized a $51 million gain related to the litigation settlement with Amazon which was recorded in Other income, net. Additionally, Parent Company is party to other lawsuits. Refer to Note 14 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further information.

NOTE E — COMMITMENTS AND CONTINGENCIES

The Parent Company is a guarantor on certain leases entered into by its subsidiaries. For a discussion of the lease obligations of the Parent Company and its subsidiaries, see Note 9 to our Consolidated Financial Statements entitled “LEASES.”

NOTE F — DIVIDENDS AND CAPITAL CONTRIBUTIONS

The Parent Company received cash dividends from certain of its subsidiaries of $676 million, $180 million and $158 million during fiscals 2011, 2010 and 2009, respectively. The cash dividends received during fiscal 2011, included $519 million from our subsidiary Toys-Delaware for the repayment of the 7.625% notes due fiscal 2011 and $25 million from our subsidiary Toys “R” Us Property Company I, LLC in connection with the expired tender offer, as permitted by the indenture under the tender offer of the 10.75% senior unsecured notes due fiscal 2017. Additionally, Parent Company received cash distributions from its property subsidiaries during fiscals 2011, 2010 and 2009 of $4 million, $14 million and $7 million, respectively, which were recorded as returns of capital. During fiscal 2011, TRU-Value issued a $63 million non-cash dividend of a portion of its intercompany receivable due from Toys-Delaware to Parent Company.

During fiscal 2011, Parent Company made a capital contribution of $79 million to TRU Asia, Ltd., which it used to acquire a 70% interest in Labuan. Refer to Note 17 to our Consolidated Financial Statements entitled “ACQUISITIONS” for further details.

During fiscal 2010, Parent Company made a capital contribution of $21 million to TRU Japan Holdings 2, LLC (“Holdings 2”) which it used to purchase an additional 9% of Toys—Japan common stock (“Toys—Japan Common Stock”). Refer to Note 18 to our Consolidated Financial Statements entitled “TOYS—JAPAN SHARE ACQUISITION” for further details.

During fiscal 2009, Parent Company made the following capital contributions: $66 million to Holdings 2, which it used to purchase an additional 28% of Toys—Japan Common Stock. (Refer to Note 18 to our Consolidated Financial Statements entitled “TOYS—JAPAN SHARE ACQUISITION” for further details); $142 million to Toys “R” Us Property Company I, LLC, which it used to repay the outstanding loan balance under the unsecured credit agreement and related transaction costs; and $47 million to a wholly owned subsidiary, which it used to repay $200 million in secured real estate loans.

Toys “R” Us, Inc.

Offer to Exchange

$450,000,000 principal amount of its 10.375% Senior Notes due 2017, which has been registered under the Securities Act of 1933, for any and all of its outstanding 10.375% Senior Notes due 2017.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in those securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the DGCL, the registrant’s Amended and Restated Bylaws includes provisions that (i) eliminate, to the fullest extent permitted by the DGCL, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the registrant to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the DGCL, the Amended and Restated Bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, (ii) the registrant may indemnify any other person as set forth in the DGCL, and (iii) the rights conferred in the Amended and Restated Bylaws are not exclusive.

The registrant has also obtained officers’ and directors’ liability insurance that insures against liabilities that officers and directors of the registrant, in such capacities, may incur.

In September 2009, we entered into an advancement and indemnification rights agreement with the Sponsors to clarify the priority of advancement and indemnification obligations among us and any of our directors appointed by the Sponsors and other related matters.

In addition, we intend to enter into indemnification agreements with our directors and certain of our officers providing for certain indemnification rights. In the indemnification agreements, we will agree subject to certain exceptions, to indemnify and hold harmless the director to the maximum extent then authorized or permitted by the provisions of the certificate of incorporation, the DGCL, or by any amendment(s) thereto.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Document

2.1	Reorganization Agreement, dated June 10, 2008, by and between the Registrant and Toys “R” Us Holdings, Inc. (filed as Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on June 10, 2008 (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

3.2	Amended and Restated By-Laws of the Registrant, dated June 10, 2008 (filed as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

4.1	Indenture between the Registrant and Fleet Bank, as trustee, pursuant to which securities in one or more series up to $300,000,000 in principal amount may be issued by the Registrant (filed as Exhibit 4 to the Registrant’s Registration Statement on Form S-3, File No. 33-42237, filed on August 31, 1991 and incorporated herein by reference).

Exhibit No.	Document

4.2	Form of the Registrant’s 8.75% Debentures due 2021 (filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K, dated August 29, 1991 and incorporated herein by reference).

4.3	First Supplemental Indenture, dated as of January 1, 1996, among Toys “R” Us – Delaware, Inc., Toys “R” Us, Inc. and United Jersey Bank, as trustee (filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

4.4	Second Supplemental Indenture, dated as of November 15, 2006, among Toys “R” Us – Delaware, Inc., Toys “R” Us, Inc. and The Bank of New York, as trustee (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q, filed on December 12, 2006 and incorporated herein by reference).

4.5	Intentionally omitted.

4.6	Form of the Registrant’s 7.375% Notes due 2018 (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 001-11609, filed on September 22, 2003 and incorporated herein by reference).

4.7	Indenture, dated as of May 28, 2002, between the Registrant and The Bank of New York, as trustee (filed as Exhibit 4.3 to the Post-Effective Amendment to the Registrant’s Registration Statement on Form S-3, File No. 333-84254, filed on May 29, 2002 and incorporated herein by reference).

4.8	First Supplemental Indenture, dated as of May 28, 2002, between the Registrant and The Bank of New York, as trustee (filed as Exhibit 4.4 to the Post-Effective Amendment to the Registrant’s Registration Statement on Form S-3, File No. 333-84254, filed on May 29, 2002 and incorporated herein by reference).

4.9	Indenture for the 10.75% Senior Notes due 2017, dated July 9, 2009 (“Propco I Notes”), among Toys “R” Us Property Company I, LLC, the Registrant and the Guarantors named therein and The Bank of New York Mellon, as trustee (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 4, 2009 and incorporated herein by reference).

4.10	Form of the 10.75% Propco I Notes due 2017 (included in Exhibit 4.11).

4.11	Registration Rights Agreement, dated July 9, 2009, among Toys “R” Us Property Company I, LLC, the Guarantors named therein and the initial purchasers of the Propco I Notes, which was executed in connection with the issuance of the Propco I Notes (filed as Exhibit 4.13 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed on March 24, 2010 and incorporated herein by reference).

4.12	Indenture for the 8.50% Senior Secured Notes due 2017, dated November 20, 2009 (“8.50% Propco II Notes”), among Toys “R” Us Property Company II, LLC, the Registrant and the Guarantors named therein and The Bank of New York Mellon, as trustee (filed as Exhibit 4.14 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed on March 24, 2010 and incorporated herein by reference).

4.13	Form of the 8.50% Propco II Notes due 2017 (included in Exhibit 4.12).

4.14	Registration Rights Agreement, dated November 20, 2009, among Toys “R” Us Property Company II, LLC and the initial purchasers of the Propco II Notes, which was executed in connection with the issuance of the Propco II Notes (filed as Exhibit 4.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed on March 24, 2010 and incorporated herein by reference).

Exhibit No.	Document

4.15	Indenture for the 7.375% Senior Secured Notes due 2016, dated August 24, 2010 (the “Toys - Delaware Secured Notes”), among Toys “R” Us – Delaware, Inc., the Guarantors named therein and The Bank of New York Mellon, as Trustee (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 10, 2010 and incorporated herein by reference).

4.16	Form of the Toys – Delaware Secured Notes (included in Exhibit 4.15).

4.17†	Registration Rights Agreement, dated August 1, 2012, among Toys “R” Us, Inc. and the initial purchasers of the 10.375% Senior Notes due 2017.

4.18†	Indenture for the 10.375% Senior Notes due 2017, dated August 1, 2012, between Toys “R” Us, Inc. and The Bank of New York Mellon, as Trustee.

4.19†	Form of the 10.375% Senior Notes due 2017 (included in Exhibit 4.18).

4.20	Security Agreement, dated August 24, 2010, amongst Toys “R” Us – Delaware, Inc., the Guarantors named therein and The Bank of New York Mellon, as Collateral Agent (filed as Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 10, 2010 and incorporated herein by reference).

4.21	First Lien Intercreditor Agreement, dated as of August 24, 2010, amongst Toys “R” Us – Delaware, Inc., the Guarantors named therein, Bank of America, N.A., as Term Loan Collateral Agent, The Bank of New York Mellon, as Notes Collateral Agent (filed as Exhibit 4.4 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 10, 2010 and incorporated herein by reference).

4.22	Amended and Restated Intercreditor Agreement, dated as of August 24, 2010, amongst Toys “R” Us – Delaware, Inc., the Guarantors named therein, Bank of America, N.A., as ABL Agent and Bank of America, N.A., as Term Agent and The Bank of New York Mellon, as Notes Agent (filed as Exhibit 4.5 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 10, 2010 and incorporated herein by reference).

4.23	Substantially all other long-term debt of the Registrant (which other debt does not exceed on an aggregate basis 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis) is evidenced by, among other things, (i) industrial revenue bonds issued by industrial development authorities and guaranteed by the Registrant, (ii) mortgages held by third parties on real estate owned by the Registrant and (iii) stepped coupon guaranteed bonds held by a third party and guaranteed by the Registrant, any of which the Registrant will furnish to the Commission upon request.

5.1†	Opinion of Simpson Thacher & Bartlett LLP

10.1	Second Amended and Restated Credit Agreement, dated as of August 10, 2010, among Toys “R” Us – Delaware, Inc., as the Lead Borrower, Toys “R” Us (Canada) Ltd., Toys “R” Us (Canada) Ltee, as the Canadian Borrower, and certain other subsidiaries of Toys “R” Us – Delaware, Inc., as Facility Guarantors, Bank of America N.A., as Administrative Agent, as Canadian Agent and Co-Collateral Agent, Wells Fargo Retail Finance, LLC, as Co-Collateral Agent, and the Lenders named therein, Wells Fargo Retail Finance, LLC and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Citigroup Global Markets Inc., and Deutsche Bank AG New York Branch, as Co-Documentation Agents, Banc of America Securities LLC, Wells Fargo Capital Finance, LLC, JPMorgan Securities, Inc., as Joint Lead Arrangers and Banc of America Securities LLC, Wells Fargo Capital Finance, LLC, JPMorgan Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., as Joint Bookrunners (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 10, 2010 and incorporated herein by reference).

Exhibit No.	Document

10.2	Security Agreement, dated as of July 21, 2005, among Toys “R” Us, Inc., and the borrowers named therein, the guarantors named therein, and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on July 27, 2005 and incorporated herein by reference).

10.3	Syndicated Facility Agreement, dated as of October 15, 2009, among Toys “R” Us Europe, LLC, TRU Australia Holdings, LLC, Toys “R” Us (UK) Limited, Toys “R” Us Limited, Toys “R” Us (Australia) Pty Ltd, Toys “R” Us GmbH, Toys “R” Us SARL, Toys “R” Us Iberia, S.A., the other Obligors party thereto from time to time, the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG, London Branch, as Facility Agent and Deutsche Bank AG New York Branch and Bank of America, N.A., as Co-Collateral Agents (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 16, 2009 and incorporated herein by reference).

10.4	Amended and Restated Syndicated Facility Agreement, dated as of October 15, 2009 and amended and restated as of March 8, 2011, among Toys “R” Us Europe, LLC, TRU Australia Holdings, LLC, Toys “R” Us (UK) Limited, Toys “R” Us Limited, Toys “R” Us (Australia) Pty Ltd, Toys “R” Us GmbH, Toys “R” Us SARL, Toys “R” Us Iberia, S.A., the other Obligors party thereto from time to time, the Lenders party thereto from time to time, Deutsche Bank AG, New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG, London Branch, as Facility Agent, Deutsche Bank AG, New York Branch and Bank of America, N.A., as Co-Collateral Agents, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Book-Runners, Bank of America, N.A., as Syndication Agent and Citibank, N.A. and Goldman Sachs Lending Partners LLC, as Documentation Agents. (filed as Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 23, 2011 and incorporated herein by reference).

10.5	Incremental Commitment Agreement, dated as of April 28, 2011, to the Amended and Restated Syndicated Facility Agreement, dated as of October 15, 2009 and amended and restated as of March 8, 2011, among Toys “R” Us Europe, LLC, TRU Australia Holdings, LLC, Toys “R” Us (UK) Limited, Toys “R” Us (Australia) Ptdy Ltd., and other Obligors party thereto from time to time, the Lenders Deutsche Bank AG, New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG, London Branch, as Facility Agent, Deutsche Bank AG, New York Branch and Bank of America, N.A., as Co-Collateral Agents, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Book-Runners, Bank of America, N.A., as Syndication Agent and Citibank, N.A. and Goldman Sachs Lending Partners LLC, as Documentation Agents (filed as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, filed on March 21, 2012 and incorporated herein by reference).

10.6	UK Propco Facility Agreement, dated as of February 8, 2006, among Toys “R” Us Properties (UK) Limited, as borrower, Vanwall Finance PLC, as senior lender, The Royal Bank of Scotland plc, as junior lender and Deutsche Bank AG, London Branch, as facility agent and security agent (filed as Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, filed on April 28, 2006 and incorporated herein by reference).

Exhibit No.	Document

10.7	Amended and Restated Credit Agreement (the “New Secured Term Loan”), dated as of August 24, 2010 by and among Toys “R” Us - Delaware, Inc., as Borrower, Banc of America, N.A., as Administrative Agent and as Collateral Agent, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, the Lenders named therein, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities, Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Banc of America Securities LLC, J. P. Morgan Securities Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 10, 2010 and incorporated herein by reference).

10.8	Amendment No. 1, dated as of September 20, 2010, to the New Secured Term Loan (filed as Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 23, 2011 and incorporated herein by reference).

10.9	Amendment No. 2, dated as of April 10, 2012 to the New Secured Term Loan (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 8, 2012 and incorporated herein by reference)

10.10	Incremental Joinder Agreement No. 2, dated as of April 10, 2012, to the New Secured Term Loan, dated as of August 24, 2010 by and between, among others, Toys “R” Us – Delaware, inc., as the Borrower, Bank of America, N.A. as Administrative Agent, and the other agents and the lenders party thereto (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 8, 2012 and incorporated herein by reference)

10.11	Incremental Joinder Agreement, dated as of May 25, 2011, to the New Secured Term Loan, dated as of August 24, 2010 by and between, among others, Toys “R” Us - Delaware, Inc., as the Borrower, Bank of America, N.A. as Administrative Agent, and the other agents and the lenders party thereto (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2011 and incorporated herein by reference).

10.12	Security Agreement, dated as of July 19, 2006, among Toys “R” Us - Delaware, Inc., and the Guarantors named therein, and Banc of America Bridge LLC, as Administrative Agent (filed as Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 12, 2006 and incorporated herein by reference).

10.13	Stockholders Agreement among Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Funds managed by Bain Capital Partners, LLC or its Affiliates, Toybox Holdings LLC and Vornado Truck LLC and certain other persons, dated as of July 21, 2005 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

10.14	Amendment No. 1, dated June 10, 2008, to the Stockholders Agreement among Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Funds managed by Bain Capital Partners, LLC or its Affiliates, Toybox Holdings LLC and Vornado Truck LLC and certain other persons, dated as of July 21, 2005 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

10.15	Management Stockholders Addendum incorporated in and made a part of the Toys “R” Us Holdings, Inc. 2005 Management Equity Plan (filed as Exhibit 10.18 to the Registrant’s Form S-1, filed on July 9, 2010 and incorporated herein by reference).

10.16	Advisory Agreement, dated as of July 21, 2005, among the Registrant, Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Bain Capital Partners, LLC, Bain Capital, Ltd., Kohlberg Kravis Roberts & Co. L.P. and Vornado Truck LLC (filed as Exhibit 10.20 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 14, 2005 and incorporated herein by reference).

Exhibit No.	Document

10.17	Amendment No. 1, dated June 10, 2008, to the Advisory Agreement among the Registrant, Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Bain Capital Partners, LLC, Bain Capital, Ltd., Kohlberg Kravis Roberts & Co. L.P. and Vornado Truck LLC, dated as of July 21, 2005 (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

10.18	Amendment No. 2, dated February 1, 2009, to the Advisory Agreement among the Registrant, Bain Capital Partners, LLC, Bain Capital, Ltd., Kohlberg Kravis Roberts & Co. L.P. and Vornado Truck LLC, dated as of July 21, 2005 (filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.19	Registration Rights Agreement, dated as of July 21, 2005, among Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Funds managed by Bain Capital Partners, LLC or its Affiliates, Toybox Holdings LLC, Vornado Truck LLC and certain other Persons (filed as Exhibit 10.12 on the Registrant’s Form S-1, filed on July 9, 2010 and incorporated herein by reference).

10.20	Amendment No. 1, dated June 10, 2008, to the Registration Rights Agreement among Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Funds managed by Bain Capital Partners, LLC or its Affiliates, Toybox Holdings LLC, Vornado Truck LLC and certain other Persons, dated as of July 21, 2005 (filed as Exhibit 10.13 on the Registrant’s Form S-1, filed on July 9, 2010 and incorporated herein by reference).

10.21	Form of Advancement and Indemnification Rights Agreement (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 4, 2009 and incorporated herein by reference).

10.22	Amended and Restated Toys “R” Us Holdings, Inc. 2005 Management Equity Plan, (subsequently assumed by the Registrant), adopted on August 3, 2007 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on December 18, 2007 and incorporated herein by reference).

10.23	Amendment No. 1, dated June 10, 2008, to the Amended and Restated Toys “R” Us Holdings, Inc. 2005 Management Equity Plan, (subsequently assumed by the Registrant and renamed the Amended and Restated Toys “R” Us, Inc. Management Equity Plan) (“MEP”), adopted on August 3, 2007 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

10.24	Amendment No. 2, effective as of June 8, 2009, to the MEP (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 9, 2009 and incorporated herein by reference).

10.25	Amendment No. 3, effective as of November 29, 2010, to the MEP (filed as Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 23, 2011 and incorporated herein by reference).

10.26	Amendment No. 4, effective as of March 2, 2012 to the MEP (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 8, 2012 and incorporated herein by reference).

10.27	Amendment No. 5, effective as of May 21, 2012 to the MEP (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 8, 2012 and incorporated herein by reference).

10.28	Form of Toys “R” Us, Inc. Non-Qualified Stock Option for Executive Officers for awards under the MEP (filed as Exhibit 10.35 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

Exhibit No.	Document

10.29	Form of Toys “R” Us, Inc. Restricted Stock Agreement (with Consideration) for Executive Officers for awards under the MEP (filed as Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.30	Form of Toys “R” Us, Inc. Restricted Stock Agreement (without Consideration) for Executive Officers awarded under MEP (filed as Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.31	Amended and Restated Toys “R” Us, Inc. Management Incentive Compensation Plan, effective as of February 2, 2003 (filed as Exhibit F to the Registrant’s Proxy Statement on Form DEF 14A, File No. 001-11609, filed on April 30, 2003 and incorporated herein by reference).

10.32	Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”) (filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 23, 2011 and incorporated herein by reference).

10.33	Form of Toys “R” Us, Inc. NonQualified Stock Option Agreement for Executive Officers for awards under the 2010 Incentive Plan (filed as Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, filed on March 21, 2012 and incorporated herein by reference).

10.34	Form of Toys “R” Us, Inc. Restricted Performance-Based Stock Award Agreement for Executive Officers for awards under the 2010 Incentive Plan (filed as Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, filed on March 21, 2012 and incorporated herein by reference).

10.35	Form of Toys “R” Us, Inc. Restricted Performance-Based Stock Unit Award Agreement for Executive Officers for awards under the 2010 Incentive Plan (filed as Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, filed on March 21, 2012 and incorporated herein by reference).

10.36	Form of Amendment, effective as of March 2, 2012, to the Form of Toys “R” Us, Inc. NonQualified Stock Option Agreement for Executive Officers for awards under the 2010 Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed on June 8, 2012 and incorporated herein by reference).

10.37	Form of Toys “R” Us (Canada) Ltd. Deferred Profit Sharing Plan Rules (filed as Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 23, 2011 and incorporated herein by reference).

10.38	Amended and Restated Toys “R” Us, Inc. Grantor Trust Agreement, dated as of January 31, 2003, between Registrant and Wachovia Bank, N.A. (filed as Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, File No. 001-11609, filed on April 14, 2004 and incorporated herein by reference).

10.39	Toys “R” Us, Inc. Supplemental Executive Retirement Plan, effective as of February 1, 2006 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on December 22, 2006 and incorporated herein by reference).

10.40	Amendment No. 1, effective as of February 1, 2008, to the Toys “R” Us, Inc. Supplemental Executive Retirement Plan, effective as of February 1, 2006 (filed as Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

Exhibit No.	Document

10.41	Summary of 2006 Corporate Incentive Program (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 13, 2006 and incorporated herein by reference).

10.42	Employment Agreement between Toys “R” Us, Inc. and Gerald Storch, dated as of February 6, 2011 (filed as Exhibit 10.33 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 23, 2011 and incorporated herein by reference).

10.43	Employment Agreement between Toys “R” Us, Inc. and F. Clay Creasey, Jr., dated as of February 6, 2011 (filed as Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 23, 2011 and incorporated herein by reference).

10.44	Employment Agreement between Toys “R” Us, Inc. and Neil B. Friedman, dated as of April 4, 2011 (filed as Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, filed on March 21, 2012 and incorporated herein by reference).

10.45	Consulting Agreement between Toys “R” Us - Delaware, Inc. and Neil B. Friedman, dated as of March 15, 2012 (filed as Exhibit 10.40 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, filed on March 21, 2012 and incorporated herein by reference).

10.46	Letter Agreement, dated October 20, 2004, between Toys “R” Us, Inc. and Antonio Urcelay (filed as Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, filed on April 28, 2006 and incorporated herein by reference).

10.47	Amended and Restated Retention Agreement between Toys “R” Us, Inc. and Deborah M. Derby, dated as of November 1, 2004 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, File No. 001-11609, filed on December 8, 2004 and incorporated herein by reference).

10.48	Employment Agreement between Toys “R” Us Canada, Ltd. and Monika M. Merz, dated as of May 2, 2008 (filed as Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 23, 2011 and incorporated herein by reference).

10.49	Amendment No. 1, dated February 7, 2011, to the Employment Agreement, dated May 2, 2008 with Monika M. Merz (filed as Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 23, 2011 and incorporated herein by reference).

10.50	Letter Agreement between Toys “R” Us Canada, Ltd. and Monika M. Merz, dated as of October 27, 2011 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on December 9, 2011 and incorporated herein by reference).

12.1†	Statement re: computation of ratio of earnings to fixed charges.

21.1	List of Subsidiaries (incorporated by reference to the Exhibits filed with Annual Report on Form 10-K for the fiscal year ended January 28, 2012).

Exhibit No.	Document

23.1†	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2†	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page)

25.1†	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture

99.1†	Form of Letter of Transmittal

99.2†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3†	Form of Letter to Clients

101.INS†	XBRL Instance Document

101.SCH†	XBRL Taxonomy Extension Schema Document

101.CAL†	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF†	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB†	XBRL Taxonomy Extension Label Linkbase Document

101.PRE†	XBRL Taxonomy Extension Presentation Linkbase Document

†	Filed herewith.

(b) Financial Statement Schedules

See “Schedule – Parent Company Condensed Financial Statements and Notes to Condensed Financial Statements.”

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendments thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the township of Wayne, New Jersey, on September 25, 2012.

TOYS “R” US, INC.
(Registrant)

/s/ Gerald L. Storch
Gerald L. Storch
Chairman of the Board and Chief Executive Officer

Date: September 25, 2012

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gerald L. Storch, F. Clay Creasey, Jr. and Charles D. Knight and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on and in the capacities indicated on the 25th day of September 2012.

Signature	Title

/S/ GERALD L. STORCH Gerald L. Storch	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/S/ F. CLAY CREASEY, JR. F. Clay Creasey, Jr.	Executive Vice President – Chief Financial Officer (Principal Financial Officer)

/S/ CHARLES D. KNIGHT Charles D. Knight	Senior Vice President – Corporate Controller (Principal Accounting Officer)

/S/ JOSHUA BEKENSTEIN Joshua Bekenstein	Director

/S/ MICHAEL M. CALBERT Michael M. Calbert	Director

/S/ MICHAEL D. FASCITELLI Michael D. Fascitelli	Director

/S/ MATTHEW S. LEVIN Matthew S. Levin	Director

/S/ RICHARD A. GOODMAN Richard A. Goodman	Director

/S/ WENDY SILVERSTEIN Wendy Silverstein	Director

/S/ NATHANIEL H. TAYLOR Nathaniel H. Taylor	Director

/S/ MICHAEL WARD Michael Ward	Director

The foregoing constitutes all of the Board of Directors and the Principal Executive, Financial and Accounting Officers of the Registrant.